As filed with the Securities and Exchange Commission on November 12, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mobility Global Inc.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	7375	39-4621962
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	5860 Trinity Parkway, Suite 600 Centreville, Virginia 20120 (703) 934-2664

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Taptesh K. Matharu Chief Legal Officer Mobility Global Inc. 5860 Trinity Parkway, Suite 600 Centreville, Virginia 20120 (703) 934-2664

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Roshni Banker Cariello

Arisa A. Sin

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus may change. We may not complete the exchange offers and issue these securities until the registration statement filed with the Securits and Exchange Commissionis effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offers are not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2026

PROSPECTUS

Offers to Exchange the Registered Notes Set Forth Below

That Have Been Registered Under the Securities Act of 1933, as amended,

for Any and All of Our Outstanding Unregistered Notes

Set Forth Opposite the Corresponding Registered Notes

Registered Notes	Unregistered Notes
$650,000,000 5.050% Senior Notes due 2029	$650,000,000 5.050% Senior Notes due 2029
$650,000,000 5.450% Senior Notes due 2031	$650,000,000 5.450% Senior Notes due 2031
$700,000,000 6.050% Senior Notes due 2036	$700,000,000 6.050% Senior Notes due 2036

Mobility Global Inc. (“Mobility Global”) is offering to exchange: (i) new registered 5.050% Senior Notes due 2029 (the “2029 Exchange Notes”) for its outstanding unregistered 5.050% Senior Notes due 2029 (the “2029 Original Notes”), (ii) new registered 5.450% Senior Notes due 2031 (the “2031 Exchange Notes”) for its outstanding unregistered 5.450% Senior Notes due 2031 (the “2031 Original Notes”), and (iii) new registered 6.050% Senior Notes due 2036 (the “2036 Exchange Notes” and, together with the 2029 Exchange Notes and 2031 Exchange Notes, the “Exchange Notes”) for its outstanding unregistered 6.050% Senior Notes due 2036 (the “2036 Original Notes” and, together with the 2029 Original Notes and 2031 Original Notes, the “Original Notes”). The Original Notes and the Exchange Notes are sometimes referred to in this prospectus together as the “Notes.” The terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except that the Exchange Notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights and related special interest provisions applicable to the Original Notes do not apply to the Exchange Notes. The Original Notes are, and the Exchange Notes will be, unsecured and will rank equally with all of our unsecured and unsubordinated indebtedness.

The Original Notes may only be tendered in an amount equal to $2,000 in principal amount and in multiples of $1,000 thereafter. Interest on the Exchange Notes will accrue from the most recent date to which interest on the Original Notes has been paid (December 15, 2026), and will be payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2027. We will deem the right to receive any interest accrued but unpaid on the Original Notes waived by you if we accept your Original Notes for exchange. Accordingly, holders whose tenders are accepted for exchange will not receive any payment in respect of accrued interest on such Original Notes, unless the record date for any such interest payment occurs before the completion of the Exchange Offers. We refer to these offers as the “Exchange Offers.” For a more detailed description of the Exchange Notes, see “Description of the Exchange Notes.”

We are not asking you for a proxy and you are requested not to send us a proxy. You do not have dissenters’ rights of appraisal in connection with the Exchange Offers. See “The Exchange Offers – Absence of Dissenters’ Rights of Appraisal.”

No public market currently exists for the Original Notes and we cannot assure you that any public market for the Exchange Notes will develop. The Exchange Notes will not be listed on any national securities exchange.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offers will be deemed to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

We have agreed that, for a period of 180 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” below.

Holders may withdraw their tendered Original Notes at any time at or prior to the Expiration Date (as defined below) of the Exchange Offers. The Exchange Offers will expire at 11:59 p.m., New York City time, on     , 2026, unless extended or earlier terminated by us (such date, as the same may be extended or earlier terminated with respect to the Exchange Notes, the “Expiration Date”). The Exchange Offers are subject to customary conditions discussed under “The Exchange Offers – Conditions to the Exchange Offers.”

Investing in the Exchange Notes involves risks. See “Risk Factors” beginning on page 15 of this prospectus, to read about factors you should consider before investing in the Exchange Notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated       , 2026.

i

About This Prospectus

No person has been authorized to give any information or any representation concerning us or the Exchange Offers (other than as contained in this prospectus) and we take no responsibility for, nor can we provide any assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

In making an investment decision, prospective investors must rely on their own examination of us, and the terms of the Exchange Offers, including the merits and risks involved. Prospective investors should not construe anything in this prospectus as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the Exchange Offers and to invest in the Exchange Notes under applicable legal investment or similar laws or regulations.

No letter of transmittal will be used in connection with the Exchange Offers, and there are no guaranteed delivery provisions provided for in conjunction with the Exchange Offers under the terms of this prospectus. Tendering holders must tender their Original Notes in accordance with the procedures set forth under “The Exchange Offers – Procedures for Tendering Original Notes.”

This prospectus contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. See “Where You Can Find More Information.”

Market and Industry Data

This prospectus includes industry and market data that we obtained from industry publications, third-party studies and surveys, as well as internal analysis. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Each publication, study and report speaks as of its original publication date (and not as of the date of this prospectus). While we are not aware of any misstatements regarding the industry or market data presented herein, such data and estimates, particularly as they relate to market size, market growth and our general expectations, involve important risks, uncertainties and assumptions and are subject to change based on various factors, including those discussed under the headings “Risk Factors,” “Special Note Regarding Forward-Looking Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates and beliefs made by third parties and by us.

Trademarks and Trade Names

We own and license various trademark registrations, trademark applications and unregistered trademarks. All other trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend to use or display other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Non-GAAP Financial Measures

In addition to our results provided throughout this prospectus that are in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), we use Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow, which are non-GAAP financial measures, in this prospectus. Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow should not be considered in isolation, or as substitutes for our results as reported under U.S. GAAP. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Non-GAAP Financial Measures” for a discussion on how we define and calculate Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow, why we believe these measures are important and reconciliations of the most directly comparable U.S. GAAP measures. Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow should be read in conjunction with our audited combined financial statements, unaudited condensed financial statements and accompanying notes included elsewhere in this prospectus, “Summary — Summary Combined Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Financial Information.”

Rounding

Numerical information in this report is presented on a rounded basis using actual amounts. Minor differences in totals and percentage calculations may exist due to rounding.

Note Regarding the Use of Certain Terms

We use the following terms to refer to the items indicated:

●	The “Spin Business” refers to the business of S&P Global and its subsidiaries with respect to providing analytics, marketing, planning solutions, reports, forecasts and vehicle history data for the automotive sector, which previously operated under the S&P Global Mobility division prior to the Separation. See “Business” for more information.
●	Except where the context otherwise requires, the term “S&P Global” refers to S&P Global Inc., the entity that owned Mobility Global prior to the Separation.
●	The term “Distribution” refers to the transaction in which S&P Global distributed 100% of the shares of Mobility Global’s common stock owned by S&P Global to stockholders of S&P Global as of the record date, June 15, 2026.
●	The term “Restructuring Transactions” refers to the series of transactions which resulted in certain assets, liabilities and legal entities comprising the Spin Business being owned directly, or indirectly through its subsidiaries, by Mobility Global.
●	Except where the context otherwise requires, the term “Separation” refers to the separation of the Spin Business from S&P Global and the creation of an independent, publicly traded company, Mobility Global, through (1) the Restructuring Transactions and (2) the Distribution.
●	The term “Distribution Date” means July 1, 2026, the date on which the Distribution occurred.

Special Note Regarding Forward-Looking Statements

We have included in this prospectus statements that may constitute “forward- looking statements.” In some cases, you can identify these statements by forward-looking words such as “could,” “intend,” “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “would” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections, forecasts or assumptions of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including the numerous risks discussed under the caption entitled “Risk Factors.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Except as required by law, we are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

Where You Can Find More Information

This registration statement contains exhibits and other information that are not contained in this prospectus. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the documents’ material terms. If you want a complete description of the content of the documents, you should obtain the documents by following the procedures described below.

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us, which can be accessed at http:// www.sec.gov.

We have not authorized anyone to provide any information other than that contained in this prospectus, in any prospectus supplement, in any free writing prospectus prepared by or on behalf of us or to which we have referred you and in material we file with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus, any prospectus supplement, any free writing prospectus and our filings with the SEC is accurate as of any date other than their respective dates.

Summary

This summary provides an overview of selected information. Because this is only a summary, it may not contain all of the information that may be important to you in understanding the Exchange Offers. You should carefully read this entire prospectus, including the section entitled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Unaudited Pro Forma Condensed Financial Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our audited combined financial statements and unaudited condensed financial statements included elsewhere in this prospectus, before making an investment decision to participate in the Exchange Offers. See the sections of this prospectus entitled “Where You Can Find More Information.”

Our Company

Mobility Global is a leading global provider of automotive data, insights, and technology solutions, serving a diverse client base across the entire automotive value chain. Our offerings are designed to empower Original Equipment Manufacturers (“OEMs”) suppliers, dealerships, finance and insurance (“F&I”) firms, and aftermarket businesses with critical data, solutions, and insights to anticipate market changes, optimize operations, and make informed decisions across the entire vehicle and consumer lifecycles.

Our core business is structured around two key segments:

CARFAX

Our CARFAX segment is comprised of our CARFAX business line. CARFAX is a premier consumer brand that offers unparalleled vehicle history, valuation, and ownership information, fostering confidence and transparency for millions of consumers and facilitating informed decisions for over 40,000 dealer customers as of December 31, 2025. Segment revenue is primarily driven by the number of dealer locations enrolled in dealer subscription products (Advantage, Car Listings, and CARFAX For Life), the average monthly price per location on each product, and the number of Banking & Insurance Group customers and their average monthly price per customer.

We expect to continue growing our product suite through cross product adoption and by launching new products. Our brand investment is a key enabler of this growth. Continued investment in the CARFAX brand increases consumer trust and awareness, generates direct leads to our listings platform, and expands our Car Care audience. Strong consumer recognition also reinforces credibility with dealers and supports pricing power and retention across our product suite. We also expect to expand our geographic presence across Canada and Europe through new product introductions, a consumer-led model and strategic investments.

B2B

Our B2B segment comprises two business lines: Sales Solutions and Planning Solutions. Our B2B segment delivers mission-critical data, analytics, and workflow tools that connect OEMs, dealer groups, suppliers, and adjacent stakeholders, helping them plan products, optimize pricing and incentives, and activate marketing with enterprise-grade accuracy. It is a predominantly subscription business with strong retention and broad penetration, differentiated by a unique data estate (registration/ownership, pricing and incentives, vehicle identification number (“VIN”)/specs, global forecasts, and supply chain/technology mapping) and solutions increasingly embedded in customer workflows. While mostly recurring, B2B also includes selective transactional elements (for example, marketing campaigns, VIN pulls, and Recall outreach) and is scaling new platform capabilities to drive upsell and margin expansion. The segment served 100% of the top 40 global carmakers, 94% of the top 100 automotive suppliers, and 100% of the top 10 investment banks as of December 31, 2025, according to internal data.

●	Sales Solutions: The Sales Solutions business line provides gold-standard market analytics and consumer purchasing predictions designed to enhance new vehicle sales and optimize dealer network performance. It offers a comprehensive suite of solutions, including Polk Auto Solutions, Market Scan, various market reporting tools, and the innovative Data Studio platform. These solutions assist national sales companies and dealers in predicting future buyers, optimizing marketing efforts, and enhancing sales strategies through predictive modeling and statistical analytics of vehicle buying patterns. Key drivers include dealer penetration for automotiveMastermind, new data assets for Auto Insights market reporting, and supporting the digital retailing consumer experience for Market Scan. The business line includes automotiveMastermind, a market-leading sales platform for dealers, providing sophisticated buyer prediction and marketing solutions to help anticipate consumer behavior and optimize sales strategies in the dynamic new car market, and Recall which provides turnkey, data-driven outreach programs that help OEMs and dealers identify current owners and execute multi-channel campaigns to maximize safety recall completion rates with demonstrated lifts in remedy rates and strong dealer return on investment.

●	Planning Solutions: The Planning Solutions business line is a leading independent provider of forecasts, analytics, and strategic decision support for the global automotive industry. It leverages technology and data science to offer unique insights, forecasts, and advisory services, supporting OEMs, automotive suppliers, and F&I firms from vehicle forecasting and component analysis to strategic product development. Its foundation lies in our analytical models, powering critical design and build decisions through vehicle and supply chain forecasting and global reporting. Improvements in predictive analytics, machine learning, and artificial intelligence have continued to underpin progress in this business line, transforming raw information into actionable intelligence for agile planning and competitive differentiation. Core offerings include Vehicle & Supply Chain Forecasting and Global Reporting. Key products and capabilities include Forecast Adjustment and Simulation Tool, Procurement IQ, and our strategic investment in Digital Automotive.

Mobility Global’s principal executive offices are located at 5860 Trinity Parkway, Suite 600, Centreville, Virginia 20120. Mobility Global’s telephone number is (703) 934-2664. The address of our website is www.mobilityglobal.com. The information on, or accessible through, our website is not part of this prospectus.

Summary Risk Factors

We are subject to a number of risks, including risks related to the Exchange Offers. The following list of risk factors is not exhaustive. Please read “Risk Factors” carefully for a more thorough description of these and other risks.

Risks Relating to Our Business

●	Changes in macroeconomic trends and the volatility of the macroeconomic environment could have a material adverse effect on our business, financial condition or results of operations.
●	Our revenue growth depends on existing customers renewing and upgrading their subscriptions for our products and solutions, our ability to sell additional products and solutions to existing customers and our ability to attract new customers.
●	Our customers’ decisioning may be adversely affected if we are unable to maintain or grow our data network, or if we provide inaccurate or unreliable data, which could adversely affect our financial condition, cause loss of customer trust and contribute to non-compliance with certain laws and regulations.
●	Any inability by us to develop new products and solutions, enhance our existing products through technology, adapt to new technologies, or achieve widespread customer adoption of those products and solutions could have a material adverse effect on our business, financial condition or results of operations.
●	Our business is substantially dependent on our relationships with certain customer groups, including dealers and OEMs. If a significant number of customers in such customer groups terminate their subscription agreements with us and/or closures or consolidations occur within such groups that reduce demand for our products, it could have a material adverse effect on our business, financial condition or results of operations.
●	Our reputation, credibility and brand are our key assets and competitive advantages, and our business may be affected by how we are perceived in the marketplace.
●	Our investments in our brands may not be successful and could have a material adverse effect on our business, financial condition or results of operations.
●	Our acquisitions, divestitures and other strategic transactions may not produce anticipated results, which could have a material adverse effect on our business, financial condition or results of operations.
●	We face competition in our markets, which could have a material adverse effect on our business, financial condition or results of operations and cause our market share to decline.
●	Our expansion into and investments in new and growing markets may not be successful, which could have a material adverse effect on our business, financial condition or results of operations.
●	We rely on third-party data sources and service providers for many aspects of our business. From time to time, we lose third-party data sources or the services and solutions, or the data, services or solutions of these suppliers have errors or are delayed, resulting in a disruption or inability to provide our customers with the information, products or solutions they desire.
●	Our size, scale, and role in the global markets increase our exposure to cyber attacks and other cybersecurity risks, which could have a material adverse effect on our business, financial condition or results of operations.
●	Our inability to adequately obtain, protect and maintain our intellectual property and other proprietary rights could impact our competitive position.
●	Exposure to litigation and government and regulatory proceedings, investigations and inquiries could have a material adverse effect on our business, financial condition or results of operations.
●	Changes and increased enforcement in the global privacy, data localization, operational resilience and data protection legislative, regulatory and commercial environments in which we operate may materially and adversely impact our ability to collect, compile, use and publish data, require us to disclose information about our security environment, and could have a material adverse effect on our business, financial condition or results of operations.

Risks Relating to Mobility Global’s Relationship with S&P Global

●	We may not realize the anticipated benefits from the Separation, and the Separation could harm our business.
●	We have no history of operating as an independent company, and our historical combined, historical condensed combined, and unaudited pro forma condensed financial information is not necessarily representative of the results that we would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results.
●	We will incur significant costs to create the infrastructure necessary to operate as an independent public company and may experience operational disruptions in connection with the Separation.
●	Following the Separation, we have debt obligations that could restrict our business and could have a material adverse effect on our business, financial condition or results of operations. In addition, the separation of our business from S&P Global may increase the overall cost of debt funding and decrease the overall debt capacity and commercial credit available to us.
●	If certain of the Restructuring Transactions and/or the Distribution, together with certain related transactions, did not qualify as transactions that are tax-free for U.S. federal income tax purposes or, with respect to certain of the Restructuring Transactions, non-U.S. tax purposes, S&P Global and/or holders of S&P Global common stock could be subject to significant tax liabilities. In certain circumstances, we may be required to indemnify S&P Global for these liabilities.

Risks Relating to the Exchange Offers

●	Our board of directors has not made a recommendation as to whether you should tender your Original Notes in exchange for Exchange Notes in the Exchange Offers, and we have not obtained a third-party determination that the Exchange Offers are fair to holders of our Original Notes.
●	The Exchange Offers may be cancelled or delayed.
●	If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.
●	If an active trading market does not develop for the Exchange Notes, you may be unable to sell the Exchange Notes or to sell them at a price you deem sufficient.
●	We may repurchase any Original Notes that are not accepted for purchase and exchange in the Exchange Offers in future transactions on terms that are more favorable to the holders of the Original Notes than the terms of the Exchange Offers.
●	Some noteholders may be required to comply with the registration and prospectus delivery requirements of the Securities Act.

Summary Combined Financial and Other Data

The following summary combined financial data of the Company should be read in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited combined financial statements and unaudited condensed financial statements and notes thereto included elsewhere in this prospectus. The combined statements of income data for the years ended December 31, 2025, 2024 and 2023, and the combined balance sheet data as of December 31, 2025 and 2024 are derived from the audited combined financial statements of the Company included elsewhere in this prospectus, and should be read in conjunction with those combined financial statements and notes thereto. The condensed statements of income data for the nine months ended September 30, 2026 and 2025, and the condensed balance sheet data as of September 30, 2026 are derived from the unaudited condensed financial statements of the Company included elsewhere in this prospectus, and should be read in conjunction with those combined financial statements and notes thereto. The summary financial data in this section are not intended to replace our combined financial statements and related notes appearing at the end of this prospectus.

The following tables summarize our results of operations for the periods presented:

	Nine months ended September 30,
	(unaudited)		Year ended December 31,
(in millions)	2026	2025	2025	2024	2023
Revenue	$1,401	$1,304	$1,750	$1,613	$1,485
Expenses:
Operating-related expenses	375	388	516	475	448
Selling and general expenses	538	400	585	531	491
Depreciation and amortization	233	232	310	309	307
Total expenses	1,146	1,020	1,411	1,315	1,246
Operating profit	255	284	339	298	239
Other income, net	—	—	—	(1)	(2)
Interest expense, net	36	11	13	15	17
Income before taxes on income	219	273	326	284	224
Provision for income taxes	69	79	106	76	61
Net income	$150	$194	$220	$208	$163

	Nine months ended
	September 30,
	(unaudited)		Year ended December 31,
(in millions)	2026	2025	2025	2024	2023
Net cash provided by operating activities	$394	$377	$485	$427	$393
Net cash used for investing activities	(34)	(19)	(23)	(21)	(230)
Net cash used for financing activities	$(46)	$(348)	$(453)	$(423)	$(160)

	As of September 30, 2026
(in millions)	(unaudited)	As of December 31, 2025
Balance Sheet Data:
Cash and cash equivalents	$351	$38
Total assets	13,197	12,995
Total liabilities	3,370	1,510
Total equity	$9,827	$11,485

Non-GAAP Financial Measures:

	Nine months ended September 30,		Year ended December 31,
	(unaudited)		(unaudited)
(in millions)	2026	2025	2025	2024	2023
Adjusted EBITDA(1)	$581	$548	$711	$658	$598
Free cash flow(1)	$363	$361	$461	$412	$375
(1)

Adjusted EBITDA and Free cash flow are non-GAAP financial measures. For additional information about these non-GAAP measures, including a reconciliation of each of these non-GAAP measures to its most directly comparable financial measure calculated in accordance with U.S. GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures.”

The Exchange Offers

Offeror	Mobility Global Inc.
The Exchange Offers

We are offering to exchange our Exchange Notes which have been registered under the Securities Act for a like principal amount of our outstanding unregistered Original Notes. Original Notes may only be tendered in an amount equal to $2,000 in principal amount and in integral multiples of $1,000 thereafter. See “The Exchange Offers” for more information on the terms of the Exchange Offers.

Resale of Exchange Notes

We have not entered into any arrangement or understanding with any person to distribute the Exchange Notes to be received in the Exchange Offers and, to the best of our information and belief, each person that will participate in the Exchange Offers will acquire the Exchange Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be received in the Exchange Offers. Based upon the position of the staff of the SEC as described in previous no-action letters and subject to the immediately following sentence, we believe that Exchange Notes issued pursuant to the Exchange Offers in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you will be deemed to acknowledge in writing at the time of the consummation of the Exchange Offers that:

•

you are not a broker-dealer tendering Original Notes that you acquired directly from us for your own account;

•

you are acquiring the Exchange Notes in the ordinary course of your business;

•

you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in a distribution of the Exchange Notes; and

•

you are not our “affiliate” as defined under Rule 405 of the Securities Act.

However, any purchaser of Exchange Notes who is an affiliate of ours or who intends to participate in the Exchange Offers for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Original Notes in the Exchange Offers and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Exchange Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Any broker-dealer who holds Original Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes in exchange for such Original Notes pursuant to the Exchange Offers may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. See “Plan of Distribution.”
Purpose of the Exchange Offers	The purpose of the Exchange Offers is to satisfy our obligations under the registration rights agreement, dated as of May 29, 2026 (the “Registration Rights Agreement”).
Consequences If You Do Not Exchange Your Original Notes

Original Notes that are not tendered in the Exchange Offers or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell such Original Notes unless:

• you are able to rely on an exemption from the requirements of the Securities Act; or • the Original Notes are registered under the Securities Act.

To the extent that Original Notes are tendered and accepted in the Exchange Offers, the trading market for any remaining Original Notes may (and likely will) be adversely affected. See “Risk Factors – Risks Relating to Participation in the Exchange Offers – If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.”

After the Exchange Offers are complete, you will not have any further rights under the Registration Rights Agreement, including any right to require us to register any outstanding Original Notes that you do not exchange (except under limited circumstances) or to pay you the additional interest we agreed to pay to holders of Original Notes if we failed to timely commence and complete the Exchange Offers.

Accrued and Unpaid Interest

The Exchange Notes will bear interest from the most recent date on which interest on the Original Notes has been paid (December 15, 2026). If your Original Notes are accepted for exchange, you will receive interest on the corresponding Exchange Notes and not on the Original Notes. Any Original Notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Expiration Date

The Expiration Date of the Exchange Offers will be 11:59 p.m., New York City time,       on      , 2026, unless extended or earlier terminated by us. The term “Expiration Date” means such date and time or, if we extend the Exchange Offers, the latest date and time to which we extend such Exchange Offers.

Settlement Date	The settlement of the Exchange Offers will occur promptly after the Expiration Date.
Conditions to the Exchange Offers

The Exchange Offers are subject to customary conditions described in “The Exchange Offers – Conditions to the Exchange Offers,” including, among other things, the condition that no stop order has been issued for the registration statement of which this prospectus forms a part, or any proceedings for that purpose, and that there shall not have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs.

The Exchange Offers are not subject to any federal or state regulatory requirements or approvals other than securities laws and blue sky laws.

Extension; Waivers and Amendments

Subject to applicable law, we reserve the right to (1) extend the Exchange Offers; (2) waive any and all conditions to or amend the Exchange Offers in any respect (except as to the condition that the registration statement of which this prospectus forms a part not being subject to a stop order or any proceedings for that purpose, which condition we cannot waive); or (3) terminate the Exchange Offers. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date. See “The Exchange Offers – Expiration Date; Extension; Termination; Amendment.”

Terms of Exchange Notes	The terms of the Exchange Notes are described in this prospectus under “Description of the Exchange Notes.”
Procedures for Tendering the Original Notes

You may tender your Original Notes by transferring them through The Depository Trust Company’s (the “DTC”) Automated Tender Offer Program (“ATOP”) as described under “The Exchange Offers – Procedures for Tendering Original Notes.”

For further information, call the Exchange Agent at the telephone numbers set forth under “The Exchange Agent” or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

If you are a beneficial owner of Original Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your Original Notes in order to participate in the Exchange Offers, you should contact your intermediary entity promptly and instruct it to tender the Original Notes on your behalf. You should keep in mind that your intermediary may require you to take action with respect to the Exchange Offers a number of days before the Expiration Date in order for such entity to tender Original Notes on your behalf at or prior to the Expiration Date in accordance with the terms of the Exchange Offers. See “The Exchange Offers – Procedures for Tendering Original Notes.”

If you are a beneficial owner of Original Notes through Euroclear or Clearstream Luxembourg (each as defined herein) and wish to tender your Original Notes, you must instruct Euroclear or Clearstream Luxembourg, as the case may be, to block the account in respect of the tendered Original Notes in accordance with the procedures established by Euroclear or Clearstream Luxembourg. You are encouraged to contact Euroclear or Clearstream

Luxembourg directly to ascertain their procedures for tendering Original Notes.
Withdrawal Rights; Non-Acceptance

You may withdraw your tender of Original Notes at any time prior to the Expiration Date. In the event that tendered Original Notes are not withdrawn and not accepted by us for exchange, such Original Notes will be promptly returned to such holders or credited to such holders’ DTC account in the same manner as tendered to us, unless a holder has indicated other delivery instructions in the related computer- generated message. See “The Exchange Offers – Withdrawal of Tenders” and “The Exchange Offers – Terms of the Exchange Offers.”

Absence of Dissenters’ Rights of Appraisal	You do not have dissenters’ rights of appraisal with respect to the Exchange Offers. See “The Exchange Offers – Absence of Dissenters’ Rights of Appraisal.”
Certain U.S. Federal Income Tax Considerations	The exchange of notes pursuant to the Exchange Offers generally should not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”
Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the Exchange Offers. Payments made to other third parties will be expensed as incurred in accordance with generally accepted accounting principles. See “The Exchange Offers – Accounting Treatment.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is the Exchange Agent for the Exchange Offers. See “The Exchange Agent” herein.
Further Information	See “The Exchange Offers” for more information concerning the Exchange Offers.

The Exchange Notes

The following summary contains basic information about the Exchange Notes. It does not contain all of the information that may be important to you. For a more complete description of the terms of the Exchange Notes, see “Description of the Exchange Notes.”

Issuer	Mobility Global Inc.
Exchange Notes	The terms of the Original Notes and the Exchange Notes are identical, except the Exchange Notes offered in the Exchange Offers:

•

will have been registered under the Securities Act;

•

will not have transfer restrictions and registration rights that relate to the Original Notes; and

•

will not have rights relating to the payment of additional interest to holders of Original Notes if we fail to timely commence and complete the Exchange Offers.

Notes Offered	5.050% Senior Notes due 2029 (the “2029 Exchange Notes”); 5.450% Senior Notes due 2031 (the “2031 Exchange Notes”); and 6.050% Senior Notes due 2036 (the “2036 Exchange Notes”).
Maturity	June 15, 2029, in the case of the 2029 Exchange Notes; June 15, 2031, in the case of the 2031 Exchange Notes; and June 15, 2036, in the case of the 2036 Exchange Notes.
Interest

Interest on the 2029 Exchange Notes will accrue at the rate of 5.050% per year, payable semiannually in cash in arrears on June 15 and December 15, beginning June 15, 2027;

Interest on the 2031 Exchange Notes will accrue at the rate of 5.450% per year, payable semiannually in cash in arrears on June 15 and December 15, beginning June 15, 2027; and

Interest on the 2036 Exchange Notes will accrue at the rate of 6.050% per year, payable semiannually in cash in arrears on June 15 and December 15, beginning June 15, 2027.

Ranking	The Exchange Notes will be unsecured and will rank equally with all of our unsecured and unsubordinated indebtedness.
Optional Redemption

We may, at our option, redeem the Exchange Notes, in whole or in part, at any time at the redemption price determined as set forth under the heading “Description of the Exchange Notes – Optional Redemption.”

Risk Factors

Any investment in the Exchange Notes involves a high degree of risk, including but not limited to the risks described below. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. As a result, the trading price of the Exchange Notes could decline, perhaps significantly, and you could lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Risks Relating to Our Business and Operations

Changes in macroeconomic trends and the volatility of the macroeconomic environment could have a material adverse effect on our business, financial condition or results of operations.

Our business is impacted by general economic conditions and volatility in the global financial markets. Economic conditions and volatility are generally affected by a negative or uncertain economic and political environment. In addition, natural and man-made disasters, public health crises (e.g., pandemics) and military conflict, such as the ongoing military conflicts between Russia and Ukraine and in the Middle East, introduce volatility and uncertainty into the global capital markets and negatively impact general economic conditions. Volatile, negative or uncertain economic and political conditions can undermine business confidence in our significant markets. In addition, our business has been and may continue to be negatively affected by challenges to the larger automotive industry ecosystem, including: global supply chain challenges; labor disruptions, work stoppages, or strikes; economic instability; changes in tax laws and regulations; export controls; changes to trade policies, including higher tariff rates and customs duties; economic sanctions and trade restrictions; geopolitical tensions; and other macroeconomic issues, including increased interest rates and inflation. Such conditions may lead to declines in spending for the customers we serve, which may result in decreased revenue for us. Concern about the strength of the economy may also slow the rate at which businesses are willing to enter into new contractual arrangements, potentially including those for our solutions and products, thereby adversely impacting our results of operations.

Consumer purchases of new and used automobiles generally decline during recessionary periods and other periods in which disposable income is adversely affected, which could reduce the number of customers using our products and solutions. Decrease in consumer demand for automobiles may in turn adversely affect other participants in the automotive industry, such as vehicle manufacturers, automotive suppliers, mobility service providers, retailers, and F&I firms, and lead to a reduction in other spending by these groups, including on our products and solutions. Purchases of new and used automobiles may be discretionary for consumers and have been, and may continue to be, affected by negative trends, including: energy costs; the availability and cost of credit; increased interest rates; inflation; reductions in business and consumer confidence; stock market volatility; unemployment levels; government shutdowns, political unrest, or uncertainty; and other global economic conditions.

In particular, the availability and cost of credit are factors affecting consumer confidence, which is a driver of vehicle sales for our consumer customers and dealer customers that use our products and solutions. Additionally, vehicle affordability for our consumer customers is becoming more challenging due to a combination of factors, including elevated vehicle pricing resulting from inflationary cost increases and declines in inventory supply, rising vehicle finance costs due to increased interest rates, and rising auto insurance rates.

Further, in recent years the market for motor vehicles has experienced rapid changes in technology and consumer demands. Self-driving technology, ride sharing, transportation networks and other fundamental changes in transportation could impact consumer demand for the purchase of automobiles and use of our products and solutions, including if such market shifts lead to heightened demand for different types of products and solutions than ours.

The foregoing factors generally affect our performance and could have a material adverse effect on our business, financial condition or results of operations.

Our revenue growth depends on existing customers renewing and upgrading their subscriptions for our products and solutions, our ability to sell additional products and solutions to existing customers and our ability to attract new customers.

Our businesses are primarily subscription revenue driven, as most offerings are sold on monthly, annual or multi-year subscriptions. Our customers have no obligation to renew their contracts for our products and solutions after the expiration of their contract periods and our customers may choose not to renew contracts for a similar mix of products and solutions. Our customers’ renewal rates may fluctuate or decline as a result of a number of factors, including customer dissatisfaction, consumer spending levels, increased competition, changes in law, prices of our products and solutions, the prices of products and solutions offered by our competitors, spending levels due to the macroeconomic environment or other factors, deteriorating general economic conditions, or legislative and regulatory changes, including data privacy laws. If our customers do not renew their contracts or reduce the products and solutions purchased under their contracts, our revenue could decline and our business may be adversely impacted. Our future success also depends in part on our ability to sell additional products and solutions to existing customers, attract new customers, and improve contract terms. Our ability to attract new customers depends on, among other things, the effectiveness of our sales and marketing efforts and the competitiveness of our products and solutions. If our efforts to sell additional products and solutions to our existing customers, renew existing subscriptions, attract new customers, or improve contract terms are not successful, our revenue growth could decrease and it could have a material adverse effect on our business, financial condition or results of operations.

Our customers’ decisioning may be adversely affected if we are unable to maintain or grow our data position, or if we cannot maintain our data quality, which could adversely affect our financial condition, cause loss of customer trust and contribute to non-compliance with certain laws and regulations.

Our strategy is built upon our ability to capitalize on our data estate and we are reliant on obtaining large volumes of data from various third-party sources. For CARFAX, we rely on more than 177,000 data sources, including car dealers, OEMs, police agencies and service shops. For our Sales Solutions business line within the B2B segment, we rely on consistently incorporating new assets in our database such as consumer credit, OEM, dealer and lending transactions, vehicle inventory, pricing and incentive information and demographic data. For our Planning Solutions business line within the B2B segment, we rely on reciprocal relationships with OEMs, suppliers and financial institutions to expand our component/supply chain and powertrain datasets. Further, as we face secular industry changes such as the emergence of electric and autonomous vehicles, we may need to obtain datasets through new partnerships. If we are unable to maintain or grow these partnerships and relationships for the data that our products and solutions rely on, or otherwise are unable to receive, access or use these data for any reason, including as a result of escalating data costs or our access to such data is limited or restricted, it could have a material adverse effect on our business, financial condition or results of operations.

Data quality is an important part of our business model. Accurate data increases predictive ability and improves confidence in decisions for our customers. Inaccurate or incomplete data could adversely affect customer decisioning and poses reputational, litigation and financial risk to our company. See “— Our reputation, credibility and brand are our key assets and competitive advantages, and our business may be affected by how we are perceived in the marketplace.” Although we have developed internal processes and controls to maintain and continually improve the quality of our data, these processes and controls cannot ensure absolute accuracy and the complexity of our technology transformation may introduce additional risk. While we have experienced data quality issues, to date none of these issues have had a material impact on our operations or financial results. Any significant data quality issues arising in the future could have an adverse effect on our business or results of operations, including through the incurrence of additional costs or the loss of customers and harm to our reputation.

Increased availability of free or relatively inexpensive information sources may materially reduce demand for our products and solutions and could have a material adverse effect on our business, financial condition or results of operations.

In recent years, more public sources of free or relatively inexpensive information have become available, particularly through the Internet, and advances in public cloud computing and open source software are expected to continue. Moreover, AI is being used in a way that is significantly increasing access to publicly available free or relatively inexpensive information. Given the importance of data to our products and solutions, the continued growth of publicly available free or relatively inexpensive information could materially reduce demand for our products and solutions. Demand could also be materially reduced as a result of cost-cutting initiatives at certain companies and organizations that choose to use publicly available free or relatively inexpensive information rather than pay for our products and solutions. Although we believe our products and solutions are enhanced by our analysis, tools, delivery mechanisms and applications, if a large number of smaller customers or a critical number of larger customers choose to use public sources of free or relatively inexpensive information as a substitute for our products or solutions, it could have a material adverse effect on our business, financial condition or results of operations.

AI presents new and evolving risks, and our approach to AI may not be successful, which could materially and adversely affect our business, financial condition or results of operations.

AI is a rapidly evolving technology that is fundamentally changing the way data is gathered, produced, protected, licensed, processed and consumed. Given the importance of data to our products and solutions, AI continues to be an increasingly important part of our business and industry. While we have made significant investments in various AI initiatives, including the use of ML and AI to decode and standardize complex data inputs and to automate data ingest, processing and delivery workflows, there is no guarantee that these investments will lead to the development of products and services that achieve market acceptance, profit or the level of profitability that we expect.

The AI landscape is complex and rapidly evolving, and new and enhanced laws and regulations (or inadequate laws or regulations), novel application of existing laws to AI technology, governmental or regulatory scrutiny, competition from established or emerging companies, litigation, ethical concerns, cybersecurity concerns, intellectual property concerns or other complications could materially and adversely impact our ability to protect our data and intellectual property, to develop and offer products and solutions that effectively use AI, to compete with other AI products or solutions, to improve efficiency of existing products or solutions through the effective use of AI to remain competitive or to incorporate AI in our internal operations, or could materially increase our burden and cost of research, development and regulatory compliance.

The development, testing and deployment of AI systems requires continued investment and may materially increase the cost profile of our offerings due to the nature of the computing cost involved in such systems. In addition, the number of approaches to integrating and commercializing AI is currently large, and many of those approaches may fail to gain market acceptance or become obsolete as AI continues to evolve. At this time, we are unable to predict which AI offerings will ultimately be successful. Notwithstanding any investments we decide to embark on, our products and solutions may become less marketable or less competitive or potentially obsolete if either our approach to integrating AI into our products and solutions fails to gain market acceptance or our approach to protecting our data and intellectual property in the AI landscape is ultimately inadequate. The continued enhancement of AI within our products, services and processes also depends in part on our ability to attract and retain talented employees with critical AI and data science experience, which is dependent on a number of factors, including prevailing market conditions and compensation packages offered by companies competing for the same talent. If we are unable to attract, retain or train key qualified personnel, our ability to develop and deliver on our investments in our various AI initiatives may be adversely affected.

Our competitors are deploying AI in ways that could materially reduce demand for our products and services (for example, by deploying AI in ways that make collection and processing of information relatively inexpensive or free or by leveraging AI to build products and services that compete with our products and services). The emerging “off the shelf” AI models may also increase the ability of new and existing competitors to develop technology and applications which may compete with our products and services.

Our ability to produce and develop products and services with AI capabilities is dependent upon the products and services of other suppliers, including certain data, software and service suppliers. Our products and services with AI capabilities may rely on third-party AI providers for certain capabilities and infrastructure. If any such providers were to limit, discontinue or materially alter the terms of our access, we may be unable to obtain comparable data from other sources in a timely or cost-effective manner, or at all. To the extent we rely on third-party AI models, the providers may discontinue such models or their model capabilities may become insufficient or obsolete. The occurrence of any such issue could have a material adverse effect on our business, financial condition or results of operations.

AI is also being utilized by malign actors to launch increasingly sophisticated cyber attacks against us and our third-party service providers (including our vendors, data partners and distribution partners), which, if successful, could have a material adverse effect on our business, financial condition or results of operations. While we believe we have appropriate policies, processes and internal controls to ensure the stability of our information technology, provide security from unauthorized access to our systems and maintain business continuity, our business could be subject to significant disruption and our business, financial condition or results of operations could be materially and adversely affected by unanticipated system failures, data corruption or unauthorized access to our systems.

We do not yet know whether intellectual property laws and regulations in the jurisdictions that we operate will enable us to effectively protect our data and other intellectual property rights from unintended use by AI. Third parties could also use our data with AI tools to create their own insights and potentially supplant our products and services. AI technologies used in our products and processes may incorporate or reproduce third-party content in their outputs, which may expose us to risks associated with infringing, misappropriating or otherwise violating others’ intellectual property rights, including those of our competitors or nonpracticing entities, which may expose us to protracted and expensive litigation and may materially and adversely affect our business going forward. For additional risks related to intellectual property rights, see the risk factor entitled “Our inability to adequately obtain, protect and maintain our intellectual property and other proprietary rights could impact our competitive position.”

Any of the foregoing factors could have a material adverse effect on our business, reputation, financial condition or results of operations.

Any inability by us to develop new products and solutions, enhance our existing products, adapt to new technologies, or achieve widespread customer adoption of those products and solutions could have a material adverse effect on our business, financial condition or results of operations.

Our success depends on our continued innovation to provide useful products and solutions for our customers or that otherwise provide value to our customers. A failure by us to capture the benefits that we expect from these product investments could have a material adverse effect on our business, financial condition or results of operations.

Though we are continuously making ongoing improvements and investments in our current products and solutions, there can be no assurance that such investments will generate additional revenue. In addition, our investments in our current products and solutions may become less productive and the growth of our revenue may require more focus on developing new products and solutions. These new products and solutions must be widely adopted by our customers in order for us to continue to attract our customers to our products and solutions. Accordingly, we must continually invest resources in product, technology and development to improve the attractiveness of our products and solutions and adapt to new and changing technologies and customer requirements. Our ability to engage in these activities may decline as a result of macroeconomic factors and any cost-savings initiatives on our business. These product, technology and development expenses may include costs of hiring additional personnel and retaining our current employees, engaging third-party service providers and conducting other research and development activities. There can be no assurance that innovations to our products or solutions, or the development of future products or solutions, will increase customer engagement, achieve market acceptance, create additional revenue, or become profitable. There can also be no assurance that our future products and solutions will meet consumer expectations in light of products or solutions offered by others in the markets in which we operate.

In addition, revenue relating to new products and solutions may be unpredictable and our new products and solutions may have lower gross margins, lower retention rates and higher marketing and sales costs than our existing products and solutions. We are likely to continue to modify our pricing models for both existing and new products and solutions so that our prices for our offerings reflect the value those offerings are providing to customers. Our pricing models may not effectively reflect the value of products and solutions to our customers and if we are unable to provide products and solutions that customers want to use, they may reduce or cease the use of our products and solutions. Without innovative products and solutions, we may be unable to attract additional customers or retain current customers, as well as the amounts that such customers are willing to pay for our products and solutions, which could, in turn, have a material adverse effect on our business, financial condition or results of operations.

We rely, in part, on internet search engines to drive traffic to our websites, and if we fail to appear prominently in the search results, our traffic could decline and our business could be adversely affected.

We rely, in part, on internet search engines to drive traffic to our websites. The number of customers we attract to our websites from search engines is due in part to how and where our websites rank in unpaid search results. These rankings can be affected by a number of factors, many of which are not under our direct control and may change frequently. For example, when a consumer or dealer searches for a vehicle in an internet search engine, we rely on a high organic search ranking of our webpages to refer the consumer to our websites. Our competitors’ internet search engine optimization efforts may result in their websites receiving higher search result rankings than ours, or internet search engines could change their methodologies and/or introduce competing products in a way that would adversely affect our search result rankings. If internet search engines modify their methodologies in ways that are detrimental to us, as they have done from time to time, or if our efforts to improve our search engine optimization are unsuccessful or less successful than our competitors’ efforts, our ability to attract a large customer audience could diminish, and traffic to our websites could decline in turn. Additionally, competing products from internet search engine providers, such as those that provide dealer and vehicle pricing and other information directly in search results or decreases in customer use of search engines, for example, as a result of the continued development of AI technology, could also adversely impact traffic to our websites. Our business would also be adversely affected if internet search engine providers choose to align with our competitors. Reductions in our own search advertising spend, more aggressive spending by our competitors or increased costs from internet search engines could cause us to incur higher advertising costs and/or reduce our market visibility to prospective users, which could, in turn, adversely impact our ability to attract a large customer audience and the amount of traffic to our websites. Our websites have experienced fluctuations in organic and paid search result rankings in the past, and we anticipate fluctuations in the future. Any reduction in the number of customers directed to our websites through internet search engines could have a material adverse effect on our business, financial condition or results of operations.

Our business is substantially dependent on our relationships with certain customer groups, including dealers and OEMs. If a significant number of customers in such customer groups terminate their subscription agreements with us and/or closures or consolidations occur within such groups that reduce demand for our products, it could have a material adverse effect on our business, financial condition or results of operations.

As of December 31, 2025, we derived approximately 60% and 10% of our revenue from our dealership and OEM customer groups, respectively. Our contracts with dealers and OEMs do not contain contractual obligations requiring them to maintain their relationship with us beyond the initial term. If a significant number of customers in our major customer groups decide to terminate their subscriptions with us, it could have a material adverse effect on our business, financial condition or results of operations.

Additionally, certain of our major customer groups may face consolidation within their industry or mass closures. In the past, the number of U.S. dealers has declined due to dealership closures and consolidations as a result of industry dynamics and macroeconomic issues. When dealers consolidate, the products and solutions they previously purchased separately are often purchased by the combined entity, leading to loss of revenue. In addition, further proliferation of automotive manufacturer direct-to-consumer sales models could result in a decline in the number of U.S. dealers and consolidation in buying power. Further dealership consolidations or closures, or consolidations or closures within any of our other major customer groups, could reduce the aggregate demand for our products and solutions.

If a significant portion of our customer base elects to consolidate their spending on automotive products and solutions with other vendors and not us or self-source the data our products and solutions provide or if we lose a large portion of our business to customer closures or lower priced competitors, it could have a material adverse effect on our business, financial condition or results of operations.

Our reputation, credibility and brand are our key assets and competitive advantages, and our business may be affected by how we are perceived in the marketplace.

Our reputation, credibility and the strength of our brands are key competitive strengths. As a leading global provider of automotive data, our ability to attract and retain customers is uniquely affected by external perceptions of our reputation, credibility and brand.

We provide various products and solutions, many of which depend on contributions or inputs from third parties or market participants and which our customers expect have been prepared with independence and integrity. If our products or solutions are inaccurate, our customers may lose confidence in the quality and dependability of our offerings and this could harm our credibility and brand. In addition, given the popularity of social media, posts and opinions regarding us, whether true or not, could quickly proliferate and harm consumer perception and confidence in our brands. Further, the increasing use of AI tools to generate data resembling our products and solutions could lead to brand confusion or dilution in the marketplace. Any failures, negative publicity, investigations or lawsuits that implicate the independence and integrity of our data could result in a loss of confidence in the administration of these products and solutions and could harm our reputation and our business.

Negative perceptions or publicity could damage our reputation with customers, prospects, and the public generally, which in turn could negatively impact, among other things, our ability to attract and retain customers, employees and data providers, as well as suitable candidates for acquisitions or other combinations, and could have a material adverse effect on our business, financial condition or results of operations.

Our investments in our brands may not be successful and could have a material adverse effect on our business, financial condition or results of operations.

We currently invest and plan to continue to invest substantial resources in building and promoting our brands, including through marketing campaigns and other initiatives intended to strengthen brand awareness, reputation, loyalty and increase customer traffic. Specifically, for CARFAX, we are investing in consumer brand advertising to raise unaided awareness, drive more direct traffic and high quality leads to Car Listings, and expand the Car Care audience. These efforts are expensive and may not necessarily be effective in attracting new customers or retaining existing customers and may not be sufficient to offset the associated costs. Reductions in spending to build and promote our brands, more aggressive spending by our competitors or increased costs of implementing such efforts could cause us to incur higher costs and/or reduce our market visibility to prospective customers, which could, in turn, adversely impact our ability to attract a large customer audience and it could have a material adverse effect on our business, financial condition or results of operations. Customer preference and perceptions of our brands can also change and the value of our brands may diminish if our initiatives fail to resonate with our target brand audiences to raise awareness and drive increased customer traffic.

Our acquisitions, divestitures and other strategic transactions may not produce anticipated results, which could have a material adverse effect on our business, financial condition or results of operations.

We have made and expect to continue to make acquisitions, divestitures and other strategic transactions to strengthen our business and grow our Company. Such transactions present significant challenges and risks, as the market for acquisitions, divestitures and other strategic transactions is highly competitive, especially in light of industry consolidation, which affects our ability to complete such transactions. If we are unsuccessful in completing such transactions or if such opportunities for expansion do not arise, it could have a material adverse effect on our business, financial condition or results of operations.

If such transactions are completed, the anticipated growth and other strategic objectives of such transactions may not be fully realized or may take longer to realize than expected, and a variety of factors may adversely affect any anticipated benefits from such transactions. Our acquisitions, divestitures and other strategic transactions face difficulties, including, but not limited to, the following:

●	the process of integration being more expensive or requiring more resources than anticipated;
●	an acquisition changing the composition of our markets and product mix, and difficulty gaining the skills necessary for such markets or products;
●	delays or difficulties consolidating corporate and administrative infrastructures and eliminating duplicative operations, including issues in integrating financial reporting, information technology infrastructure, data and content management systems and product platforms, communications and other systems;
●	delays or difficulties harmonizing corporate cultures, operating practices, management philosophies, employee development and compensation programs, internal controls, compliance programs and other policies, procedures and processes;
●	assuming unintended liabilities;
●	unexpected regulatory and operating difficulties and expenditures, including regulatory challenges that impact our ability to conduct due diligence;
●	failure to maintain employee morale or retain key personnel of the current or acquired business;
●	failure to retain existing business and operational relationships;
●	continuing operational or financial obligations that arise under transition services agreements requiring significant management and operational resources that limit our ability to fully implement cost reduction and efficiency initiatives or other aspects of our transition plans, or divert the management’s focus from other business operations;
●	difficulty coordinating geographically separate organizations, including consolidating offices;

●	the impact of divestitures on our revenue growth being larger than projected due to greater dis-synergies or adverse effects on our overall product offerings than expected;
●	divestitures requiring continued financial involvement in the divested business through continuing equity ownership, guarantees, indemnities, other financial or operational obligations, or transition services obligations;
●	incurring impairment charges or other losses related to divestitures; and
●	diversion of management’s focus from other business operations.

The failure of acquisitions, divestitures and other strategic transactions to perform as expected could have a material adverse effect on our business, financial condition or results of operations.

We face competition in our markets, which could have a material adverse effect on our business, financial condition or results of operations and cause our market share to decline.

The market for our products and solutions is competitive. The competitors we face in any sale opportunity may change depending on, among other things, the line of business making the purchase, the products and solutions being sold, the geography in which the customer is operating, and the size of the customer to which we are selling. These competitors may compete on the basis of price, brand recognition, ease of use of the solution or product, or unique solution and product features or functions. We depend on contractual and license agreements with third parties to protect our proprietary data sets underlying our product and solutions. If such agreements are not sufficiently robust or enforceable, or if counterparties fail to honor them, we would not be able to maintain the exclusivity of our data sets and the competitiveness of our products and solutions may decrease. Outside of the U.S., we are more likely to compete against vendors that may differentiate themselves based on local advantages in language, market knowledge, existing relationships with customers and content applicable to that jurisdiction.

As we expand our portfolio of products and solutions, we may begin to compete with software, technology and other providers that we have not competed against previously and where technology and applications may, in time, become more competitive with our offerings. We expect the intensity of competition to remain high in the future. As a result, our competitors or potential competitors may develop improved product, solution or sales capabilities, or even a technology breakthrough that disrupts our market. The emerging availability of “off-the-shelf” AI models may increase the ability of existing and new competitors to develop technology and applications which may compete with our products and solutions. Continuing intense competition could result in increased pricing pressure, increased sales and marketing expenses, and greater investments in research and development, each of which could negatively impact our profitability. Current and potential competitors may be able to devote greater resources to, or take greater risks in connection with, the development, promotion, and sale of their products than we can devote to ours, which could allow them to respond more quickly than we can to new technologies and changes in customer needs, thus leading to their wider market acceptance. We may not be able to compete effectively and competitive pressures may prevent us from acquiring and maintaining the customer base necessary for us to increase our revenue and profitability.

In addition, as developing markets continue to expand, certain competitors may have access to larger, more comprehensive, or more relevant data sets and products and solutions to support these emerging markets, which could place us at a competitive disadvantage.

Further, relationships with our partners with whom we currently have a cooperative relationship could shift over time, as we, or they, develop products and solutions that compete with each other. Further, if we develop new products or solutions that overlap with those that are offered by our partners, such partners may assert that our offerings infringe on their products or solutions or otherwise may give rise to disputes, which could result in litigation, reputational harm or restrictions on the success of our products and solutions.

Our current and potential competitors may also establish cooperative relationships among themselves, with our customers, or with third parties to further enhance their resources and product and solution offerings. Current or potential competitors may be acquired by other vendors or third parties with greater available resources. As a result of such acquisitions, our current or potential competitors might be able to adapt more quickly to customer needs, to devote greater resources to the promotion or sale of their products and solutions, to initiate or withstand substantial price competition or to take advantage of emerging opportunities by developing and expanding their product and solutions offerings more quickly than we can. If we are unable to compete effectively with these evolving competitors for market share, it could have a material adverse effect on our business, financial condition or results of operations.

A significant increase in operating costs and expenses could have a material adverse effect on our business, financial condition or results of operations.

Our major expenditures include capital investments, operating expenses and employee compensation.

We make significant investments in technology initiatives and such investments may not result in increased revenues. Developing our products and solutions is time consuming and costly, and investment in development may involve a long payback cycle. Our future plans include significant investments to develop, improve and expand the functionality of our products and solutions, which we believe is necessary to maintain our competitive position. However, we may not recognize significant revenue from these investments for several months or years, or the investments may not yield any additional revenue.

Further, customer acquisition costs, including marketing and sales efforts to drive customer traffic and raise brand awareness, have increased and may continue to increase. Our business also depends on access to our vast network of data providers, and the costs of access to data have increased and may continue to increase. If we are unable to effectively manage these costs, or if they continue to increase, our profitability could be materially and adversely affected.

We also offer competitive salary and benefit packages to attract and retain the quality employees required to grow and expand our businesses. Compensation and benefits costs are influenced by general economic factors, including but not limited to changes in the cost of health insurance, retirement benefits, inflation, trends specific to the skill sets required for our workforce and the amount of competition for qualified employees within our markets.

Although we believe we are prudent in our investment strategies and execution of our implementation plans, the ultimate recoverability or effectiveness of these investments is not yet known. A significant increase in any of the operating costs and expenses mentioned above could have a material adverse effect on our business, financial condition or results of operations.

We are exposed to multiple risks associated with the global nature of our operations, which could have a material adverse effect on our reputation, business, financial condition or results of operations.

The geographic breadth of our activities subjects us to significant legal, economic, operational, market, compliance and reputational risks. These include, among others, risks relating to:

●	economic and political conditions around the world;
●	inflation;
●	high interest rates or fluctuation in interest rates, currency exchange rates or commodities markets;
●	limitations that foreign governments may impose on the conversion of currency or the payment of dividends or other remittances to us from our non-U.S. subsidiaries;
●	differing accounting principles and standards;
●	increases in taxes or changes in U.S. or foreign tax laws;
●	potential costs and difficulties in complying with a wide variety of foreign laws and regulations (including tax systems) administered by foreign government agencies, some of which may conflict with U.S. or other sources of law;
●	changes in applicable laws and regulatory requirements, including data localization and operational resilience requirements;
●	restrictive actions of governmental authorities in the jurisdictions in which we operate affecting trade, cross-border data transfer and foreign investment, especially during periods of heightened tension between governmental authorities in such jurisdictions, including protective measures such as export restrictions and customs duties and tariffs, data localization efforts, and restrictions on the level of foreign ownership;

●	nationalization, expropriation, price controls, withdrawal of licenses to operate, and unilateral termination of contracts by government entities; and
●	civil unrest, protests, terrorism, unstable governments, geopolitical uncertainties and legal systems and other factors.

Adverse developments in any of these areas could have a material adverse effect on our business, financial condition or results of operations.

Additionally, we are subject to complex U.S., European and other local laws and regulations that are applicable to our operations abroad, including trade sanctions laws, anti-corruption and anti-bribery laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, anti-money laundering laws and other financial crimes laws. Our internal controls, policies and procedures and employee training and compliance programs related to these topics are not always effective in preventing employees, contractors or agents from violating or circumventing such internal policies and violating applicable laws and regulations. Violations of such laws could result in a material adverse effect on our reputation, business, financial condition or results of operations.

Compliance with international and U.S. laws and regulations that apply to our international operations increases the cost of doing business in foreign jurisdictions. Violations of such laws and regulations may result in fines and penalties, criminal sanctions, administrative remedies, or restrictions on business conduct that have a material adverse effect on our reputation, our ability to attract and retain employees, our business, financial condition or results of operations.

Our expansion into and investments in new and growing markets may not be successful, which could have a material adverse effect on our business, financial condition or results of operations.

We believe there remains significant opportunity to expand our business into major geographic markets and are committed to geographic expansion as a critical component of our growth trajectory. This includes plans to substantially increase dealer adoption of CARFAX For Life and in the future, launch Car Listings internationally. We believe CARFAX Europe is poised to expand its presence by entering new, high-potential markets such as Germany and France. See “Business — Our Growth Strategies — Geographic Expansion.” Expansion into new markets requires significant levels of investment and attention from management and involves substantial risks and uncertainties. These markets may not develop as anticipated or we may not have success in these markets, in which case we may be unable to recover our investment spent to expand our business into these markets or may forgo opportunities in more lucrative markets, which could adversely impact our business, financial condition and results of operations. We also may face challenges in navigating different regulatory and compliance requirements, establishing effective sales and marketing channels and understanding local customer preferences. In certain markets, due to such barriers, we may face heightened difficulty in attracting and retaining customers. Even where we commit significant resources to expand into such markets, our efforts may not succeed on the expected timeline, may cost more than anticipated or may not generate sufficient revenues to offset our investments and could have a material adverse effect on our business, financial condition or results of operations.

We rely on third-party data sources and service providers for many aspects of our business. From time to time, we lose third-party data sources or the services and solutions, or the data, services or solutions of these suppliers have errors or are delayed, resulting in a disruption or inability to provide our customers with the information, products or solutions they desire.

Our ability to produce our products and solutions and develop new products and solutions is dependent upon the services and solutions of other suppliers, including certain data, software and service suppliers. We obtain data from many third-party data sources, including dealers, service shops, police agencies and governmental entities. Our business relies on our ability to obtain data for our own internal operational purposes and for the benefit of customers using our products and solutions. Certain of our third-party data sources supply us with critical datasets that support our products and solutions to which suitable alternative sources may not be readily available. If any such providers were to limit, discontinue or materially alter our access, we may be unable to obtain comparable data from other sources in a timely or cost-effective manner, or at all, which could have a material adverse effect on our business, financial condition or results of operations.

Some of our products and solutions and their related value are dependent upon updates from our third-party data suppliers, and most of our information and data products and solutions are dependent upon continuing access to historical and current data. We could experience interruptions in our data access for a number of reasons, including difficulties in renewing our agreements with third-party data providers, changes to the software used by third-party data providers, efforts by industry participants to restrict access to data, increased fees we may be charged by third-party data providers and legal or regulatory changes.

Our competitive position could be negatively affected if any of our key data providers terminates its relationship with us or if data flow from any key data provider is interrupted. If these third-party data providers experience difficulty meeting our requirements or standards, have adverse audit results, violate the terms of our agreements or applicable law, fail to obtain or maintain applicable licenses, cease operations temporarily or permanently, face financial distress or other business disruptions, increase their fees, or if the relationships we have established with such third-party data providers deteriorate, expire or otherwise terminate, whether as a result of macroeconomic conditions or otherwise, we could suffer increased costs and we may be unable to provide similar services or operate some aspects of our business until an equivalent provider could be found or we could develop replacement technology or operations, which could damage our financial condition and reputation. Furthermore, if we are unsuccessful in identifying or finding high-quality third-party data providers, if we fail to negotiate cost-effective relationships with them, or if we ineffectively manage these relationships, it could have a material adverse effect on our business, financial condition or results of operations.

Some of our suppliers are also our competitors, and from time to time they negotiate to change the terms of the data and services that they supply to us in order to gain an advantage in the marketplace, which could materially harm our business.

We utilize certain information and data provided by third-party sources in a variety of ways, including information gathered by market participants and large volumes of data from a vast contributing network of partners. From time to time, the data we receive from our third-party suppliers has errors, is delayed, has design defects, is unavailable on acceptable terms or is not available at all. While such issues have not materially adversely affected us to date, the future occurrence of any such issue could have a material adverse effect on our business, financial condition or results of operations.

In addition, the consolidation of our third-party data suppliers has reduced the number of firms we partner with, which has impacted the size of our third-party data supplier base for certain products and solutions and resulted in an increase in fees charged by certain of our third-party data supplier partners. Certain of our agreements with third-party data suppliers allow them to cancel on short notice. Termination of significant data agreements or exclusion from, or restricted use of, or litigation in connection with, significant third-party data assets could result in a substantial decrease of the available information for us to use (and offer our customers) and could have a material adverse effect on our business, financial condition or results of operations.

Outsourcing certain aspects of our business could result in material financial loss, increased costs, regulatory actions and penalties, reputational harm, unauthorized access to our systems, system or network disruption, or improper disclosure of confidential information.

We have outsourced certain functions to third-party service providers to leverage leading specialized capabilities and achieve cost efficiencies, and such functions may be further outsourced. From time to time, our third-party service providers do not perform to our standards, produce reliable results, perform in a timely manner or perform at all. We also face the risk that our third-party service providers may fail to comply with legal requirements or maintain the confidentiality of our proprietary information. Failure of these third parties to meet their contractual, regulatory, confidentiality or other obligations to us could result in material financial loss, higher costs, regulatory actions and reputational harm.

Outsourcing these functions also involves the risk that the third-party service providers may not maintain adequate physical, technical and administrative safeguards to protect the security of our confidential information and data. Failure of these third parties to maintain these safeguards have in the past, and may in the future, result in unauthorized access to our systems or a system or network disruption that could lead to improper disclosure of confidential information or data, regulatory penalties and remedial costs.

A third-party cloud infrastructure provider provides a distributed computing infrastructure platform for business operations, or what is commonly referred to as a “cloud” computing service. Currently, we run a significant amount of our computing on such platform. Given this, any disruption of or interference with our use of such platform could have a material adverse effect on our business, financial condition or results of operations.

We rely on the business infrastructure and systems of third parties with whom we do business and to whom we outsource the maintenance and development of operational and technological functionality, including our third-party “cloud” computing services. Our third-party service providers could experience system breakdowns or failures, outages, downtime, cyber attacks, adverse changes to financial condition, bankruptcy or other adverse conditions, which could have a material adverse effect on our business and reputation. Thus, our plans to increase the amount of our infrastructure that we outsource to “the cloud” or to other third parties may increase our risk exposure.

Our inability to successfully recover should we, our third-party service providers or our customers experience a disaster or other business continuity problem could cause material financial loss, loss of human capital, regulatory actions, reputational harm, damaged customer relationships or legal liability.

Should we or our third-party service providers experience a local or regional disaster or other business continuity problem, such as an earthquake, hurricane, flood, civil unrest, protests, military conflict, terrorist attack, public health crisis (e.g., pandemic), security breach, cyber attack, data breach, power loss, telecommunications failure or other natural or man-made disaster, our ability to continue to operate will depend, in part, on the availability of our or our third-party service providers’ personnel, our or our third-party service providers’ office facilities and the proper functioning of our or our third-party service providers’ computer, telecommunication and other related systems and operations. In the event of any such disaster or other business continuity problem, we could experience operational challenges with regard to particular areas of our operations, such as key executive officers or personnel, or we could be exposed to the operational challenges of our third-party service providers, over which we have no control, which could have a material adverse effect on our business, financial condition or results of operations.

The steps governments take to prevent or contain a disaster or other business continuity problem (such as travel restrictions, shelter in place orders, business shutdowns or quarantines) may negatively impact our operations, or the operations of our third-party service providers or customers, or may limit our ability to interact with customers and effectively maintain and grow our operations, including through securing new subscriptions and renewals.

The negative impact of a disaster or other business continuity problem on our customers could result in our products and solutions facing pricing pressure or delayed renewals, and challenges to new sales, which would in turn reduce revenue, ultimately impacting our results of operations.

We regularly assess and take steps to improve our existing business continuity plans and key management succession. However, a disaster on a significant scale or affecting certain of our key operating areas within or across regions, or our inability to successfully recover should we, our third-party service providers or our customers experience a disaster or other business continuity problem, could materially interrupt our business operations and result in material financial loss, loss of human capital, regulatory actions, reputational harm, damaged customer relationships or legal liability.

Inability to attract, retain or train key qualified personnel or to navigate key management transitions could have a material adverse effect on our business, financial condition or results of operations.

The development, maintenance, sale and support of our products and solutions are dependent upon the knowledge, experience and ability of our highly skilled, educated and trained key personnel. Accordingly, our business is dependent on successfully attracting, retaining and training talented employees and navigating key management transitions (including in our executive leadership team) in a highly competitive business environment. Our ability to attract and retain talented employees is dependent on a number of factors, including prevailing market conditions and compensation packages offered by companies competing for the same talent. While we offer competitive salary and benefit packages, intense competition for talent within our markets is driving difficulties in attracting and retaining skilled employees. Key management transitions, such as the recent changes to our executive leadership team and changes due to our recently completed Separation, involve inherent risk, and such transition periods can be disruptive and may result in a loss of personnel with deep institutional or technical knowledge. If we are less successful in our recruiting efforts, or if we are unable to attract, retain or train key qualified personnel or to navigate key management transitions, including as part of the recently completed Separation, our ability to develop and deliver successful products and solutions or achieve strategic goals may be adversely affected, which could have a material adverse effect on our business, financial condition or results of operations.

Risks Relating to Cybersecurity, Technology and Innovation

Our size, scale and role in the global markets increase our exposure to cyber attacks and other cybersecurity risks, which could have a material adverse effect on our business, financial condition or results of operations.

Our operations rely on the secure processing, storage and transmission of confidential, sensitive and other types of data and information by our information systems and networks and those of our third-party service providers, including our vendors, data partners and distribution partners. Cybersecurity threats continue to evolve and are increasingly difficult to detect and successfully defend against. As a result, cybersecurity threats have in the past and may in the future defeat the measures that we or our third-party service providers take to anticipate, detect, avoid or mitigate such threats.

Unauthorized disclosure of confidential information as a result of cyber attacks and other unauthorized occurrences on our information systems and networks could cause our customers to lose faith in our ability to protect confidential information and therefore cause customers to cease doing business with us.

The cybersecurity threats we and our third-party service providers (including our vendors, data partners and distribution partners) face are rapidly evolving and are becoming increasingly sophisticated (often through the use of AI) and include denial of service attacks, ransomware, spyware, misinformation, phishing/ smishing/vishing attacks, business compromise attacks, typosquatting, automated attacks, employee errors, negligence or malfeasance, the use of malicious codes or worms, payment fraud and other unauthorized occurrences on, or conducted through, our or our third-party service providers’ (including our vendors’, data partners’ and distribution partners’) information systems and networks, originating from a wide variety of sources, including criminals, terrorists, nation states, financially motivated actors, internal actors and external service providers. The cybersecurity risks we and our third-party service providers face range from cyber attacks common to most industries, to more sophisticated and targeted attacks, including attacks carried out by state-sponsored actors, intended to obtain unauthorized access to certain information or information systems or networks due in part to our prominence in the global marketplace.

We and our third-party service providers, including our vendors, data partners and distribution partners, experience cyber attacks, data breaches and other cybersecurity threats of varying degrees on a regular basis. The volume of such attacks, breaches and threats has increased over the years and we expect that volume to continue to increase. Breaches of our or our third-party service providers’ (including our vendors’, data partners’ and distribution partners’) information systems and networks may cause material interruptions or malfunctions in our or such third parties’ websites, applications or data processing, or may compromise the confidentiality and integrity of material information regarding us, our business or our customers. Although we have not experienced a cyber attack or data breach that has had a material adverse effect on us to date, we may experience such an event in the future.

In the ordinary course of business, we are exposed to vulnerabilities in widely deployed third-party software. While such vulnerabilities have not resulted in a material adverse effect on us to date, they require us to devote time and resources to remediation on a regular basis. Notwithstanding our efforts, we may suffer a material adverse effect resulting from such vulnerabilities in the future.

Misappropriation, improper modification, destruction, corruption or unavailability of our data and information, including personal data, due to cybersecurity incidents, attacks or other security breaches, or the perception of such an occurrence, could damage our brand and reputation, result in litigation, regulatory actions, sanctions or other statutory penalties, or lead to loss of customer confidence in our security measures and reliability. While such incidents have not had a material impact on us to date, future incidents could materially harm our ability to retain customers and gain new ones, result in financial losses that are either not insured against or not fully covered through any insurance maintained by us, and lead to increased expenses related to addressing or mitigating the risks associated with any such incidents. We may be required to expend significant resources to mitigate the impact of any errors, interruptions, delays or cessations of service and we may have insufficient recourse against our third-party service providers, including our vendors, data partners and distribution partners. Additionally, our failure to timely or accurately communicate cybersecurity incidents to relevant parties, including as a result of a failure of our third-party service providers, including our vendors, data partners and distribution partners to inform us of incidents impacting their information systems or networks in a timely manner could result in regulatory or litigation risk, and reputational harm.

We devote significant resources to maintain and regularly update our systems and processes that are designed to protect the security of our information systems, software, networks and other technology assets and the confidentiality, integrity and availability of information belonging to our customers and employees, and we expect to continue to expend significant additional resources to bolster these protections. However, such measures cannot provide absolute security and may be circumvented or become obsolete, and additional measures that we take to prevent or mitigate cyber incidents may be expensive or ineffective. Additionally, fragmented security tooling could create visibility gaps and increase the risk of missed threats and slower response.

Any of the foregoing could have a material adverse effect on our business, financial condition or results of operations.

Our inability to successfully develop, adapt or implement new and improved processes and technology could materially adversely impact our business, financial condition or results of operations.

The rapid change of technology is a key feature of all of the markets in which we operate. To succeed in the future, we will need to deploy improved processes and technology to innovate, design, develop, assemble, test, market and support new products and solutions and enhancements to our existing products and solutions in a timely and cost-effective manner.

Innovation and constant development in support of new products and solutions and enhancements to existing products and solutions call for the implementation of new and improved processes and technologies that require related change management efforts. While we employ a certain level of internal and external resources to mitigate the risks associated with implementing process and technology improvements, new processes and technologies that are still in development tend to be subject to more risks than established processes and technologies. For instance, we are incorporating AI in internal operations across our Company, which subjects us to a variety of risks, as further described in the risk factor entitled “AI presents new and evolving risks, and our approach to AI may not be successful, which could materially and adversely affect our business, financial condition or results of operations.” Additionally, certain of our new processes require manual data entry or collection before they can be automated, which subjects them to greater risk of human error. We may also face unexpected challenges in execution that may require more management attention than expected, thus diverting management time and energy from other businesses. The foregoing and other unforeseen factors could also result in additional commitments of financial resources and business disruptions.

We have transitioned an important portion of our technology to a cloud-based infrastructure, which is complex, time consuming and involves substantial expenditures. Our utilization of cloud services is critical to developing and providing products and solutions to our customers, scaling our business for future growth, maintaining data and otherwise operating our business; any such implementation involves risks inherent in the conversion to a new system, including loss of information and potential disruption to our normal operations. We may discover material deficiencies in our design or implementation or maintenance of the new cloud-based systems that could adversely affect our business. Disruptions to either the outsourced systems or the communication links between us and the outsourced supplier may negatively affect our ability to operate our data systems and impair our ability to provide products and solutions to our customers.

Enhancing existing products and solutions and developing new products and solutions often requires effective collaboration across various divisions, functions and business lines of the Company. Ineffective or insufficient collaboration across divisions, functions and business lines decreases our ability to expand geographically, enhance products, innovate, increase sales, promote brand awareness and may result in a material adverse effect on our business, financial condition or results of operations.

Social, ethical and operational issues relating to the use of new and evolving technologies, such as AI, in our offerings could materially and adversely affect our business, financial condition or results of operations.

Our offerings use new and evolving technologies, such as AI. These new and evolving technologies often present social and ethical risks and challenges that could affect their adoption, and therefore our business.

For example, our products and services with AI capabilities may contain errors or defects that lead to privacy concerns, accuracy issues, unintended biases or discriminatory outputs. Errors or defects may exist during any part of a product’s life cycle and may persist notwithstanding testing and/or other quality assurance practices. Inadequate internal oversight or testing may increase the right that such efforts or defects may not be detected or mitigated. Failing to properly remediate any social or ethical issues that may arise in our offerings may result in material brand or reputational harm, competitive harm, legal liability or loss of public confidence, or a material reduction to the marketability or competitiveness of our products and solutions.

For our products and solutions that rely on AI to be competitive in the evolving and continually developing AI landscape, we must apply resources and make investments to secure such competitiveness and to ensure that our products and solutions that rely on AI are developed and implemented in a way to minimize unintended and harmful impacts. In addition, our failure to continue development and adoption of ethical and transparent policies and procedures related to AI could negatively impact our reputation and customer confidence. Any of these social, ethical or operational issues could have a material adverse effect on our business, financial condition or results of operations.

Our use of open source software could result in litigation or impose unanticipated restrictions on our ability to commercialize our products and solutions.

We use open source software in our technology, most often as small components within a larger product or solution. Open source code is also contained in some third-party software we rely on. The terms of many open source licenses are ambiguous and have not been interpreted by U.S. or other courts. These licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our products and solutions, licenses the software on unfavorable terms or requires us to seek licenses from third parties to offer our products and services, or requires us to re-engineer our products or take other remedial actions, any of which could have a material adverse effect on our business, financial condition or results of operations. While we have not been subject to any such disputes in the past, we could in the future be subject to suits by parties claiming breach of the terms of licenses, which could be costly for us to defend.

Our inability to adequately obtain, protect and maintain our intellectual property and other proprietary rights could impact our competitive position.

We consider many of our products and solutions to be proprietary, and our success depends, in part, on protecting our intellectual property, proprietary information, and technology. We rely on a variety of measures to maintain, protect and enforce our intellectual property portfolio, including trademark and patent protection, trade secret laws, confidentiality procedures and contractual restrictions, all of which provide only limited protection. In particular, such measures may not prevent infringement, violation or misappropriation of our intellectual property rights or proprietary or confidential information. We have filed for patents and trademark registrations in the United States and in certain international jurisdictions, but such protections can be expensive and may not be available in all countries in which we operate or in which we seek to enforce our intellectual property rights, or may be difficult to enforce in practice. We do business in a number of countries included on the Priority Watch List and/or Watch Lists maintained by the Office of the United States Trade Representative which are currently thought to afford less protection to intellectual property rights generally than some other jurisdictions. The lack of strong patent and other intellectual property protection in jurisdictions in which we operate increases our vulnerability regarding unauthorized disclosure or use of our intellectual property and undermines our competitive position. In addition, even in jurisdictions where there are strong protections for intellectual property rights, our ability to enforce our intellectual property rights may be impacted by the number of competitors attempting to infringe or misappropriate our intellectual property.

We cannot assure you that any future patent, trademark, or other intellectual property registrations will be issued for our pending or future applications or that any of our current or future patents, trademarks or other intellectual property rights will be valid, enforceable, sufficiently broad in scope, provide adequate protection of our technology or other proprietary rights, or provide us with any competitive advantage. Any additional investment in protecting our intellectual property rights through additional trademark, patent or other intellectual property filings could be time consuming and expensive, both in terms of application and maintenance costs. We make business decisions about whether and where to seek patent protection for a particular technology and when to rely upon trade secret protection, and the approach we select may ultimately prove to be inadequate. Businesses we acquire may also have intellectual property portfolios which increase the complexity of managing our intellectual property portfolio and protecting our competitive position. Failure to obtain, protect and maintain our intellectual property adequately could harm the value of, and revenue generated by, such assets as well as harm our reputation and affect our ability to compete effectively.

We also attempt to protect our intellectual property, technology, and other confidential or proprietary information by requiring our employees, contractors, and other third parties who develop intellectual property on our behalf to enter into confidentiality and invention assignment agreements, and third parties we share information with to enter into nondisclosure and confidentiality agreements. However, we cannot guarantee that we will be successful in maintaining, protecting, or enforcing the confidentiality of our trade secrets or that our non-disclosure agreements will provide sufficient protection of our trade secrets, know-how, or other proprietary information in the event of any unauthorized use, misappropriation, or other disclosure. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret or know-how is difficult, fact-intensive, expensive, and time-consuming, and the outcome is unpredictable. In addition, trade secrets and know-how can be difficult to protect and some courts inside and outside the U.S. are less willing or unwilling to protect trade secrets and know-how. Further, these agreements do not prevent our competitors from independently developing product or service offerings that are substantially equivalent or superior to our offerings. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us, and our competitive position would be materially and adversely harmed. The loss of trade secret protection could make it easier for third parties to compete with our products and solutions by copying functionality, and pervasive data leakage could render our capabilities redundant over time.

Our products and solutions also contain intellectual property delivered through a variety of digital and other media. Our ability to achieve anticipated results depends in part on our ability to defend our intellectual property rights against infringement and misappropriation. Our business, financial condition or results of operations could be materially and adversely affected by inadequate or changing legal and technological protections for intellectual property and proprietary rights in some jurisdictions and markets. For example, the legal landscape with respect to AI is rapidly evolving, and we do not yet know whether intellectual property laws and regulations in the jurisdictions in which we operate will enable us to effectively protect our intellectual property rights from unintended use by AI. Additionally, third parties could use our data with AI tools to create their own insights and potentially supplant our products and solutions.

Our products may also contain intellectual property of third-party sources. Any claims by third parties that we infringed, misappropriated or otherwise violated their intellectual property rights could result in termination of the relevant source agreement, litigation or reputational damage, or may require us to enter into royalty and licensing agreements on unfavorable terms or to stop selling or redesign affected products or solutions, which could have a material adverse effect on our business, financial condition or results of operations.

We may in the future be subject to intellectual property disputes, which are costly to defend and could harm our business and operating results.

Our success depends, in part, on our ability to operate our business without infringing, misappropriating or otherwise violating third-party intellectual property rights. There is frequent litigation based on allegations of infringement, misappropriation, or other violations of intellectual property rights. We may in the future be subject to claims and litigation alleging that we or our products or solutions infringe, misappropriate or otherwise violate others’ intellectual property rights, including the trademarks, copyrights, patents and other intellectual property rights of third parties, including from our competitors or nonpracticing entities. We may also learn of possible infringement, misappropriation or other violation of our trademarks, copyrights, patents and other intellectual property. Patent and other intellectual property litigation may be protracted and expensive, and the results are difficult to predict and may result in significant settlement costs or payment of substantial damages. Many potential litigants, including patent holding companies, have the ability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. Furthermore, a successful claimant could secure a judgment that requires us to stop offering some products or solutions or prevents us from conducting our business as we have historically done or may desire to do in the future. We might also be required to seek a license and pay royalties for the use of such intellectual property, which may not be available on commercially acceptable terms, or at all. Alternatively, we may be required to modify our products and solutions, which could require significant effort and expense and may ultimately not be successful.

In addition, we use open source software in our products and will use open source software in the future. From time to time, we may face claims regarding ownership of, or demanding release of, the source code, the open source software or derivative works that were developed using such software, or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a costly license, or require us to devote additional product, technology, and development resources to change our products or solutions, any of which would have a negative effect on our business and operating results. Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could have a material adverse effect on our business, financial condition or results of operations.

We rely heavily on network systems and the Internet, and any failures or disruptions thereof may adversely affect our ability to serve our customers.

Our products and solutions are delivered electronically, and our customers rely on our ability to process transactions rapidly and deliver substantial quantities of data on computer-based networks. Our customers also depend on the continued capacity, reliability, resiliency and security of our electronic delivery systems, our websites and the Internet.

Our ability to deliver our products and solutions electronically may be impaired due to infrastructure or network failures, malicious or defective software, human error, natural disasters, service outages at cloud or third-party Internet providers or increased government regulation. Delays in our ability to deliver our products and solutions electronically may harm our reputation and result in the loss of customers.

Although we have disaster recovery plans that include backup facilities for our primary data centers, our systems are not always fully redundant, and our disaster planning may not always be sufficient or effective. As such, these disruptions may affect our ability to store, handle and secure such data and information and could have a material adverse effect on our business, financial condition or results of operations.

Our operations and infrastructure may malfunction or fail, which could have a material adverse effect on our business, financial condition or results of operations.

Our ability to conduct business may be materially and adversely impacted by a disruption in the infrastructure that supports our businesses and the communities in which we are located, including the location of our headquarters, and major cities worldwide in which we have offices and operations.

This may include a disruption involving physical or technological infrastructure used by us or third parties with or through whom we conduct business, whether due to human error, natural disasters, power loss, telecommunication failures, cyber attacks, data breaches, break-ins, sabotage, intentional acts of vandalism, acts of terrorism, political unrest, war or otherwise. Technology failures could also result from inadequate implementation or poor governance. Our efforts to secure and plan for potential disruptions of our major operating systems may not always be successful, and future disruptions could have a material adverse effect on our business, financial condition or results of operations.

We rely on our information technology environment and certain critical databases, systems, applications and services to support key product and solution offerings. We believe we have appropriate policies, processes and internal controls to ensure the stability of our information technology, provide security from unauthorized access to our systems and maintain business continuity, but our business could be subject to significant disruption, including from AI errors, and our business, financial condition or results of operations could be materially and adversely affected by unanticipated system failures, data corruption or unauthorized access to our systems.

The physical or technological infrastructure used by us or our third-party service providers can become obsolete or restrictive, unavailable, incompatible with future versions of our products, fail to be comprehensive or accurate, or fail to operate effectively, and our business could be adversely affected if we are unable to timely or effectively replace it.

We also do not have fully redundant systems for most of our smaller office locations and low-risk systems, and our disaster recovery plan does not include restoration of non-essential services. If a disruption occurs in one of our locations or systems and our personnel in those locations or those who rely on such systems are unable to utilize other systems or communicate with or travel to other locations, such persons’ ability to service and interact with our customers may suffer.

We cannot predict with certainty all of the adverse effects that could result from our failure, or the failure of a third party, to efficiently address and resolve these delays and interruptions. A disruption to our operations or infrastructure could have a material adverse effect on our business, financial condition or results of operations.

Risks Relating to Legal and Regulatory Matters

Exposure to litigation and government and regulatory proceedings, investigations and inquiries could have a material adverse effect on our business, financial condition or results of operations.

In the normal course of business, both in the U.S. and abroad, we and our subsidiaries are defendants in numerous legal proceedings or the subject of government and regulatory proceedings, investigations and inquiries, as discussed under “Business — Legal Proceedings” and we face the risk that additional proceedings, investigations and inquiries will arise in the future. These matters can encompass a wide range of claims, including those arising from our marketing and advertising activities, alleged breaches of contract, intellectual property disputes, data privacy and consumer protection.

Various government and self-regulatory agencies may make inquiries and conduct investigations into our compliance with applicable laws and regulations. From time to time, we also face proceedings, investigations or inquiries related to tax matters. Enhancements to our products and solutions combined with evolving regulation require us to continuously evaluate our regulatory and compliance obligations, and government and self-regulatory agencies may conduct investigations to determine whether our products and solutions subject us to additional regulations. Any of these proceedings, investigations or inquiries impose additional expenses on the Company, require the attention of senior management, and could ultimately result in adverse judgments, damages, fines, penalties, activity restrictions, reduced demand for our products and solutions or negative impacts on our cash flows, which could have a material adverse effect on our business, financial condition or results of operations.

In view of the uncertainty inherent in litigation, government and regulatory enforcement matters, and changing political sentiments, we cannot predict the eventual outcome of the matters we are currently facing or the timing of their resolution, or in most cases reasonably estimate what the eventual judgments or impact of activity restrictions may be. The outcome of matters that we may face in the future could have a material adverse effect on our business, financial condition or results of operations.

As litigation or the process to resolve pending matters progresses, as the case may be, we continuously review the latest information available and assess our ability to predict the outcome of such matters and the effects, if any, on our consolidated financial condition, cash flows, business and competitive position.

Risks relating to legal proceedings may be heightened in foreign jurisdictions that lack the legal protections or liability standards comparable to those that exist in the U.S. In addition, new laws and regulations may continue to be enacted that may establish lower liability standards, shift the burden of proof or relax pleading requirements, thereby increasing the risk of successful litigations against us in the U.S. and in foreign jurisdictions. These litigation risks are often difficult to assess or quantify and could have a material adverse effect on our business, financial condition or results of operations.

We may not have adequate insurance or reserves to cover these risks, and the existence and magnitude of these risks often remains unknown for substantial periods of time and could have a material adverse effect on our business, financial condition or results of operations.

Changes and increased enforcement in the global privacy, data localization, operational resilience and data protection legislative, regulatory and commercial environments in which we operate may materially and adversely impact our ability to collect, compile, use and publish data, require us to disclose information about our security environment, and could have a material adverse effect on our business, financial condition or results of operations.

We, and certain types of information we collect, compile, store, use, process, transfer, publish and/or sell, are subject to laws and regulations governing the protection of personal and sensitive information in various jurisdictions in which we operate. Further, global privacy, data localization, data maintenance, data transfer, operational resilience (e.g., the E.U. Digital Operational Resilience Act), data protection legislation, regulatory, enforcement and policy activity are rapidly and continually evolving and creating a complex regulatory compliance environment. There is also increasing public concern among certain privacy and data protection advocates, government regulators, litigators and the press regarding, and resulting increasing regulations of, privacy, data, and consumer protection issues. Certain laws and regulations to which we are subject pertain to personally identifiable information (“PII”) relating to individuals. Such laws and regulations constrain the collection, use, processing, storage, and transfer of PII, and impose other obligations with which we must comply. Costs and adaptation of our business practices to comply with evolving laws and regulations governing and restricting the processing and transfer of certain data is, and we expect will continue to be, significant. In addition, such measures, as well as any associated inquiries or investigations or any other government actions, increase our operating costs and require significant management time and attention, and may result in negative publicity and subject us to significant costs that may harm our business, including fines or damages as well as demands or orders that we modify or cease existing business practices. The risks of inadvertent disclosure of personal data can increase with the introduction of new and complex technologies, further exacerbating such risks.

There has been increased public attention regarding the use and transfer of personal information and regulations intended to strengthen data protection, information security and consumer and personal privacy.

The law in these areas continues to develop and the changing nature and interpretations of these laws by courts, including in jurisdictions such as the U.S. (including in an increasing number of U.S. states), the European Union (the “EU”), the People’s Republic of China and India could have a significant impact on our processing of employee, commercial, vendor, and customer data, and in turn, our business practices.

In certain instances, we move data across national borders to conduct our operations, and consequently, are subject to a variety of evolving laws and regulations regarding privacy, data protection, and data security in an increasing number of jurisdictions. Many jurisdictions have passed laws in this area, such as the U.S. Driver’s Privacy Protection Act (the “DPPA”), the FTC’s Gramm-Leach-Bliley Act (“GLBA”) Safeguard Rule, the European Union General Data Protection Regulation (the “GDPR”), the U.K. General Data Protection Regulation (“U.K. GDPR”), a version of the GDPR as implemented into the laws of the U.K., Quebec Law 25 and proposed Federal Bill C-27 in Canada, the Cybersecurity Law of the People’s Republic of China adopted in 2017, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020 (collectively, the “CCPA”) and the California CARS Act, and numerous other similar comprehensive state-level data privacy and security laws in other U.S. states, including Virginia, Colorado, Utah and Connecticut, and numerous other jurisdictions are considering imposing similar laws and regulations. Moreover, laws in all 50 U.S. states require businesses to provide notice under certain circumstances to consumers whose personal information has been disclosed as a result of a data breach. The Chinese government has also proposed or promulgated a number of measures and regulations in recent years regarding cybersecurity and data security, including without limitation the Cybersecurity Review Measures, the Data Security Law, the Personal Information Protection Law and the Regulations on Network Data Security Management.

These laws and regulations are wide-ranging in scope and impose numerous requirements on entities that process personal data, including requirements relating to processing sensitive data, obtaining consent of the individuals to whom the personal data relates in certain circumstances, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches and taking certain measures when engaging third-party processes that will have access to personal data. Compliance with applicable U.S. and foreign privacy and data protection laws and regulations is a vigorous and time-intensive process, and the costs and efforts required to adapt our business practices to comply with and implement increasing privacy and data protection requirements have been, and we except will continue to be, significant, particularly because these laws and regulations are increasing in complexity and number, sometimes change, and can conflict among the various jurisdictions in which we operate. It is possible that we could be prohibited or constrained from collecting or disseminating certain types of data or from providing certain products or solutions as a result of such laws and regulations. For example, we may not be able, or we may fail, to obtain appropriate third-party consent to collect or use certain types of data for certain purposes in our business. Moreover, if our business fails to comply with these laws or regulations, we could be subject to significant litigation and civil or criminal penalties (including monetary damages, regulatory enforcement actions or fines) in one or more jurisdictions, as well as reputational damage that could result in the loss of data, brand equity and business. For example, a failure to comply with the GDPR or U.K. GDPR could result in fines up to the greater of €20 million (or £17.5 million under the U.K. GDPR) or 4% of annual global revenues. Additionally, in the case of a DPPA violation, U.S. courts may award liquidated damages of $2,500 per individual’s personal information. Furthermore, any inquiries or investigations, or any other governmental actions, regarding our privacy and data protection practices could require significant management time and attention, and may result in negative publicity and subject us to increased costs, as well as demands or orders that we modify our existing business practices.

We devote meaningful time and financial resources to compliance with current and future applicable international and U.S. privacy, cybersecurity, data protection and related laws and regulations. We have made, and expect to continue to make, capital investments and other expenditures to enhance cybersecurity preparedness and prevent future cyber incidents and breaches, including costs associated with additional security technologies, personnel, and experts. Any such expenses that we incur in the future, which could be material, will impact our results of operations in the period in which they are incurred, but may not meaningfully limit the success of future attempts to compromise our information or information technology systems.

Continued privacy and data protection concerns may result in new or amended laws and regulations. Future laws and regulations with respect to the collection, compilation, use and publication of information could result in limitations on our operations or data processing, leading to increased compliance or litigation expense and/or adverse publicity or loss of revenue, which could have a material adverse effect on our business, financial condition or results of operations. It is also possible that we could be prohibited from collecting or disseminating certain types of data, which could affect our ability to meet our customers’ needs or require changes in our processes, technologies and data management.

We are also, from time to time, subject to, or face assertions that we are subject to, additional obligations relating to personal and other data, by contract or due to assertions that self-regulatory obligations or industry standards apply to our practices. We are also subject to the terms of our privacy policies and privacy-related obligations to third parties, and could face claims or allegations that we are not in compliance with such terms, which could result in costly litigation and could have a material adverse effect on our business, financial condition or results of operations.

Future legislation, regulatory reform or policy changes, especially abrupt changes, could have a material adverse effect on our business, financial condition or results of operations.

Future legislation, regulatory reform or policy changes, such as data privacy, operational resilience and cybersecurity, tax regulations, AI and increased infrastructure spending and significant changes in trade policy (including sanctions and tariffs) could impact our business. There are currently a number of laws and regulations in jurisdictions in which we operate around the world that have recently been adopted but not yet implemented or have been proposed or are being considered to which we or our customers will or may become subject, but at this time their impact on our business and results of operations remains uncertain. Changes in legislation, regulation or policy increase the likelihood that we will fail to appropriately adapt to changes in our compliance obligations, particularly when such changes happen abruptly, such as following a change in government. Any of the foregoing changes could increase our litigation and regulatory exposure, directly impact our results of operations and cash flows, adversely affect our ability to provide our products and solutions, or adversely impact the demand for our products and solutions and could have a material adverse effect on our business, financial condition or results of operations. Such changes may also impact our business by creating increased volatility and uncertainty in the markets in which we operate. At this time, we cannot predict the scope or nature of these changes or assess what the overall effect of such potential changes could be on our results of operations or cash flows.

Our international business activities must comport with international trade restraints, including economic sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, which could affect our ability to market and/or sell our products and solutions into certain countries where we do business. Failure to comply with these laws and regulations can result in significant fines and penalties and related material adverse effects on our reputation, business, financial condition and results of operations.

As a global company, we are subject to international trade restraints, including economic and financial sanction laws and embargoes. These laws include prohibitions or restrictions on the sale or supply of certain products and solutions to embargoed or sanctioned countries, regions, governments, persons and entities.

Embargoes and sanctions laws are changing rapidly for certain geographies, including with respect to Iran, Russia and Venezuela. These embargoes and sanctions laws have affected, and may in the future affect, our ability to continue to market and/or sell our products and solutions into these geographies and in turn adversely impact our revenue from such geographies. For example, in response to the ongoing military conflict between Russia and Ukraine, governments in the U.S., the EU, the U.K., Canada and others imposed financial and economic sanctions on certain industry segments and various parties in Russia and Belarus. Additional international trade restraints may be promulgated at any time and may require changes to our operations and increase our risk of noncompliance. Failure to comply with these laws and regulations can result in significant fines and penalties and related material adverse effects on our reputation, business, financial condition and results of operations.

Risks Relating to Mobility Global’s Relationship with S&P Global

We may not realize the anticipated benefits from the Separation, and the Separation could harm our business.

We may not be able to achieve the full strategic and financial benefits expected to result from our completed Separation from S&P Global, or such benefits may be delayed or not occur at all. The Separation is expected to enhance strategic and management focus, provide a distinct investment identity and allow us to efficiently allocate resources and deploy capital. We may not achieve these and other anticipated benefits for a variety of reasons, including, among others, the following:

●	The Separation has and will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business;
●	Following the Separation, we may be more susceptible to economic downturns and other adverse events than if we were still a part of S&P Global;
●	Following the Separation, our business is less diversified than S&P Global’s business prior to the Separation; our business has also experienced a loss of scale and access to certain financial, managerial and professional resources from which we have benefited in the past; and
●	The other actions that were required to separate the respective businesses could disrupt our operations.

If we fail to achieve some or all of the benefits expected to result from the Separation, or if such benefits are delayed, our business could be harmed.

We have no history of operating as an independent company, and our historical combined, historical condensed combined, and unaudited pro forma condensed financial information is not necessarily representative of the results that we would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results.

Our historical combined and unaudited pro forma condensed financial information included in this prospectus have been derived from S&P Global’s consolidated financial statements and accounting records and are not necessarily indicative of our future results of operations, financial condition or cash flows, nor do they reflect what our results of operations, financial condition or cash flows would have been as an independent public company during the periods presented. In particular, the historical combined financial information included in this prospectus is not necessarily indicative of our future results of operations, financial condition or cash flows primarily because of the following factors:

●	Prior to the Separation, the Spin Business was operated by S&P Global as part of its broader corporate organization, rather than as an independent company. S&P Global or one of its affiliates provided support for various corporate functions for us. We have become a smaller, less diversified company as a result of the Separation;
●	Our historical combined and historical condensed combined financial results reflect the direct and indirect allocated costs for such services historically provided by S&P Global, and these costs may significantly differ from the comparable expenses we would have incurred as an independent company;
●	Our working capital requirements and capital expenditures historically have been satisfied as part of S&P Global’s corporate-wide cash management and centralized funding programs, and our cost of debt and other capital may significantly differ from that which is reflected in our historical combined financial statements;
●	The historical combined and historical condensed combined financial information may not fully reflect the costs associated with the Separation, including the costs related to being an independent public company;
●	Our historical combined and historical condensed combined financial information does not reflect our obligations under the various transitional and other agreements we entered into with S&P Global in connection with the Separation, though costs under such agreements are broadly similar to what was charged to the Spin Business in the past; and
●	Prior to the Separation, our business was integrated with that of S&P Global and we benefitted from S&P Global’s size and scale in costs, employees and vendor and customer relationships. Thus, costs we incur as an independent company may significantly exceed comparable costs we would have incurred as part of S&P Global and some of our vendor and customer relationships may be weakened or lost.

We based the pro forma adjustments included in this prospectus on available information and assumptions that we believe are reasonable and factually supportable; actual results, however, may vary. In addition, our unaudited pro forma condensed financial information included in this prospectus may not give effect to various ongoing additional costs we may incur in connection with being an independent public company. Accordingly, our unaudited pro forma condensed financial information does not reflect what our results of operations, financial condition or cash flows would have been as an independent public company and is not necessarily indicative of our future financial condition or future results of operations.

Please refer to “Unaudited Pro Forma Condensed Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical combined and historical condensed combined financial statements and the notes to those statements included elsewhere in this prospectus.

We have historically operated within S&P Global, and there are risks associated with the Separation.

We have historically operated within S&P Global and a number of aspects of our relationship with S&P Global have changed as a result of the Separation. For example, some of our vendors or other contract counterparties may have contracted with us because we were part of S&P Global, and we may have difficulty obtaining favorable terms in our contractual arrangements in the future as a result of the Separation. These and other changes could have a material adverse effect on our business, financial condition or results of operations.

Furthermore, in connection with the Separation, we entered into a Separation and Distribution Agreement and certain other commercial arrangements with S&P Global pursuant to which S&P Global continues to provide to us, on an ongoing basis, certain functions and services that the companies have historically shared. S&P Global may not successfully execute its obligations to us under these arrangements, and any interruption in the functions or services that are provided to us by S&P Global following the Distribution could have a material adverse effect on our business, financial condition or results of operations.

We will incur significant costs to create the infrastructure necessary to operate as an independent public company and may experience operational disruptions in connection with the Separation.

Prior to the Separation, S&P Global performed many important corporate functions for us, including executive management, finance, legal, information technology, human resources and other shared services. The cost of these services was allocated to us based on direct usage when identifiable or, when not directly identifiable, on the basis of proportional net revenues or other relevant metrics, as applicable. Following the Separation, S&P Global continues to provide some of these services to us on a transitional basis, generally for a period of up to 18 months, pursuant to a Transition Services Agreement that we entered into with S&P Global. S&P Global may not successfully execute all of these functions during the transition period or we may have to expend significant efforts or costs materially in excess of those estimated under the Transition Services Agreement. Any interruption in these services could have a material adverse effect on our business, financial condition or results of operations.

In addition, at the end of this transition period, we will need to perform these functions ourselves or hire third parties to perform these functions on our behalf. The costs associated with performing or outsourcing these functions may exceed the amounts reflected in our historical combined financial statements that were incurred as a business segment of S&P Global. We began to incur costs beginning in the year ended December 31, 2025 to establish the necessary infrastructure and create the systems and services to replace many of the systems and services that S&P Global currently provides to us. However, we may not be successful in implementing these systems and services in a timely manner or at all, and we may incur additional costs in connection with, or following, the implementation of these systems and services. A significant increase in the costs of performing or outsourcing these functions could have a material adverse effect on our business, financial condition or results of operations.

Furthermore, we may experience certain operational disruptions in connection with the Separation as we continue to transition to operating as an independent public company, including information technology disruptions as certain data, software, information technology hardware and other information technology assets and systems are transitioned or re-allocated between us and S&P Global, or as we implement new systems or upgrades in connection with such transition. Our ability to effectively manage and operate our business depends significantly on information technology systems, and bad actors could potentially take advantage during the course of the transition to exploit any vulnerabilities in such systems. Any failure, disruption, interruption, malfunction or other issue with respect to such systems could have a material adverse effect on our business, financial condition or results of operations.

The obligations associated with being a public company will require significant resources and management attention.

Prior to the Separation, we were not directly subject to the reporting and other requirements of the Exchange Act. Following the effectiveness of our Registration Statement on Form 10, we became directly subject to such reporting and other obligations under the Exchange Act and the rules of the NYSE. As an independent public company, we are required to, among other things prepare and distribute periodic reports, proxy statements and other stockholder communications in compliance with the federal securities laws and rules; have our own Board of Directors and committees thereof, which comply with federal securities laws and rules; maintain an internal audit function; institute our own financial reporting and disclosure compliance functions; establish an investor relations function; establish internal policies, including those relating to trading in our securities and disclosure controls and procedures; and comply with the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Public Company Accounting Oversight Board and the NYSE.

These reporting and other obligations now place significant demands on our management and our administrative and operational resources, including accounting resources, and we face increased legal, accounting, administrative and other costs and expenses relating to these demands that we had not incurred as a segment of S&P Global. Our investment in compliance with existing and evolving regulatory requirements has resulted in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities, which could have a material adverse effect on our business, financial condition or results of operations.

If we fail to maintain effective internal controls, we may not be able to report our financial results accurately or timely or prevent or detect fraud, which could have a material adverse effect on our business or the market price of our securities.

In accordance with Section 404 of the Sarbanes-Oxley Act, our management will be required to conduct an annual assessment of the effectiveness of our internal control over financial reporting and include a report on these internal controls in the annual reports we will file with the SEC on Form 10-K. Our independent registered public accounting firm may not be required to formally attest to the effectiveness of our internal controls until the year following the first annual report required to be filed with the SEC. When required, this process will require significant documentation of policies, procedures and systems, review of that documentation by our internal auditing and accounting staff and our outside independent registered public accounting firm, and testing of our internal controls over financial reporting by our internal auditing and accounting staff and our outside independent registered public accounting firm. This process will involve considerable time and attention, may strain our internal resources, and will increase our operating costs. We may experience higher than anticipated operating expenses and outside auditor fees during the implementation of these changes and thereafter. If management or our independent registered public accounting firm determines that our internal control over financial reporting is not effective, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the NYSE, the SEC or other regulatory authorities, which could require additional financial and management resources. In addition, if our controls are not effective, our ability to accurately and timely report our financial position could be impaired, which could result in late filings of our annual and quarterly reports under the Exchange Act, restatements of our combined financial statements, a decline in our stock price, or suspension or delisting of our common stock from the NYSE, and could have a material adverse effect on our business, financial condition or results of operations.

In connection with the Separation, S&P Global has agreed to indemnify us for certain liabilities, and we have agreed to indemnify S&P Global for certain liabilities. If we are required to act under these indemnities to S&P Global, we may need to divert cash to meet those obligations, which could adversely affect our financial results. Moreover, the S&P Global indemnity may not be sufficient to insure us against the full amount of liabilities for which it has been allocated responsibility, and S&P Global may not be able to satisfy its indemnification obligations to us in the future.

Pursuant to the Separation and Distribution Agreement and other agreements with S&P Global, S&P Global agreed to indemnify us for certain liabilities, and we agreed to indemnify S&P Global for certain liabilities. Payments that we may be required to provide under indemnities and reimbursements to S&P Global are not subject to any cap, may be significant and could negatively affect our business, particularly under indemnities relating to our actions that could affect the tax-free nature of the Separation. Third parties could also seek to hold us responsible for the liabilities that S&P Global has agreed to retain, and under certain circumstances, we may be subject to continuing contingent liabilities of S&P Global following the Separation that arise relating to the operations of the Spin Business during the time that it was a business segment of S&P Global prior to the Separation, such as certain tax liabilities which relate to periods during which taxes of the Spin Business were reported as a part of S&P Global; certain liabilities retained by S&P Global which relate to contracts or other obligations entered into jointly by the Spin Business and S&P Global’s retained business; and certain liabilities arising from third-party claims in respect of contracts in which both S&P Global and the Spin Business provide services.

S&P Global has agreed to indemnify us for such contingent liabilities. While we have no reason to expect that S&P Global will not be able to support its indemnification obligations to us, we can provide no assurance that S&P Global will be able to fully satisfy its indemnification obligations or that such indemnity obligations will be sufficient to cover our liabilities for matters which S&P Global has agreed to retain, including such contingent liabilities. Moreover, even if we ultimately succeed in recovering from S&P Global any amounts for which we are indemnified, we may be temporarily required to bear these losses ourselves. Each of these risks could have a material adverse effect on our business, financial condition or results of operations.

There can be no assurance that we will be able to obtain insurance coverage following the Distribution on terms that justify its purchase, and any such insurance may not be adequate to offset costs associated with certain events.

We were required to obtain our own insurance policies upon completion of the Distribution. Although we have insurance policies in place as of the Distribution that cover certain, but not all, hazards that could arise from our operations, we can provide no assurance that we will be able to maintain such coverage, that the cost of such coverage will be similar to those incurred by S&P Global or that such coverage will be adequate to protect us from costs incurred with certain events. The occurrence of an event that is not insured or not fully insured could have a material adverse effect on our business, financial condition or results of operations.

Following the Separation, we have debt obligations that could restrict our business and could have a material adverse effect on our business, financial condition or results of operations. In addition, the separation of our business from S&P Global may increase the overall cost of debt funding and decrease the overall debt capacity and commercial credit available to us.

In connection with the Separation, we incurred $2 billion of new debt upon the issuance of our Original Notes. This level of debt could have significant consequences on our future operations, including:

●	Making it more difficult for us to meet our payment and other obligations under our outstanding debt;

●	Resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which could result in all of our debt becoming immediately due and payable;
●	Reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;
●	Limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and
●	Placing us at a competitive disadvantage compared to any of our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have a material adverse effect on our business, financial condition or results of operations. We may also incur substantial additional indebtedness in the future.

In addition, we may be unable to service or refinance our debt or maintain compliance with restrictive covenants in our debt instruments. Our cash flow from operations will provide the primary source of funds for our debt service payments. If our cash flow from operations declines, we may be unable to service or refinance our current debt. The indenture governing our Original Notes contains certain covenants that, among other things, limit the ability of us and our subsidiaries to create liens and enter into sale and leaseback transactions and limit our ability to consolidate, merge or sell, and transfer or lease all or substantially all of our assets. Our credit agreement also contains certain affirmative and negative covenants customary for financings of this type that, among other things, limit our and our subsidiaries’ ability to merge and/or dispose of all, substantially all or a substantial portion of our assets, incur additional subsidiary indebtedness and incur certain liens. In addition, the credit agreement requires that we maintain a total net leverage ratio of not greater than 3.50 to 1.00 with, at our election and subject to certain customary conditions, a step-up to 4.00 to 1.00 for the four fiscal quarters ending immediately following a qualifying material acquisition (including the fiscal quarter that such qualifying material acquisition was consummated). If we fail to comply with any covenant in the future, including any financial covenant, it could result in an event of default and make the entire debt incurred thereunder immediately due and payable or we may be forced to sell assets, restructure our indebtedness or seek additional equity capital, which would dilute our stockholders’ interests.

In addition, any future indenture or credit agreements that we may enter into may include restrictive covenants that, subject to certain exceptions and qualifications, restrict or limit our ability and the ability of our restricted subsidiaries to, among other things, incur additional indebtedness, pay dividends, make certain investments, sell certain assets and enter into certain strategic transactions, including mergers and acquisitions. These covenants and restrictions could affect our ability to operate our business, and may limit our ability to react to market conditions or take advantage of potential business opportunities as they arise. The Separation may increase the overall cost of debt funding and decrease the overall debt capacity and commercial credit available to us.

Transfer or assignment to us of some contracts and other assets requires the consent of a third party. If such consent is not given, we may not be entitled to the benefit of such contracts, investments and other assets in the future.

Transfer or assignment of some of the contracts and other assets in connection with the Separation requires the consent of a third party to the transfer or assignment. Similarly, in some circumstances, we are joint beneficiaries of contracts, and need to enter into a new agreement with the third party to replicate the existing contract or assign the portion of the existing contract related to the Spin Business.

While most of these contract assignments and new agreements were obtained prior to the Separation, we may not be able to obtain all required consents or enter into all such new agreements, as applicable, in the future. Some parties may use the requirement of a consent to seek more favorable contractual terms from us, which could include our having to obtain letters of credit or other forms of credit support. If we are unable to obtain such consents or such credit support on commercially reasonable and satisfactory terms, we may be unable to obtain some of the benefits, assets and contractual commitments that were allocated to us as part of the Separation. In addition, where we did not obtain consent from third-party counterparties based on our belief that no consent was required, the third-party counterparties may challenge the transaction on the basis that the terms of the applicable commercial arrangements required their consent. We may incur substantial litigation and other costs in connection with any such claims and, if we do not prevail, our ability to use these assets could be adversely impacted.

We cannot provide assurance that all such required third-party consents and new agreements have been or will be procured or put in place, as applicable. Consequently, we may not realize certain of the benefits that were allocated to us as part of the Separation.

Some of our directors and officers may have actual or potential conflicts of interest because of their equity ownership in S&P Global.

Because of their current or former positions with S&P Global, some of our directors and executive officers continue to own shares of S&P Global common stock or have options to acquire shares of S&P Global common stock, and the individual holdings may be significant for some of these individuals compared to their total assets. This ownership may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for S&P Global or us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between S&P Global and us regarding the terms of the agreements governing the Separation and the relationship between the companies post-Separation.

We potentially could have received better terms from unaffiliated third parties than the terms we received in our agreements with S&P Global.

The agreements entered into with S&P Global in connection with the Separation were negotiated while we were still part of S&P Global’s business. Accordingly, during the period in which the terms of those agreements were negotiated, we did not have an independent Board of Directors or a management team independent of S&P Global. The terms of the agreements negotiated in the context of the Separation relate to, among other things, the allocation of assets, intellectual property, liabilities, rights and other obligations between S&P Global and us, and arm’s-length negotiations between S&P Global and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party.

If certain of the Restructuring Transactions and/or the Distribution, together with certain related transactions, did not qualify as transactions that are tax-free for U.S. federal income tax purposes, S&P Global and/or holders of S&P Global common stock could be subject to significant tax liability.

It was intended that the Distribution, together with certain related transactions, would qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and a transaction under Section 355 and Section 361(c) of the Code, in each case which is generally tax-free to S&P Global and its shareholders for U.S. federal income tax purposes. The Distribution was conditioned upon the receipt of the opinion of tax counsel to the effect that such transactions would qualify for this intended tax treatment, which opinion was received by S&P Global at the time of the Distribution. The opinion relied on certain representations, assumptions and undertakings, including those relating to the past and future conduct of our business, and the opinion would not be valid if such representations, assumptions and undertakings were incorrect. Notwithstanding the opinion, the Internal Revenue Service (the “IRS”) could determine that the Distribution should be treated as a taxable transaction for U.S. federal income tax purposes if it determines that any of the representations, assumptions or undertakings that were relied on for the opinion are inaccurate or are violated, if it disagrees with the conclusions in the opinion, or for other reasons, including as a result of significant changes in the stock ownership of S&P Global or us after the Distribution. In addition, it was intended that the certain of the Restructuring Transactions would qualify as transactions that are tax-free for U.S. federal income tax and/or non-U.S. tax purposes.

If certain of the Restructuring Transactions and/or the Distribution, together with certain related transactions, fail to qualify for their intended tax treatment for any reason, S&P Global and/or holders of S&P Global common stock could be subject to substantial U.S. and/or applicable non-U.S. taxes as a result of the Separation, and we could incur significant liabilities under applicable law or as a result of the Tax Matters Agreement that we and S&P Global entered into in connection with the Separation.

If the Separation is taxable to S&P Global as a result of a breach by us of any covenant or representation made by us in the Tax Matters Agreement, we generally will be required to indemnify S&P Global, and any payments we make in respect of this indemnification obligation could have a material adverse effect on us.

As described above, it was intended that the Distribution, together with certain related transactions, would qualify for U.S. federal income tax purposes as tax-free transactions to S&P Global and to holders of S&P Global common stock, except with respect to any cash received in lieu of fractional shares of common stock, and that certain of the Restructuring Transactions would qualify as tax-free transactions for U.S. federal income tax purposes and/or non-U.S. tax purposes. If the Distribution and/or any of such Restructuring Transactions are not so treated or are taxable to S&P Global due to a breach by us (or any of our subsidiaries) of any covenant or representation made by us in the Tax Matters Agreement, we generally will be required to indemnify S&P Global for all tax-related losses suffered by S&P Global. In addition, we will not control the resolution of any tax contest relating to taxes suffered by S&P Global in connection with the Separation, and we may not control the resolution of tax contests relating to any other taxes for which we may ultimately have an indemnity obligation under the Tax Matters Agreement. In the event that S&P Global suffers tax-related losses in connection with the Separation that must be indemnified by us under the Tax Matters Agreement, the indemnification liability could have a material adverse effect on us.

We are subject to significant restrictions on our actions following the Separation in order to avoid triggering significant tax-related liabilities.

The Tax Matters Agreement generally prohibits us from taking certain actions that could cause the Distribution and certain related transactions, or certain of the Restructuring Transactions, to fail to qualify as tax-free transactions, including the following:

●	during the two-year period following the Distribution Date (or otherwise pursuant to a “plan” within the meaning of Section 355(e) of the Code), we may not cause or permit certain business combinations or transactions to occur;
●	during the two-year period following the Distribution Date, we may not discontinue the active conduct of our business (within the meaning of Section 355(b)(2) of the Code);
●	during the two-year period following the Distribution Date, we may not sell or otherwise issue our common stock, other than pursuant to issuances that satisfy certain regulatory safe harbors set forth in Treasury regulations related to stock issued to employees and retirement plans;
●	during the two-year period following the Distribution Date, we may not redeem or otherwise acquire any of our common stock, other than pursuant to open-market repurchases of less than 20% of our common stock (in the aggregate);
●	during the two-year period following the Distribution Date, we may not amend our certificate of incorporation (or other organizational documents) or take any other action, whether through a shareholder vote or otherwise, affecting the voting rights of our common stock; and
●	more generally, we may not take any action that could reasonably be expected to cause the Separation or certain of the Restructuring Transactions undertaken pursuant thereto to fail to qualify as tax-free transactions for U.S. federal income tax purposes or for non-U.S. tax purposes.

Under the Tax Matters Agreement, we may take certain of the actions described above if, prior to taking such action, we obtain an IRS letter ruling or an acceptable opinion of tax counsel, upon which S&P Global may rely, to the effect that taking such action will not affect the intended tax-free treatment of the Distribution and certain related transactions, or we otherwise obtain S&P Global’s prior written consent, in its sole and absolute discretion, waiving such requirement. Even if we obtain such a ruling, opinion or consent and take any of the actions above, and such actions result in tax-related losses to S&P Global, we generally will be required to indemnify S&P Global for such tax-related losses under the Tax Matters Agreement. See “The Separation — Agreements with S&P Global — Tax Matters Agreement.” Due to these restrictions and indemnification obligations under the Tax Matters Agreement, we may be limited in our ability to pursue strategic transactions, equity or convertible debt financings or other transactions that may otherwise be in our best interests. Also, our potential indemnity obligation to S&P Global might discourage, delay or prevent a change of control that our shareholders may consider favorable.

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we are subject following the Separation.

Prior to the Separation, our financial results were included within the consolidated results of S&P Global, and we were not directly subject to reporting and other requirements of the Exchange Act. These and other obligations place significant demands on our management, administrative, and operational resources, including accounting and information technology resources. To comply with these requirements, we anticipate that we will need to duplicate information technology infrastructure, implement additional financial and management controls, reporting systems and procedures and hire additional accounting, finance, tax, treasury and information technology staff. If we are unable to do this in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired and our business could be harmed.

Risks Relating to the Exchange Offers

Our board of directors has not made a recommendation as to whether you should tender your Original Notes in exchange for Exchange Notes in the Exchange Offers, and we have not obtained a third-party determination that the Exchange Offers are fair to holders of our Original Notes.

Our board of directors has not made, and will not make, any recommendation as to whether holders of Original Notes should tender their Original Notes in exchange for Exchange Notes pursuant to the Exchange Offers. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the Original Notes for purposes of negotiating the terms of the Exchange Offers, or preparing a report or making any recommendation concerning the fairness of the Exchange Offers. Therefore, if you tender your Original Notes, you may not receive more than or as much value as if you chose to keep them. Holders of Original Notes must make their own independent decisions regarding their participation in the Exchange Offers.

The Exchange Offers may be cancelled or delayed.

The consummation of the Exchange Offers is subject to, and conditional upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offers – Conditions to the Exchange Offers.” We may, at our option and in our sole discretion, waive any such conditions. Even if the Exchange Offers are completed, the Exchange Offers may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the Exchange Offers may have to wait longer than expected to receive their Exchange Notes, during which time those holders of the Original Notes will not be able to effect transfers of their Original Notes tendered for exchange.

If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.

Original Notes that you do not tender or that we do not accept will, following the Exchange Offers, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law. We will issue Exchange Notes in exchange for the Original Notes pursuant to the Exchange Offers only following the satisfaction of the procedures and conditions set forth in “The Exchange Offers – Conditions to the Exchange Offers” and “The Exchange Offers – Procedures for Tendering Original Notes.” These procedures and conditions include timely receipt by the Exchange Agent of confirmation of book-entry transfer of such Original Notes and of an agent’s message from DTC. Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Additionally, we are under no duty to give notification of defects or irregularities of tenders of Original Notes for exchange.

Because we anticipate that most holders of Original Notes will elect to exchange their Original Notes, we expect that the liquidity of the market for any Original Notes remaining after the completion of the Exchange Offers will be substantially limited. Any Original Notes tendered and exchanged in the Exchange Offers will reduce the aggregate principal amount of the Original Notes outstanding. Following the Exchange Offers, if you do not tender your Original Notes, you generally will not have any further registration rights, and your Original Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Original Notes could be adversely affected.

If an active trading market does not develop for the Exchange Notes, you may be unable to sell the Exchange Notes or to sell them at a price you deem sufficient.

The Exchange Notes are a new issue of securities for which there is currently no public trading market. We do not intend to list the Exchange Notes on any national securities exchange. Accordingly, there can be no assurances that an active trading market will develop upon completion of the Exchange Offers or, if it develops, that such market will be sustained, or as to the liquidity of any market. If an active trading market does not develop or is not sustained, the market price and the liquidity of the Exchange Notes may be adversely affected. In addition, the liquidity of the trading market for the Exchange Notes, if it develops, and the market price quoted for the Exchange Notes, may be adversely affected by changes in the overall market for those securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

We may repurchase any Original Notes that are not accepted for purchase and exchange in the Exchange Offers in future transactions on terms that are more favorable to the holders of the Original Notes than the terms of the Exchange Offers.

We may, from time to time after completion of the Exchange Offers, purchase additional Original Notes in the open market, in privately negotiated transactions, through tender offers, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to holders of Original Notes than the terms of the Exchange Offers. Any future purchases or exchanges by us will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we may choose to pursue in the future.

Some noteholders may be required to comply with the registration and prospectus delivery requirements of the Securities Act.

If you exchange your Original Notes in the Exchange Offers for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any broker-dealer who holds Original Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes in exchange for such Original Notes pursuant to the Exchange Offers may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. Our obligation to keep the registration statement of which this prospectus forms a part effective is limited. Accordingly, we cannot guarantee that a current prospectus will be available at all times to broker-dealers wishing to resell their Exchange Notes.

Use of Proceeds

The Exchange Offers are intended to satisfy our obligations under the Registration Rights Agreement entered into in connection with the issuance of the Original Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offers. The Original Notes surrendered and exchanged for the Exchange Notes will be retired and canceled.

The Exchange Offers

Purpose of the Exchange Offers

We are offering to exchange our 5.050% Senior Notes due 2029 (the “2029 Exchange Notes”), our 5.450% Senior Notes due 2031 (the “2031 Exchange Notes”), and our 6.050% Senior Notes due 2036 (the “2036 Exchange Notes”), which have each been registered under the Securities Act and which we refer to collectively as the “Exchange Notes,” for our outstanding 5.050% Senior Notes due 2029 (the “2029 Original Notes”), our outstanding 5.450% Senior Notes due 2031 (the “2031 Original Notes”), and our outstanding 6.050% Senior Notes due 2036 (the “2036 Original Notes”), which have not been so registered and which we refer to collectively as the “Original Notes.” We refer to these exchange offers as the “Exchange Offers.”

On May 29, 2026, Mobility Global issued the $650 million aggregate principal amount of the 2029 Original Notes, $650 million aggregate principal amount of the 2031 Original Notes, and $700 million aggregate principal amount of the 2036 Original Notes. The Original Notes were sold in private placements to qualified institutional buyers in accordance with Rule 144A under the Securities Act and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The proceeds of the Original Notes were held in escrow pending completion of our Separation from S&P Global Inc., and such proceeds were released from escrow on June 30, 2026 in connection with the Separation.

In connection with the issuance of the Original Notes, Mobility Global entered into the Registration Rights Agreement, with Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and BofA Securities, Inc., as representatives of the several initial purchasers for the issuance of the Original Notes, whom we refer to collectively as the “Initial Purchasers.” Under the Registration Rights Agreement, we agreed to file and to use our commercially reasonable efforts to have declared effective the exchange offer registration statement under the Securities Act and to consummate the Exchange Offers.

We are making the Exchange Offers in reliance on the position of the SEC as set forth in Exxon Capital Holdings Corporation and similar no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of Exchange Notes who is not our “affiliate” within the meaning of Rule 405 of the Securities Act and who exchanges Original Notes for Exchange Notes in the Exchange Offers generally may offer the Exchange Notes for resale, sell the Exchange Notes and otherwise transfer the Exchange Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the Exchange Notes only if the holder acknowledges that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes.

Any holder of the Original Notes using the Exchange Offers to participate in a distribution of Exchange Notes cannot rely on the no-action letters referred to above. Any broker-dealer who holds Original Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes in exchange for such Original Notes pursuant to the Exchange Offers may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. See “Plan of Distribution.” You may not participate in the Exchange Offers if you are a broker-dealer tendering Original Notes that you acquired directly from us for your own account.

Except as set forth in this prospectus, this prospectus may not be used for an offer to resell, resale or other transfer of Exchange Notes.

The Exchange Offers are not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which the Exchange Offers or the acceptance of them would not be in compliance with the securities or blue sky laws of such jurisdiction.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, shall be deemed to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” below.

Resale of Exchange Notes

We have not entered into any arrangement or understanding with any person to distribute the Exchange Notes to be received in the Exchange Offers and, to the best of our information and belief, each person that will participate in the Exchange Offers will acquire the Exchange Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be received in the Exchange Offers.

Based upon the position of the staff of the SEC as described in previous no-action letters and subject to the immediately following sentence, we believe that Exchange Notes issued pursuant to the Exchange Offers in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you will be deemed to acknowledge in writing at the time of the consummation of the Exchange Offers that:

●	you are not a broker-dealer tendering Original Notes that you acquired directly from us for your own account;
●	you are acquiring the Exchange Notes in the ordinary course of your business;
●	you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes; and
●	you are not our “affiliate” as defined under Rule 405 of the Securities Act.

However, any purchaser of Exchange Notes who is an affiliate of ours or who intends to participate in the Exchange Offers for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Original Notes in the Exchange Offers and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Exchange Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

With regard to broker-dealers, any broker-dealer who holds any Original Notes acquired for its own account as a result of market-making activities or other trading activities may participate in the Exchange Offers so long as the broker-dealer has not entered into any arrangement or understanding with us or an affiliate of ours to distribute the Exchange Notes.

Any broker-dealer who holds Original Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes in exchange for such Original Notes pursuant to the Exchange Offers may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

Terms of the Exchange Offers

Based on the terms and subject to the conditions of the Exchange Offers, we will accept any and all Original Notes validly tendered prior to 11:59 p.m., New York City time, on the Expiration Date for the Exchange Offers.

Subject to the minimum denomination requirements of the Exchange Notes, we will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Original Notes validly tendered pursuant to the Exchange Offers on or before the Expiration Date and not validly withdrawn. Holders may tender some or all of the Original Notes pursuant to the Exchange Offers. However, Original Notes may be tendered only in minimum denominations of $2,000 and multiples of $1,000 thereafter. Promptly after the Expiration Date (unless extended as described in this prospectus), we will issue an aggregate principal amount of up to (i) $650,000,000 of 2029 Exchange Notes for a like principal amount of outstanding 2029 Original Notes, (ii) $650,000,000 of 2031 Exchange Notes for a like principal amount of outstanding 2031 Original Notes, and (iii) $700,000,000 of 2036 Exchange Notes for a like principal amount of outstanding 2036 Original Notes tendered and accepted in connection with the Exchange Offers. The Exchange Notes issued in connection with the Exchange Offers will be delivered promptly after the Expiration Date.

The terms of the Exchange Notes will be substantially identical to the terms of the Original Notes, except that:

●	the offer and sale of the Exchange Notes will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer of the Exchange Notes; and
●	holders of the Exchange Notes will not be entitled to any rights under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offers, or to the additional interest provisions of the Registration Rights Agreements.

The Exchange Notes will evidence the same debt as the Original Notes and will be issued under the same indenture and be entitled to the same benefits under that indenture as the Original Notes being exchanged. As of the date of this prospectus, $2 billion in aggregate principal amount of the Original Notes is outstanding.

In connection with the issuance of the Original Notes, we arranged for the Original Notes purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. Exchange Notes will be issued in the form of one or more global notes registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offers. Original Notes that are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offers will remain outstanding and be entitled to the benefits of our Indenture (as defined below), but certain registration and other rights under the Registration Rights Agreements will terminate and holders of the Original Notes will generally not be entitled to any registration rights under the Registration Rights Agreements. See “– Consequences of Failure to Properly Tender Original Notes in the Exchange Offers.”

We shall be considered to have accepted validly tendered Original Notes if and when we have given oral (to be followed by prompt written notice) or written notice to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us. In acting as Exchange Agent, The Bank of New York Mellon Trust Company, N.A. will perform only ministerial functions and will have no duties or obligations other than those expressly set forth in the exchange agent agreement between it and Mobility Global. The Exchange Agent makes no recommendation as to whether holders should tender their Original Notes, has not reviewed or passed upon the accuracy or adequacy of this prospectus, and will not be responsible for any determination as to the validity, form, eligibility or acceptance of any tender.

If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Original Notes, without expense, to the tendering holder promptly after the Expiration Date for the Exchange Offers.

Holders who tender Original Notes will not be required to pay brokerage commissions or fees or transfer taxes on exchange of Original Notes in connection with the Exchange Offers, except as described under “– Fees and Expenses” and “–Transfer Taxes.”

Expiration Date; Extension; Termination; Amendment

The Expiration Date for the Exchange Offers is 11:59 p.m., New York City time, on      , 2026, unless extended by us in our sole discretion, in which case the term “Expiration Date” shall mean the latest date and time to which the Exchange Offers are extended with respect to the Exchange Notes.

Subject to applicable law, we reserve the right, in our sole discretion:

●	to delay accepting any Original Notes, to extend the Exchange Offers or to terminate the Exchange Offers if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral (to be followed by prompt written notice) or written notice of the delay, extension or termination to the Exchange Agent; or
●	to amend the terms of the Exchange Offers in any manner.

If we amend the Exchange Offers in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the Exchange Offers for a period of five to ten business days.

If we determine to extend, amend or terminate the Exchange Offers, we will publicly announce this determination by making a timely release through an appropriate news agency.

If we delay accepting any Original Notes or terminate the Exchange Offers, we promptly will pay the consideration offered, or return any Original Notes deposited, pursuant to the Exchange Offers as required by Rule 14e-1(c).

Interest on the Exchange Notes

The Exchange Notes will bear interest at the rate of (i) 5.050% per annum in the case of the 2029 Exchange Notes, (ii) 5.450% per annum in the case of the 2031 Exchange Notes, and (iii) 6.050% per annum in the case of the 2036 Exchange Notes, from the most recent date to which interest on the Original Notes has been paid (December 15, 2026). Interest will be payable semiannually in arrears on June 15 and December 15 of each year, commencing on June 15, 2027.

Conditions to the Exchange Offers

Notwithstanding any other provisions of the Exchange Offers, or any extension of the Exchange Offers, we will not be required to accept for exchange, or to exchange any Exchange Notes for, any Original Notes and we may terminate the Exchange Offers or, at our option, modify, extend or otherwise amend the Exchange Offers, if any of the following conditions are not satisfied at or prior to the Expiration Date:

(1)	In our reasonable judgment, no action or event has occurred or been threatened (including a default under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is a party or by which we or any of our affiliates is bound), no action is pending, no action has been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offers or the exchange of Original Notes for Exchange Notes under the Exchange Offers by or before any court or governmental regulatory or administrative agency, authority, or tribunal, which either:
●	challenges the making of the Exchange Offers or the exchange of Original Notes for Exchange Notes under the Exchange Offers or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the Exchange Offers or the exchange of Original Notes for Exchange Notes under the Exchange Offers; or
●	in our reasonable judgment, could materially affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of Mobility Global and its subsidiaries, taken as a whole, or materially impair the contemplated benefits to Mobility Global of the Exchange Offers or the exchange of Original Notes for Exchange Notes under the Exchange Offers;
(2)	None of the following has occurred:
●	the SEC has issued a stop order which would suspend the effectiveness of the registration statement of which this prospectus forms a part or the qualification of the applicable indenture governing the Exchange Notes under the Trust Indenture Act of 1939;
●	any general suspension of, or limitation on, trading in securities on any United States national securities exchanges or in the over the counter market (whether or not mandatory);

●	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);
●	any material adverse change in the United States’ securities or financial markets generally; or
●	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offers, a material acceleration or worsening thereof; and

We expressly reserve the right to amend or terminate the Exchange Offers and to reject for exchange any Original Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offers specified above. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Exchange Agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit and, except as set forth below, may be waived by us, in whole or in part in our sole discretion. Any determination made by us concerning these events, developments or circumstances shall be conclusive and binding. We may, at our option and in our sole discretion, waive any such conditions except for the condition that the registration statement of which this prospectus forms a part is not subject to a stop order or any proceedings for that purpose.

All conditions to the Exchange Offers must be satisfied or, where permitted, waived at or by the Expiration Date. In addition, we may in our absolute discretion, subject to applicable law, terminate the Exchange Offers for any other reason.

If any of the foregoing conditions are not satisfied, we may, at any time at or prior to the Expiration Date:

●	terminate the Exchange Offers and promptly return all tendered Original Notes to the respective tendering holders;
●	modify, extend or otherwise amend the Exchange Offers and retain all tendered Original Notes until the Expiration Date, as extended, subject, however, to the withdrawal rights of holders; or
●	waive the unsatisfied conditions, except for the condition that the registration statement of which this prospectus forms a part is not subject to a stop order or any proceedings for that purpose, and accept all Original Notes tendered and not previously validly withdrawn.

Effect of Tender

Any tender by a holder, and our subsequent acceptance of that tender, of Original Notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the Exchange Offers described in this prospectus. The participation in the Exchange Offers by a tendering holder of Original Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Original Notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Absence of Dissenters’ Rights of Appraisal

Holders of the Original Notes do not have any dissenters’ rights of appraisal in connection with the Exchange Offers.

Procedures for Tendering Original Notes

If you hold Original Notes and wish to have those notes exchanged for Exchange Notes, you must validly tender (or cause the valid tender of) your Original Notes using the procedures described in this prospectus.

The procedures by which you may tender or cause to be tendered Original Notes will depend upon the manner in which you hold the Original Notes, as described below.

If you are a beneficial owner which holds Original Notes through Euroclear or Clearstream Luxembourg and wish to tender your Original Notes, you must instruct Euroclear or Clearstream Luxembourg, as the case may be, to block the account in respect of the tendered Original Notes in accordance with the procedures established by Euroclear or Clearstream Luxembourg. You are encouraged to contact Euroclear and Clearstream Luxembourg directly to ascertain their procedure for tendering Original Notes.

Original Notes Held with DTC by a DTC Participant

Pursuant to authority granted by DTC, if you are a DTC participant that has Original Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Original Notes as if you were the record holder. Accordingly, references herein to record holders include DTC participants with Original Notes credited to their accounts. Promptly after the date of this prospectus, the Exchange Agent will establish accounts with respect to the Original Notes at DTC for purposes of the Exchange Offers.

Tenders of Original Notes will be accepted only in minimum denominations of $2,000 and multiples of $1,000 thereafter. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Original Notes must continue to hold Original Notes in at least the minimum authorized denomination of $2,000 principal amount.

Any DTC participant may tender Original Notes by effecting a book-entry transfer of the Original Notes to be tendered in the Exchange Offers into the account of the Exchange Agent at DTC and electronically transmitting its acceptance of the Exchange Offers through DTC’s ATOP procedures for transfer before the Expiration Date of the Exchange Offers. No letter of transmittal will be used in connection with the Exchange Offers. The valid electronic transmission of acceptance through ATOP shall constitute delivery of Original Notes in connection with the Exchange Offers.

DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an agent’s message to the Exchange Agent. An “agent’s message” is a message, transmitted by DTC to and received by the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering Original Notes that the participant has received and agrees to be bound by the terms of the Exchange Offers and that Mobility Global may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the Expiration Date of the Exchange Offers.

An agent’s message, and any other required documents, must be transmitted to and received by the Exchange Agent prior to the Expiration Date of the Exchange Offers at one of its addresses set forth on the back cover page of this prospectus. Delivery of these documents to Mobility Global or DTC does not constitute delivery to the Exchange Agent.

Original Notes Held Through a Nominee by a Beneficial Owner

Currently, all of the Original Notes are held in book-entry form and can only be tendered by following the procedures described under “– Procedures for Tendering Original Notes – Original Notes Held with DTC by a DTC Participant.” However, any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf if it wishes to participate in the Exchange Offers. You should keep in mind that your intermediary may require you to take action with respect to the Exchange Offers a number of days before the Expiration Date in order for such entity to tender Original Notes on your behalf at or prior to the Expiration Date in accordance with the terms of the Exchange Offers.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Exchange Offers. Accordingly, beneficial owners wishing to participate in the Exchange Offers should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Exchange Offers.

Representations, Warranties, Acknowledgements and Undertakings

By tendering Original Notes through the submission of an electronic acceptance instruction in accordance with the requirements of ATOP, a tendering holder of Original Notes:

●	acknowledges receipt of this prospectus (as it may be amended or supplemented from time to time), and agrees to all of the terms of the Exchange Offers;
●	understands, acknowledges and agrees that tenders of Original Notes pursuant to the Exchange Offers will, upon Mobility Global’s acceptance for exchange of such tendered Original Notes, constitute a binding agreement between such holder and Mobility Global upon the terms and subject to the conditions of the Exchange Offers;

●	irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Original Notes (with full knowledge that the Exchange Agent also acts as Trustee under the Indenture), with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Original Notes on the account books maintained by DTC with all accompanying evidences of transfer and authenticity to, or upon the order of, Mobility Global and (b) present such Original Notes for transfer on the books of Mobility Global and receive all benefits and otherwise exercise all rights of beneficial ownership of such Original Notes, all in accordance with the terms of the Exchange Offers;
●	represents and warrants that such holder has full power and authority to tender, sell, assign and transfer the Original Notes tendered thereby and that Mobility Global will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by Mobility Global;
●	represents and agrees that such holder is not an “affiliate” of Mobility Global, any Exchange Notes to be received by such holder are being acquired in the ordinary course of its business and such holder has no arrangement or understanding with any person to participate, and is not engaged and does not intend to engage, in a distribution (within the meaning of the Securities Act) of such Exchange Notes;
●	if such holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes, it represents that the Original Notes to be exchanged for Exchange Notes were acquired by it as a result of market-making activities or other trading activities and acknowledges that it will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act;
●	undertakes, upon request, to execute and deliver any additional documents deemed by Mobility Global or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of the Original Notes tendered thereby;
●	understands, acknowledges and agrees that all authority herein conferred or agreed to be conferred through the submission of an electronic acceptance instruction in accordance with the requirements of ATOP shall survive the death or incapacity of such holder and any obligation of such holder hereunder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, legal representatives, successors and assigns of such holder;
●	understands, acknowledges and agrees that for purposes of the Exchange Offers, Mobility Global shall be deemed to have accepted validly tendered Original Notes when and if Mobility Global has given oral or written notice thereof to the Exchange Agent;
●	understands, acknowledges and agrees that, subject to, and effective upon, the acceptance for exchange of the Original Notes tendered thereby, such holder thereby sells, assigns and transfers to, or upon the order of, Mobility Global, all right, title and interest in and to such Original Notes as are being tendered thereby upon the terms and subject to the conditions set forth in this prospectus (as the same may be amended or supplemented from time to time); and
●	understands, acknowledges and agrees that, except as stated in this prospectus in connection with a valid withdrawal, the tender of such holder’s Original Notes is irrevocable.

Mobility Global has agreed that, subject to the provisions of the Registration Rights Agreement, dated as of May 29, 2026, the prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer who acquired the Original Notes for its own account as a result of market making or other trading activities (a “participating broker-dealer”) in connection with resales of Exchange Notes received in exchange for Original Notes, where such Original Notes were acquired by such participating broker-dealer for its own account as a result of market-making activities or other trading activities, for a period ending 180 days after the Expiration Date or, if earlier, when all such Exchange Notes have been disposed of by such participating broker-dealer. In that regard, each participating broker-dealer, by tendering such Original Notes through the submission of an electronic acceptance instruction in accordance with the requirements of ATOP, agrees that, upon receipt of notice from Mobility Global of the occurrence of any event or the discovery of any fact which makes any statement contained in the prospectus untrue in any material respect or which causes the prospectus to omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or of the occurrence of certain other events specified in the Registration Rights Agreement, such participating broker-dealer will suspend the sale of Exchange Notes pursuant to the prospectus until Mobility Global has amended or supplemented the prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to the participating broker-dealer or Mobility Global has given notice that the sale of the Exchange Notes may be resumed, as the case may be. If Mobility Global gives such notice to suspend the sale of the Exchange Notes, it shall extend the 180-day period referred to above during which participating broker-dealers are entitled to use the prospectus in connection with the resale of Exchange Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when participating broker-dealers shall have received copies of the supplemented or amended prospectus necessary to permit resales of the Exchange Notes or to and including the date on which Mobility Global has given notice that the sale of Exchange Notes may be resumed, as the case may be.

By tendering Original Notes through the submission of an electronic acceptance instruction in accordance with the requirements of ATOP, a tendering holder of Original Notes also acknowledges that the Exchange Offers are being made by Mobility Global based upon Mobility Global’s understanding of an interpretation by the staff of the SEC as set forth in no-action letters issued to third parties, that the Exchange Notes issued in exchange for the Original Notes pursuant to the Exchange Offers may be offered for resale, resold and otherwise transferred by holders thereof, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that: (1) such holders are not affiliates of Mobility Global within the meaning of Rule 405 under the Securities Act; (2) such Exchange Notes are acquired in the ordinary course of such holders’ business; (3) such holders are not engaged in, and do not intend to engage in, a distribution of such Exchange Notes and have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (4) such holders are not broker-dealers tendering Original Notes that have been acquired from Mobility Global for their own account. However, the staff of the SEC has not considered the Exchange Offers in the context of a no-action letter, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offers as in other circumstances. If a holder of Original Notes is an affiliate of Mobility Global, acquires the Exchange Notes other than in the ordinary course of such holder’s business or is engaged in or intends to engage in a distribution of the Exchange Notes or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offers, such holder could not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

No alternative, conditional, irregular or contingent tenders will be accepted. By tendering Original Notes through the submission of an electronic acceptance instruction in accordance with the requirements of ATOP, the tendering holders of Original Notes waive any right to receive any notice of the acceptance for exchange of their Original Notes.

Miscellaneous

All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Original Notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered Original Notes determined by us not to be in proper form or not to be tendered properly or any tendered Original Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular Original Notes, whether or not waived in the case of other Original Notes. Our interpretation of the terms and conditions of the Exchange Offers will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Original Notes, none of we, the Exchange Agent or any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification. Tenders of Original Notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.

In addition, we reserve the right, as set forth above under the caption “– Conditions to the Exchange Offers,” to terminate the Exchange Offers. By tendering, each holder represents and acknowledges to us, among other things, that:

●	it has full power and authority to tender, sell, assign and transfer the Original Notes it is tendering and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;
●	the Exchange Notes acquired in connection with the Exchange Offers are being obtained in the ordinary course of business of the person receiving the Exchange Notes;
●	at the time of commencement of the Exchange Offers it had no arrangement with any person to participate in a distribution of such Exchange Notes;

●	it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of our company; and
●	if the holder is a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes, and that it will receive Exchange Notes for its own account in exchange for Original Notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

No letter of transmittal will be used in connection with the Exchange Offers. The valid electronic transmission of acceptance through ATOP shall constitute delivery of Original Notes in connection with the Exchange Offers. There are no guaranteed delivery procedures for the Exchange Offers.

Withdrawal of Tenders

Tenders of Original Notes in the Exchange Offers may be validly withdrawn at any time prior to the Expiration Date.

Beneficial owners desiring to withdraw a tender of Original Notes previously tendered through the ATOP procedures should contact the DTC participant through which they hold their Original Notes. In order to withdraw Original Notes previously tendered, a DTC participant may, prior to the Expiration Date of the Exchange Offers, withdraw its instruction previously transmitted through ATOP by withdrawing its acceptance through ATOP.

Withdrawal of tenders of Original Notes may not be rescinded, and any Original Notes validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Exchange Offers. Validly withdrawn Original Notes may, however, be re-tendered by again following one of the procedures described in “– Procedures for Tendering Original Notes” at or prior to the Expiration Date.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. will be appointed as Exchange Agent in connection with the Exchange Offers. Questions and requests for assistance, as well as requests for additional copies of this prospectus, should be directed to the Exchange Agent at its offices at: The Bank of New York Mellon Trust Company, N.A., as Exchange Agent, c/o BNY Mellon, Corporate Trust Operations-Reorganization Unit, 500 Ross Street, Suite 625, Pittsburgh, PA, 15262, Attention: (Raman) Uthandaraman K, Telephone Number: (615) 381-1464. The Exchange Agent’s e-mail address is CT_REORG_UNIT_INQUIRIES@bny.com.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offers. We will pay certain other expenses to be incurred in connection with the Exchange Offers, including the fees and expenses of the Exchange Agent and certain accounting and legal fees.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of Original Notes in the Exchange Offers unless you instruct us to issue Exchange Notes, or request that Original Notes not tendered or accepted in the Exchange Offers be returned, to a person other than the tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the Exchange Offers. Payments made to other third parties will be expensed as incurred in accordance with GAAP.

Consequences of Failure to Properly Tender Original Notes in the Exchange Offers

Issuance of the Exchange Notes in exchange for the Original Notes under the Exchange Offers will be made only after timely receipt by the Exchange Agent of an agent’s message from DTC through ATOP and confirmation of book-entry transfer of such Original Notes, and all other required documents. Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Original Notes for exchange. Original Notes that are not tendered or that are tendered but not accepted by us will, following completion of the Exchange Offers, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the Exchange Offers, certain registration rights under the Registration Rights Agreement will terminate.

In the event the Exchange Offers are completed, we generally will not be required to register the remaining Original Notes. Remaining Original Notes will continue to be subject to the following restrictions on transfer:

●	the remaining Original Notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available, or if neither such registration nor such exemption is required by law; and
●	the remaining Original Notes will bear a legend restricting transfer in the absence of registration or an exemption.

We do not currently anticipate that we will register the remaining Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in connection with the Exchange Offers, any trading market for remaining Original Notes could be adversely affected. See “Risk Factors – Risks Relating to Participation in the Exchange Offers – If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.”

Unaudited Pro Forma Condensed Financial Information

The following unaudited pro forma condensed financial information was prepared in accordance with Article 11 of Regulation S-X under the Exchange Act and consists of unaudited pro forma condensed statements of operations for the nine months ended September 30, 2026, and the year ended December 31, 2025. The unaudited pro forma condensed financial information reflects adjustments to our historical unaudited condensed combined statement of income for the nine months ended September 30, 2026, and the historical audited combined statement of income for the year ended December 31, 2025.

The unaudited pro forma condensed statements of operations for the nine months ended September 30, 2026 and the year ended December 31, 2025 give effect to the Separation as if it had occurred on January 1, 2025, the beginning of our most recently completed fiscal year.

The unaudited pro forma condensed financial information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the unaudited condensed and audited combined financial statements and corresponding notes thereto included elsewhere in this prospectus. For factors that could cause actual results to differ materially from those presented in the unaudited pro forma condensed financial information, see “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus.

The unaudited pro forma condensed financial information has been prepared to reflect adjustments related to the Separation (“Transaction Accounting Adjustments”) and adjustments to the Company’s historical unaudited condensed combined and audited combined financial statements to present the unaudited pro forma condensed statements of operations as if the Company were a separate stand-alone entity (“Autonomous Entity Adjustments”). The Company’s historical combined financial information has been adjusted to give effect to the following items (collectively, the “Pro Forma Adjustments”):

●	The post-Separation capital structure, including the incurrence of new financing arrangements consisting of a revolving credit facility and senior notes (the “Debt Financing Transactions”), as well as any related impacts to the unaudited pro forma condensed statements of operations;
●	The impact of, and transactions contemplated by the TSA and other agreements to be entered into between the Company and S&P Global related to the Separation;
●	Other adjustments as described in the notes to this unaudited pro forma condensed financial information;
●	Tax impact of the adjustments described above and herein; and
●	Pro forma earnings per share.

The unaudited pro forma condensed financial information reflects certain adjustments that, in the opinion of management, are necessary to present fairly the unaudited pro forma condensed balance sheet and unaudited pro forma condensed statements of operations of the Company for the periods indicated.

The unaudited pro forma condensed financial information is presented for informational purposes only and does not purport to represent what the Company’s statements of operations would have been had the Pro Forma Adjustments occurred on the dates indicated, or to project the Company’s financial performance for any future period. The unaudited pro forma condensed financial information is based on information and assumptions which are described in the accompanying notes. These amounts are estimates and the final amounts could differ materially from these estimates.

The historical unaudited condensed combined financial statements for the nine months ended September 30, 2026, which includes the combined results of the Company’s businesses for the six months ended June 30, 2026 prepared on a carve-out basis, and the historical audited combined financial statements for the year ended December 31, 2025, which were prepared on a carve-out basis, were the basis for the unaudited pro forma condensed financial information. Accordingly, such financial information reflects an allocation of certain corporate costs, such as executive management, finance, legal, information technology, human resources, corporate initiatives, and other shared services that are either specifically identifiable or clearly applicable. See Note 1 — Basis of Presentation and Significant Accounting Policies and Note 10 — Related Party Transactions and Parent Company Investment to the audited combined financial statements and Note 2 — Summary of Significant Accounting Policies and Note 11 – Related Party

Transactions and Former Parent Investment to the unaudited condensed financial statements included elsewhere in this information statement for further information on the allocation of corporate costs.

Following the Separation, the Company bore all corporate overhead and support costs. The costs to operate our business as an independent public entity differ from the historical allocations, including corporate and administrative charges from S&P Global for the nine months ended September 30, 2026, and the year ended December 31, 2025, reflected in the accompanying historical combined financial statements included elsewhere within this information statement. Such costs principally relate to areas that include, but are not limited to:

●	General corporate employee expenses as a result the Company operating on a stand-alone basis;
●	Anticipated executive compensation costs related to existing and new executive management; and
●	Investor relations costs and fees for preparing and distributing periodic filings with the SEC.

All costs with respect to the Separation incurred prior to the Separation were borne and paid by S&P Global. Such amounts are expected to include financial advisor fees (other than fees and expenses in connection with the debt financing), third-party legal and accounting fees, and similar costs. All costs with respect to the Separation incurred after the transaction closed were borne and paid by us. In addition, we bear responsibility for all other services provided to or for the benefit of us, whether provided before or after the Separation unless otherwise agreed between S&P Global and the Company.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME

For the Nine Months Ended September 30, 2026

		Transaction		Autonomous
	Historical Spin	Accounting		Entity
(in millions, except per share data)	Business (a)	Adjustments	Notes	Adjustments	Notes	Pro Forma	Notes
Revenue	$1,401	$—		$—		$1,401
Expenses:
Operating-related expenses	375	—		—		375
Selling and general expenses	538	—		4	(f)	542
Depreciation	11	—		—		11
Amortization of intangibles	222	—		—		222
Total expenses	1,146	—		4		1,150
Operating profit	255	—		(4)		251
Other income, net	—	—		—		0
Interest expense, net	36	47	(b)	—		83
Income before taxes on income	219	(47)		(4)		168
Provision for taxes on income	69	(13)	(e)	(2)	(i)	54
Net income	$150	$(34)		$(2)		$114
Earnings per share attributable to common shareholders:
Net income:
Basic						$0.39	(j)
Diluted						$0.39	(j)
Weighted-average number of common shares outstanding:
Basic						295	(j)
Diluted						295	(j)

UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME

Year Ended December 31, 2025

		Transaction		Autonomous
	Historical Spin	Accounting		Entity
(in millions, except per share data)	Business (a)	Adjustments	Notes	Adjustments	Notes	Pro Forma	Notes
Revenue	$1,750	$—		$—		$1,750
Expenses:
Operating-related expenses	516	—		—		516
Selling and general expenses	585	—		12	(f)	597
Depreciation	14	—		—		14
Amortization of intangibles	296	—		—		296
Total expenses	1,411	—		12		1,423
Operating profit	339	—		(12)		327
Other income, net	—	—		—		—
Interest expense, net	13	100	(b)	—		113
Income before taxes on income	326	(100)		(12)		214
Provision for taxes on income	106	(28)	(e)	(3)	(i)	75
Net income	$220	$(72)		$(9)		$139
Earnings per share attributable to common shareholders:
Net income:
Basic						$0.47	(j)
Diluted						$0.47	(j)
Weighted-average number of common shares outstanding:
Basic						295	(j)
Diluted						295	(j)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

(Dollars in millions unless otherwise noted)

(a)Represents the Company’s historical unaudited condensed financial information for the nine months ended September 30, 2026, and the Company’s historical audited combined financial information for the year ended December 31, 2025, prior to any adjustments for the Separation and other pro forma adjustments described below.

Transaction Accounting Adjustments:

(b)Reflects interest expense and the amortization of original issue discount and deferred debt issuance costs related to the Debt Financing Transactions described in footnote (c) below. Interest expense on the debt was computed based on a weighted average interest rate of 5.74%, including the amortization of deferred financing fees and original issue discount. Interest expense was calculated assuming the principal balances outstanding at issuance were consistent for the entire period.

Interest expense, net adjustments are summarized below:

	For the Nine Months Ended	For the Year Ended
(in millions)	September 30, 2026	December 31, 2025
Interest expense on and amortization of original discount and deferred issuance costs related to the Debt Financing Transactions (refer to footnote (c))	$53	$114
Removal of Interest expense on related party note settled as distribution to S&P Global (refer to footnote (d))	(6)	(14)
Total pro forma adjustment to Interest expense, net	$47	$100

(c)Adjustment reflects impacts of the Debt Financing Transactions. We have entered into a $500 million revolving credit facility which is available for immediate working capital needs and for general corporate purposes. Total deferred debt issuance costs associated with the credit facility of $3 million are amortized to Interest expense over the term of the revolving credit facility.

Additionally, we issued senior notes in an aggregate principal amount of $2,000 million consisting of $650 million aggregate principal amount of 5.050% Senior Notes due 2029, $650 million aggregate principal amount of 5.450% Senior Notes due 2031 and $700 million aggregate principal amount of 6.050% Senior Notes due 2036. Debt issuance costs of $16 million were incurred in connection with the issuance of the senior notes prior to the Separation. The total original issue discount associated with the issuance of the senior notes is $3 million. Debt issuance costs and the original issue discount are amortized to Interest expense, net over the term of the senior notes and are reflected as a reduction of Long-term debt.

(d)As discussed in Note 10 — Related Party Transactions and Parent Company Investment to the historical audited combined financial statements and Note 11 — Related Party Transactions and Former Parent Investment to the historical unaudited condensed combined financial statements, Carfax Canada ULC, a subsidiary of the Company entered into a loan agreement with a subsidiary of S&P Global, as well as had certain allocated intercompany expenses historically settled in cash. In connection with the Separation, we no longer have a related-party note and associated accrued interest balance. Accordingly, we removed these amounts, and intercompany allocations, in accordance with the terms of the Separation and Distribution Agreement. This pro forma adjustment removes amounts previously recognized from the unaudited pro forma condensed statements of operations for the nine months ended September 30, 2026 and the year ended December 31, 2025.

(e)Reflects the tax effects of the Transaction Accounting Adjustments at the applicable statutory tax rate based on jurisdiction.

Autonomous Entity Adjustments:

(f) Selling and general expenses adjustments are summarized below:

	For the Nine Months Ended	For the Year Ended
(in millions)	September 30, 2026	December 31, 2025
Incremental costs associated with TSA (refer to footnote (g))	$1	$3
Net impact on rent expense for leases associated with new corporate offices (refer to footnote (h))	3	9
Total pro forma adjustment to Selling and general expenses	$4	$12

(g)Reflects the impact of the TSA and related agreements between the Company and S&P Global, in connection with the actual expected service expense to S&P Global for the Company’s use. Incremental costs incurred under the TSA above the previous allocation of S&P Global corporate costs are primarily related to finance real estate and procurement, among other services. Incremental costs incurred under the TSA are expected to be $1 million and $3 million for the nine months ended September 30, 2026 and for the year ended December 31, 2025, respectively. The adjustments for transition services are primarily based on a monthly fixed fee over the period we expect services will be provided for the service areas whereby the actual expected service expense to S&P Global exceeds the previous allocated S&P Global corporate costs. The adjustments have been calculated based on the terms of the TSA agreement.

(h)Reflects the impact of lease arrangements for corporate offices with third parties that have been entered into prior to the Separation.

As a result of the Separation, the Company reflects incremental rent expense beyond the facilities charges included in the historical combined statements of operations arising from these lease arrangements of $3 million and $9 million for the nine months ended September 30, 2026 and the year ended December 31, 2025, respectively.

(i)Reflects the tax effects of the Autonomous Entity Adjustments at the applicable statutory tax rate based on jurisdiction.

Pro Forma Earnings Per Share:

(j)The weighted-average number of shares used to compute pro forma basic and diluted earnings per share for the nine months ended September 30, 2026 was 294,824,224 and 295,261,099, respectively. The weighted-average number of shares used to compute pro forma basic and diluted earnings per share for the year ended December 31, 2025 was 295,077,160, on the basis of one share of our common stock for every one share of S&P Global’s common stock outstanding as of May 15, 2026, and assume a distribution of 100% of the outstanding shares of our common stock to S&P Global’s stockholders.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations for the three and nine months ended September 30, 2026 and 2025 and for the three years ended December 31, 2025, should be read in conjunction with our audited combined financial statements and unaudited condensed financial statements and the notes thereto, included elsewhere in this prospectus, as well as the information presented under “Unaudited Pro Forma Condensed Financial Information” and “Business.” The following discussion and analysis includes forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements” and “Risk Factors.” Our fiscal year ends on December 31. As used herein, “2025,” “2024,” and “2023” refer to the years ended December 31, 2025, December 31, 2024 and December 31, 2023, respectively.

Overview

We are a leading global provider of automotive data, insights, and technology solutions, serving a diverse client base across the entire automotive value chain. Our offerings are designed to empower OEMs, suppliers, dealerships, F&I firms, and aftermarket businesses with critical data, solutions, and insights to anticipate market changes, optimize operations, and make informed decisions across the entire vehicle and consumer lifecycles.

Our core business is structured around two key segments:

CARFAX

Our CARFAX segment is comprised of our CARFAX business line. CARFAX is a premier consumer brand that offers unparalleled vehicle history, valuation, and ownership information, fostering confidence and transparency for millions of consumers and facilitating informed decisions for over 40,000 dealer customers as of December 31, 2025. Segment revenue is primarily driven by the number of dealer locations enrolled in dealer subscription products (Advantage, Car Listings, and CARFAX For Life), the average monthly price per location on each product, and the number of Banking & Insurance Group (“BIG”) customers and their average monthly price per customer.

We expect to continue growing our product suite through cross-product adoption and by launching new products. Our brand investment is a key enabler of this growth. Continued investment in the CARFAX brand increases consumer trust and awareness, generates direct leads to our listings platform, and expands our Car Care audience. Strong consumer recognition also reinforces credibility with dealers and supports pricing power and retention across our product suite. We also expect to expand our geographic presence across Canada and Europe through new product introductions, a consumer-led model and strategic investments.

B2B

Our B2B segment comprises two business lines: Sales Solutions and Planning Solutions. Our B2B segment delivers mission-critical data, analytics, and workflow tools that connect OEMs, dealer groups, suppliers, and adjacent stakeholders, helping them plan products, optimize pricing and incentives, and activate marketing with enterprise-grade accuracy. It is a predominantly subscription business with strong retention and broad penetration, differentiated by a unique data estate (registration/ownership, pricing and incentives, vehicle identification number (“VIN”)/specs, global forecasts, and supply chain/technology mapping) and solutions increasingly embedded in customer workflows. While mostly recurring, B2B also includes selective transactional elements (for example, marketing campaigns, VIN pulls, and Recall outreach) and is scaling new platform capabilities to drive upsell and margin expansion. The segment served 100% of the top 40 global carmakers, 94% of the top 100 automotive suppliers, and 100% of the top 10 investment banks as of December 31, 2025, according to internal data.

●	Sales Solutions: The Sales Solutions business line provides gold-standard market analytics and consumer purchasing predictions designed to enhance new vehicle sales and optimize dealer network performance. It offers a comprehensive suite of solutions, including Polk Auto Solutions, Market Scan, various market reporting tools, and the innovative Data Studio platform. These solutions assist national sales companies and dealers in predicting future buyers, optimizing marketing efforts, and enhancing sales strategies through predictive modeling and statistical analytics of vehicle buying patterns. Key drivers include dealer penetration for automotiveMastermind, new data assets for Auto Insights market reporting, and supporting the digital retailing consumer experience for Market Scan. The business line includes automotiveMastermind, a market-leading sales platform for dealers, providing sophisticated buyer prediction and marketing solutions to help anticipate consumer behavior and optimize sales strategies in the dynamic new car market, and Recall which provides turnkey, data-driven outreach programs that help OEMs and dealers identify current owners and execute multi-channel campaigns to maximize safety recall completion rates with demonstrated lifts in remedy rates and strong dealer return on investment.
●	Planning Solutions: The Planning Solutions business line is a leading independent provider of forecasts, analytics, and strategic decision support for the global automotive industry. It leverages technology and data science to offer unique insights, forecasts, and advisory services, supporting OEMs, automotive suppliers, and F&I firms from vehicle forecasting and component analysis to strategic product development. Its foundation lies in our analytical models, powering critical design and build decisions through vehicle and supply chain forecasting and global reporting. Improvements in predictive analytics, machine learning (“ML”), and artificial intelligence (“AI”) have continued to underpin progress in this business line, transforming raw information into actionable intelligence for agile planning and competitive differentiation. Core offerings include Vehicle & Supply Chain Forecasting and Global Reporting. Key products and capabilities include Forecast Adjustment and Simulation Tool (“FAST”), Procurement IQ (“PIQ”), and our strategic investment in Digital Automotive (“DA”).

Our Business Model

We operate a predominantly subscription-based revenue model, complemented by selected non-subscription (transactional) streams.

●	Subscription: The majority of offerings across the business are sold on monthly, annual or multi-year subscriptions, providing recurring revenue and high retentions. Examples include CARFAX dealer products (Advantage vehicle history, Car Listings, CARFAX For Life), BIG solutions, B2B Sales Solutions (automotiveMastermind, Market Reporting, Market Scan API priced by dealer rooftops) and Planning Solutions (vehicle & supply chain forecasting, powertrain and technology, global reporting).
●	Non-subscription (transactional): A smaller share of revenue comes from one-time or usage-based activities that are usually tied to underlying business metrics such as OEM marketing spend or safety recall activity, as well as consulting and advisory services. Examples include CARFAX consumer pay-per-report purchases, Planning Solutions one-time data deliveries and Sales Solutions recall campaign outreach that is volume-based. These transactional elements add flexibility for customers but are a minority of the portfolio relative to subscriptions.

Key Factors Affecting Our Results of Operations

We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this prospectus entitled “Risk Factors.”

Accelerated Technological Advancements and Vehicle Complexity

Our revenues are significantly influenced by the profound transformation of the automotive industry, driven by advancements such as electric vehicles (“EVs”), autonomous vehicles (“AVs”) and software-defined vehicles (“SDVs”). This shift significantly increases the complexity of vehicle planning, production, purchasing, and maintenance processes. The integration of AI is powering new driving features like Advanced Driver Assistance Systems (ADAS) and is increasingly adopted by auto manufacturers for optimizing product development, supply chains, and customer targeting. These trends necessitate a higher demand for comprehensive and quality data to help OEMs and suppliers navigate new product choices, manage inventory, and adapt to evolving consumer expectations. We believe our solutions, including specialized data for EVs, SDVs, and component-level forecasts, are crucial to our customers in navigating these complexities.

Trends in Consumer Automotive Purchases

Our performance is influenced by evolving consumer preferences and their willingness to spend on automotive products. Factors such as rising vehicle prices, potentially due to tariffs, can lead to shifts in demand for vehicle purchases and changes in the relative demand for new versus used vehicles. Our ability to provide data and analytics that help OEMs and dealers understand these shifts, identify high-intent buyers, and adapt their strategies to changing consumer expectations is crucial for our continued success. This includes providing insights into how consumers respond to pricing, incentives, and the increasing complexity of new vehicle technologies like EVs and AVs.

Evolving Consumer Preferences and Omnichannel Engagement

Consumer purchasing journeys have become more sophisticated, characterized by a heightened focus on digital engagement and a demand for personalized experiences. Consumers are increasingly informed, gathering information online and through various touchpoints, and seeking tailored offers before making purchasing decisions. The rise of digital retail and consumer empowerment means buyers expect transparency and control, leading to a greater reliance on verified data sources. In this context, CARFAX Car Care serves as a critical digital engagement point with over 53 million consumers as of December 31, 2025, informing their decisions about vehicles and related services by surfacing what service is needed, when, and likely cost estimates ahead of choosing a dealer or aftermarket shop. Over time, this upstream digital engagement will increasingly shape purchase and service choices before a consumer ever contacts a provider, shifting information needs to be served in advance and not exclusively by the dealer. Our success depends on our ability to provide the necessary data and analytics that enable OEMs and dealers to identify high-intent buyers, craft effective marketing campaigns, and deliver personalized offers across an omnichannel landscape, while also meeting consumers in these pre-dealer digital moments with trusted, decision-grade information.

Dynamic Supply Chain and Geopolitical Influences

Global supply chain disruptions can lead to increased costs for new vehicles, potentially shifting consumer demand towards the used car market. Furthermore, the macro environment is significantly impacted by tariff policies, which have led to substantial increases in trade-weighted tariff rates for automotive products, affecting demand purchasing patterns. Our solutions are vital in helping our customers navigate this period of uncertainty by providing tariff scenario planning, insights into cost changes, analytics for supply chain reconfiguration, and real-time understanding of localized price shifts. The increased importance of used vehicle history reports in a tariff-affected market also underscores the value of our CARFAX offerings.

Complex and Evolving Data Ecosystem Requiring Agile Planning and Data-Driven Solutions

The automotive industry demands real-time market data, granular and dynamic product insights, and flexible forecasting tools capable of accounting for greater uncertainty and multiple scenarios. The adoption of AI and predictive analytics further underscores the need for robust data platforms. Despite the increased data production, the industry’s network of OEMs, suppliers, dealers, and consumers often faces challenges in accessing comprehensive and accurate information due to fragmentation and a lack of trust.

We hold a distinctive position as a leading provider of data and insights across the entire vehicle lifecycle. We believe our Planning Solutions business line, offering independent forecasts and analytics, is essential for OEMs and suppliers to make critical capital investment decisions, manage complex product portfolios, and respond swiftly to market dynamics. Furthermore, our extensive data assets, established relationships, and trusted brands (such as CARFAX and Polk) enable us to bridge data gaps, providing the breadth and depth of data across all customer segments and lifecycle stages that are critical for continued relevance and growth.

Privacy laws continue to evolve at the state and federal level, which could impact the ability of companies to acquire and use data with personally identifiable information. Our long-standing history of strong data management practices and focus on compliance with data privacy legislation has positioned us as a trusted steward of sensitive data with our customers and data suppliers such as the state DMVs. The long-standing Driver’s Privacy Protection Act (“DPPA”) and its state equivalents govern the use of much of this sensitive data. The DPPA, which has been in place for over three decades, is embedded in our culture and operations and has allowed us to build industry critical systems to support essential services to the market such as Vehicle Reclass Services. Our established custodianship of data for the automotive industry has allowed us to engage with legislative bodies as new privacy laws emerge to advocate for appropriate exemptions and to ensure that access to such data continues to be governed by the DPPA, helping us minimize the risk of impact on our business. See “Business—Regulation” included elsewhere in this prospectus.

Increased Competition

We face competition in each of our business segments and across the geographic markets in which we operate. While we believe in the strength and importance of our offerings, our customers have the ability to switch to our competitors or cease using our products. Competitive factors impacting our business include market dynamics and evolving customer preferences, new product innovations and product development, pricing, cost inputs, and the ability to attract and retain talented employees. We expect that the continued attractiveness of the markets in which we operate will encourage existing and new competitors, which could increase competitive pressure over time. In addition, Chinese car manufacturers are expanding into global markets and intensifying competition for Western OEMs. This accelerates demand for the kind of comprehensive, real-time forecasting, supply chain, and market analytics we provide (e.g., scenario planning and competitive benchmarking), but it can also make it more challenging for us to deepen penetration with certain OEMs given our U.S. base and evolving geopolitical and regulatory considerations. We intend to continue to focus on the breadth and independence of our data, our global coverage, and our ability to serve multinational customers across regions to mitigate these risks and capture the increased need for decision-grade insights.

Investing in Continued Innovation and Brand Awareness

Our success is dependent on our ability to continuously provide mission-critical data and insights to our customers, informing their purchase, planning, manufacturing, and sales decisions. We are recognized as a pioneer in acquiring, aggregating, and presenting data that offers unique insights within the automotive industry. This has allowed us to build significant brand awareness and a strong reputation, notably through trusted brands like CARFAX and Polk. Within CARFAX specifically, the cost of acquiring new customers is rising as major advertising platforms and vendors dial up their monetization, increasing the expense to reach and convert consumers via paid digital channels. We intend to continue to invest in brand and traffic generation efficiently (e.g., balancing brand media with performance spend) while expanding proprietary data assets and improving technology delivery, so we can reach new customers and maintain our leading position, especially as vehicle complexity increases with advancements in EVs, AVs, SDVs, and AI.

Deepening Relationships with Existing Customers and Acquiring New Customers

We have cultivated strong relationships with some of the world’s leading OEMs, suppliers, and dealers, and we are committed to continuing to serve their evolving needs. We believe the increasing complexity within the automotive supply chain and the heightened demands for comprehensive and quality data have made our solutions essential to our customers. We are dedicated to providing additional solutions to address new problems, as evidenced by our planned initiatives to launch new products and expand into extended core markets and adjacencies. While maintaining strong relationships with our current clientele, our continued growth also relies on our ability to acquire new customers, including smaller suppliers, EV and SDV players, and automotive startups. Our products are designed to be extensible, allowing us to easily scale with new customers, and our success in this area will be driven by continued investment in our go-to-market strategies and product capabilities.

Disciplined Capital Allocation and Portfolio Management

We expect to generate positive free cash flow, which we will use to invest in our business and to support balance sheet flexibility that will allow us to pursue acquisitions, and return capital to shareholders, including paying dividends. We actively assess our capital allocation opportunities and policy, and intend to take a disciplined and prudent approach to the allocation of our capital.

We also actively review and refine our portfolio through acquisitions that support our businesses as well as divestitures of assets that no longer match our strategic direction. We have demonstrated an ability to successfully acquire, integrate, and scale businesses, and we intend to pursue a disciplined approach to acquisitions and partnerships that can support our growth. We believe our cash flow generation and balance sheet will allow us to make acquisitions and divestitures while still maintaining a disciplined approach to return capital to shareholders; however, the pursuit of acquisitions and divestitures involves potential risks.

Separation from S&P Global

On June 26, 2026, in anticipation of the Separation, we completed the Restructuring Transactions through a legal entity reorganization. As a result of this reorganization, all the operating entities comprising the historical Mobility business of S&P Global were included in Mobility Global as of and for the period ended June 30, 2026.

On July 1, 2026, S&P Global completed the Separation of Mobility Global by means of the tax-free, pro-rata Distribution of 100% of common stock of Mobility Global to S&P Global’s existing shareholders as of June 15, 2026, and the transfer of certain assets and liabilities of the Spin Business to Mobility Global. Effective July 1, 2026, Mobility Global became an independent, publicly traded company listed under the stock symbol “MBGL” on the New York Stock Exchange and reports on a consolidated basis for the three months ended September 30, 2026, and will continue to do so for future periods.

In connection with the Separation, Mobility Global and S&P Global entered into a Separation and Distribution Agreement and several other agreements to effect the Separation and provide a framework for Mobility Global’s relationship with S&P Global after the Separation. These agreements provided for the allocation between Mobility Global and S&P Global of the assets, liabilities and obligations of S&P Global and its subsidiaries, and govern the relationship between Mobility Global and S&P Global after the Separation. In addition to the Separation and Distribution Agreement, the other agreements that were entered into with S&P Global include the Tax Matters Agreement, Transition Services Agreement, and Employee Matters Agreement. Following the Separation, we rely on S&P Global for certain transitional services under the Transition Services Agreement, including for information technology, finance, and human resources. Costs associated with these services will be incurred on a different basis than historical allocations, and are expected to decline as processes are transitioned to Mobility Global. In addition, we expect to incur incremental stand-alone public company and corporate costs. As a result, historical results are not necessarily indicative of future operating results.

Basis of Presentation

Prior to the Separation, Mobility Global operated as part of S&P Global and not as a stand-alone company. Accordingly, for periods prior to the Separation, the financial statements were prepared on a carve-out basis and derived from the consolidated financial statements and accounting records of S&P Global. The financial statements for such periods reflect the Company’s financial position, results of operations and cash flows as we were historically managed. Accordingly, periods prior to the Separation are presented on a combined basis, and the periods subsequent to the Separation are presented on a consolidated basis.

Following the Separation, the unaudited condensed financial statements include the consolidated accounts of Mobility Global and its wholly-owned subsidiaries and no longer include allocations from S&P Global. We believe the unaudited condensed financial statements reflect all adjustments, including normal recurring adjustments, that are necessary for a fair statement of financial position, results of operations and cash flows for the interim periods shown. The results for the interim periods are not necessarily indicative of results for the full year. The following information is relevant to the unaudited condensed financial statements:

●	The unaudited condensed statements of operations and statements of comprehensive income for the three and nine months ended September 30, 2026 consist of the Company’s consolidated results for the three months ended September 30, 2026 and the combined results of the Company’s businesses for the six months ended June 30, 2026. The unaudited condensed statements of operations and statements of comprehensive income for the three and nine months ended September 30, 2025 consist of the combined results of the Company’s businesses.
●	The unaudited condensed balance sheet as of September 30, 2026 consists of the Company’s consolidated balances, while the unaudited condensed balance sheet as of December 31, 2025 consists of the combined balances of the Company’s businesses.
●	The unaudited condensed statements of equity for the three and nine months ended September 30, 2026 consist of the Company’s consolidated activity for the three months ended September 30, 2026 and the combined activity of the Company’s businesses for the six months ended June 30, 2026. The unaudited condensed statements of equity for the three and nine months ended September 30, 2025 consist of the combined activity of the Company’s businesses.
●	The unaudited condensed statement of cash flows for the nine months ended September 30, 2026 consists of the Company’s consolidated results for the three months ended September 30, 2026 and the combined results of the Company’s businesses for the six months ended June 30, 2026. The unaudited condensed statement of cash flows for the nine months ended September 30, 2025 consists of the combined results of the Company’s businesses.

For periods prior to the Separation, all revenues and costs, as well as assets and liabilities, directly associated with the business activity of Mobility Global were recorded in the unaudited condensed financial statements. For such periods, the unaudited condensed financial statements included certain assets and liabilities that had historically been held at the S&P Global corporate level but were specifically identifiable or otherwise attributable to us. Such unaudited condensed financial statements also included allocations of certain expenses from S&P Global’s corporate functions to Mobility Global. The allocations were recorded on the basis of direct usage when identifiable, with the remainder allocated on a pro-rata basis of combined revenue, headcount, or other measures of Mobility Global or S&P Global. Management believes the assumptions underlying the unaudited condensed financial statements for periods prior to the Separation, including the assumptions regarding allocating general corporate expenses, were reasonable; however, the amounts are not necessarily representative of the amounts that would have been reflected in the unaudited condensed financial statements had Mobility Global operated independently of S&P Global during such periods. Following the Separation, Mobility Global no longer receives allocations of expenses from S&P Global. See Note 11 — Related Party Transactions and Former Parent Investment to the unaudited condensed financial statements included in this prospectus for additional information.

For periods prior to the Separation, S&P Global’s net investment in Mobility Global was presented as a component of equity in the unaudited condensed financial statements. Distributions made by S&P Global to Mobility Global or to S&P Global from Mobility

Global were recorded as transfers from and to S&P Global, and the net amount was presented on the unaudited condensed statements of cash flows as Net transfers to Former Parent. In connection with the Separation, on July 1, 2026, Former Parent Investment was reclassified into common stock and Additional paid-in capital based on the outstanding shares of Mobility Global’s common stock on July 1, 2026. See Note 2 — Summary of Significant Accounting Policies to the unaudited condensed financial statements included in this prospectus for additional information.

For periods prior to the Separation, cash balances legally owned by Mobility Global were reflected in the unaudited condensed financial statements. S&P Global had historically used a centralized approach to cash management and financing of its operations. These arrangements were not reflective of the manner in which Mobility Global would have financed its operations had it been a stand-alone business separate from S&P Global during the periods for which the cash pooling arrangements were in place. During the first quarter of 2026, Mobility Global ceased its participation in S&P Global’s cash pooling arrangements. Cash related to cash pooling arrangements was not included in the unaudited condensed financial statements for periods prior to the Separation. These amounts had instead been reported as a component of Former Parent Investment. Following the Separation, Mobility Global maintains its own centralized cash management arrangements independent of S&P Global.

For periods prior to the Separation, the unaudited condensed financial statements may not be indicative of future performance and do not necessarily reflect what the unaudited condensed statements of operations, balance sheets and statements of cash flows would have been had we operated as a separate business during the periods presented. Actual costs that would have been incurred if we had operated on a stand-alone basis would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. We are unable to quantify the amounts that we would have recorded during the historical periods on a stand-alone basis as it is not practicable to do so.

Further, the historical financial statements are not necessarily indicative of our future results of operations, financial condition, or cash flows as a stand-alone company. As a result of the Separation and costs associated with running an independent, publicly traded company, we expect to incur expenditures that may vary from historical allocations, which may have an impact on our profitability and operating cash flows. Following the Separation, S&P Global will continue to provide some services to us on a transitional basis, generally for a period of up to 18 months, for an agreed upon fee pursuant to the Transition Services Agreement. We will incur non-recurring costs to establish stand-alone infrastructure and processes and to replace services previously provided by S&P Global as we transition off the Transition Services Agreement totaling approximately $100 million. As a stand-alone public company, we will also incur additional costs, including for additional personnel and for corporate governance, which we expect to exceed costs that have been historically allocated to us.

Components of Results of Operations

Revenue

Revenue primarily consists of subscription revenue, which is generated from products that provide data and insight on future vehicle sales and production. Subscription revenue also includes a range of services to financial institutions, to support marketing, insurance underwriting, and claims management. Subscription revenue is recognized ratably. Non-subscription revenue includes transactional sales of data that are usually tied to underlying business metrics such as vehicle manufacturers, marketing spend, or safety recall activity.

Operating-Related Expenses

Operating-related expenses primarily include expenses related to cost of sales. These include direct costs associated with revenue generating activities including employee compensation, rent, and utilities.

Selling and General Expenses

Selling and general expenses primarily include costs associated with selling, marketing, office facilities, shared services, employee compensation, technology and research and development, corporate allocations, and other administrative costs.

Depreciation and Amortization

Depreciation and amortization include depreciation and amortization of our fixed and intangible assets.

Interest Expense and Other, net

Interest expense and other, net primarily includes interest expense on our Senior Notes and interest income and expense related to our related party loans prior to the Separation.

Provision for Income Taxes

Prior to the Separation, the provision for income taxes includes income tax calculated on a separate return methodology, based on amounts refundable or payable for the current year, and includes the results of any difference between GAAP accounting and tax reporting, recorded as deferred tax assets or liabilities. Following the Separation, our income tax provision is prepared on a stand-alone basis including Mobility Global and our wholly-owned subsidiaries based on and reflective of the expected income tax return filing obligations required by U.S. federal, state, and non-U.S. taxing authorities.

Results of Operations

Three Months Ended September 30, 2026 Compared to Three Months Ended September 30, 2025

The following table summarizes our results of operations for the period presented:

	Three months ended September 30,		% Change
(in millions)	2026	2025	‘26 vs ‘25
Revenue	$478	$445	7%
Expenses:
Operating-related expenses	105	129	(19)%
Selling and general expenses	203	135	50%
Depreciation and amortization	78	77	1%
Total expenses	386	341	13%
Operating profit	92	104	(12)%
Interest expense and other, net	26	4	N/M
Income before provision for income taxes	66	100	(34)%
Provision for income taxes	24	29	(17)%
Net income	$42	$71	(41)%

N/M — Represents a change equal to or in excess of 100% or not meaningful

Revenue

	Three months ended September 30,		% Change
(in millions)	2026	2025	‘26 vs ‘25
Revenue	$478	$445	7%
Subscription revenue	$389	$362	7%
Non-subscription revenue	$89	$83	7%
% of total revenue:
Subscription revenue	81%	81%
Non-subscription revenue	19%	19%
U.S. revenue	$397	$368	8%
International revenue	$81	$77	5%
% of total revenue:
U.S. revenue	83%	83%
International revenue	17%	17%

Revenue increased $33 million, or 7%, in the three months ended September 30, 2026 as compared to the three months ended September 30, 2025. The increase in Revenue for the three months ended September 30, 2026 was primarily attributable to pricing actions of approximately $22 million, with the remainder primarily attributable to net new business growth, including growth in non-subscription revenue, while the impact of foreign currency translation was immaterial. Pricing actions reflect the year-over-year change in amounts paid by existing customers for products subscribed to in both periods, net of discounts, including contractual rate changes and movement between subscription tiers. Net new business growth reflected new customer growth and expansion within existing customer relationships, partially offset by customer losses and reduced spending by certain existing customers.

Expenses

Operating-Related Expenses

Operating-related expenses decreased $24 million in the three months ended September 30, 2026 as compared to the three months ended September 30, 2025, primarily attributable to lower compensation costs and strategic investments, reflecting the alignment of certain functions from Operating-related expenses into Selling and general expenses following the Separation.

Selling and General Expenses

Selling and general expenses, including Corporate unallocated expense, increased $68 million in the three months ended September 30, 2026 as compared to the three months ended September 30, 2025. Excluding the impact of $13 million of higher transaction costs incurred in connection with the Separation, Selling and general expenses increased $55 million for the three months ended September 30, 2026, primarily driven by higher compensation costs, an increase in strategic investments, an increase in advertising and promotion costs, higher costs associated with operating as a stand-alone public company, and the alignment of certain functions from Operating-related expenses into Selling and general expenses following the Separation.

Interest Expense and Other, net

Interest expense and other, net increased $22 million in the three months ended September 30, 2026 as compared to the three months ended September 30, 2025, primarily driven by interest expense on the Senior Notes in 2026 which were issued on May 29, 2026.

Provision for Income Taxes

The effective income tax rate was 36.4% and 29.0% for the three months ended September 30, 2026 and 2025, respectively. The higher effective tax rate for the three months ended September 30, 2026 was primarily attributable to an increase in the state and local tax rate and an increase in non-deductible compensation.

On January 5, 2026, the Organisation for Economic Co-operation and Development (“OECD”) issued administrative guidance outlining a framework under which U.S.-parented groups may be excluded from the application of the OECD’s global minimum tax rules. Each member jurisdiction will need to adopt and enact this guidance into local law, and the timing and manner of adoption may vary. We are continuing to monitor developments related to this guidance and will evaluate the impact on our financial statements as additional information becomes available.

Net Income

Net income decreased $29 million in the three months ended September 30, 2026 as compared to the three months ended September 30, 2025, primarily attributable to the factors described above.

Adjusted EBITDA

Adjusted EBITDA increased $4 million in the three months ended September 30, 2026 as compared to the three months ended September 30, 2025, primarily attributable to revenue growth, partially offset by an increase in advertising and promotion costs, an increase in compensation costs, and higher costs associated with operating as a stand-alone company subsequent to the Separation.

Nine Months Ended September 30, 2026 Compared to Nine Months Ended September 30, 2025

The following table summarizes our results of operations for the period presented:

	Nine months ended September 30,		% Change
(in millions)	2026	2025	‘26 vs ‘25
Revenue	$1,401	$1,304	7%
Expenses:
Operating-related expenses	375	388	(3)%
Selling and general expenses	538	400	35%
Depreciation and amortization	233	232	—%
Total expenses	1,146	1,020	12%
Operating profit	255	284	(10)%
Interest expense and other, net	36	11	N/M
Income before provision for income taxes	219	273	(20)%
Provision for income taxes	69	79	(13)%
Net income	$150	$194	(23)%

N/M — Represents a change equal to or in excess of 100% or not meaningful

Revenue

	Nine months ended September 30,		% Change
(in millions)	2026	2025	‘26 vs ‘25
Revenue	$1,401	$1,304	7%
Subscription revenue	$1,144	$1,063	8%
Non-subscription revenue	$257	$241	7%
% of total revenue:
Subscription revenue	82%	82%
Non-subscription revenue	18%	18%
U.S. revenue	$1,162	$1,083	7%
International revenue	$239	$221	8%
% of total revenue:
U.S. revenue	83%	83%
International revenue	17%	17%

Revenue increased $97 million, or 7%, in the nine months ended September 30, 2026 as compared to the nine months ended September 30, 2025. The increase for the nine months ended September 30, 2026 was primarily attributable to pricing actions of approximately $59 million, with the remainder primarily attributable to net new business growth, including growth in non-subscription revenue, and the positive impact of foreign currency translation of approximately $4 million. Pricing actions reflect the year-over-year change in amounts paid by existing customers for products subscribed to in both periods, net of discounts, including contractual rate changes and movement between subscription tiers. Net new business growth reflected new customer growth and expansion within existing customer relationships, partially offset by customer losses and reduced spending by certain existing customers.

Expenses

Operating-Related Expenses

Operating-related expenses decreased $13 million in the nine months ended September 30, 2026 as compared to the nine months ended September 30, 2025, primarily attributable to lower compensation costs and strategic investments, reflecting the alignment of certain functions from Operating-related expenses into Selling and general expenses following the Separation.

Selling and General Expenses

Selling and general expenses, including Corporate unallocated expense, increased $138 million in the nine months ended September 30, 2026 as compared to the nine months ended September 30, 2025. Excluding the impact of $68 million of higher transaction costs incurred in connection with the Separation, partially offset by lower employee severance charges and other employee costs of $9 million, Selling and general expenses increased $79 million for the nine months ended September 30, 2026, primarily driven by higher compensation costs, an increase in strategic investments, an increase in advertising and promotion costs, higher costs associated with operating as a stand-alone public company, and the alignment of certain functions from Operating-related expenses into Selling and general expenses following the Separation.

Interest Expense and Other, net

Interest expense and other, net increased $25 million in the nine months ended September 30, 2026 as compared to the nine months ended September 30, 2025, primarily driven by interest expense on the Senior Notes in 2026 which were issued on May 29, 2026. The increase in the nine months ended September 30, 2026 was partially offset by interest income earned on cash on hand.

Provision for Income Taxes

The effective income tax rate was 31.5% and 28.9% for the nine months ended September 30, 2026 and 2025, respectively. The higher effective tax rate for the nine months ended September 30, 2026 was primarily attributable to an increase in the state and local tax rate and an increase in non-deductible compensation.

Net Income

Net income decreased $44 million in the nine months ended September 30, 2026 as compared to the nine months ended September 30, 2025, primarily attributable to the factors described above.

Adjusted EBITDA

Adjusted EBITDA increased $33 million in the nine months ended September 30, 2026 as compared to the nine months ended September 30, 2025, primarily attributable to revenue growth, partially offset by an increase in advertising and promotion costs, an increase in compensation costs, and higher costs associated with operating as a stand-alone company subsequent to the Separation.

Year Ended December 31, 2025 Compared to Year Ended December 31, 2024 and the Year Ended December 31, 2024 Compared to the Year Ended December 31, 2023

In 2025, the Company refined its segment cost allocation methodologies to align with the segment financial results as currently reviewed by the Chief Operating Decision Maker. Accordingly, the Company has updated its segment disclosures to reflect the updated presentation for all periods presented. The Company’s combined results did not change as a result of this change in allocation methodology. Refer to Note 8 – Segment and Geographic Information for further detail.

The following table summarizes our results of operations for the periods presented:

	Year ended December 31,			% Change
(in millions)	2025	2024	2023	‘25 vs ‘24	‘24 vs ‘23
Revenue	$1,750	$1,613	$1,485	9%	9%
Expenses:
Operating-related expenses	516	475	448	9%	6%
Selling and general expenses	585	531	491	10%	8%
Depreciation and amortization	310	309	307	—%	1%
Total expenses	1,411	1,315	1,246	7%	5%
Operating profit	339	298	239	14%	25%
Other income, net	—	(1)	(2)	(88)%	(62)%
Interest expense, net	13	15	17	(14)%	(12)%
Income before taxes on income	326	284	224	15%	27%
Provision for taxes on income	106	76	61	39%	25%
Net income	$220	$208	$163	6%	27%
% Operating profit margin	19%	19%	16%

Revenue

	Year ended December 31,			% Change
(in millions)	2025	2024	2023	‘25 vs ‘24	‘24 vs ‘23
Revenue	$1,750	$1,613	$1,485	9%	9%
Subscription revenue	$1,426	$1,303	$1,170	9%	11%
Non-subscription revenue	$324	$310	$315	5%	(2)%
% of total revenue:
Subscription revenue	81%	81%	79%
Non-subscription revenue	19%	19%	21%
U.S. revenue	$1,454	$1,329	$1,224	9%	9%
International revenue	$296	$284	$261	4%	9%
% of total revenue:
U.S. revenue	83%	82%	82%
International revenue	17%	18%	18%

2025

Revenue increased 9% in 2025 as compared to 2024 primarily driven by an increase in subscription revenue in 2025 due to continued new business growth and solid underwriting volumes of $76 million and $13 million, respectively, and the remaining increase driven by improved contract terms. Non-subscription revenue growth was unfavorably impacted by $2 million due to the tightening of discretionary budgets due to market conditions around tariffs and uncertainty around EV adoption, together with lower recall activity of $3 million.

2024

Revenue increased 9% in 2024 as compared to 2023 and was unfavorably impacted by less than 1 percentage point from the net impact of an acquisition and disposition. Revenue increased as compared to 2023 driven by an increase in subscription revenue in 2024 primarily due to continued new business growth and solid underwriting volumes of $80 million and $17 million, respectively, partially offset by a decrease in non-subscription revenue due to lower recall activity and marketing services of $15 million and $2 million, respectively. Revenue growth of 9% was favorably impacted by $3 million from the acquisition of Market Scan in February 2023 and unfavorably impacted by $5 million from the disposition of Catalyst for Aftersales in August 2023. See Note 2 – Acquisitions and Divestitures to the audited combined financial statements included elsewhere in this prospectus for further discussion.

Expenses

2025 versus 2024

Operating-Related Expenses and Selling and General Expenses

The following table provides an analysis by segment of our operating-related expenses and selling and general expenses for the periods presented:

	2025		2024		%Change
	Operating-	Selling and	Operating-	Selling and	Operating-	Selling and
	related	general	related	general	related	general
(in millions)	expenses	expenses	expenses	expenses	expenses	expenses
CARFAX (1)	$258	$363	$243	$339	6%	7%
B2B (2)	258	177	232	162	11%	9%
Total segment	516	540	475	501	9%	8%
Corporate Unallocated expense (3)	—	45	—	30	N/M	50%
	$516	$585	$475	$531	9%	10%

N/M — Represents a change equal to or in excess of 100% or not meaningful

(1)

In 2025, selling and general expenses include employee severance charges of $2 million. In 2024, selling and general expenses include employee severance charges and acquisition integration costs of less than $1 million.

(2)

In 2025, selling and general expenses include employee severance charges of $13 million, transaction costs of $9 million related to the stand-up of the Spin Business as a standalone entity incurred prior to the Separation, Executive Leadership Team (“ELT”) transition benefit of $5 million and legal settlement recovery of $3 million. In 2024, selling and general expenses include employee severance charges of $7 million, acquisition integration costs of $4 million and acquisition and disposition-related costs of $2 million.

(3)

In 2025, selling and general expenses include transaction costs of $12 million related to the stand-up of the Spin Business as a standalone entity incurred prior to the Separation, employee severance charges of $5 million, ELT transition costs of $5 million and a statutorily required labor law accrual adjustment of $1 million. In 2024, selling and general expenses include acquisition integration costs of $5 million, employee severance costs of $3 million, acquisition and disposition-related costs of $2 million and ELT transition costs of $1 million, partially offset by an asset write-off of $1 million.

Operating-related expenses increased 9% in 2025 as compared to 2024, primarily driven by an increase in compensation costs of $14 million related to annual merit increases and higher technology costs of $7 million.

Selling and general expenses increased 10% in 2025 as compared to 2024. Excluding the impact of transaction costs in 2025 of 4 percentage points and higher employee severance charges in 2025 of 2 percentage points, partially offset by a legal settlement recovery of 1 percentage point, acquisition integration costs of 1 percentage point and acquisition related costs of 1 percentage point, selling and general expenses increased 7% primarily driven by an increase in strategic investments including advertising and promotion costs of $23 million.

Depreciation and Amortization

Depreciation and amortization increased less than 1% in 2025 as compared to 2024 primarily due to higher depreciation expense.

2024 versus 2023

The following table provides an analysis by segment of our operating-related expenses and selling and general expenses for the periods presented:

	2024		2023		% Change
	Operating-	Selling and	Operating-	Selling and	Operating-	Selling and
	related	general	related	general	related	general
(in millions)	expenses	expenses	expenses	expenses	expenses	expenses
CARFAX (1)	$243	$339	$221	$300	10%	13%
B2B (2)	232	162	227	159	2%	2%
Total segment	475	501	448	459	6%	9%
Corporate Unallocated expense (3)	—	30	—	32	N/M	(6)%
	$475	$531	$448	$491	6%	8%

N/M — Represents a change equal to or in excess of 100% or not meaningful

(1)	In 2024 and 2023, selling and general expenses include employee severance charges and acquisition integration costs of less than $1 million.
(2)

In 2024, selling and general expenses include employee severance charges of $7 million, acquisition integration costs of $4 million and acquisition and disposition-related costs of $2 million. In 2023, selling and general expenses include employee severance charges of $9 million, acquisition integration costs of $2 million and acquisition and disposition-related costs of $3 million.

(3)

In 2024, selling and general expenses include acquisition integration costs of $5 million, employee severance costs of $3 million, acquisition and disposition-related costs of $2 million and ELT transition costs of $1 million, partially offset by an asset write-off of $1 million. In 2023, selling and general expenses include acquisition integration costs of $15 million and acquisition and disposition-related costs of $1 million.

Operating-related expenses increased 6% in 2024 as compared to 2023, primarily driven by an increase in compensation costs of $22 million related to annual merit increases and higher technology costs of $5 million.

Selling and general expenses increased 8% in 2024 as compared to 2023. Excluding the impact of acquisition integration costs, selling and general expenses increased 10% primarily driven by an increase in compensation costs of $19 million related to annual merit increases and higher incentives, and an increase in strategic investments including advertising and promotion costs of $18 million.

Depreciation and Amortization

Depreciation and amortization increased 1% in 2024 as compared to 2023, primarily due to higher depreciation expense at CARFAX.

Operating Profit

The table below reconciles segment operating profit to total operating profit for the periods presented:

	Year ended December 31,			% Change
(in millions)	2025	2024	2023	‘25 vs ‘24	‘24 vs ‘23
CARFAX (1)	$322	$259	$210	25%	23%
B2B (2)	62	69	61	(12)%	15%
Total segment operating profit	384	328	271	17%	21%
Corporate Unallocated expense (3)	(45)	(30)	(32)	49%	(5)%
Total operating profit	$339	$298	$239	14%	25%
(1)

2025 includes employee severance charges of $2 million. 2024 and 2023 include employee severance charges and acquisition integration costs of less than $1 million. 2025, 2024 and 2023 include amortization of intangibles from acquisitions of $189 million, $190 million and $190 million, respectively.

(2)

2025 includes employee severance charges of $13 million, transaction costs of $9 million, ELT transition benefit of $5 million and a legal settlement recovery of $3 million. 2024 includes employee severance charges of $7 million, acquisition integration costs of $4 million and acquisition and disposition-related costs of $2 million. 2023 includes employee severance charges of $9 million, acquisition integration costs of $2 million and acquisition and disposition-related costs of $3 million. 2025, 2024 and 2023 include amortization of intangibles from acquisitions of $107 million, $107 million and $106 million, respectively.

(3)

2025 includes transaction costs of $12 million, employee severance charges of $5 million, ELT transition costs of $5 million and a statutorily required labor law accrual adjustment of $1 million. 2024 includes acquisition integration costs of $5 million, employee severance costs of $3 million, acquisition and disposition-related costs of $2 million and ELT transition costs of $1 million, partially offset by an asset write-off of $1 million. 2023 includes acquisition integration costs of $15 million and acquisition and disposition-related costs of $1 million.

2025

Total operating profit increased 14% in 2025 as compared to 2024. Excluding the impact of transaction costs in 2025 of 5 percentage points and higher employee severance charges in 2025 of 3 percentage points, partially offset by higher acquisition integration costs in 2024 of 2 percentage points and a legal settlement recovery in 2025 of 1 percentage point, operating profit increased 9%. The increase was primarily driven by revenue growth, partially offset by higher compensation costs driven by annual merit increases, an increase in advertising and promotion costs and an increase in strategic investments. See “Segment Results of Operations” below for further information.

Corporate Unallocated expense includes costs for corporate functions, select initiatives and unoccupied office space, included in selling and general expenses. Corporate Unallocated expense increased 49% in 2025 compared to 2024. Excluding the impact of higher transaction costs associated with the stand-up of the Spin Business in connection with the Separation in 2025 of 38 percentage points, higher ELT transition costs in 2025 of 13 percentage points, higher employee severance charges in 2025 of 9 percentage points, asset write off in 2024 of 2 percentage points, a statutorily required labor law accrual adjustment of 1 percentage point, lease impairment of 1 percentage point, partially offset by acquisition integration costs of 17 percentage points and acquisition related costs of 5 percentage points, Corporate Unallocated expense increased 7% primarily due to increased compensation costs.

2024

Total operating profit increased 25% in 2024 as compared to 2023. Excluding the impact of higher acquisition integration costs in 2023 of 19 percentage points and an asset write-off in 2024 of 1 percentage point, partially offset by higher acquisition and disposition-related costs in 2024 of 2 percentage points, ELT transition costs in 2024 of 1 percentage point and higher amortization of intangibles in 2024 of 1 percentage point, operating profit increased 9%, primarily due to revenue growth, partially offset by higher compensation costs, increased incentives, an increase in strategic investments and expenses associated with the acquisition of Market Scan in February 2023. See “Segment Results of Operations” below for further information.

Corporate Unallocated expense includes costs for corporate functions, select initiatives and unoccupied office space, included in selling and general expenses, Corporate Unallocated expense decreased 5% in 2024 compared to 2023. Excluding the impact of higher acquisition integration costs in 2023 of 50 percentage points, and an asset write-off in 2024 of 3 percentage points, partially offset by higher employee severance charges in 2024 of 13 percentage points, higher acquisition and disposition-related costs in 2024 of 8 percentage points and ELT transition costs in 2024 of 3 percentage points, Corporate Unallocated expense increased 24% primarily due to an increase in compensation costs and higher incentives.

Other Income, net

Other income, net for 2024 was $1 million as compared to $2 million in 2023, primarily due to a reduction in a related party dividend income in 2024. No intercompany cash dividends were received for the year ended December 31, 2025. See Note 10 — Related Party Transactions and Parent Company Investment to the audited combined financial statements included elsewhere in this prospectus for further discussion.

Interest Expense, net

Interest expense, net for 2025 decreased $2 million or 14% compared to 2024. Interest expense, net for 2024 decreased $2 million or 12% compared to 2023. The decreases are primarily due to lower related party interest expense recorded related to the Canada Carfax Loan (defined below). See Note 10 — Related Party Transactions and Parent Company Investment to the audited combined financial statements included elsewhere in this prospectus for further discussion.

Provision for Income Taxes

Our effective tax rate was 32.5%, 26.8% and 27.3% for 2025, 2024 and 2023, respectively. The increase in our 2025 rate as compared to 2024 is primarily due to change in jurisdictional mix of income and a combination of discrete adjustments. The decrease in our 2024 rate as compared to 2023 is primarily due to change in jurisdictional mix of income.

Segment Results of Operations

We operate our business as two reportable segments: CARFAX and B2B.

Three Months Ended September 30, 2026 Compared to Three Months Ended September 30, 2025

CARFAX

The following table provides revenue and segment operating profit information for the periods presented:

	Three months ended September 30,		% Change
(in millions)	2026	2025	‘26 vs ‘25
Revenue	$313	$291	8%
Subscription revenue	$252	$235	7%
Non-subscription revenue	$61	$56	9%
% of total revenue:
Subscription revenue	81%	81%
Non-subscription revenue	19%	19%
U.S. revenue	$267	$247	8%
International revenue	$46	$44	5%
% of total revenue:
U.S. revenue	85%	85%
International revenue	15%	15%

Revenue increased $22 million, or 8%, in the three months ended September 30, 2026 as compared to the three months ended September 30, 2025. The increase in Revenue was primarily attributable to pricing actions and growth in non-subscription revenue. For the three months ended September 30, 2026, the negative impact of foreign currency translation on the increase in Revenue was approximately $1 million.

B2B

The following table provides revenue and segment operating profit information for the periods presented:

	Three months ended September 30,		% Change
(in millions)	2026	2025	‘26 vs ‘25
Revenue	$164	$154	6%
Subscription revenue	$137	$127	8%
Non-subscription revenue	$27	$27	—%
% of total revenue:
Subscription revenue	84%	82%
Non-subscription revenue	16%	18%
U.S. revenue	$130	$121	7%
International revenue	$34	$33	3%
% of total revenue:
U.S. revenue	79%	79%
International revenue	21%	21%

Revenue increased $10 million, or 6%, in the three months ended September 30, 2026 as compared to the three months ended September 30, 2025. The increase in Revenue for the three months ended September 30, 2026 was primarily attributable to pricing actions, with the remainder attributable to net new business growth, while the impact of foreign currency translation was immaterial.

Nine Months Ended September 30, 2026 Compared to Nine Months Ended September 30, 2025

CARFAX

The following table provides revenue and segment operating profit information for the periods presented:

	Nine months ended September 30,		% Change
(in millions)	2026	2025	‘26 vs ‘25
Revenue	$923	$855	8%
Subscription revenue	$746	$694	7%
Non-subscription revenue	$177	$161	10%
% of total revenue:
Subscription revenue	81%	81%
Non-subscription revenue	19%	19%
U.S. revenue	$785	$729	8%
International revenue	$138	$126	10%
% of total revenue:
U.S. revenue	85%	85%
International revenue	15%	15%

Revenue increased $68 million, or 8%, in the nine months ended September 30, 2026 as compared to the nine months ended September 30, 2025. The increase in Revenue was primarily attributable to pricing actions and growth in non-subscription revenue. For the nine months ended September 30, 2026, the increase in Revenue was positively impacted by foreign currency translation of approximately $2 million.

B2B

The following table provides revenue and segment operating profit information for the periods presented:

	Nine months ended September 30,		% Change
(in millions)	2026	2025	‘26 vs ‘25
Revenue	$477	$449	6%
Subscription revenue	$398	$369	8%
Non-subscription revenue	$79	$80	(1)%
% of total revenue:
Subscription revenue	83%	82%
Non-subscription revenue	17%	18%
U.S. revenue	$377	$354	6%
International revenue	$100	$95	5%
% of total revenue:
U.S. revenue	79%	79%
International revenue	21%	21%

Revenue increased $28 million, or 6%, in the nine months ended September 30, 2026 as compared to the nine months ended September 30, 2025. The increase in Revenue for the nine months ended September 30, 2026 was primarily attributable to net new business growth, with the remainder attributable to pricing actions and a positive foreign currency translation of approximately $2 million.

Year Ended December 31, 2025 Compared to Year Ended December 31, 2024, and the Year Ended December 31, 2024 Compared to the Year Ended December 31, 2023

CARFAX

The following table provides revenue and segment operating profit information for the periods presented:

	Year ended December 31,			% Change
(in millions)	2025	2024	2023	‘25 vs ‘24	‘24 vs ‘23
Revenue	$1,142	$1,039	$928	10%	12%
Subscription revenue	$927	$843	$748	10%	13%
Non-subscription revenue	$215	$196	$180	10%	9%
% of total revenue:
Subscription revenue	81%	81%	81%
Non-subscription revenue	19%	19%	19%
U.S. revenue	$974	$884	$791	10%	12%
International revenue	$168	$155	$137	9%	13%
% of total revenue:
U.S. revenue	85%	85%	85%
International revenue	15%	15%	15%
Operating profit (1)	$322	$259	$210	25%	23%
% Operating profit margin	28%	25%	23%
(1)

2025 includes employee severance charges of $2 million. 2024 and 2023 include employee severance charges and acquisitions integration costs of less than $1 million. 2025, 2024 and 2023 includes amortization of intangibles from acquisitions of $189 million, $190 million and $190 million, respectively.

2025

Revenue increased 10% in 2025 as compared to 2024 primarily due to continued new business growth and solid underwriting volumes of $46 million and $13 million, respectively, and the remaining increase driven by improved contract terms.

Operating profit increased 25% in 2025 as compared to 2024. Excluding the impact of higher employee severance charges in 2025 of 11 percentage points, operating profit increased 14% primarily driven by revenue growth, partially offset by an increase in advertising and promotion costs, an increase in strategic investments and higher compensation costs driven by annual merit increases.

2024

Revenue increased 12% in 2024 as compared to 2023 primarily due to new business growth and strong performance from our insurance products of $54 million and $17 million, respectively.

Operating profit increased 23% in 2024 as compared to 2023. Excluding the impact of higher amortization of intangibles from acquisitions in 2023 of 7 percentage points, higher acquisition integration costs in 2023 of 2 percentage points and higher employee severance charges in 2023 of 2 percentage points, operating profit increased 12% primarily driven by revenue growth, partially offset by higher compensation costs driven by annual merit increases, higher incentives and an increase in strategic investments.

B2B

The following table provides revenue and segment operating profit information for the periods presented:

	Year ended December 31,			% Change
(in millions)	2025	2024	2023	‘25 vs ‘24	‘24 vs ‘23
Revenue	$608	$574	$557	6%	3%
Subscription revenue	$499	$460	$422	8%	8%
Non-subscription revenue	$109	$114	$135	(4)%	(16)%
% of total revenue:
Subscription revenue	82%	80%	76%
Non-subscription revenue	18%	20%	24%
U.S. revenue	$480	$445	$433	8%	3%
International revenue	$128	$129	$124	(1)%	4%
% of total revenue:
U.S. revenue	79%	78%	78%
International revenue	21%	22%	22%
Operating profit (1)	$62	$69	$61	(12)%	15%
% Operating profit margin	10%	12%	11%
(1)

2025 includes employee severance charges of $13 million, transaction costs of $9 million, ELT transition benefit of $5 million and legal settlement recovery of $3 million. 2024 includes employee severance charges of $7 million, acquisition integration costs of $4 million and acquisition and disposition-related costs of $2 million. 2023 includes employee severance charges of $9 million, acquisition integration costs of $2 million and acquisition and disposition-related costs of $3 million. 2025, 2024 and 2023 include amortization of intangibles from acquisitions of $107 million, $107 million and $106 million, respectively.

2025

Revenue increased 6% in 2025 as compared to 2024 primarily driven by subscription revenue growth due to continued new business growth of $30 million and the remaining increase driven by improved contract terms. Non-subscription revenue decreased due to the tightening of discretionary budgets due to market conditions around tariffs and uncertainty around EV adoption of $2 million, together with lower recall activity of $3 million.

Operating profit decreased 12% in 2025 as compared to 2024. Excluding the impact of transaction costs of 32% and higher employee severance charges in 2025 of 24 percentage points, a statutorily required labor law accrual adjustment of 1 percentage point, partially offset by ELT transition costs of 16 percentage points, higher acquisition integration costs in 2024 of 14 percentage points, legal settlement recovery of 11 percentage points, higher acquisition related costs in 2025 of 7 percentage points, operating profit decreased 3% primarily driven by higher compensation costs driven by annual merit increases, higher incentives and an increase in strategic investments, partially offset by revenue growth.

2024

Revenue increased 3% in 2024 as compared to 2023 and was unfavorably impacted by less than 1 percentage point from the net impact of an acquisition and disposition. Revenue increased in 2024 as compared to 2023 primarily due to subscription revenue growth, partially offset by a decrease in non-subscription revenue due to lower recall activity and marketing services of $15 million and $2 million, respectively. Revenue growth was favorably impacted by $3 million from the acquisition of Market Scan in February 2023 and unfavorably impacted by $5 million from the disposition of Catalyst for Aftersales in August 2023. See Note 2 — Acquisitions and Divestitures to the audited combined financial statements included elsewhere in this prospectus for further discussion.

Operating profit increased 15% in 2024 as compared to 2023. Excluding the impact of higher employee severance charges in 2023 of 36 percentage points, and higher acquisition and disposition-related costs in 2023 of 6 percentage points, partially offset by higher acquisition integration costs in 2024 of 18 percentage points and higher amortization of intangibles in 2024 of 13 percentage points, operating profit increased 4% primarily driven by revenue growth, partially offset by higher compensation costs driven by annual merit increases, higher incentives, an increase in strategic investments and increased operating costs associated with Market Scan.

Non-GAAP Financial Information

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA is a non-GAAP measure and is defined as our Net income adjusted to exclude (1) interest expense and other, net, (2) provisions for income taxes, (3) depreciation and amortization, (4) stock-based compensation, (5) transaction costs related to the stand-up of the Spin Business in connection with the Separation, and (6) employee severance charges and other costs that are not representative of the underlying economics of the periods presented. Net income is the most directly comparable GAAP financial measure to Adjusted EBITDA. Adjusted EBITDA margin is a non-GAAP measure and refers to Adjusted EBITDA divided by GAAP revenue.

We believe the presentation of Adjusted EBITDA and Adjusted EBITDA margin provides useful measures for period-over-period comparisons of our business, as they remove the effects of certain non-cash items and other non-recurring costs that are not indicative of our core operating performance or results of operations. They are also measures that our management relies upon to evaluate business performance.

Adjusted EBITDA and Adjusted EBITDA margin are not intended to be performance measures that should be regarded as alternatives to, or more meaningful than, Net income and Net income margin as indicators of operating performance. Adjusted EBITDA and Adjusted EBITDA margin should not be considered in isolation or as substitutes for analysis of our results reported under GAAP. Adjusted EBITDA and Adjusted EBITDA margin, as we calculate them, may not be comparable to similarly titled measures employed by other companies.

The following tables present a reconciliation of Net income and Net income margin, the most directly comparable financial statement measures, to Adjusted EBITDA and Adjusted EBITDA margin, respectively, for the periods presented:

	Three months ended September 30, 2026
(in millions)	CARFAX	B2B	Corporate	Total
Net income (GAAP)				$42
Interest expense and other, net				26
Provision for income taxes				24
Operating profit (GAAP)	101	13	(23)	92
Adjusted to add:
Amortization of intangibles	47	27	—	74
Depreciation	2	2	—	4
Stock-based compensation	3	3	3	9
Transaction costs	—	—	16	16
Adjusted EBITDA	$153	$45	$(4)	$195
% Net income margin				9%
% Adjusted EBITDA margin	49%	27%	N/M	41%

N/M — Percentage not meaningful

	Three months ended September 30, 2025
(in millions)	CARFAX	B2B	Corporate	Total
Net income (GAAP)				$71
Interest expense and other, net				4
Provision for income taxes				29
Operating profit (GAAP)	92	23	(11)	104
Adjusted to add:
Amortization of intangibles	48	26	—	74
Depreciation	2	1	—	3
Stock-based compensation	4	3	—	7
Transaction costs	—	—	3	3
Employee severance charges and other	—	(1)	1	—
Adjusted EBITDA	$146	$52	$(7)	$191
% Net income margin				16%
% Adjusted EBITDA margin	50%	34%	N/M	43%

N/M — Percentage not meaningful

	Nine months ended September 30, 2026
(in millions)	CARFAX	B2B	Corporate	Total
Net income (GAAP)				$150
Interest expense and other, net				36
Provision for income taxes				69
Operating profit (GAAP)	291	21	(58)	255
Adjusted to add:
Amortization of intangibles	142	80	—	222
Depreciation	7	4	—	11
Stock-based compensation	6	9	3	18
Transaction costs	—	33	40	73
Employee severance charges and other	—	—	2	2
Adjusted EBITDA	$446	$147	$(13)	$581
% Net income margin				11%
% Adjusted EBITDA margin	48%	31%	N/M	41%

N/M — Percentage not meaningful

	Nine months ended September 30, 2025
(in millions)	CARFAX	B2B	Corporate	Total
Net income (GAAP)				$194
Interest expense and other, net				11
Provision for income taxes				79
Operating profit (GAAP)	258	53	(27)	284
Adjusted to add:
Amortization of intangibles	143	79	—	222
Depreciation	7	3	—	10
Stock-based compensation	9	7	—	16
Transaction costs	—	—	5	5
Employee severance charges and other	1	3	7	11
Adjusted EBITDA	$418	$145	$(15)	$548
% Net income margin				15%
% Adjusted EBITDA margin	49%	32%	N/M	42%

N/M — Percentage not meaningful

	Year ended December 31, 2025
(in millions)	CARFAX	B2B	Corporate	Total
Net income (GAAP)				$220
Interest expense and other, net				13
Provision for income taxes				106
Operating profit (GAAP)	322	62	(45)	339
Adjusted to add:
Amortization of intangibles	189	107	—	296
Depreciation	9	5	—	14
Stock-based compensation	13	9	—	22
Transaction costs	—	9	12	21
Employee severance charges	2	13	5	20
Legal settlement recovery	—	(3)	—	(3)
ELT transition costs	—	(5)	5	—
Other(1)	1	—	1	2
Adjusted EBITDA	$536	$197	$(22)	$711
% Net income margin				13%
% Adjusted EBITDA margin	47%	32%	N/M	41%

N/M — Percentage not meaningful

(1)	Other primarily includes a statutory labor law accrual adjustment and lease impairment costs, as well as certain legal settlement recovery and ELT transition costs.

	Year ended December 31, 2024
(in millions)	CARFAX	B2B	Corporate	Total
Net income (GAAP)				$208
Interest expense and other, net				14
Provision for income taxes				76
Operating profit (GAAP)	259	69	(30)	298
Adjusted to add:
Amortization of intangibles	190	107	—	296
Depreciation	9	4	—	13
Stock-based compensation	18	10	—	28
Employee severance charges	—	7	3	10
Acquisition integration costs	—	4	5	9
Acquisition and disposition-related costs	—	2	2	4
Adjusted EBITDA	$476	$203	$(20)	$658
% Net income margin				13%
% Adjusted EBITDA margin	46%	35%	N/M	41%

N/M — Percentage not meaningful

	Year ended December 31, 2023
(in millions)	CARFAX	B2B	Corporate	Total
Net income (GAAP)				$163
Interest expense and other, net				15
Provision for income taxes				61
Operating profit (GAAP)	210	61	(32)	239
Adjusted to add:
Amortization of intangibles	190	106	—	295
Depreciation	8	4	—	12
Stock-based compensation	14	6	—	20
Employee severance charges	—	9	—	9
Acquisition integration costs	—	2	15	17
Acquisition and disposition-related costs	—	3	1	4
Adjusted EBITDA	$422	$191	$(16)	$598
% Net income margin				11%
% Adjusted EBITDA margin	45%	34%	N/M	40%

N/M — Percentage not meaningful

Free Cash Flow

Free cash flow is a non-GAAP financial measure and reflects our cash provided by operating activities less capital expenditures. Capital expenditures include purchases of property and equipment and additions to technology projects. Cash provided by operating activities is the most directly comparable GAAP financial measure to Free cash flow.

We believe the presentation of Free cash flow allows our investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management. We use Free cash flow to conduct and evaluate our business because we believe it typically presents a more conservative measure of cash flows since capital expenditures are considered a necessary component of ongoing operations. Free cash flow is useful for management because it allows management to evaluate the cash available to us to make strategic acquisitions and investments.

The presentation of Free cash flow is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Free cash flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies.

The following table presents a reconciliation of Cash provided by operating activities to Free cash flow for the periods presented:

	Nine months ended September 30,		Year ended December 31,
(in millions)	2026	2025	2025	2024	2023
Cash provided by operating activities	$394	$377	$485	$427	$393
Capital expenditures	(31)	(16)	(24)	(15)	(18)
Free cash flow	$363	$361	$461	$412	$375

Liquidity and Capital Resources

Historically, we have generated cash from operating activities. The majority of our operations have historically participated in the United States and international cash management and funding arrangements managed by S&P Global, where cash was swept from our balance sheet daily, and cash to meet our operating and investing needs was provided as needed from S&P Global.

Following the Separation from S&P Global, our ability to fund our operating needs will depend on our ongoing ability to generate cash flow from operating activities and our access to the bank and capital markets. We believe that our cash and cash equivalents as of September 30, 2026, together with cash generated from operating activities and available borrowing capacity under the Credit Facility, will be sufficient to fund our operations for at least the next twelve months. Our anticipated liquidity requirements include funding capital expenditures, working capital, employee compensation, debt service obligations, payments of dividends to our stockholders, share repurchases, and execution of our business strategy.

If our cash flows from operations are less than we require, we may need to incur debt or issue equity. From time to time, we may need to access the long-term and short-term capital markets to obtain financing. Although we believe that the arrangements in place at the time of the Separation will permit us to finance our operations on acceptable terms and conditions, our access to, and the availability of, financing on acceptable terms and conditions in the future will be affected by many factors, including: (i) our credit ratings, (ii) the liquidity of the overall capital markets, and (iii) the current state of the economy. There can be no assurance that we will continue to have access to the capital markets on terms acceptable to us. See “Risk Factors.”

Common Stockholder Dividends

Beginning in the third quarter of 2026, we paid a dividend to holders of our common stock in an amount of $0.06 per common share and it is our intention to continue to pay dividends to holders of our common stock on a quarterly basis. The declaration and payment of dividends to holders of our common stock will be at the sole discretion of our Board of Directors and subject to adjustment by amounts determined by our Board of Directors to be necessary or appropriate to provide for our business needs and to comply with applicable law. Our dividend policy may be changed at any time.

Share Repurchase Program

In October 2026, the Board of Directors authorized and approved a share repurchase program to repurchase up to $800 million in shares of our common stock, par value $0.01 per share, from time to time on the open market, in privately negotiated transactions, or as may otherwise be determined by the Company’s management in its discretion. No repurchases of the Company’s common stock have been made through the share repurchase program since inception. The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions, applicable legal requirements and other factors. There is no term associated with the repurchase authorization.

Cash Flow Overview

Cash and cash equivalents were $351 million and $39 million as of September 30, 2026 and 2025, respectively and $38 million and $27 million as of December 31, 2025 and 2024, respectively.

	Nine months ended September 30,		Year ended December 31,
(in millions)	2026	2025	2025	2024	2023
Net cash provided by (used for):
Operating activities	$394	$377	$485	$427	$393
Investing activities	(34)	(19)	(23)	(21)	(230)
Financing activities	(46)	(348)	(453)	(423)	(160)

Operating Activities

Cash provided by operating activities was $394 million for the nine months ended September 30, 2026, compared to $377 million for the nine months ended September 30, 2025. The increase in Cash provided by operating activities was primarily due to provision for income taxes that, prior to the Separation, were deemed settled through transfers to the Former Parent but are no longer treated as such following the Separation.

Cash provided by operating activities increased to $485 million in 2025 as compared to $427 million in 2024. The increase was primarily due to higher operating results in 2025 and a net increase in cash provided by working capital accounts.

Cash provided by operating activities increased to $427 million in 2024 as compared to $393 million in 2023. The increase was primarily due to higher operating results in 2024 and a net increase in cash provided by working capital accounts.

Investing Activities

Cash used for investing activities was $34 million for the nine months ended September 30, 2026, compared to $19 million for the nine months ended September 30, 2025. The increase in Cash used for investing activities was primarily due to higher cash used for capital expenditures in 2026.

Cash used for investing activities increased to $23 million in 2025 as compared to $21 million in 2024. The increase was primarily due to higher cash used for capital expenditures in 2025, partially offset by cash received related to the principal associated with the Europe Carfax Loan (defined below).

Cash used for investing activities decreased to $21 million in 2024 as compared to $230 million in 2023. The decrease was primarily due to higher cash paid for the acquisition of Market Scan in 2023.

See Note 2 — Acquisitions and Divestitures to the audited combined financial statements included elsewhere in this prospectus.

Financing Activities

Cash flows from financing activities primarily comprised the issuance of the Senior Notes and transfers from and to S&P Global. The components of net transfers include: (i) cash pooling and general financing activities, including the payment of a dividend to S&P Global as consideration for the transfer of certain assets, liabilities and entities to Mobility Global in connection with the Separation, (ii) charges for income taxes that we assumed to be settled with S&P Global, and (iii) allocations of S&P Global’s corporate expenses, which were effectively settled for cash at the time of the transaction. See Note 10 — Related Party Transactions and Parent Company Investment to the audited combined financial statements included in this prospectus and Note 11 — Related Party Transactions and Former Parent Investment to the unaudited condensed financial statements in this prospectus for further discussion.

Cash used for financing activities was $46 million for the nine months ended September 30, 2026 compared to cash used for financing activities of $348 million for the nine months ended September 30, 2025. The decrease in cash used for financing activities was primarily attributable to the issuance of the Senior Notes in 2026, partially offset by a net increase in transfers to S&P Global, which was primarily driven by the dividend paid to S&P Global in connection with the Separation. In September 2026, we paid a cash dividend of $0.06 per share, or $18 million, to common stockholders of record at the close of business on August 27, 2026.

Cash used for financing activities increased to $453 million in 2025 as compared to $423 million in 2024 primarily due to higher net transfers to S&P Global in 2025 compared to 2024.

Cash used for financing activities increased to $423 million in 2024 as compared to $160 million in 2023. The increase was primarily due to cash contributions from S&P Global to fund the acquisition of Market Scan in 2023 and the voluntary prepayment in 2024 on the principal balance of the Canada Carfax Loan (defined below).

Description of Certain Other Indebtedness

Revolving Credit Facility

On May 6, 2026, we entered into a $500 million revolving credit facility (the “Credit Facility”) in connection with the Separation. Availability under the Credit Facility from time to time will be subject to the satisfaction of certain conditions precedent customary for financings of this type. The Credit Facility matures on the date that is five years after the Initial Availability Date (as defined in the credit agreement).

Under the Credit Facility (i) U.S. dollar borrowings are subject to an interest rate, at our election, of either (a) U.S. dollar base rate or (b) a term SOFR-based rate, (ii) Euro borrowings are subject to an interest rate based on EURIBOR and (iii) Pounds Sterling borrowings are subject to an interest rate based on the Sterling Overnight Index Average, in each case, plus an applicable margin that is determined from time to time based on the credit ratings assigned to us by Moody’s Ratings (“Moody’s”) or Fitch Ratings (“Fitch”). In addition, the credit agreement requires payment of additional interest on certain overdue obligations on terms and conditions customary for financings of this type.

The applicable interest rate margins for the Credit Facility fluctuate between 1.0% and 1.625% per annum (for term rate loans) and between 0% and 0.625% per annum (for base rate loans), in each case based upon the credit ratings assigned by Moody’s or Fitch as set forth in the credit agreement. Accordingly, the interest rates for the Credit Facility vary during the term of the credit agreement based on changes in the applicable base rates, applicable term rates or future changes to our credit rating.

The credit agreement also requires that we pay certain facility fees on the aggregate unused commitments under the Credit Facility and certain letter of credit issuance and fronting fees. Letters of credit are available for issuance under the Credit Facility on terms and conditions customary for financings of this type, which issuances will reduce availability under the Credit Facility.

We are permitted to voluntarily reduce the unutilized portion of the revolving commitments and repay outstanding loans under the Credit Facility at any time without premium or penalty, subject to customary breakage costs. We may request a one-year extension of the maturity date of the Credit Facility (not more than two times during the life of the Credit Facility) under certain conditions customary for financings of this type.

The credit agreement contains certain affirmative and negative covenants customary for financings of this type that, among other things, limit our and our subsidiaries’ ability to merge and/or dispose of all, substantially all or a substantial portion of our assets, incur additional subsidiary indebtedness, incur certain liens and to use proceeds in violation of certain laws. In addition, the credit agreement requires that we maintain a total net leverage ratio of not greater than 3.50 to 1.00 with, at our election and subject to certain customary conditions, a step-up to 4.00 to 1.00 for the four fiscal quarters ending immediately following a qualifying material acquisition (including the fiscal quarter that such qualifying material acquisition was consummated). The credit agreement also contains certain customary events of default, subject to certain thresholds and grace periods, including but not limited to payment default, material inaccuracy of a material representation, breach of covenants, cross-acceleration to material debt and change of control. If an event of default, as specified in the credit agreement, shall occur and be continuing, we may be required to repay all amounts outstanding under the Credit Facility.

The description of the credit agreement included above and elsewhere in this prospectus is qualified in its entirety by the credit agreement that is filed as an exhibit to our Registration Statement on Form 10, filed with the SEC.

Contractual Obligations

We typically have various contractual obligations, which are recorded as liabilities in our unaudited condensed balance sheets, while other items, such as certain purchase commitments and other executory contracts, are not recognized, but are disclosed herein.

The following table summarizes our significant contractual obligations and commercial commitments at December 31, 2025.

	Less than			More than
(in millions)	1 Year	1 – 3 Years	3 –5 Years	5 Years	Total
Operating leases (1)	7	4	4	4	19
Purchase obligations and other (2)	44	36	10	—	90
Total contractual cash obligations	$51	$40	$14	$4	$109
(1)

Reflects contractual commitments to make certain minimum lease payments for the use of property under operating lease agreements. See Note 9 – Commitments and Contingencies to the audited combined financial statements included elsewhere in this prospectus for further discussion on our operating lease obligations.

(2)

Other consists primarily of commitments for unconditional purchase obligations in contracts for information-technology outsourcing and certain enterprise-wide information-technology software licensing and maintenance.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Risk

We are exposed to foreign currency exchange rate risk arising from certain intercompany financing arrangements denominated in currencies other than the functional currency of the Company, which is the United States dollar. To manage a portion of this exposure, we enter into foreign currency forward contracts to economically offset foreign currency remeasurement gains and losses associated with the underlying intercompany loan. These forward contracts are not designated as hedges and do not qualify for hedge accounting.

Interest Rate Risk

We expect to enter into new financing arrangements in anticipation of the Separation. As a result, we will be exposed to market risk of adverse changes in interest rates related to these arrangements. To help manage our exposure to changes in interest rates, we may enter into interest rate risk management derivative transactions in accordance with our policy. There were no such instruments outstanding for the periods presented in the audited combined financial statements and unaudited condensed financial statements.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based upon our audited combined financial statements and unaudited condensed financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities.

On an ongoing basis, we evaluate our estimates and assumptions, including those related to revenue recognition, business combinations, allowance for doubtful accounts, valuation of long-lived assets, goodwill and other intangible assets, incentive compensation and stock-based compensation, income taxes and contingencies. We base our estimates on historical experience, current developments and on various other assumptions that we believe to be reasonable under these circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that cannot readily be determined from other sources. There can be no assurance that actual results will not differ from those estimates.

Management considers an accounting estimate to be critical if it required assumptions to be made that were uncertain at the time the estimate was made and changes in the estimate or different estimates could have a material effect on our results of operations.

We believe the following critical accounting policies require us to make significant judgments and estimates in the preparation of our combined financial statements. These policies are described in detail as of and for the year ended December 31, 2025. Since that date there have been no changes to our critical accounting estimates.

Revenue Recognition

Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration the entity expects to receive in exchange for those goods or services. See Note 1 — Basis of Presentation and Significant Accounting Policies to our audited combined financial statements and unaudited condensed financial statements included elsewhere in this prospectus.

Business Combinations

We apply the purchase method of accounting to our business combinations. All of the assets acquired, liabilities assumed, and contingent consideration are allocated based on their estimated fair values. Fair value determinations involve significant estimates and assumptions about several highly subjective variables, including future cash flows, discount rates, and expected business performance. There are also different valuation models and inputs for each component, the selection of which requires considerable judgment. Our estimates and assumptions may be based, in part, on the availability of listed market prices or other transparent market data. These determinations will affect the amount of amortization expense recognized in future periods. We base our fair value estimates on assumptions we believe are reasonable, but recognize that the assumptions are inherently uncertain. Depending on the size of the purchase price of a particular acquisition, the mix of intangible assets acquired, and expected business performance, the purchase price allocation could be materially impacted by applying a different set of assumptions and estimates.

Allowance for Doubtful Accounts

The allowance for doubtful accounts reserve methodology is based on historical analysis, a review of outstanding balances and current conditions, and by incorporating data points that provide indicators of future economic conditions including forecasted industry default rates and industry index benchmarks. In determining these reserves, we consider, amongst other factors, the financial condition and risk profile of our customers, areas of specific or concentrated risk as well as applicable industry trends or market indicators. The impact on operating profit for a one percentage point change in the allowance for doubtful accounts is approximately $2 million.

We incorporate the forecasted impact of future economic conditions into our allowance for doubtful accounts measurement process. In times of economic turmoil, our estimates and judgments with respect to the collectability of our receivables are subject to greater uncertainty than in more stable periods.

Accounting for the Impairment of Long-Lived Assets (Including Other Intangible Assets)

We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Upon such an occurrence, recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to current forecasts of undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. For long-lived assets held for sale, assets are written down to fair value, less cost to sell. Fair value is determined based on market evidence, discounted cash flows, appraised values or management’s estimates, depending upon the nature of the assets.

Goodwill

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. As of December 31, 2025 and 2024, the carrying value of goodwill was $8.8 billion. Goodwill is not amortized, but instead is tested for impairment annually during the fourth quarter each year or more frequently if events or changes in circumstances indicate that the asset might be impaired. Goodwill impairment is a critical accounting policy because goodwill represents a significant portion of our total assets (goodwill represents 68%, and 67% of total assets as of December 31, 2025, and 2024, respectively), and the evaluation of potential impairment involves the use of significant estimates, key assumptions, and judgment.

As part of our annual impairment test of our three reporting units, we initially perform a qualitative analysis evaluating whether any events and circumstances occurred that provide evidence that it is more likely than not that the fair value of any of our reporting units is less than its carrying amount. Reporting units are generally an operating segment or one level below an operating segment. Our qualitative assessment included, but was not limited to, consideration of macroeconomic conditions, industry and market conditions, cost factors, cash flows, and changes in key Company personnel. If, based on our evaluation of the events and circumstances that occurred during the year we do not believe that it is more likely than not that the fair value of any of our reporting units is less than its carrying amount, no quantitative impairment test is performed. Conversely, if the results of our qualitative assessment determine that it is more likely than not that the fair value of any of our reporting units is less than its respective carrying amount, we perform a quantitative impairment test. We may choose to bypass the qualitative assessment for any reporting unit and proceed directly to performing the quantitative assessment.

Under the quantitative impairment test, we calculate the estimated fair value of a reporting unit using the income approach. For this approach, we utilize discounted cash flow models that incorporate various significant assumptions. These significant assumptions utilized in determining the fair values of our reporting units generally include forecasted revenues, expenses, and related cash flows based on assumed growth rates and demand trends, future projected investments to expand our reporting units, discount rates and terminal growth rates. These assumptions are based on our historical data and experience, industry projections and general economic condition projections and they can change year to year based on operating results, market conditions and other factors. Changes in assumptions or estimates may result from a change in market conditions, market trends, interest rates or other factors outside our control, or underperformance relative to historical or projected performance. These conditions could materially affect the estimate of fair value of a reporting unit and therefore could affect the likelihood and amount of any potential impairment. As of December 31, 2025, a 10% decrease in the estimated fair value would not have resulted in an impairment for all reporting units.

If the fair value of the reporting unit is less than the carrying value, the difference is recognized as an impairment charge. For all periods presented, based on our assessments, we determined that it is more likely than not that our reporting units’ fair values were greater than their respective carrying amounts.

Stock-based Compensation

Stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized over the requisite service period, which typically is the vesting period. Stock-based compensation is classified as both operating-related expense and selling and general expense in our combined statements of income.

Income Taxes

The Company’s income tax provision was prepared following the separate return method. The separate return method applies ASC 740 Income Taxes to the stand-alone financial statements of each member of the consolidated group as if the group members were a separate taxpayer. The calculation of the Company’s income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. Furthermore, the tax treatment of certain items reflected in the accompanying combined financial statements of the Company may not be reflected in the consolidated financial statements and tax returns of the parent. Such items as net operating losses, credit carry-forwards and valuation allowances may exist in the accompanying combined financial statements that may or may not exist in the parent’s consolidated financial statements. As a result, the income taxes of the Company as presented in the accompanying combined financial statements may not be indicative of the income taxes that the Company will generate in the future. Furthermore, current obligations for taxes where the Company’s operations were included in tax returns with the activities of the parent are deemed settled with the parent as a component of Parent company investment for purposes of the accompanying combined financial statements.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company did not operate historically as a stand-alone business, accordingly the deferred taxes reflected in the combined financial statements may be different upon legal separation of the business.

We recognize liabilities for uncertain tax positions taken or expected to be taken in income tax returns. Accrued interest and penalties related to unrecognized tax benefits are recognized in interest expense and operating expense, respectively.

Judgment is required in determining our provision for income taxes, deferred tax assets and liabilities and unrecognized tax benefits. In determining the need for a valuation allowance, the historical and projected financial performance of the operation that is recording a net deferred tax asset is considered along with any other pertinent information.

We file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions, and we are routinely under audit by many different tax authorities. We believe that our accrual for tax liabilities is adequate for all open audit years based on an assessment of many factors including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. It is possible that tax examinations will be settled prior to December 31, 2026. If any of these tax audit settlements do occur within that period, we would make any necessary adjustments to the accrual for unrecognized tax benefits.

As of December 31, 2025, none of the undistributed earnings of our foreign subsidiaries is indefinitely reinvested in our foreign operations. It was determined that there is no deferred taxes related to these undistributed earnings as of December 31, 2025.

Contingencies

We are subject to a number of lawsuits and claims that arise in the ordinary course of business. We recognize a liability for such contingencies when both (a) information available prior to issuance of the financial statements indicates that it is probable that a liability had been incurred at the date of the financial statements and (b) the amount of loss can reasonably be estimated. We continually assess the likelihood of any adverse judgments or outcomes to our contingencies, as well as potential amounts or ranges of probable losses, and recognize a liability, if any, for these contingencies based on an analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Because many of these matters are resolved over long periods of time, our estimate of liabilities may change due to new developments, changes in assumptions or changes in our strategy related to the matter. When we accrue for loss contingencies and the reasonable estimate of the loss is within a range, we record its best estimate within the range. We disclose an estimated possible loss or a range of loss when it is at least reasonably possible that a loss may have been incurred.

Recently Issued or Adopted Accounting Standards

See Note 1 — Basis of Presentation and Significant Accounting Policies to our audited combined financial statements and Note 10 - Recently Issued or Adopted Accounting Pronouncements to our unaudited condensed financial statements included elsewhere in this prospectus for a discussion of recently issued or adopted accounting standards.

Business

Our Company

We are a globally recognized pioneer and leader in automotive data, solutions and insights. We provide mission-critical offerings that span the entire vehicle and consumer purchasing lifecycles, enabling our OEM and dealer customers to anticipate change and make informed decisions in a large, complex and dynamic industry. With more than 100 years of data stewardship and a contributory network of more than 177,000 sources as of December 31, 2025, we believe we have built an unrivaled data estate that powers critical decisions for suppliers, OEMs, dealers, F&I firms and consumers in a global automotive market valued at approximately $8.0 trillion in 2025 according to management estimates.

We source, cleanse and incorporate thousands of datasets to generate unique, predictive insights at scale that are deeply embedded in client workflows, supporting the top 40 global automakers that cover 96% of global production as of December 31, 2025 according to internal data and more than 40,000 dealer customers across a global footprint spanning North America, Europe, EMEA and APAC as of December 31, 2025. We believe we are uniquely positioned to assist our customers in navigating the rapidly evolving automotive landscape, which includes more complex vehicles (e.g., electric and software-defined), growing consumer demand for data and personalization, increasing regulatory complexity and tighter production schedules. We offer essential data and analytical tools that enable quick and informed decision-making throughout the vehicle and consumer lifecycle.

We offer critical insights at every stage of the automotive value chain. Our CARFAX segment provides consumers, dealers, service shops and F&I firms with trusted vehicle history, valuations, listings and service reminders. CARFAX uses a vast proprietary data estate and brand to help consumers buy the right car at the right price, sell confidently and maintain their vehicles, while helping dealers build shopper confidence, convert more leads and drive service loyalty. Our B2B segment delivers mission-critical data, forecasts and marketing & sales solutions to OEMs, suppliers, dealers and F&I firms. B2B powers product planning, supply-chain and technology decisions, market analytics, pricing and incentives and targeted customer activation.

For the nine months ended September 30, 2026, our revenue totaled $1,401 million, representing an 7% increase over the nine months ended September 30, 2025. For the nine months ended September 30, 2026, our net income totaled $150 million, with net income decreasing 23% compared to the nine months ended September 30, 2025. For the year ended December 31, 2025, our revenue totaled $1.75 billion, with revenue increasing 8.5% over the prior year period and our net income totaled $220 million, with net income increasing 5.8% over the prior year period.

Our Marquee Brands

We organize our comprehensive offerings across two core segments, CARFAX and B2B, each providing specialized data, solutions and insights to distinct facets of the automotive ecosystem. We deliver a comprehensive view and tailored outcomes across the entire vehicle lifecycle to meet the specific needs of our clients. We believe our portfolio of trusted brands define their respective categories across the automotive industry. These include:

CARFAX

CARFAX is a premier consumer brand in automotive data and vehicle history, with a strong reputation for trust, scale and innovation. According to a survey of in-market consumers, we have achieved an average of 96% in-market awareness and an average of 85% mascot recognition (Car Fox), making us the most relied-upon brand among third-party automotive providers.

The fundamental mission of CARFAX is to provide trusted information that helps millions of people shop, buy, service and sell vehicles with more confidence. This mission addresses critical market inefficiencies and information gaps that have historically characterized the automotive marketplace, particularly in the used vehicle segment where information asymmetries can have significant negative impacts on transaction outcomes and customer satisfaction.

To this end, CARFAX has established and continues to expand a superior data estate comprised of more than 38 billion vehicle history records from more than 177,000 sources through symbiotic data partnerships with automotive industry participants including more than 92,000 dealers and service shops, 6,300 police agencies and 36 OEMs as of December 31, 2025.

CARFAX invests in technology, including AI and ML, to cleanse, synchronize and harmonize raw data sets to derive must-have insights that are delivered at scale through our branded product portfolio. In addition, through our strategic brand investments and industry partnership efforts, we have developed a more than 53 million Car Care consumer audience as of December 31, 2025, who receive personalized alerts and information regarding the vehicles they own. We also have a high degree of consumer engagement with approximately 23 million monthly average unique visitors to the CARFAX U.S. website and apps and more than 28 million monthly average CARFAX vehicle history report views for the twelve-month period ended December 31, 2025.

Our data and analytics help us answer critical questions that industry participants have and reduce the information asymmetries inherent in the vehicle buying, selling and maintenance process. The breadth, depth and quality of our data built through decades of industry partnerships and technology investments along with our consumer branding efforts directly contribute to the value proposition we deliver to our customers.

As a result, CARFAX solutions are deeply integrated into dealer and consumer workflows, powering more than 92,000 dealers and service shops, including over 40,000 dealer customers as of December 31, 2025. We monetize the value we create primarily through a B2B2C business model, with strong recurring revenues.

CARFAX’s core products include:

●	Advantage: A dealer subscription product that provides CARFAX Vehicle History Reports and related insights (e.g., accident, service/maintenance, ownership, valuations and recalls) that dealers use to acquire the right inventory, price accurately with history-based valuation and build buyer confidence at point of sale.
●	Car Listings: A dealer subscription product that lets dealers post vehicles for sale on CARFAX’s high-traffic website and apps. Every vehicle listing includes a free CARFAX report, history-based value and verified reviews. Dealers use Car Listings to generate qualified leads out of approximately 23 million monthly average unique visitors to the CARFAX U.S. website and apps for the twelve-month period ended December 31, 2025 and to convert shoppers.
●	CARFAX For Life: A dealer subscription product that drives service retention and loyalty by providing their customers with access to CARFAX Car Care. Consumers receive maintenance reminders and alerts specific to their VIN. Dealers use CARFAX For Life to bring vehicles back for service, build reputation through verified consumer ratings and reviews and strengthen loyalty over time.
●	BIG: Our data and analytics products for lenders and insurers that customers integrate into their workflows.

Our network is a virtuous circle, where consumer demand drives dealer adoption and vice versa, enabling us to achieve sustained growth, high retention and strong pricing power. We believe our strategic investments in data leadership, brand, dealer growth and geographic expansion, as well as new products (such as Premium Listings and Sell My Car) will further accelerate our growth and deepen market penetration.

CARFAX has a well established market presence in the U.S. and Canada and a consumer-led growth strategy in Europe, where the brand recently launched in Spain and Italy. CARFAX currently holds an approximately 35% stake in NGC.

B2B

Our B2B segment comprises two business lines: Sales Solutions and Planning Solutions. B2B is characterized by long-standing relationships, low revenue concentration and a clear roadmap for growth through geographic expansion, the upselling and cross-selling of new modules and deepening penetration with mass-market dealerships and OEMs. Our capabilities are underpinned by advanced predictive analytics, ML and AI, which transform raw information into actionable intelligence for agile planning and competitive differentiation.

Sales Solutions

Our Sales Solutions business line provides market analytics and consumer purchasing predictions to enhance new vehicle sales and optimize dealer network performance. We offer comprehensive solutions enabling OEMs and dealers to assess performance, understand market dynamics, evaluate competition, identify opportunities, optimize incentive spending, improve consumer loyalty, manage inventory, and refine pricing strategies.

We maintain deep integration with top global North American automakers, empowering their sales and marketing decisions by identifying target consumers, informing optimal offers, and executing effective outreach campaigns. A key initiative is our Data Studio platform, which enables deep consumer insights, unified analytics, and streamlined data sharing between OEMs and dealers.

Sales Solutions core products include:

●	automotiveMastermind: A specialized sales and marketing platform for automotive dealers and OEM programs utilizing advanced predictive analytics and proprietary BPS. The platform integrates comprehensive CRM and DMS data to identify in-market buyers, anticipate consumer behavior, personalize outreach, and optimize private offers. It empowers dealers to prioritize prospects, execute omnichannel campaigns, and enhance customer loyalty and conversion rates. The platform includes EEQ, a private incentive optimization tool enabling OEMs and captive lenders to maximize incremental sales through turn-key marketing and incentive management solutions.
●	Polk Auto Marketing Solutions: A leading provider of KPIs and insights including market share, volume, loyalty, and defection data for automakers and dealers. Our data integrates seamlessly with OEM workflows, matching their territories, dealer networks, and competitive segments. The data is used daily across OEMs from product planners to sales operations. Our audience and measurement solutions provide closed-loop attribution for OEMs, dealers, media platforms, and lenders, enabling marketing campaign effectiveness assessment. Consumer targeting solutions utilize modeled household data to identify in-market consumers with specific vehicle affinities, built on billions of detailed vehicle transaction records collected over decades.
●	Market Scan Pricing Solutions: A leading provider of real-time vehicle pricing and payment solutions delivered through APIs and dealer software. As of December 31, 2025, approximately 10,500 dealerships utilized this pricing engine which integrates with major dealer software providers and online shopping marketplaces. Our data asset is also used to develop analytical pricing solutions that aggregate detailed pricing and incentive data, creating powerful optimization tools helping clients understand competitive positioning and model pricing change impacts on market share and profitability.
●	Data Studio: A unified data platform securely connecting OEM and dealer first-party data with our proprietary third-party datasets, delivering AI-ready data services, advanced analytics, and audience activation. It resolves OEM-dealer data misalignment through a clean-room environment, automating data onboarding from mission-critical systems and supporting modular use cases. Solutions include Data as a Service and EEQ, enabling OEMs and dealers to maximize incentive spend efficiency through personalized offers for customer retention and acquisition. Early deployments with large OEMs and dealer groups demonstrated 98% participation, improved marketing effectiveness, and materially better incentive efficiency.
●	VIN Solutions: A data service that is delivered primarily through real-time API integration with customers including government DMVs, aftermarket parts retailers, insurance carriers, and channel partners. These integrations support vehicle verification, record enrichment by decoding VINs with detailed trim and options and pairing with ownership records for verification. Users include insurers, OEMs, dealers, parts providers, tolling agencies, and government entities for risk assessment, policy quoting and binding, parts fitment identification, vehicle registration, and compliant identity workflows.
●	Recall: A strategic offering supporting U.S. automakers and dealers in maximizing safety recall completion rates. This end-to-end solution leverages proprietary datasets and advanced analytics to identify current vehicle owners, execute multi-channel outreach campaigns, and continuously optimize performance. Key differentiators include a daily-updated VIN database with over 13 billion vehicle owner records as of December 31, 2025, vehicle filtering to exclude non-service vehicles, and comprehensive analytics for campaign effectiveness. The Recall Dealer Outreach program targets vehicle owners within dealership territories, providing recall remedy capabilities while improving customer retention and brand loyalty.

Planning Solutions

Our Planning Solutions business line delivers mission-critical data, insights and tools that empower strategic planning decisions for the global automotive industry. As an independent provider of comprehensive forecasts, we offer trusted vehicle and supply chain forecasting, sophisticated scenario planning capabilities, robust supply chain risk management solutions and seamlessly embedded workflow tools.

We serve 100% of the top 40 global carmakers, 94% of the top 100 automotive suppliers, and 100% of the top 10 investment banks as of December 31, 2025, according to internal data. Our data estate covers virtually all global vehicle production with over 80 million rows of actively updated data and more than 2,000 data attributes per vehicle as of December 31, 2025. We believe our solutions are indispensable for high-stakes decisions in product planning, supply chain management, and regulatory compliance, particularly as the industry faces increasing complexity from electrification, SDVs, supply chain pressure, and geopolitical volatility.

Planning Solutions core products include:

●	Vehicle & Supply Chain Forecasting: Provides forward-looking intelligence on global light and medium/heavy vehicle sales and production, extending to component and technology levels. Built by a 195-expert global analyst team and powered by AI-enabled forecasting systems, coverage includes over 145 sales country markets, over 85,000 vehicle variants, approximately 990 production plants across over 50 countries, and over 2,900 supplier plant locations across more than 80 countries as of December 31, 2025. It integrates proprietary datasets including vehicle cycle plans, powertrain and sustainability outlooks, and comprehensive supply chain mapping spanning over 680 technologies and over 4,400 suppliers as of December 31, 2025.
●	Global Reporting: Delivers comprehensive, consistent volume data reporting for new and used vehicles, tracking data across 100 countries as of December 31, 2025, at model/nameplate level and linking actualized sales and registration data into the broader Planning Solutions ecosystem. Through trusted relationships with governments, agencies, and industry bodies, it provides national and sub-national registration data, Vehicles-in-Operation insights, and aftermarket management views, harmonized for reliable cross-country comparisons.
●	FAST: A scenario and simulation capability enabling OEMs to model market shocks and test alternative product, price, feature, powertrain, and timing assumptions against our forecasts. Customers use FAST for executive-ready, data-driven scenarios, incentive and product plan optimization, and cross-functional planning alignment.
●	PIQ: A supplier scouting, benchmarking, risk management, and spend optimization solution built on our supply chain and technology datasets covering 60% of vehicle value. It enables OEM procurement teams to evaluate supplier footprints, competitiveness, quality/cost/risk exposure, and tariff/regulatory impacts for identifying sourcing options, assessing dual-sourcing strategies, and quantifying savings opportunities.

We maintain a strategic partnership with DA, a Germany-based SaaS platform embedding our Planning Solutions data into supplier workflows for strategic planning, pricing, and cost recovery. As of December 31, 2025, we own approximately 25% of DA with rights of first refusal on the remaining 75%. DA is expected to deepen supplier adoption, drive Planning Solutions suite upsell, and contribute meaningful revenue growth.

Our Industry

We serve a vast and dynamic global automotive industry, which is estimated to be approximately $8.0 trillion annually according to management estimates, including approximately $3.2 trillion in new light vehicle car sales, approximately $2.8 trillion in used light vehicle car sales, approximately $1.3 trillion in light vehicle maintenance and repair, and approximately $0.7 trillion in the medium and heavy commercial vehicle market.

This market is undergoing profound transformations, driving an increasing need for our advanced data and decisioning tools. Key dynamics include a growing consumer demand for comprehensive vehicle information, the accelerating shift towards electrification and SDVs, the emergence of direct-to-consumer retail models and persistent supply chain disruptions.

Our TAM was estimated to be between $75 and $81 billion in 2025 according to an independent third-party consulting firm. The methodology for calculating this TAM involves segmenting the market into three distinct categories:

●	Core Market: This component represents the addressable opportunities for markets we currently serve and also markets in which we expect to offer services within 12 months. This market was estimated at $13 – 15 billion in 2025 with significant room for growth, driven by factors such as the increasing importance of data and pricing. At CARFAX, this includes vehicle history (Advantage, PPV, Consumer), service loyalty marketing (CARFAX For Life), car listings (used, new, and Premium Listings), and F&I. For Sales Solutions, this includes OEM & dealer marketing solutions. For Planning Solutions, this includes vehicle forecasting, powertrain & sustainability, supply chain & technology, international market reporting, aftermarket management, and dealer network development.
●	Extended Core Opportunities: This component represents incremental opportunities that we are actively pursuing as part of our growth strategy, including planned initiatives to launch new products and expand existing offerings into additional international markets. This portion of the TAM represented an additional $25 – 27 billion in 2025, with planned growth initiatives like Sell My Car and Digital Advertising for CARFAX and Data Studio for Sales Solutions. Extended core opportunities include new products and growing current products in international markets. At CARFAX, these opportunities include digital advertisements (enabled by co-op), Sell My Car (full-service cash offers) and international expansion of current products. For Sales Solutions, these opportunities include international expansion of current products and tierless enterprise data solutions. For Planning Solutions, these opportunities include Procurement Intelligence and scenario modelling capabilities.
●	Adjacencies: This component represents additional market opportunities that we could potentially pursue beyond our immediate roadmap. Such adjacencies added a significant $37 – 39 billion to the TAM. Examples include P&C claims and repair software, shop management software and F&I marketing for the Used Vehicle Lifecycle, as well as DMS and AI workflow tools for Sales Solutions. Adjacencies include future growth opportunities beyond Mobility Global’s immediate roadmap. For CARFAX, these adjacencies include the aftermarket service marketplace, P&C claims and repair software, shop management software, and finance and insurance marketing. For Sales Solutions, these adjacencies include dealer management software, CDP / CRM, and AI workflow tools for dealers. For Planning Solutions, these adjacencies include engineering and cost solutions.

Key Trends

Several critical trends are shaping the automotive industry and driving demand for our solutions:

●	Increasing Vehicle Complexity and Technology: There is rapid growth in vehicle technology and a rise of new powertrains such as EVs and SDVs, with the number of EV and SDV players forecasted to grow at a 6% CAGR from 2024 through 2030 according to an independent third-party consulting firm. This is generating demand for the kind of sophisticated data our Vehicle & Supply Chain Forecasting solutions provide OEMs and suppliers. Increasing vehicle complexity also drives consumer demand for trusted CARFAX information during the shopping and ownership stages of the vehicle lifecycle.
●	Consumer Personalization and Digitization: Consumers increasingly prefer omnichannel, brand-oriented and personalized purchasing experiences. We believe the data-driven marketing that automotiveMastermind, Polk Auto Solutions and Market Scan provide are critical to gathering granular insights online, in-person and through social commerce to inform tailored offerings. Millions of consumers depend on CARFAX vehicle history information while shopping for used vehicles and personalized, accurate and timely alerts to help them maintain their owned vehicles both online (via the CARFAX website and apps) and in-person at dealerships and aftermarket service shops (via workflow integrations).
●	Compression of Production Planning Cycles: A significant shift towards agile planning processes is reducing lead times from traditional four-to-five-year cycles to two to three years among leading OEMs. This acceleration, partly driven by competitive pressures from new entrants like Chinese OEMs, requires faster, more dynamic decision-making and real-time data across the supply chain. This is specifically affecting supplier sourcing and dual-sourcing decisions, component and technology content planning (e.g., batteries, semiconductors and SDV features), volume and capacity commitments with Tier 1 – N suppliers, plant and tooling readiness, logistics and parts flow routing and cost/risk monitoring tied to tariffs and regulatory changes. FAST lets OEMs and suppliers run rapid, executive-ready scenarios on product, price, feature, powertrain and timing against our forecasts to support agile decision-making. Tier 1 – N suppliers refer to all supplier tiers in the automotive supply chain: Tier 1 supplies parts/modules directly to the OEM; Tier 2 supplies Tier 1; Tier 3 supplies Tier 2; and so on down the chain.
●	Supply Chain Disruption and Geopolitics: Heightened geopolitical tensions and disruptions, including significant tariff policies, increase market complexity. These factors dampen new car demand and necessitate robust supply chain mapping, risk management tools and scenario planning to anticipate and respond to changes, often shifting consumer focus to used vehicles. PIQ and the Supply Chain & Technology suite support supplier scouting, risk/dual-sourcing and tariff scenario planning, while CARFAX’s used-vehicle ecosystem (VHR, Listings, CARFAX For Life) benefits when demand shifts from new to used vehicles.

●	Rise of AI: AI is becoming a crucial priority as OEMs, suppliers, dealers, and consumers increasingly need real-time, predictive insights to make faster, more integrated decisions across planning, marketing, and the used vehicle lifecycle. Mobility Global is actively embedding AI and ML in its products and operations, using AI to automate data ingest and enrichment, power behavior prediction scores and pricing analytics in Sales Solutions, and enable scenario simulation and procurement intelligence in Planning Solutions. Internally, S&P Global Mobility is also deploying AI to drive efficiency in engineering, data operations, and go-to-market, supporting both cost savings and product velocity.
●	Focus on Forecasting, Planning and Technology: The automotive industry requires precise, independent forecasts for vehicle sales, production, powertrains, components and technology across the entire vehicle lifecycle. This includes detailed analysis of EV trends and sustainable mobility initiatives, all of which support critical product planning, marketing and sales operations and inform multi-billion-dollar capital allocation decisions. Our Vehicle & Supply Chain Forecasting and Global Reporting products cater to this demand.
●	Average Age of Vehicles on the Road Is Increasing: Consumers are owning their vehicles for longer resulting in more demand for trusted CARFAX information on how to maintain their vehicles and keep them reliably running for as long as possible.

Our Competitive Strengths

We have several compelling competitive strengths that position us as a leader in the automotive data and technology industry.

Trusted Provider of Automotive Intelligence with More than 100 Years of History & Recognized Brands

We are a pioneering, global provider of automotive data and technology backed by more than a century of heritage, dating back to Polk’s origins in 1870. Our portfolio comprises category-defining brands that the industry relies on every day: CARFAX (the most recognized consumer brand in the category with an average of 96% in-market awareness and an average of 50% unaided awareness according to a survey of in-market consumers), automotiveMastermind (a highly respected dealer brand), Polk Automotive Solutions (demonstrating more than 100 years of trusted data stewardship) and Market Scan (the reference for real-time payments and incentive data). Together, these trusted brands anchor our role as an independent, authoritative source for mission-critical automotive intelligence across the vehicle and consumer lifecycles.

Differentiated Data Sets (Scale and Timeframe)

We hold a differentiated data estate, distinguished by both its vast scale and extensive historical depth. This includes more than 38 billion vehicle history records, more than 13 billion transaction records and approximately 832 million unique VINs tracked as of December 31, 2025. Our data includes more than 2,000 data attributes per vehicle and comprises more than 80 million rows of actively updated information as of December 31, 2025. With more than 100 years of data stewardship, including our proprietary Polk, CARFAX and Market Scan datasets, and more than 30 years of ownership data, we believe we offer a comprehensive and hard-to-replicate foundation. Our vast contributing network of more than 177,000 sources, including dealers, service shops, police agencies and governments as of December 31, 2025, ensures our access, often on an exclusive basis, to critical purchase, incident and service data. This extensive and deep data is continuously curated and enhanced by AI, enabling us to provide highly accurate and VIN-level predictive analytics and insights.

Wide Network of Relationships and Large Customer Base

We believe our leading position in the sector is reinforced by decades-long, reciprocal relationships with an extensive and loyal customer base and a uniquely scaled customer footprint. CARFAX had more than 40,000 dealer customers and more than 53 million CARFAX Car Care consumer audience members as of December 31, 2025. Within B2B, our Sales Solutions business line had 100% penetration for the top 30 OEMs operating in North America, and our Planning Solutions business line served 98% of the top 40 automotive suppliers, 100% of the top 40 global carmakers and 100% of the top 10 investment banks as of December 31, 2025, based on internal data. These deep, durable relationships create continuous feedback loops that strengthen data quality, embed solutions in customer workflows and sustain industry-leading retention across OEMs, suppliers, dealers and adjacent stakeholders.

Deep Expertise in Market, Vehicle and Consumer Information, Forecasts and Analysis Tools

We maintain profound expertise across the automotive ecosystem, supported by our substantial workforce comprised of over 3,400 FTEs globally as of December 31, 2025. We offer advanced forecasting, planning and analysis tools that cover every brand, model and vehicle lifecycle stage. Our solutions include comprehensive, globally consistent market data across 100 countries, covering more than 990 vehicle production plants, more than 85,000 vehicle variants and more than 400 sales brands as of December 31, 2025, and approximately 99% of global vehicle production as of December 31, 2025. This extensive network and deep analytical capabilities enable us to provide precise insights and support strategic decision-making.

Demonstrated Resilience Through Business Cycles

We have a proven track record of robust margins and consistent growth, showcasing our resilience across economic fluctuations. We operate a resilient business model with limited cyclicality, attributed to our balanced portfolio spanning both new and used car markets. This strategic mix acts as a natural hedge against macroeconomic shifts, as evidenced by our strong performance during periods of higher used car volumes, such as 2023 and 2024. From 2023 to 2024, our total revenue grew 9% and we maintained strong margins, underscoring our capacity for sustained profitability and stability.

Scaled, Recurring, High-Margin Growth with Robust Cash Flow

We have demonstrated durable growth, healthy profitability and strong free cash flows underpinned by a subscription revenue model, sticky customer relationships and strong operating margins. In 2025, we generated approximately $1.75 billion of revenue, converting that into strong free cash flow. We operate primarily via a recurring revenue model across all segments. Revenue retention is consistently high, reflecting the mission-critical nature of our data and the breadth of our embedded workflows.

Our Growth Strategies

Our strategy is crafted to drive significant near and long-term growth, harnessing the power of advanced technology and data science to deliver unparalleled insights. We are committed to expanding our influence and capabilities across both the automotive ecosystem and geographies.

Enhancement of Existing Products through Technology

We are continuously enhancing our capabilities in predictive analytics, ML and AI across both our segments, which continue to magnify our competitive advantage to drive revenue and customer retention. This technology allows us to enhance and enrich our existing data to glean more valuable insights. Specifically, we apply ML to decode and standardize complex inputs (e.g., VIN specifications, accident and service narratives), use image-to-text and AI to ingest unstructured content (PDFs, images) and deploy AI agents to automate processing and delivery workflows. Together, these strategies improve our coverage, speed and quality.

CARFAX

Our technology investments over the past several years have increased the share of usable records and make content-rich, structured datasets easier to consume by automatically summarizing and harmonizing them for users. As CARFAX acquires more data, AI compresses long-form vehicle history content into concise, consumer-ready summaries (e.g., turning multi-page vehicle history records into 30- to 40-second highlights) and powers new formats like the “Talking Car Fox” (an AI-generated Car Fox summarizing vehicle history insights), alongside history-based reliability and cost-of-ownership predictions. These technological enhancements boost shopper confidence while increasing owner engagement and dealer return on investment, helping to enhance retention and product adoption.

B2B

Within the B2B reportable segment, as discussed below, we have enhanced our capabilities in our business lines:

●	Sales Solutions: At automotiveMastermind, we are introducing AI-driven consumer interactions and seller enablement, including on-brand, compliant marketing content generation (e.g., emails and outbound communications) and core talk tracks that guide business development centers and sales reps in dealer workflows, to reduce manual effort and improve personalization at scale. The Data Studio platform delivers AI-ready data services, robust analytics and advanced audience activation capabilities, ultimately optimizing marketing spend for our clients and enabling truly personalized consumer experiences. Using ML and AI and our expanding data set, we are continuously evolving and improving our consumer models, such as the BPS, for identifying which consumers are likely in market, for what product at what price which is a core capability and differentiator that underpins our Sales Solutions products. Leveraging AI, we are introducing natural language query features in our largest data repositories so users can navigate and extract insights from the data more efficiently. We believe these initiatives help drive retention and product adoption by improving the quality of our products and improving the customer experience.
●	Planning Solutions: For our Planning Solutions business line, technology serves as the core driver of innovation. We are making ongoing improvements in predictive analytics, ML and AI to continually advance our offerings. New capabilities such as PIQ, FAST and DA are transforming raw information into intelligent, predictive insights, empowering OEMs and suppliers to make agile, data-driven decisions on product planning, supply chain optimization and critical technology investments. Our long-term strategy is to enable comprehensive decision-making within an interactive data ecosystem, utilizing sophisticated AI-enabled systems for dynamic forecasts and simulations.

Expanding Our Data Network

We intend to continue leveraging technology and data for unique insights, forecasts and advisory services across the automotive value chain. The foundation of our strategy is built upon our ability to capitalize on our vast data estate, advanced technological infrastructure and deep data science capabilities. This powerful combination enables us to deliver critical insights, precise forecasts and invaluable advisory services across the entire automotive value chain.

CARFAX

We continue to grow our contributory data partnerships across more than 177,000 sources, including 36 OEM CPO programs, more than 6,300 police agencies and more than 92,000 dealers and service shops as of December 31, 2025. As a result of this growing network of data partnerships, we have added an average of approximately 6 million records daily for the twelve-month period ended December 31, 2025, to a vehicle history corpus exceeding 38 billion records as of December 31, 2025. We also continue to expand dealer workflow partnerships and international data access to broaden coverage.

B2B

Within the B2B reportable segment, as discussed below, we have expanded our data network in our business lines:

●	Sales Solutions: We are committed to strengthening our leadership in data by consistently enriching our core consumer and registration database with complementary data sets. This includes incorporating new assets such as consumer credit, OEM, dealer and lending transactions, vehicle inventory, pricing and incentive information and demographic data to unlock deeper insights. Additionally, we are enhancing our direct integrations with major digital platforms to broaden both audience targeting and measurement capabilities.
●	Planning Solutions: We extend proprietary global coverage, spanning more than 145 sales country markets, more than 990 vehicle production plants, and more than 2,900 supplier locations as of December 31, 2025, and approximately 99% of global vehicle production as of December 31, 2025. We are continuously enriching component/supply chain and powertrain datasets through reciprocal relationships with OEMs, suppliers and financial institutions. We are also adding new technology domains (e.g., batteries, semiconductors, SDV/AV) and expanding geographic penetration.

Introduction of New Products

Our growth has been driven by a consistent cadence of launched products and features that have scaled in-market and expanded wallet share across OEMs, dealers, suppliers and insurers. As these offerings roll out, we typically see higher net retention from deeper multi-product adoption and greater usage and engagement as new capabilities become embedded in customer workflows.

On the CARFAX side, both Car Listings and CARFAX For Life saw rapid adoption and continued retention, now embedded in customer workflow. Car Listings (launched in 2014) has grown dealer adoption by delivering high-ROI leads, and CARFAX For Life (launched in 2019) has translated the industry’s richest service data into service loyalty and reputation-building for dealers, underpinned by a fast-growing Car Care consumer audience. Revenue to the BIG has also accelerated in the past three years with insurers integrating our data in their workflows and adoption of new insights products specific to the BIG industry as rate shopping rebounded.

In B2B, automotiveMastermind has matured into a scaled dealer sales platform with steady price discipline. New OEM modules like EEQ (private offer optimization launched in 2021) deliver measurable sales lift and multi-brand rollouts for customers. Market Scan’s real-time pricing and payments engine is embedded across dealer tech and now powers pricing and payments for online automotive marketplaces, while Market Reporting and Polk Auto Solutions continue to be the gold standard for market analytics, audiences and closed-loop measurement. In Planning Solutions, the expanded Supply Chain & Technology forecast suite (e.g., batteries, semiconductors, connected car) is already driving larger OEM subscriptions and new wins with technology players and the core vehicle forecasting and global reporting franchises remain the industry’s point of reference, supporting steady, recurring growth. Together, these launched offerings show a track record of innovation that is already in customers’ workflows and contributing to sustained revenue expansion.

Our core market TAM was valued at $13 – 15 billion in 2025. We intend to continue to pursue incremental opportunities as part of our growth strategy, including planned initiatives to launch new products and expand existing offerings into additional international markets. We believe this portion of the TAM represented an additional $25 – 27 billion in 2025. For instance, our CARFAX brand will continue strengthening our position in the used car market, by building interactive, one-to-one relationships and providing consumers with personalized, predictive insights throughout the entire vehicle lifecycle. This includes the strategic launch of innovative new products such as Sell My Car, specifically designed to cater to the evolving needs of the used car market. Concurrently, we are introducing powerful solutions to B2B like PIQ (a supplier scouting, benchmarking, risk and spend optimization tool) and FAST (a scenario capabilities tool enabling market simulation and modeling), seeking to ensure our offerings remain comprehensive and cutting-edge.

We further believe that we have additional market opportunities that we could potentially pursue beyond our immediate roadmap. Such adjacencies add a significant $37 – 39 billion to the TAM. Examples include P&C claims and repair software, shop management software and F&I marketing for the Used Vehicle Lifecycle, as well as DMS and AI workflow tools for Sales Solutions.

Brand Investment

We plan to use targeted brand investment as a growth accelerator, with a focus on CARFAX. We are investing in consumer brand advertising at CARFAX to raise unaided awareness, drive more direct traffic and high-quality leads to Car Listings and expand the Car Care consumer audience. This spend is designed to fuel faster dealer acquisition and higher retention via the Lifetime Dealer program (which also taps OEM co-op funds), support sustained price realization on Advantage and other subscriptions and enable successful upsell of new products (e.g., Premium Listings and Sell My Car). In B2B, brand and product marketing will remain more modest and focus on reinforcing platform adoption (e.g., Data Studio, EEQ) alongside a primarily product- and sales-led motion. We believe our brand investment is positioned to amplify proven product-market fit, increase dealer penetration, strengthen net revenue retention and accelerate our growth outlook.

Geographic Expansion

We are committed to significant geographic expansion as a critical component of our growth trajectory. This includes plans to substantially increase dealer adoption of CARFAX For Life and in the future, launch Car Listings internationally. We believe CARFAX Europe is poised to expand its presence by entering new, high-potential markets such as Germany and France, building upon the successful consumer-led strategies already implemented and proven effective in Spain and Italy.

Inorganic Growth Opportunities

Beyond organic growth, we believe we are well-positioned to capitalize on inorganic growth opportunities across what is a highly fragmented industry. We have a track record of effective M&A, including our successful acquisitions and subsequent integrations of automotiveMastermind and Market Scan. This capability allows us to diversify our player base and strategically expand into adjacent markets, including but not limited to automotive software, service lane solutions and the parts and aftermarket segments.

Our Customers

We are proud to serve a highly diversified and global customer base, which includes:

●	Dealer groups and dealers: We serve more than 40,000 dealer customers as of December 31, 2025, with deep penetration in both franchise and independent segments, who leverage our solutions for sales platforms, market analytics and consumer engagement.
●	Consumers: We reach more than 53 million CARFAX Car Care consumer audience members as of December 31, 2025, providing essential vehicle history, valuation and ownership information.
●	Virtually all major global automakers (OEMs): We serve 100% of the top 40 global carmakers and the top 30 OEMs in North America as of December 31, 2025, for whom Mobility Global powers critical design, build, strategy and sales and marketing decisions.
●	Top-tier automotive suppliers: Our solutions are utilized by 94% of the top 100 suppliers and we have 98% usage among the top 40 suppliers as of December 31, 2025, who rely on us for supply chain planning, technology insights and market intelligence.
●	Financial institutions and insurance companies: A significant portion of the F&I sector relies on our solutions, with 17 of the top 20 banks and insurers using our data for workflow processes as of December 31, 2025.
●	Aftermarket participants: Our reach extends to more than 92,000 dealers and service shops as of December 31, 2025, as well as numerous parts retailers and service centers, supporting the broader automotive ecosystem.

Our solutions are deeply embedded in our customers’ workflows, providing crucial support for their high-stakes decisions in product planning, supply chain management, marketing, sales and service. Our strong retention rates, our robust recurring revenue model and our demonstrated ability to cross-sell new products underscore the immense value and “stickiness” of our offerings. As the industry continues to evolve, we are actively expanding our reach through strategic new product launches, aggressive international growth and deeper integration with our customers’ enterprise systems. We believe this strategic positioning firmly establishes us as a critical partner across the entire automotive value chain.

Sales Solutions

CARFAX

CARFAX operates a consumer-pull, dealer-monetization model by first building trust and demand with consumers. CARFAX reached approximately 23 million monthly average unique visitors to the CARFAX U.S. website and apps and generated more than 28 million monthly average vehicle history report views for the twelve-month period ended December 31, 2025. CARFAX then converts that demand into dealer subscription revenue across Advantage (vehicle history), Car Listings and CARFAX For Life (service loyalty), while selling BIG solutions to insurers and lenders that are integrated into their workflows.

CARFAX combines inbound demand driven by its brand and audience with direct field and phone sales to individual dealers and dealer groups. OEM CPO relationships and marketplace/dealer management system integrations deepen adoption and the Lifetime Dealer initiative bundles Advantage, Car Listings and CARFAX For Life, leverages OEM co-op funds (marketing funds reimbursing dealers’ approved advertising expenses) and creates clear upsell paths such as Premium Listings and Sell My Car.

Internationally, CARFAX leads with a consumer-first strategy (e.g., in Spain, Italy, Poland and expansion in Canada). This means leading with products and experiences that directly serve end consumers to build trust, usage and audience first, then layering in B2B and dealer integrations and monetization.

We believe this approach is successful because CARFAX pairs a powerful brand with a data engine spanning more than 177,000 sources and more than 38 billion vehicle history records as of December 31, 2025. This is amplified by deep, embedded workflow partnerships that raise switching costs and support both pricing power and cross-sell.

B2B

Sales Solutions

The Sales Solutions business line within our B2B reportable segment is relevant throughout the automotive ecosystem and penetrates the vertical market through multiple touchpoints.

●	Top-down: We drive executive-level relationships in the OEMs, NSCs and large dealer groups by first leveraging our flagship market reporting product suite and then expanding that footprint by positioning and selling products focused on analytics, audience activation and pricing analytics.
●	Bottom-up: We also sell directly to individual dealerships and regional groups using products like automotiveMastermind, Market Reporting, Market Scan APIs and Polk audiences/measurement.
●	In Market: Our sales organization is in market, dedicated and structured by tiers and area of expertise. Specific attention is given to both new business and retention-based metrics. The business relies on enterprise agreements with OEMs and dealer groups and activates both directly and through partners (for example, Market Scan APaaS). These relationships and agreements provide the foundation for strategic upselling.

We believe this approach is successful because our core market reporting datasets covering registration, ownership and loyalty are widely regarded as the ‘gold standard’ in the industry. The “stickiness” of this product set allows us to leverage our established credibility and position additional value by focusing on areas like incentives, transactions, audience activation and inventory. Recall services are critical for North American OEMs and further demonstrate the value we provide when the market faces crisis. We are responsive and our data is highly accurate.

Planning Solutions

Planning Solutions business line within our B2B reportable segment has a dedicated global sales organization that sells directly to OEMs, suppliers and financial markets. The sales organization and customer base are supported by a robust, in-market team of analysts dedicated to the interpretation of data.

We believe Planning Solutions is the industry benchmark for analytics and reference data. Suppliers, OEMs and adjacent verticals rely on this data in their strategic planning, product planning and financial/ investment planning. The Planning Solutions dataset is supported by deep analyst coverage and bidirectional industry feedback. Our foundational product is global vehicle, powertrain and supply chain forecasts.

Leveraging this foundation allows for upselling into FAST, procurement intelligence (PIQ) and supplier workflow software (DA). We believe our market penetration is strong, with broad OEM and supplier coverage and upsell opportunity is wide, as well as expansion into both private and public segments within financial markets.

We believe our approach is successful for several reasons:

●	The data is category-defining, globally consistent and embedded in critical planning workflows.
●	Groundbreaking new SaaS and analytics modules increase penetration, durability and decision-making value for increasingly accelerated planning cycles.
●	The data is backed by a global analytics and consulting team that can support individual customers as they attempt to apply this data to their decision-making process.
●	The sales team is able to leverage the credibility of the existing foundational strength to position new and enhanced products.

Data Platform

We leverage advanced technology and data science to generate unique and highly proprietary insights. Our core strength lies in our vast and hard-to-replicate data assets. This includes proprietary data created internally, such as forecast data, alongside data acquired through long-standing “give-get” relationships with tens of thousands of service shops, dealers and police agencies. This extensive network of more than 177,000 diversified data sources as of December 31, 2025 provides access to incident and service data, often on an exclusive basis, forming a highly difficult-to-replicate ecosystem. Furthermore, data is sourced from commercial third parties often under exclusive rights, ensuring unique access to critical information. Even data obtained from public sources, such as state DMVs, presents a high barrier to entry for new competitors due to the significant cost relative to potential monetization. Our outputs and insights are also consistently enriched with proprietary data and analytics, distinguishing them from public data.

We extensively employ ML and AI technologies in our efforts to automate and enrich our datasets. For instance, ML and AI have been instrumental in decoding millions of additional service events from the over 38 billion vehicle history records collected as of December 31, 2025. More recently, AI has been deployed to ingest previously challenging information, such as converting PDF content into data or analyzing vehicle images to assess accident damage. Our current strategy focuses on utilizing a suite of AI agents to fully automate data ingest, processing and delivery workflows, aiming for significant productivity gains and further reinforcing the proprietary nature of the data assets by transforming raw information into strategic, actionable intelligence.

Competition

We operate within a competitive landscape in the automotive data and technology sector that is highly fragmented and global. This environment features a diverse mix of large-scale data and software providers alongside numerous specialized point-solution vendors. Our competitors range from firms offering comprehensive data and analytics platforms to those focused on specific verticals such as auto finance, insurance, fleet management, dealer software and vehicle verification. Many of these competitors operate either regionally or globally and some choose to focus on particular stages of the vehicle lifecycle or specific customer segments (e.g., OEMs, dealers, suppliers, or consumers). We compete on the basis of the quality, breadth, and uniqueness of data; depth and accuracy of analytics; price and value; global coverage and workflow integration; our brand trust and independence; and our proven track record and relationships.

Our competitors include: (i) automotive data and analytics providers, such as J.D. Power and Cox Automotive; (ii) data and information providers, such as Experian and Global Data; (iii) business intelligence and consulting firms who offer automotive industry expertise and provide strategic advice; and (iv) smaller niche players who may focus on specific segments of the automotive value chain.

Seasonality and Cyclicality

We believe that we are well-positioned to meet customer demand within the fast-moving and inherently cyclical automotive environment, consistently demonstrating our resilience through various business cycles. Our business model is built upon a highly diversified portfolio, allowing us to serve a broad spectrum of customers across the entire automotive ecosystem, including OEMs, suppliers, dealers, F&I firms and individual consumers. We believe this strategic diversification significantly helps us mitigate the impact of economic downturns, periods of tighter credit conditions and affordability challenges that consumers may face.

We have consistently demonstrated strong performance, even during periods of significant economic uncertainty. Our business benefits from a natural hedge embedded within our product mix: when new vehicle sales experience a slowdown due to recession risks or credit tightening, we often observe a corresponding increase in used vehicle transactions. This shift directly supports the demand for our core products, such as CARFAX Vehicle History Reports and our related dealer solutions. In addition, our robust recurring revenue model, coupled with our high customer retention rates, further reinforces our natural resilience.

Seasonality and cyclicality are inherent characteristics of the automotive industry, with global light vehicle sales naturally subject to fluctuations based on macroeconomic conditions, consumer confidence and credit availability. We provide forecasts and advanced analytics that are designed to help our customers anticipate and effectively navigate these cycles. Our solutions are deeply embedded within our customers’ workflows, providing critical support for their decision-making processes regardless of prevailing market conditions. We provide timely data and insights that empower OEMs, dealers and other key stakeholders to swiftly adjust their strategies in response to changing demand patterns, evolving regulatory shifts and any supply chain disruptions that may arise.

Our substantial scale, our comprehensive suite of data-driven solutions and our highly diversified customer base collectively enable us to remain agile and resilient. This strategic positioning allows us to effectively support our customers through both typical seasonal fluctuations and broader, more significant economic cycles.

Regulation

Various aspects of our business are, may become, or may be viewed by regulators from time to time as subject, directly or indirectly, to U.S. federal, state, local, and foreign laws and regulations. In particular, the advertising and sale of new or used motor vehicles is highly regulated by the states and jurisdictions in which we do business. For example, the Federal Trade Commission’s CARS Rule, announced in December 2023 sets a framework to ensure transparency throughout the vehicle buying and leasing process and could therefore impact our products and solutions. Regulatory authorities or third parties could take the position that some of the laws or regulations applicable to dealers or to the manner in which motor vehicles are advertised and sold generally are directly applicable to our business. These advertising laws and regulations, which often originated decades before the emergence of the internet, are frequently subject to multiple interpretations, are not uniform across jurisdictions, sometimes impose inconsistent requirements with respect to new or used motor vehicles, and the manner in which they should be applied to our business model is not always clear. Regulators or other third parties could take the position that our products and solutions violate applicable brokering, bird-dog, consumer protection, or advertising laws or regulations.

In order to operate in this regulated environment, we develop our products and solutions with a view toward appropriately managing the risk that our regulatory compliance, or the regulatory compliance of the dealers to whom we provide our products and solutions, could be challenged.

We consider applicable advertising and consumer protection laws and regulations in designing our products and solutions. We endeavor to design our products and solutions in a manner that would comply with relevant advertising regulations and consumer protection laws if our products or solutions were to be considered vehicle sales advertising.

Our websites and mobile applications enable us, dealers, and users to send and receive text messages and other mobile phone communications, which requires us to comply with the Telephone Consumer Protection Act, or TCPA, in the U.S. The TCPA, as interpreted and implemented by the Federal Communications Commission and federal and state courts, imposes significant restrictions on utilization of telephone calls and text messages to residential and mobile telephone numbers as a means of communication, particularly when the prior express consent of the person being contacted has not been obtained.

Moreover, certain types of information that we collect, compile, store, use, process, transfer, publish and/or sell are subject to laws and regulations in various jurisdictions in which we operate. There is an increasing public concern regarding, and resulting increasing regulations of, privacy, data, and consumer protection issues. Certain laws and regulations to which we are subject pertain to PII relating to individuals. Such laws and regulations constrain the collection, use, processing, storage, and transfer of PII, and impose other obligations with which we must comply. In certain instances, we move data across national borders to conduct our operations, and consequently, are subject to a variety of evolving laws and regulations regarding privacy, data protection, and data security in an increasing number of jurisdictions. Many jurisdictions have passed laws in this area, such as the DPPA, the GLBA, the GDPR, the U.K. GDPR, a version of the GDPR as implemented into the laws of the U.K., Quebec Law 25 and proposed Federal Bill C-27 in Canada, the Cybersecurity Law of the People’s Republic of China adopted in 2017, the CCPA, and the California CARS Act, and numerous other similar comprehensive state-level data privacy and security laws in other U.S. states, including Virginia, Colorado, Utah and Connecticut, and numerous other jurisdictions are considering imposing similar laws and regulations. Moreover, laws in all 50 U.S. states require businesses to provide notice under certain circumstances to consumers whose personal information has been disclosed as a result of a data breach.

These laws and regulations are wide-ranging in scope and impose numerous requirements on entities that process personal data, including requirements relating to processing sensitive data, obtaining consent of the individuals to whom the personal data relates in certain circumstances, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches and taking certain measures when engaging third-party processes that will have access to personal data. Compliance with applicable U.S. and foreign privacy and data protection laws and regulations is a vigorous and time-intensive process, and the costs and efforts required to adapt our business practices to comply with and implement increasing privacy and data protection requirements have been, and we except will continue to be, significant, particularly because these laws and regulations are increasing in complexity and number, change frequently, and increasingly conflict among the various jurisdictions in which we operate. It is possible that we could be prohibited or constrained from collecting or disseminating certain types of data or from providing certain products or solutions as a result of such laws and regulations. Moreover, if our business fails to comply with these laws or regulations, we could be subject to significant litigation and civil or criminal penalties (including monetary damages, regulatory enforcement actions or fines) in one or more jurisdictions, as well as reputational damage that could result in the loss of data, brand equity and business. For example, a failure to comply with the GDPR or U.K. GDPR could result in fines up to the greater of €20 million (or £17.5 million under the U.K. GDPR) or 4% of annual global revenues. Additionally, in the case of a DPPA violation, U.S. courts may award liquidated damages of $2,500 per individual’s personal information. Furthermore, any inquiries or investigations, or any other governmental actions, regarding our privacy and data protection practices could require significant management time and attention, and may result in negative publicity and subject us to increased costs, as well as demands or orders that we modify our existing business practices.

Additional risks are presented by the evolving landscape related to sanctions and export control laws. The landscape related to these laws is evolving rapidly and presents compliance challenges to all businesses covered by these laws.

Human Capital

As of September 30, 2026, we had approximately 3,762 full-time and part-time employees calculated on a full-time equivalent basis located worldwide, including approximately 669 in Asia, 2,514 in the U.S. and Canada, 470 in Europe and 68 in Latin America.

Human Capital Strategy

Our human capital strategy is centered on cultivating a highly skilled and deeply engaged workforce to maintain our leadership position in the dynamic automotive data and technology industry. Our Board of Directors and the Nominating and Compensation Committee anticipate overseeing and regularly engaging with our CEO and other members of senior leadership on a broad range of people topics, including talent attraction, development and leadership succession planning; compensation and benefits; workplace culture, health, safety and well-being; and employee engagement and retention. Our Company has been built on a foundation of respect, integrity and trust, and we are committed to creating and fostering a work environment that promotes those values.

Competitive Compensation Programs

Offering market competitive and performance-driven compensation is key to our recruitment, talent management and retention strategies. As a result, management regularly assesses employee feedback, competitor research, and market data to ensure our programs remain competitive. Our compensation program consists of a mix of:

●	Annual salary where base pay is determined by role, scope, external market rate and internal parity relative to geographic location. Recognizes level of proficiency and skill exhibited as compared to role requirements.
●	Annual bonus as a cash reward acting as our main pay-for-performance vehicle through annual programs. Recognizes achievement against individual, team, and group performance.
●	Equity awards for our strategic leaders acknowledging achievements of individual and organizational goals typically in recognition of contributions that positively influence strategic growth, operational alignment, and product innovation.

We also focus on the well-being of our people by offering competitive health and retirement benefits globally, as well as a variety of well-being programs.

Retention and Engagement

In order to attract and retain the high-quality talent needed to execute our long-term strategy, we foster a performance-driven workplace culture that promotes employee engagement, satisfaction and professional development. We invite employee feedback through a variety of channels for open communication and engagement, including small group employee round-table discussions with our business leaders and employee engagement surveys. We also invest in our employees’ professional development by providing a wide array of global training and learning programs to help employees expand their knowledge, skills and experience, including technology training, career coaching and leadership development programs.

Intellectual Property

Intellectual property is of significant importance to us. We protect our intellectual property through a combination of patents, trademarks, domain names, trade secret laws, confidentiality procedures and contractual restrictions. In many cases, we own the intellectual property relevant to or used by our businesses, but in other cases, we obtain licenses, including from third-party data providers, to access and use other parties’ intellectual property. We consider our data estate, which is comprised of internally developed proprietary data as well as data obtained from third-party data sources, to be one of our key competitive strengths. We also seek patent protection for our innovations, developments and other technology (including software), as well as our products, services and solutions, where such protection is likely to provide strategic value to us. Our intellectual property portfolio includes patents, copyright registrations, and trademarks registered in the United States and foreign countries. We consider the “CarFax” name, logo and tagline, as well as certain of our other trademarks to have significant value to us. We believe our intellectual property creates a competitive advantage and we have and will continue to take reasonable measures to protect our intellectual property and build our portfolio of intellectual property rights. However, we cannot be assured that any of our intellectual property rights may not be challenged, found unenforceable or invalid, or used, copied, otherwise infringed or misappropriated by others. From time to time, we also take actions to protect our business by asserting our intellectual property rights against third-party infringers or those who misappropriate our trade secrets, but cannot be assured that such actions will be successful. See the “Risk Factors” section of this prospectus for further discussion of intellectual property matters and associated risks.

Properties

Our corporate headquarters are located in leased premises in Centreville, Virginia. We lease office facilities at locations, of which 7 are in the U.S. as of September 30, 2026. Our properties consist primarily of office space used by each of our segments. We believe that all of our facilities are well maintained and are suitable and adequate for our current needs.

Legal Proceedings

In the normal course of business both in the United States and abroad, the Company and its subsidiaries are defendants in legal proceedings and are subjected to government and regulatory proceedings, investigations and inquiries.

We are not currently a party to, nor is our property currently subject to, any material legal proceedings. We are involved, from time to time, in litigation, other legal claims, regulatory actions and other proceedings or actions by governmental authorities involving matters associated with or incidental to our business and our property in the ordinary course. In view of the uncertainty inherent in litigation and government and regulatory enforcement matters, we cannot predict the eventual outcome of such matters or the timing of their resolution, or in most cases reasonably estimate what the eventual judgments, damages, fines, penalties or impact of activity restrictions (if any) may be. As a result, we cannot provide assurance that such outcomes will not have a material adverse effect on our consolidated financial condition, cash flows, business or competitive position. As litigation or the process to resolve pending matters progresses, as the case may be, we will continue to review the latest information available and assess our ability to predict the outcome of such matters and the effects, if any, on our consolidated financial condition, cash flows, business or competitive position, which may require that we record liabilities in the consolidated financial statements in future periods.

Management

Executive Officers

The following table sets forth information, as of the date of this prospectus, regarding certain individuals who currently serve as our executive officers.

Name	Age	Position
William W. Eager	56	Chief Executive Officer and Director
Matthew A. Calderone	54	Chief Financial Officer
Scott Fredericks	58	President, CARFAX
Joseph S. LaFeir	57	President, Mobility Business Solutions
Taptesh (Tasha) K. Matharu	43	Chief Legal Officer

Set forth below is information about the executive officers identified above.

William W. Eager is the Chief Executive Officer of Mobility Global. Mr. Eager previously served as President of S&P Global Mobility beginning in August 2025. Prior to that, he held various leadership roles at CARFAX for more than 20 years, including serving as Chief Executive Officer since 2021. Previously, Mr. Eager served as Vice President of CARFAX’s Dealer Business for 17 years. Prior to joining CARFAX, Mr. Eager was part of the leadership team at The Cobalt Group, an automotive digital retailing company. Mr. Eager holds a BA in economics from Villanova University and an MBA from George Mason University.

Matthew A. Calderone is the Chief Financial Officer of Mobility Global. Prior to joining S&P Global Mobility in March 2026 and appointment to his current role in May 2026, Mr. Calderone was the Chief Financial Officer of Booz Allen Hamilton Inc. (“Booz Allen”) from October 2022 to January 2026. Prior to this, Mr. Calderone served in various roles at Booz Allen from 2010-2022, including Chief Strategy Officer, leading its Strategic Finance, FP&A, Business Finance and Corporate Development functions, as well as leading a business in Booz Allen’s national security business and working for their global commercial business from 2000 to 2007. He worked for the Boston Consulting Group from 2007 to 2010. Mr. Calderone holds a BA in economics from the University of Maryland and an MBA from the Yale School of Management.

Scott Fredericks is the President of CARFAX at Mobility Global. Mr. Fredericks previously served as President of CARFAX at S&P Global Mobility from September 2025 until the Separation. Prior to that, Mr. Fredericks served as Chief Operating Officer at CARFAX since June 2022. He joined CARFAX as Vice President of Marketing in 1997. Earlier in his career, Mr. Fredericks served as a communications director for the U.S. Air Force from 1986 to 1996. Mr. Fredericks holds a BA in government & politics from the University of Maryland and a degree from George Washington University’s Graduate School of Political Management (GSPM).

Joseph S. LaFeir is the President of Mobility Business Solutions of Mobility Global. Mr. LaFeir previously served as President of Mobility Business Solutions at S&P Global Mobility, comprising Automotive Insights and automotiveMastermind, from August 2025 until the Separation. Prior to that, Mr. LaFeir served as President of Automotive Insights from 2016 to 2025. Earlier in his career, he served in management roles across product development and technology at R.L. Polk, where he served as Chief Information Officer from 2011 to 2016. He began his career at Ernst & Young in 1992 and then transitioned to Capgemini in 1999, where he worked in their management consulting practices. Mr. LaFeir holds a BS in computer science from Bowling Green State University.

Taptesh (Tasha) K. Matharu is the Chief Legal Officer of Mobility Global. Ms. Matharu previously served as the Chief Legal Officer of S&P Global Mobility from January 2026 until May 2026. Prior to that, Ms. Matharu served as Deputy General Counsel since September 2020 and Corporate Secretary for S&P Global since November 2017. Ms. Matharu previously worked as an associate at Shearman & Sterling LLP from 2008 to 2016 before joining S&P Global. Ms. Matharu holds a BA in Economics from the University of California, Berkeley and a Doctor of Law from the University of California College of the Law, San Francisco (formerly UC Hastings).

Board of Directors

The following individuals serve as members of our Board of Directors.

Name	Age	Position
Joseph R. Hinrichs	59	Chairman and Director
Eric W. Aboaf	62	Director
William W. Eager	56	Chief Executive Officer and Director
Heather Lavallee	56	Director
Monique F. Leroux	72	Director
Mark S. Peek	69	Director
Shilpa Ranganathan	48	Director
Alexander Taussig	43	Director

Set forth below is additional information regarding the directors identified above, as well as a description of the specific skills and qualifications such candidates provide the Board of Directors of Mobility Global.

Joseph R. Hinrichs serves as Chairman of the Board of Directors. Mr. Hinrichs served as the President and Chief Executive Officer of CSX Corporation from September 2022 to September 2025. Prior to joining CSX, Mr. Hinrichs served as President of Ford Motor Company’s global automotive business from May 2019 to March 2020. During his tenure at Ford, Mr. Hinrichs also served as Executive Vice President and President of Global Operations, Executive Vice President and President of the Americas, President of Asia Pacific and Africa, Chairman and Chief Executive Officer of Ford China, and President and Chief Executive Officer of Ford Canada. Mr. Hinrichs has served as a member of the board of directors for The Goodyear Tire & Rubber Company since July 2023, and as chairman of its board of directors since October 2026. Mr. Hinrichs has served as a member of the board of directors for Hertz Global Holdings, Inc. since October 2026. From May 2021 to September 2022, Mr. Hinrichs served as member of the board of directors of Ascend Wellness Holdings, Inc. Mr. Hinrichs holds a BS in Electrical Engineering from the University of Dayton and an MBA from the Harvard Business School. Mr. Hinrichs’ qualifications for election include his years of leadership experience in the automotive industry.

Eric W. Aboaf serves on the board of directors. Mr. Aboaf has served as Chief Financial Officer and Executive Vice President for S&P Global Inc. since February 2025. Mr. Aboaf joined S&P Global from State Street Corporation, where he served as Chief Financial Officer and Vice Chairman since May 2022, was Chief Financial Officer and Executive Vice President since February 2017, and joined as Executive Vice President in December 2016. Mr. Aboaf also served as Chief Financial Officer at Citizens Financial Group, Inc. from April 2015 to December 2016. Mr. Aboaf holds a BS from The Wharton School of Business and a BS from the Engineering School at the University of Pennsylvania and an MS in computer science from the Massachusetts Institute of Technology. Mr. Aboaf’s qualifications for election include his financial expertise.

William W. Eager serves on the Board of Directors. For Mr. Eager’s biography, see “— Executive Officers Following the Separation” above. Mr. Eager’s qualifications for election include his service as Chief Executive Officer of Mobility Global and his previous service in various leadership roles at S&P Global Mobility and CARFAX.

Heather Lavallee serves on the Board of Directors. Ms. Lavallee has served as Chief Executive Officer of Voya Financial, Inc. since January 2023, and as board member since July 2022. Prior to that, Ms. Lavallee was Chief Executive Officer of Voya’s Retirement business from March 2021 to January 2023, President of Voya’s Tax Exempt Markets segment from May 2016 to March 2021, and President of Voya’s Employee Benefits segment from March 2011 to April 2016. Before joining Voya Financial, Ms. Lavallee worked at Mutual of Omaha as a regional vice president of the Group Insurance Division for their Western Region, and at Sun Life New York Insurance and Annuity Company. Ms. Lavallee holds a BA in psychology from Colby College and an MBA from Pepperdine University’s Graziadio Business School. Ms. Lavallee’s qualifications for election include her years of experience in executive leadership.

Monique F. Leroux serves on the Board of Directors. Ms. Leroux is Companion of the Order of Canada and of the Canadian Business Hall of Fame. She has served as an independent board member of the Michelin Group since 2016, BCE Inc. since 2016 and Alimentation Couche-Tard Inc. since 2015. Ms. Leroux had served on the board of directors of S&P Global Inc. from 2016 to 2022. From 2004 to 2008, she was Chief Financial Officer and from 2008 to 2016, she was Chair of the Board and Chief Executive Officer of Desjardins Group. Prior to that, she was an audit partner at Ernst & Young and held executive positions at The Royal Bank of Canada and Quebecor, Inc. Among others, Ms. Leroux holds Honorary Doctorates from Mc Gill University, Canadian Forces College,

Montreal University, Laval University and University of Ottawa. Ms. Leroux’s qualifications for election include her extensive experience as chief executive officer and board member serving global public companies.

Mark S. Peek serves on the Board of Directors. Mr. Peek held various positions at Workday, Inc., from June 2012 to May 2025, including Chief Financial Officer, Co-President, and Managing Director and Co-Head of Workday Ventures. Prior to Workday, from April 2007 to May 2012, Mr. Peek was Chief Financial Officer and Co-President of Business Operations of VMware, Inc. From 2000 to 2007, Mr. Peek was Senior Vice President and Chief Accounting Officer at Amazon.com. Prior to joining Amazon.com, Mr. Peek spent 19 years at Deloitte, the last ten years as a partner. Mr. Peek has served on the board of directors of SentinelOne since May 2021 and on the board of directors of Trimble since 2010. Prior to his career at Workday, he also served on their board of directors. Mr. Peek holds a BS in accounting and international finance from Minnesota State University. Mr. Peek’s qualifications for election include his executive management of software and technology companies as well as his finance and accounting expertise.

Shilpa Ranganathan serves on the Board of Directors. Ms. Ranganathan has served as Chief Product Officer of Expedia Group, Inc. since January 2025. Prior to joining Expedia, Ms. Ranganathan held various positions at Microsoft Corporation, from May 2008 to December 2024, including Corporate Vice President of Windows from April 2022 to December 2024, Corporate Vice President of Mobile & Modern Productivity Experiences from May 2019 to April 2022, and General Manager of Mobile Experiences from January 2018 to May 2019. Ms. Ranganathan holds a BE in Electrical and Electronics from Birla Institute of Technology and Science, Pilani. Ms. Ranganathan’s qualifications for election include her technology expertise, including in AI product development.

Alexander Taussig serves on the Board of Directors. Mr. Taussig has held various positions at Lightspeed Venture Partners since February 2016, including Board Partner since December 2024, Partner and Co-Head of Consumer Practice from December 2021 to December 2024 and Partner from February 2016 to December 2021. Prior to joining Lightspeed, Mr. Taussig held various positions at Highland Capital Partners, including Senior Associate and Principal from 2009 to 2013 and Partner from 2013 to January 2016. Mr. Taussig serves as member the board of directors of United Rentals, Inc. since February 2026. Mr. Taussig holds an AB in physics from Harvard University, an MS in materials science and engineering from MIT and an MBA from Harvard Business School. Mr. Taussig’s qualifications for election include his expertise in scaling technology-enabled marketplaces and platforms and his track record advising management teams.

Board Structure

Our Board of Directors consists of eight members. Each director will be elected annually by the stockholders at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders.

Board Independence

Our Board of Directors has determined that each of the Company’s non-employee directors have met the independence requirements of the NYSE based upon the application of objective categorical standards adopted by our Board of Directors. In addition, our Board of Directors has an independent chair. In determining independence, our Board of Directors has considered whether each director has a relationship that would interfere with such director’s exercise of independent judgment in carrying out the responsibilities of a director.

Director Compensation

Our Board of Directors has adopted a non-employee director compensation policy. This policy applies to all of our non-employee directors and provides that each non-employee director receive the following compensation for service on our Board of Directors:

●	an annual cash retainer of $80,000, payable quarterly;
●	an additional annual cash retainer of $100,000 for service as Chair of the Board;
●	an additional annual cash retainer of $25,000 for service as Chair of the Audit Committee, and $20,000 for service as Chair of the Nominating and Compensation Committee;
●	an annual equity retainer with a grant date value of $220,000 in RSUs, which will vest in full on the one-year anniversary of the grant date, subject to the director’s continued service through the vesting date;

●	a one-time RSU award granted in connection with the Separation, with a grant date value of $400,000, which will cliff-vest on the three-year anniversary of September 1, 2026, the grant date.

Board Committees

The Board will has an Audit Committee and a Nominating and Compensation Committee, each of which operate under written charters approved by the full Board. In accordance with current NYSE listing standards, all of the directors who serve on each committee are independent from us and our management.

Each committee operates under a written charter that details the scope of authority, composition and procedures of the committee. Each committee may, when appropriate in its discretion, delegate authority with respect to specific matters to subcommittees or the Chair of such committee. The committees report to the Board of Directors periodically, review and reassess the adequacy of their charters and conduct an annual evaluation of their performance. The charters of each committee are posted on our website.

Audit Committee

The members of our Audit Committee are Mark S. Peek, Joseph R. Hinrichs, Shilpa Ranganathan and Alexander Taussig. Mr. Peek is the Chair of our Audit Committee. Each member of our Audit Committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. In addition, our Board of Directors has determined that Mr. Peek and Mr. Hinrichs are each an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. The responsibilities of the Audit Committee are more fully described in our Audit Committee charter and include, among other duties:

●	Appointing, compensating, retaining, overseeing and terminating our independent registered public accounting firm;
●	Reviewing and approving the scope, timing and staffing of the audit to be conducted by the independent registered public accounting firm;
●	Evaluating the independent registered public accounting firm’s qualifications, performance and independence;
●	Reviewing with management and the independent registered public accounting firm our annual and quarterly statements prior to filing with the SEC;
●	Reviewing our system of internal controls and disclosure controls and procedures;
●	Reviewing our policies and practices with respect to risk assessment and risk management;
●	Reviewing related person transactions;
●	Establishing procedures for the confidential, anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters;
●	Reviewing and recommending to our Board of Directors the Code of Business Ethics and periodically reviewing and reassessing the adequacy of such Code of Business Ethics; and
●	Preparing a report to stockholders annually for inclusion in the proxy statement.

Nominating and Compensation Committee

The members of our Nominating and Compensation Committee are Monique F. Leroux, Heather Lavallee and Joseph R. Hinrichs. Ms. Leroux is the Chair of the Nominating and Compensation Committee. Each member of the Nominating and Compensation Committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. The responsibilities of the Nominating and Compensation Committee are more fully described in the Nominating and Compensation Committee Charter and include, among other duties:

●	Reviewing our executive compensation plans and policies, including reviewing any equity-based compensation plans and incentive compensation;
●	Reviewing and making a recommendation to the Board on the compensation plans and policies for our Chief Executive Officer, and reviewing and approving for all other executive officers, his or her compensation, including base salary, short-term incentive, long-term incentive, employee perquisites, and offer letters;
●	Preparing a report on executive compensation and reviewing the Compensation Discussion and Analysis disclosure that, in each case, are required to be included in our proxy statement;
●	Reviewing and assessing whether any risks in our compensation and practices for our employees are reasonably likely to have a material adverse effect on Mobility Global;
●	Recommending to the Board criteria for membership for our Board of Directors and its committees, and recommending individuals for membership on our Board of Directors;
●	Reviewing and recommending for approval by our Board compensation for our directors; and
●	Reviewing and recommending to our Board of Directors the Corporate Governance Guidelines and periodically reviewing such Corporate Governance Guidelines.

Code of Business Ethics

Our Board of Directors has adopted a Code of Business Ethics that applies to all of our employees, officers and directors. Our Code of Business Ethics is posted on the investor relations section of our website. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K by disclosing future amendments to our Code of Business Ethics, or any waivers of such code, on our website or in public filings.

Compensation Committee Interlocks and Insider Participation

None of the members of the Nominating and Compensation Committee is or has been in the past an officer or employee of the Company. Any relationships between the Company and any of the members of the Nominating and Compensation Committee requiring disclosure under Item 404 of Regulation S-K is discussed under “Certain Relationships and Related Party Transactions.” None of our executive officers serves or has served on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or the Nominating and Compensation Committee.

Compensation Discussion and Analysis

Introduction

The following individuals are our “named executive officers” or “NEOs”:

Name(1)	Position
William W. Eager	Chief Executive Officer
Scott Fredericks	President, CARFAX
Joseph S. LaFeir	President, Mobility Business Solutions
(1)

Matthew A. Calderone, who serves as Chief Financial Officer of Mobility Global, did not commence employment until this year, and there was no individual who was operating as the principal financial officer of S&P Global Mobility during the fiscal year ended December 31, 2025 (these responsibilities were generally held by the Chief Accounting Officer of S&P Global as part of his broader responsibilities). Therefore, we have not disclosed a principal financial officer as one of our NEOs. In addition, Messrs. Eager, Fredericks and LaFeir were the only individuals who were part of the executive leadership team for S&P Global Mobility during the fiscal year ended December 31, 2025. Therefore, we have only disclosed three NEOs.

Mobility Global is a Delaware corporation that, following the completion of the Separation on July 1, 2026, holds, directly or indirectly through its subsidiaries, the assets and liabilities comprising the Spin Business. In connection with the Restructuring Transactions completed on June 26, 2026, the assets and liabilities comprising the Spin Business were transferred to Mobility Global or its subsidiaries in order to complete the Separation. The compensation information below for the fiscal year ended December 31, 2025 reflects compensation paid or awarded by S&P Global while our NEOs were employed by S&P Global or its subsidiaries prior to the Separation.

Following the Separation, our Nominating and Compensation Committee makes all decisions with respect to our executive compensation programs, policies and practices and with respect to our director compensation programs, policies and practices. Determinations with respect to the structure of our compensation programs take into consideration Mobility Global’s size, operating dynamics, industry peers, business segments, growth opportunities, compliance requirements and business strategy. As described below, we have engaged a compensation consultant to assist in making these determinations.

Following the Separation, our Nominating and Compensation Committee has begun to evaluate our executive compensation programs and policies as a stand-alone public company. Except as specifically noted below, the Nominating and Compensation Committee has not yet made final determinations with respect to the design of our executive compensation programs for periods following the Separation.

Compensation Program Overview

Approach to Executive Compensation

Our Nominating and Compensation Committee was established in connection with the Separation. Our Nominating and Compensation Committee has not yet established a specific set of objectives or principles for our executive compensation program, other than for the Short-Term Incentive Program for the remainder of 2026. In designing our executive compensation program, we expect that our Nominating and Compensation Committee will evaluate both our business objectives and the need to attract and retain uniquely talented and experienced individuals who think strategically for the long term, particularly in light of the challenging and evolving competitive and technological environments in which Mobility Global operates. We expect to employ a variety of elements that further our shareholders’ interests by securing our executives’ services in an exceedingly competitive talent market and aligning the long-term interests of the executives with those of our shareholders.

Elements of Executive Compensation

We expect that the primary elements of our executive compensation program will be base salary, annual performance-based cash bonus opportunities, long-term incentive compensation and participation in other executive compensation and retirement programs.

Salary levels for our NEOs are determined in such a way so as to be competitive with respect to the scope, responsibilities and skills required of the particular position in order to attract and retain qualified executives. Annual cash bonuses are designed in such a way so as to incentivize the achievement of short-term priorities or other operational goals. We expect that long-term incentive awards will be a material portion of the compensation for our executives in order to align the interests of our executives with those of our shareholders, with the goal of incentivizing our executives to create shareholder value over the long term.

Compensation Governance

Nominating and Compensation Committee Charter

In connection with the Separation, our Board adopted a written charter for the Nominating and Compensation Committee that establishes, among other things, the Nominating and Compensation Committee’s purpose and its responsibilities with respect to executive compensation. The charter provides that the Nominating and Compensation Committee, among other things, must review and approve executive officer performance and compensation, management development and succession and executive compensation disclosure. See “Management — Board Committees.”

Role of Compensation Consultants

The Nominating and Compensation Committee has engaged Pay Governance as its independent compensation consultant to assist with the development of a peer group for use in competitive pay analyses, compensation benchmarking and developing our overall compensation design and philosophy.

Agreements with Our Named Executive Officers

William W. Eager. Mr. Eager entered into an employment letter with S&P Global that provided for his service as President, S&P Global Mobility commencing as of August 15, 2025. Following the Separation, Mr. Eager became Chief Executive Officer of Mobility Global. Under Mr. Eager’s employment letter, Mr. Eager’s initial annual base salary was $650,000 and his target annual incentive opportunity was $900,000. The Board raised Mr. Eager’s base salary to $900,000 and his target incentive opportunity to 150% of base salary, effective as of the Separation. The actual annual incentive payment will be based upon the degree of achievement of established company and/or division objectives and Mr. Eager’s individual performance. Under Mr. Eager’s employment letter, in connection with commencing his role, he received an award of restricted stock units with respect to the number of shares of S&P Global having an aggregate value of $2,000,000. Mr. Eager was also eligible to receive a long-term equity-based incentive grant under the S&P Global Long-Term Stock Incentive Program for 2026 with a target value of $2,950,000. Any awards granted with respect to years following fiscal year 2026 will be determined in the sole discretion of the Nominating and Compensation Committee. Mr. Eager’s employment letter further provides that he is subject to customary restrictive covenants, including confidentiality, invention assignment and 12-month post-termination non-competition and non-solicitation obligations.

Scott Fredericks. Mr. Fredericks entered into an employment letter with S&P Global that provided for his service as President, CARFAX for S&P Global Mobility, commencing as of September 3, 2025. Following the Separation, Mr. Fredericks became President, CARFAX for Mobility Global. Under Mr. Fredericks’s employment letter, Mr. Fredericks’s initial annual base salary was $550,000 (which was increased to $568,700 on March 1, 2026) and his target annual incentive opportunity is $600,000. The actual annual incentive payment will be based upon the degree of achievement of established company and/or division objectives and Mr. Fredericks’s individual performance. Under Mr. Fredericks’s employment letter, Mr. Fredericks was eligible to receive a long-term equity-based incentive grant under the S&P Global Long-Term Stock Incentive Program for 2026 with a target value of $1,600,000. Any awards granted with respect to years following fiscal year 2026 will be determined in the sole discretion of the Nominating and Compensation Committee. Mr. Fredericks’s employment letter further provides that he is subject to customary restrictive covenants, including confidentiality, invention assignment, non-disparagement and 12-month post-termination non-competition and non-solicitation obligations.

Joseph S. LaFeir. Mr. LaFeir entered into an employment letter with S&P Global that provided for his service as President, Mobility Business Solutions for S&P Global Mobility, commencing as of September 3, 2025. Following the Separation, Mr. LaFeir became President, Mobility Business Solutions for Mobility Global. Under Mr. LaFeir’s employment letter, Mr. LaFeir’s initial annual base salary was $475,000 (which was increased to $500,000 on March 1, 2026) and his target annual incentive opportunity is 80% of his annual base salary. The actual annual incentive payment will be based upon the degree of achievement of established company and/or division objectives and Mr. LaFeir’s individual performance. Under Mr. LaFeir’s employment letter, Mr. LaFeir was eligible to receive a long-term equity-based incentive grant under the S&P Global Long-Term Stock Incentive Program for 2026 with a target value of $700,000. Any awards granted with respect to years following fiscal year 2026 will be determined in the sole discretion of the Nominating and Compensation Committee. Mr. LaFeir’s employment letter further provides that he is subject to customary restrictive covenants, including confidentiality, invention assignment, non-disparagement and 12-month post-termination non-competition and non-solicitation obligations.

Mr. LaFeir also entered into a retention agreement with S&P Global that was intended to incentivize his continued employment in connection with the Separation. The agreement provided that, subject to Mr. LaFeir’s continued employment through April 1, 2026 (or if he was terminated due to a job elimination prior to such date, subject to his execution and non-revocation of a release of claims) and good faith support of the Separation through April 1, 2026, he would receive a retention bonus of $700,000 as soon as practicable thereafter. This retention bonus has been paid.

Equity Compensation

Equity Incentive Plans

In connection with the Separation, the Board adopted the Mobility Global Inc. 2026 Long Term Incentive Plan (the “Incentive Plan”), an equity incentive plan under which we grant long-term equity incentive awards (which awards may include grants of restricted stock units, performance stock units, stock options, restricted stock and other equity or equity-based incentive awards) to our senior executives (including our NEOs), non-employee directors and other employees. The Nominating and Compensation Committee has the sole and absolute discretion to determine which employees receive awards, the numbers of shares subject to each award and all other terms of each award. For a summary of the terms of the Incentive Plan, see “— The Incentive Plan.”

Treatment of S&P Global Equity Awards Upon Separation

In connection with the Separation, outstanding S&P Global Equity Awards, including S&P Global Equity Awards held by our NEOs, were equitably adjusted in accordance with the terms of the S&P Global equity incentive plans and the Employee Matters Agreement. Specifically, in connection with the Separation, outstanding S&P Global Equity Awards were generally adjusted as follows:

●	Outstanding S&P Global RSUs held by individuals who continued to be employed by, or provide services to, S&P Global or its subsidiaries following the Separation, as well as former employees of S&P Global or its subsidiaries (including former employees of S&P Global who last primarily provided services to the Spin Business) (“S&P Global Participants”), were converted into an award of adjusted S&P Global RSUs (the “Adjusted S&P Global RSUs”), with the number of shares of S&P Global common stock subject to such Adjusted S&P Global RSU determined in accordance with the Employee Matters Agreement. Such Adjusted S&P Global RSUs otherwise remain subject to the same terms and conditions (including vesting and payment schedules and, if applicable, deferral elections) as applied to the corresponding S&P Global RSU as of immediately prior to the Distribution Date;
●	Outstanding S&P Global RSUs held by any individual who was then-currently employed by or otherwise providing services to us or our subsidiaries (after giving effect to the Separation) or whose employment or engagement was otherwise transferred to us or our subsidiaries prior to the Separation (such individuals, the “Mobility Global Participants”) were converted into an award of restricted stock units with respect to Mobility Global common stock (the “Converted Mobility Global RSUs”), with the number of shares of Mobility Global common stock subject to such Converted Mobility Global RSUs determined in accordance with the Employee Matters Agreement. Such Converted Mobility Global RSUs otherwise remain subject to the same terms and conditions (including vesting and payment schedules) as applied to the corresponding S&P Global RSUs as of immediately prior to the Distribution Date;
●	All outstanding S&P Global PSUs that were held by S&P Global Participants had their performance conditions adjusted in a manner determined appropriate and equitable by the S&P Compensation Committee and were converted into an award of adjusted S&P Global PSUs with a methodology similar to that used to determine the number of Adjusted S&P Global RSUs described above;
●	All outstanding S&P Global PSUs that were held by Mobility Global Participants were converted into an award of Converted Mobility Global RSUs based on actual performance through the Distribution Date (or, in the case of S&P Global PSUs granted in the year of the Separation, based on target performance), with the number of shares of Mobility Global common stock subject to such Converted Mobility Global RSUs determined using a methodology similar to that used to convert S&P Global RSUs into Converted Mobility Global RSUs as described above;

●	All outstanding S&P Global non-employee director deferred stock units were converted into an award of adjusted S&P Global non-employee director deferred stock units with a methodology similar to that used to determine the number of Adjusted S&P Global RSUs described above; and
●	All outstanding S&P Global stock options were converted into an award of adjusted S&P Global stock options with a methodology similar to that used to determine the number of Adjusted S&P Global RSUs described above.

As a result of the conversion described above, as of September 30, 2026, Mobility Global Participants held Converted Mobility Global RSUs with respect to approximately 3,141,574 shares of Mobility Global common stock.

Other Compensation Policies and Considerations

Clawbacks and Other Remedies for Potential Misconduct

In connection with the Separation, Mobility Global adopted a recoupment policy as required under stock exchange listing rules.

Insider Trading Policy and Prohibitions on Hedging and Pledging

To help ensure that our executive officers and directors do not trade in our securities at a time when they may be aware of material, nonpublic information, we have adopted a policy requiring that trading by executive officers and directors may occur only during open trading windows and consistent with specified procedures. Our policies also prohibit our executive officers and directors from using any strategies or products to hedge against potential changes in the value of our stock and holding our stock in margin accounts or pledging our stock as collateral for a loan.

Benefit Plans

In connection with the Separation, we adopted employee benefit plans and arrangements, including qualified retirement plans and health and welfare benefit plans, which facilitate us operating as a stand-alone public company.

Tax and Accounting Considerations

When reviewing compensation matters, the Nominating and Compensation Committee considers the anticipated tax and accounting consequences to us of payments under our executive compensation program. Section 162(m) of the Code generally limits the tax deductibility of annual compensation paid by public companies for certain executive officers to $1 million. In the exercise of its business judgment and in accordance with its compensation philosophy, the Nominating and Compensation Committee has the flexibility to award compensation that is not tax deductible if it determines that such award is in our shareholders’ best interests.

2025 Compensation Decisions and Performance

Base Salary

S&P Global evaluated base salaries for our NEOs for 2025. Following the Separation, the Nominating and Compensation Committee evaluates base salaries. The following base salary levels were approved by S&P Global during 2025.

Base Salary as of
Named Executive Officer	December 31, 2025 (1)
William W. Eager	$650,000
Scott Fredericks	$550,000
Joseph S. LaFeir	$475,000
(1)

Mr. Eager’s base salary at the beginning of 2025 was $586,500, but it was subsequently increased to $600,000 based on performance, and was again increased from $600,000 to $650,000 in connection with his new role as President, S&P Global Mobility. Mr. Fredericks’ base salary at the beginning of 2025 was $475,065, but it was subsequently increased to $500,000 based on performance, and was again increased to $550,000 in connection with his new role as President, CARFAX for S&P Global Mobility. Mr. LaFeir’s base salary was increased from $450,000 to $475,000 in connection with his new role as President, Mobility Business Solutions for S&P Global Mobility.

Annual Bonuses

Our NEOs participated in several different annual bonus plans for 2025 based on their roles. The following is a summary of 2025 annual bonus opportunities for our NEOs as well as actual payouts.

Named Executive Officer	Target Annual Bonus Opportunity	Earned Annual Bonus
William W. Eager (1)	$776,164	$931,397
Scott Fredericks (2)	$600,000	$775,000
Joseph S. LaFeir (3)	$380,000	$411,578
(1)

Due to his role as an Executive Leadership Team member at S&P Global upon becoming President, S&P Global Mobility, Mr. Eager’s 2025 bonus is provided under the S&P Global Key Executive Short-Term Incentive Compensation Plan (the “SPGI STIC”). Under the SPGI STIC, Mr. Eager was eligible to earn an annual bonus of between 0% and 200% of his target annual bonus opportunity (which, for 2025, was a blend of his new target annual bonus opportunity of $900,000 in connection with being promoted to President, S&P Global Mobility, and his pre-promotion target annual bonus opportunity of $700,000). Mr. Eager’s annual bonus was determined 70% based on business performance and 30% based on individual performance. The business performance component was measured 17.5% based on S&P Global non-GAAP Incentive Compensation Program (“ICP”) Adjusted Earnings before Interest, Taxes and Amortization Margin (“ICP Adjusted EBITA Margin”) (with a target of 50.0%, and actual achievement of 50.8%), 17.5% based on S&P Global non-GAAP ICP Adjusted Revenue (“ICP Adjusted Revenue”) (with target year-over-year growth of 7.4%, and actual achievement of 7.1%), 17.5% based on ICP Adjusted EBITA Margin of S&P Global Mobility (with a target of 40%, and actual achievement of 40.4%), 17.5% based on ICP Adjusted Revenue of S&P Global Mobility (with target year-over-year growth of 8.7%, and actual achievement of 8.0%), and 30% based on business-building goals, including S&P Global specific (weighted 15%, and achieved at 110% in the aggregate) and S&P Global Mobility specific (weighted 15%, and achieved at 120% in the aggregate), in five scorecard categories (including Growth & Innovation, Customer at the Core, Data & Technology, Lead & Inspire, and Execute & Deliver). “ICP Adjusted EBITA Margin” is defined as EBITA as reported on the Consolidated Financial Statement of Income in S&P Global’s Annual Report, which may be adjusted to exclude certain items as determined by the S&P Compensation Committee, divided by ICP Adjusted Revenue. “ICP Adjusted Revenue” is defined as Revenue as reported on the Consolidated Financial Statement of Income in S&P Global’s Annual Report, which may be adjusted to exclude certain items as determined by the S&P Compensation Committee.

(2)

For 2025, Mr. Fredericks participated in the U.S. CARFAX, Inc. 2025 Annual Incentive Plan (the “CARFAX Bonus Plan”). Under the CARFAX Bonus Plan, Mr. Fredericks was eligible to earn an annual bonus of between 0% and 150% of his target annual bonus opportunity based on company and individual performance. The CARFAX Bonus Plan bonus pool was funded 100% based on CARFAX U.S. EBITA (with a target of $467.1 million, and actual achievement of $479.3 million). “CARFAX U.S. EBITA” is defined as earnings before interest, taxes and amortization of the CARFAX U.S. business, which may be adjusted to exclude certain items as determined by the S&P Compensation Committee.

(3)

For 2025, Mr. LaFeir participated in the 2025 S&P Global Mobility Short-Term Incentive Compensation Plan (the “Mobility Global STIC”). Under the Mobility Global STIC, Mr. LaFeir was eligible to earn an annual bonus of between 0% and 200% of his target annual bonus opportunity based on company and individual performance. The Mobility Global STIC bonus pool was funded 10% based on S&P Global ICP Adjusted EBITA Margin, 10% based on S&P Global ICP Adjusted Revenue, 25% based on ICP Adjusted EBITA Margin of S&P Global Mobility, 25% based on ICP Adjusted Revenue of S&P Global Mobility, and 30% based on S&P Global Mobility specific business-building goals in five scorecard categories (including Growth & Innovation, Customer at the Core, Data & Technology, Lead & Inspire, and Execute & Deliver). All targets and achievements against these metrics are the same as listed in footnote (1) for Mr. Eager.

Equity Awards

Our NEOs received equity awards from S&P Global under the S&P Global 2019 Stock Incentive Plan, including both Restricted Stock Units (“RSUs”) and Performance Share Units (“PSUs”), as described below. These awards, to the extent outstanding at the time of the Separation, were treated in the manner described under “—Treatment of S&P Global Equity Awards Upon Separation” above. Following the Separation, our NEOs are eligible to receive equity awards from Mobility Global under the Incentive Plan.

2025 RSU Awards

For 2025, our NEOs received the below annual RSU grants. These RSU grants vest 33%, 33% and 34% on each of December 31, 2025, December 31, 2026, and December 31, 2027, respectively.

Named Executive Officer	Number of RSUs
William W. Eager	392
Scott Fredericks	420
Joseph S. LaFeir	224

In addition, pursuant to Mr. Eager’s employment letter as described above, in connection with commencing his role as President, S&P Global Mobility, he received a one-time promotion grant of 3,569 RSUs, which cliff-vest on August 15, 2028.

2025 PSU Awards

For 2025, our NEOs received the below annual PSU grants. The annual PSU grants consist of (i) a grant that vests based on the performance of S&P Global as a whole (“SPGI PSUs”) and (ii) other than for Mr. LaFeir, a grant that vests based on the performance of the CARFAX U.S. business specifically (the “CARFAX PSUs”).

The SPGI PSUs are eligible to vest at between 0% and 200% of target at the end of a three-year performance period ending on December 31, 2027, based on the level of attainment of a three-year cumulative non-GAAP ICP Adjusted Diluted Earnings Per Share (“Cumulative Adjusted EPS”) goal, with target and maximum Cumulative Adjusted EPS goals of $58.0 and $66.6, respectively (SPGI PSUs do not have minimum threshold amounts). “Adjusted EPS” is defined as diluted earnings per share as shown on the Consolidated Statement of Income in S&P Global’s Annual Report, adjusted in the manner that the S&P Compensation Committee determines to be appropriate to exclude some or all of one or more items of income or expense.

The CARFAX PSUs are eligible to vest at between 50% and 200% of target at the end of a three-year performance period ending on December 31, 2027, based on the level of attainment of a three-year cumulative non-GAAP ICP Adjusted EBITA (“Cumulative Adjusted EBITA”) goal for CARFAX U.S., with threshold, target and maximum Cumulative Adjusted EBITA goals of $1,490 million, $1,557 million and $1,648 million, respectively. “Adjusted EBITA” is defined as the sum of net income, interest, taxes and amortization, as may be adjusted in a manner deemed appropriate by the S&P Compensation Committee to take into account facts and circumstances occurring after the grant date.

Named Executive Officer	Target Number of PSUs
William W. Eager	915 (SPGI PSUs)
3,738 (CARFAX PSUs)
Scott Fredericks	981 (SPGI PSUs)
1,121 (CARFAX PSUs)
Joseph S. LaFeir	523 (SPGI PSUs)

2023 PSU Awards Achievement

In 2023, our NEOs received a combination of SPGI PSUs and CARFAX PSUs (other than Mr. LaFeir, who received only SPGI PSUs), as set forth below, with a three-year performance period that ended on December 31, 2025.

The 2023 SPGI PSUs were eligible to vest at between 0% and 200% of target, based on the level of attainment of a three-year Adjusted EPS compound annual growth rate (“Adjusted EPS CAGR”) goal, with minimum, target and maximum Adjusted EPS CAGR goals of 3.0%, 11.0% and 19.0%, respectively. The actual level of Adjusted EPS CAGR achieved for the 2023 SPGI PSUs was 17.62%, resulting in the number of earned SPGI PSUs set forth below.

The 2023 CARFAX PSUs were eligible to vest at between 50% and 200% of target, based on the level of attainment of a three-year Cumulative Adjusted EBITA goal for CARFAX U.S., with threshold, target and maximum Cumulative Adjusted EBITA goals of $1,178 million, $1,217 million and $1,292 million, respectively. The actual level of Cumulative Adjusted EBITA achieved for the 2023 CARFAX PSUs was $1,282 million, resulting in the number of earned CARFAX PSUs set forth below.

Named Executive Officer	Target Number of PSUs	Earned Number of PSUs
William W. Eager	1,036 (SPGI PSUs)	1,887 (SPGI PSUs)
	4,915 (CARFAX PSUs)	9,052 (CARFAX PSUs)
Scott Fredericks	1,554 (SPGI PSUs)	2,831 (SPGI PSUs)
	1,685 (CARFAX PSUs)	3,103 (CARFAX PSUs)
Joseph S. LaFeir	828 (SPGI PSUs)	1,508 (SPGI PSUs)

Summary Compensation Table

The following table sets forth information concerning the compensation paid to our named executive officers during our fiscal year ended December 31, 2025.

				Non-Equity
			Stock	Incentive Plan	All Other
		Salary	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)
William W. Eager, Chief Executive Officer	2025	672,784	4,678,759	931,397	161,064	6,444,004
Scott Fredericks, President, CARFAX	2025	512,511	1,346,092	775,000	78,079	2,711,682
Joseph S. LaFeir, President, Mobility Business Solutions	2025	458,144	398,704	411,578	49,033	1,317,459
(1)

For Mr. Eager, in connection with his promotion to President, S&P Global Mobility, he was transitioned out of a CARFAX-specific paid time off policy, which resulted in the payment of $53,845.04 in accrued but unused benefits under that policy. This payment has been reflected in Mr. Eager’s base salary.

(2)

The amounts reported in this column reflect the aggregate grant date fair value of the equity awards granted to our NEOs in 2025, which include PSUs and RSUs granted under S&P Global’s 2019 Stock Incentive Plan. The amounts for the PSUs granted in 2025 were calculated based on the probable outcome of performance conditions as of the grant date computed in accordance with FASB ASC Topic 718 excluding the effect of estimated forfeitures. The maximum values for the 2025 PSU awards as of the grant date are as set forth below. These awards are further described in the “Grants of Plan-Based Awards” table below.

Named Executive Officer	2025 PSU Award Max Values
William W. Eager	$976,744 (SPGI PSUs)
$3,990,240 (CARFAX PSUs)
Scott Fredericks	$1,047,198 (SPGI PSUs)
$1,196,645 (CARFAX PSUs)
Joseph S. LaFeir	$558,292 (SPGI PSUs)
(3)

The amounts reported in this column represent the cash incentive awards paid under (i) the SPGI STIC with respect to Mr. Eager, (ii) the CARFAX Bonus Plan with respect to Mr. Fredericks and (iii) the Mobility Global STIC with respect to Mr. LaFeir.

(4)

The amounts shown in this column for 2025 include the items described below. Perquisites and other personal benefits that exceeded the greater of $25,000 or 10% of total perquisites and other personal benefits for each NEO for 2025 were as follows:

	401(k) Savings	401(k) Savings and	Company Charitable
	and Profit Sharing Plan	Profit Sharing Plan Supplement	Match
Named Executive Officer	($)(a)	($)(a)	($)(b)
William W. Eager	16,500	73,367	50,000
Scott Fredericks	16,000	52,507	3,000
Joseph S. LaFeir	18,163	24,227	5,000
(a)	These amounts represent Company made contributions under the 401(k) Plan and the 401(k) Plan Supplement in respect of 2025.

(b)	These amounts represent charitable contribution(s) made by the Company in the executive’s name under the S&P Global Matching Gift Program.

All other total perquisites and other personal benefits for each NEO were as follows:

●	The amount for Mr. Eager includes (i) professional services (inclusive of financial counseling, tax planning and preparation, and estate planning) expense reimbursement and Company-paid life and disability insurance premiums and (ii) miscellaneous perquisites and $1,333 in associated tax assistance received by Mr. Eager in connection with his prior role as CEO of CARFAX before his promotion to President, S&P Global Mobility.
●	The amount for Mr. Fredericks includes (i) Company-paid life and disability insurance premiums and (ii) miscellaneous perquisites and $1,813 in associated tax assistance received by Mr. Fredericks.
●	The amount for Mr. LaFeir includes Company-paid life and disability insurance premiums and user reward funds allocated to his charitable giving account.

Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based awards granted to our named executive officers during our fiscal year ended December 31, 2025.

								All Other
								Stock
								Awards:
								Number of
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Grant Date
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards			Stock or	Fair Value of
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Stock Awards
Name	Date	($)	($)	($)	($)	(#)	(#)	(#)	($)(2)
William W. Eager		—	900,000	1,800,000
	3/1/25(3)				—	915	1,830		488,372
	3/1/25(4)				1,869	3,738	7,476		1,995,120
	3/1/25(5)							392	209,226
	8/15/25(5)							3,569	1,986,041
Scott Fredericks		—	600,000	900,000
	3/1/25(3)				—	981	1,962		523,599
	3/1/25(4)				560	1,121	2,242		598,323
	3/1/25(5)							420	224,171
Joseph S. LaFeir		—	380,000	760,000
	3/1/25(3)				—	523	1,046		279,146
	3/1/25(5)							224	119,558
(1)

The non-equity incentive plan awards reflect target and maximum payouts under (i) the SPGI STIC with respect to Mr. Eager, (ii) the CARFAX Bonus Plan with respect to Mr. Fredericks and (iii) the Mobility Global STIC with respect to Mr. LaFeir. The respective non-equity incentive plans do not have minimum threshold payment amounts. For Mr. Eager, the target and maximum payouts reflect the increases to these amounts that became effective on August 15, 2025 in connection with being promoted to President, S&P Global Mobility; for 2025, his bonus payout reflected a blend of this increased target annual bonus opportunity and his pre-promotion target annual bonus opportunity of $700,000, as described under “—Annual Bonuses” above.

(2)

The amounts in this column for the PSU and RSU awards reflect their aggregate grant date fair values, calculated in accordance with FASB ASC Topic 718, Stock Compensation, as disclosed in Footnote 5 to the combined financial statements, excluding the effect of estimated forfeitures. The amounts in this column for the PSUs were calculated based on the probable outcome of the performance condition as of the grant date in accordance with FASB ASC Topic 718. For the values of these PSUs, assuming attainment of the maximum level of performance, see Footnote 2 to the Summary Compensation Table above. The actual value, if any, realized by each NEO for these PSU and RSU awards is a function of the value of the shares if and when they vest. For additional information on how we account for stock-based compensation, see Footnote 5 to the combined financial statements.

(3)

Reflects SPGI PSUs granted during the fiscal year, which are discussed under “—Equity Awards” above. The SPGI PSUs are scheduled to vest at the end of a three-year performance period (January 1, 2025 — December 31, 2027) and to pay out by March 2028, with payment ranging up to a maximum of 200% of the target award based on the attainment level of a Cumulative Adjusted EPS goal. The SPGI PSUs granted to our NEOs during the fiscal year do not include any dividend rights. The SPGI PSUs do not have a minimum threshold amount, and therefore no threshold payout level has been included with respect to these awards.

(4)

Reflects CARFAX PSUs granted during the fiscal year, which are discussed under “—Equity Awards” above. The CARFAX PSUs are scheduled to vest at the end of a three-year performance period (January 1, 2025 — December 31, 2027) and to pay out by March 2028, with payment ranging up to a maximum of 200% of the target award based on the attainment level of a Cumulative Adjusted EBITA goal for CARFAX U.S. The CARFAX PSUs granted to our NEOs during the fiscal year do not include any dividend rights.

(5)

Reflects time-based RSUs granted during the fiscal year, which are discussed under “—Equity Awards” above. All of the RSUs granted on March 1, 2025 vested 33% on December 31, 2025, and are scheduled to vest 33% on December 31, 2026 and 34% on December 31, 2027. The RSUs granted to Mr. Eager on August 15, 2025 cliff-vest on August 15, 2028. The NEOs are entitled to receive cash dividend equivalents on the RSUs granted during the fiscal year, subject to all of the same vesting and payment provisions as the underlying awards.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards for our named executive officers as of the end of our fiscal year ended December 31, 2025.

	Stock Awards
				Equity Incentive	Equity Incentive
				Plan Awards:	Plan Awards:
				Number of	Market or Payout
		Number of Shares	Market Value of	Unearned Shares,	Value of Unearned
		or Units of Stock	Shares or Units of	Units or Other	Shares, Units or
		That Have Not	Stock That Have	Rights That Have	Other Rights That
	Grant Date	Vested	Not Vested	Not Vested	Have Not Vested
Name (a)		(#)(1)	($)(2)	(#)(3)	($)(4)
William W. Eager	2/28/22	254	132,738
	5/3/22	3,784	1,977,481
	3/1/24			1,628	850,777
	3/1/24			8,148	4,258,063
	3/1/24	119	62,188
	3/1/25			1,830	956,340
	3/1/25			7,476	3,906,883
	3/1/25	263	137,441
	8/15/25	3,569	1,865,124
Scott Fredericks	2/28/22	254	132,738
	3/1/24			2,444	1,277,210
	3/1/24			2,792	1,459,071
	3/1/24	179	93,544
	3/1/25			1,962	1,025,322
	3/1/25			2,242	1,171,647
	3/1/25	282	147,370
Joseph S. LaFeir	2/28/22	408	213,217
	3/1/24			1,384	723,265
	3/1/24	102	53,304
	3/1/25			1,046	546,629
	3/1/25	151	78,911
(1)

Represents RSU awards. The RSUs granted on March 1 vest in three approximately equal annual installments on December 31 of each year, commencing on December 31 of the year of grant. The RSUs granted on February 28, 2022 vest on February 1, 2026. The RSUs granted to Mr. Eager on May 3, 2022 vest on December 31, 2026. The RSUs granted to Mr. Eager on August 15, 2025 cliff-vest on August 15, 2028.

(2)

Market value determined based on the closing price of S&P Global’s common stock on December 31, 2025 of $522.59. The amounts for the awards do not necessarily reflect the dollar amounts of compensation that may be realized by our named executive officers.

(3)

Represents PSU awards, including: (i) SPGI PSUs granted in 2024 and 2025 that are each scheduled to vest at the end of a three-year performance period (January 1, 2024 — December 31, 2026 for the 2024 grants, and January 1, 2025 — December 31, 2027 for the 2025 grants) and to pay out by March of the following year, with payment ranging up to a maximum of 200% of the target award based on the attainment level of a Cumulative Adjusted EPS goal and (ii) CARFAX PSUs granted in 2024 and 2025 that are each scheduled to vest at the end of a three-year performance period (January 1, 2024 — December 31, 2026 for the 2024 grants, and January 1, 2025 — December 31, 2027 for the 2025 grants) and to pay out by March of the following year, with payment ranging up to a maximum of 200% of the target award based on the attainment level of a Cumulative Adjusted EBITA goal for CARFAX U.S.

(4)

Based on performance through December 31, 2025 and the closing price of S&P Global’s common stock on December 31, 2025 of $522.59. In accordance with SEC rules, the number of PSUs reflected in the table represents the maximum number of PSUs granted in 2024 and 2025. The actual number of PSUs, if any, that will vest will be based on the level of achievement of the applicable performance goal as of the actual end of the applicable performance period. For more information on the terms of awards granted in 2025, see above under “—Equity Awards”.

Option Exercises and Stock Vested

The following table contains information concerning each vesting of PSUs and RSUs during 2025 (including PSUs and RSUs that vested on December 31, 2025 but did not settle until early 2026) for each of the named executive officers:

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)(1)
William W. Eager	15,589	8,145,966
Scott Fredericks	7,056	3,686,706
Joseph S. LaFeir	2,797	1,460,507
(1)

Represents the amounts realized based on the closing price of S&P Global’s common stock on the applicable vesting date (or the immediately preceding trading day for any vesting date that fell on a weekend), including for SPGI PSUs and CARFAX PSUs earned by our NEOs for the three-year performance period beginning in fiscal year 2023 that vested on December 31, 2025, and time-based RSUs that vested during fiscal year 2025.

Nonqualified Deferred Compensation

The following table contains information with respect to the participation of the named executive officers in our non-qualified savings and deferral plan, as of the end of our fiscal year ended December 31, 2025. The material terms and conditions of the plan are described below.

	Executive	Company	Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Aggregate
	in Last	in Last	Last Fiscal	Withdrawals/	Balance at
	Fiscal Year	Fiscal Year	Year	Distributions	Last FYE
Name (a)	($)(1)	($)(2)	($)(3)	($)	($)
William W. Eager	146,734	73,367	11,866	—	493,452
Scott Fredericks	87,511	52,507	6,857	—	291,712
Joseph S. LaFeir	32,302	24,227	4,114	—	174,826

(1)	Reflects executive contributions to the 401(k) Plan Supplement in respect of the 2025 fiscal year, as further described below.
(2)	Reflects Company contributions to the 401(k) Plan Supplement in respect of the 2025 fiscal year, all of which are reported in the All Other Compensation column of the Summary Compensation Table.
(3)	Reflects non-qualified deferred compensation earnings under the 401(k) Plan Supplement.

401(k) Plan Supplement

The S&P Global Inc. 401(k) Savings and Profit Sharing Plan Supplement (the “401(k) Plan Supplement”) allows participants to accumulate assets for retirement through a combination of employee and employer contributions. Account balances under the 401(k) Plan Supplement are currently credited with interest at the rate earned on S&P Global’s 401(k) Savings and Profit Sharing Plan Stable Value Fund. The annual rate of interest was 3.0% for the 2025 fiscal year. Account balances under the 401(k) Plan Supplement are distributed to executives in July following the year in which the executive separates from service.

Potential Payments Upon Termination or Change in Control

The named executive officers may be eligible to receive certain payments and benefits in connection with the named executive officer’s termination of employment or a change-in-control of S&P Global. Described below are the specific plans and agreements pursuant to which our named executive officers may become entitled to separation-related payments and benefits, and the table below under “Summary Table of Separation Payments and Benefits” sets forth a summary of the amounts of the estimated payments and benefits that would be provided to the named executive officers upon the occurrence of these events.

Severance Plans

S&P Global Senior Executive Severance Plan (Mr. Eager)

Mr. Eager is eligible for severance payments and benefits under S&P Global’s Senior Executive Severance Plan (the “SPGI Senior Executive Severance Plan”) upon the occurrence of the following triggering events:

●	S&P Global terminates Mr. Eager’s employment other than for cause;
●	Mr. Eager resigns due to an adverse change in his functions, duties or responsibilities that would cause his position to have substantially less responsibility, importance or scope; or
●	Mr. Eager resigns due to a reduction of his base salary by 10% or more.

In addition, Mr. Eager is eligible for severance payments and benefits if he resigns following a change-in-control of S&P Global because:

●	Mr. Eager’s base salary is reduced (other than a reduction of less than 10% as part of an S&P Global-wide salary reduction) below the highest rate in effect since the beginning of the 24-month period prior to the change-in-control;
●	Mr. Eager’s annual or long-term incentive opportunity is materially less favorable than at any time since the beginning of the 24-month period prior to the change-in-control;
●	the aggregate value of Mr. Eager’s pension and welfare benefits is materially reduced;
●	Mr. Eager is required to transfer to a principal business location that increases the distance to his residence by more than 35 miles;
●	there is an adverse change in Mr. Eager’s title or reporting relationship or an adverse change by S&P Global in his authority, functions, duties or responsibilities (other than that which results solely from S&P Global ceasing to have a publicly traded class of common stock or Mr. Eager no longer reporting to the chief executive officer of an independent, publicly traded company as a result thereof), which change would cause Mr. Eager’s position with S&P Global to become one of substantially less responsibility, importance or scope; or
●	a successor to S&P Global fails to adopt the SPGI Senior Executive Severance Plan.

Under the SPGI Senior Executive Severance Plan, as it was in effect as of December 31, 2025, Mr. Eager’s severance benefits upon the occurrence of one of the termination events described above were as follows:

●	continued payment of his base salary and participation in S&P Global’s non-qualified retirement, life, medical, dental and accidental death and disability insurance benefit plans during a severance period of 12 months;
●	a lump sum payment at the end of the severance period equal to six months of his base salary; and
●	an additional lump sum severance payment at the end of the severance period equal to 10% of the lump sum payment calculated above in lieu of continued benefits.

If the triggering event takes place following a change-in-control, then (i) the total severance payments for Mr. Eager under the SPGI Senior Executive Severance Plan as of December 31, 2025 during the 12-month severance period would be equal to the sum of his annual base salary and annual target incentive award, with continued benefits coverage for the 12-month severance period, and (ii) the lump sum payment due at the end of the severance period would also be equal to the sum of his annual base salary and annual target incentive award, increased by an amount equal to 10% of the lump sum in lieu of benefits.

In each case, to receive the separation pay due under the SPGI Senior Executive Severance Plan, Mr. Eager would have to sign a general release of claims against S&P Global.

S&P Global Management Severance Plan (Messrs. Fredericks and LaFeir)

Messrs. Fredericks and LaFeir are eligible for severance payments and benefits under S&P Global’s Management Severance Plan (the “SPGI Management Severance Plan”) upon a termination of employment by S&P Global other than for cause.

Under the SPGI Management Severance Plan, as it was in effect as of December 31, 2025, Messrs. Fredericks and LaFeir were eligible to receive continued payment of base salary and participation in S&P Global’s non-qualified retirement, life, medical, dental and accidental death and disability insurance benefit plans during a severance period of nine months.

To receive the separation pay due under the SPGI Management Severance Plan, Messrs. Fredericks and LaFeir would have to sign a general release of claims against S&P Global.

In addition, as described above under “—Agreements with Our Named Executive Officers”, if Mr. LaFeir was terminated due to a job elimination prior to April 1, 2026, then subject to his execution and non-revocation of a release of claims, his retention bonus of $700,000 would have become payable upon such termination. However, this amount has already been paid.

Short-Term Incentive Compensation Plans

Mr. Eager would have received a portion of his annual incentive award under the SPGI STIC if, in 2025, he terminated employment because of death, disability or retirement, or if S&P Global terminated his employment other than for cause. Payment would have been prorated for the period that he was employed during the year and paid in a lump sum on the regular payment date under the SPGI STIC, based on actual performance (but in the case of a termination without cause in which he was not retirement-eligible, with actual performance capped at 100% of target).

If there were a change-in-control of S&P Global in 2025, Mr. Eager would have received a payment equal to the average of his annual incentive award payments for the preceding three years, prorated for the period elapsed through the date of the change-in-control. S&P Global may have also paid any additional amount necessary to reflect the actual achievement of performance objectives and individual performance criteria through the date of the change-in-control.

Mr. LaFeir would have received a portion of his annual incentive award under the Mobility Global STIC if, in 2025, he terminated employment because of retirement or if S&P Global terminated his employment other than for cause, in either case, assuming such termination occurred on or after April 1 (and if such termination occurred before April 1, no annual incentive award would become payable). Payment would have been prorated for the period that he was employed during the year and paid in a lump sum on the regular payment date under the Mobility Global STIC, based on actual performance (but in the case of a termination without cause in which he was not retirement-eligible, with actual performance capped at 100% of target). If Mr. LaFeir’s employment terminated due to death during 2025, Mr. LaFeir’s beneficiary would have received a payment equal to Mr. LaFeir’s full-year target bonus, paid in the final paycheck.

The Mobility Global STIC does not provide for any specific treatment in connection with a change-in-control, and therefore Mr. LaFeir would not have been entitled to any portion of his bonus in connection with such an event.

The CARFAX Bonus Plan does not provide for any specific treatment in connection with a termination of employment or a change-in-control, and therefore Mr. Fredericks would not have been entitled to any portion of his bonus in connection with such events. S&P Global may, in its discretion, determine to provide a payment in lieu of bonus as part of an individual severance arrangement. However, any such payment would be entirely discretionary and not pursuant to the terms of the CARFAX Bonus Plan.

S&P Global 2019 Stock Incentive Plan

Each of the named executive officers has been granted PSUs and RSUs under S&P Global’s 2019 Stock Incentive Plan. The general treatment of these equity awards upon an executive’s termination of employment or a change-in-control of S&P Global is described below.

PSUs (Including SPGI PSUs and CARFAX PSUs)

If the executive terminates employment due to “Retirement” (generally defined as age 65 with limited exceptions) or disability, or in the event of a termination of employment by S&P Global other than for cause and subject to the executive signing a general release of claims against S&P Global, the executive receives the number of shares that would be payable under the terms of the award based on the actual performance for the full performance period, prorated for the period of time during the award cycle that the executive was employed (plus the period during which the executive receives separation pay for terminations other than for cause). Delivery of the awarded shares is made in the year following the normal maturity date for the award.

In the case of the executive’s death, the number of shares awarded is based on target performance, prorated for the period of time during the award cycle that the executive was employed. Delivery of the awarded shares is made by March 15 of the year following the executive’s death.

In the event of a change-in-control of S&P Global during the performance period, if assumed on substantially the same terms and conditions, each outstanding PSU award will convert into an award of time-vesting RSUs with respect to a number of shares determined as follows: if less than 50% of the performance period has elapsed, the number of shares will be based on target performance; and if 50% or more of the performance period has elapsed, the number of shares will be based on the higher of target or actual performance as of the change-in-control date. The converted RSUs will then continue to vest pursuant to the original vesting schedule of the PSUs, except that they will vest in full if the executive’s employment is terminated due to Retirement, disability or death or by S&P Global without cause. If the awards are not so assumed, they will be deemed to be earned at the higher of target or actual performance as of the change-in-control date, and the award will vest in full.

In connection with the Separation, PSUs held by the named executive officers were converted into Converted Mobility Global RSUs, as described above under “—Treatment of S&P Global Equity Awards Upon Separation”.

RSUs

If the executive terminates employment due to Retirement, disability or death, or in the event of a termination of employment by S&P Global other than for cause and subject to the executive signing a general release of claims against S&P Global, the executive vests in a prorated portion of the shares that are covered by the outstanding RSUs based on the time that the executive was employed (plus the period during which the executive receives separation pay for terminations other than for cause). Delivery of the vested shares is made on the scheduled delivery date(s), except for in the event of death, where delivery occurs within 60 days of death.

In the event of a change-in-control during the vesting period, if assumed on substantially the same terms and conditions, RSUs will roll over into awards of the successor company’s stock and will remain outstanding subject to their original vesting terms, except that they will vest in full if the executive’s employment is terminated due to Retirement, disability or death or by S&P Global without cause within 24 months following the change-in-control. If RSUs are not so assumed, they will vest in full upon the change-in-control.

In connection with the Separation, RSUs held by the named executive officers were converted into Converted Mobility Global RSUs, as described above under “—Treatment of S&P Global Equity Awards Upon Separation”.

Summary Table of Separation Payments and Benefits

The following table sets forth the estimated amounts of payments and benefits that each named executive officer would have been entitled to receive upon a qualifying termination of employment and/or the occurrence of a change-in-control of S&P Global, in each case assuming the relevant event occurred on December 31, 2025.

		Termination of Employment
			Involuntary
			Termination
			Not in	Involuntary	Change-in
			Connection	Termination	Control
		Death/	with a	Following a	without any
		Disability/	Change in	Change in	Termination
		Retirement	Control	Control	Event
Name	Benefit Description	($)	($)	($)	($)
William W. Eager	Severance(1)(2)	—	1,110,434	3,357,934	—
	Short-Term Incentive Compensation(3)	931,397	931,397	—	880,750
	Long-Term Incentive Awards(6)(10)	2,883,129(7)	7,139,625(8)	9,161,003(9)	9,161,003(9)
Scott Fredericks	Severance(1)(2)	—	466,384	466,384	—
	Short-Term Incentive Compensation(4)	—	—	—	—
	Long-Term Incentive Awards(6)(10)	1,411,516(7)	2,018,765(8)	2,840,277(9)	2,840,277(9)
Joseph S. LaFeir	Severance(1)(2)	—	1,096,426	1,096,426	—
	Short-Term Incentive Compensation(5)	411,578	411,578	411,578	—
	Long-Term Incentive Awards(6)(10)	545,584(7)	560,739(8)	980,379(9)	980,379(9)
(1)

The estimated severance payment upon an involuntary termination not in connection with a change-in-control reflects the amount payable, including the estimated value of continued benefit coverage (based on 2025 costs for company-paid premiums and 2025 employer contributions under the 401(k) Plan Supplement) during the severance period, pursuant to the terms of the SPGI Senior Executive Severance Plan or the SPGI Management Severance Plan, as applicable. In addition, for Mr. LaFeir, the amount includes the $700,000 retention bonus that would have become payable if he had been terminated due to a job elimination prior to April 1, 2026, subject to his execution and non-revocation of a release of claims.

(2)

For Mr. Eager, the estimated severance payment upon an involuntary termination following a change-in-control includes the severance benefit payable under the SPGI Senior Executive Severance Plan, plus 10% of the lump sum portion of the severance amount in lieu of continued benefit coverage, as provided under the SPGI Senior Executive Severance Plan. For Messrs. Fredericks and LaFeir, the estimated payment on termination following a change-in-control reflects their severance benefit payable under the SPGI Management Severance Plan. In addition, for Mr. LaFeir, the amount includes the $700,000 retention bonus that would have become payable if he had been terminated due to a job elimination prior to April 1, 2026, subject to his execution and non-revocation of a release of claims.

(3)

For a termination due to death, disability or Retirement or an involuntary termination not in connection with a change-in-control, this assumes 2025 full-year actual level of achievement for Mr. Eager. For the amount payable upon a change-in-control, reflects the average of the actual payments paid over the preceding three years for Mr. Eager.

(4)	Mr. Fredericks would not have technically been entitled to a payment under the CARFAX Bonus Plan upon a termination of employment or upon a change-in-control.

(5)

For a termination due to Retirement or an involuntary termination not in connection with a change-in-control, this assumes 2025 full-year actual level of achievement for Mr. LaFeir. However, under the Mobility Global STIC, Mr. LaFeir’s payment in the event of death would have been equal to his target bonus for the year ($380,000), and he would not technically have been entitled to a bonus upon a termination due to disability. Mr. LaFeir would not technically have been entitled to a payment under the Mobility Global STIC upon a change-in-control.

(6)	Dollar value determined based on the closing price of S&P Global common stock on December 31, 2025 of $522.59.

(7)

Except as noted in footnote (10), the amount reflects the following treatment on a termination of employment due to death, disability or Retirement: (i) prorated participation and assumed target achievement through December 31, 2025 for the 2024 and 2025 SPGI PSU and CARFAX PSU award cycles; and (ii) pro rata vesting of time-based RSUs.

(8)

Except as noted in footnote (10), the amount reflects the following treatment on an involuntary termination of employment without cause not in connection with a change-in-control, subject to the executive signing a general release of claims against S&P Global: (i) prorated participation and assumed target achievement through December 31, 2025 for the 2024 and 2025 SPGI PSU and CARFAX PSU award cycles; and (ii) pro rata vesting of time-based RSUs. Proration for the purposes of these amounts assumes that Mr. Eager’s vesting continued for an additional year following termination, and that Messrs. Fredericks’ and LaFeir’s vesting continued for an additional 9 months.

(9)

Reflects target achievement of the performance goals for the 2024 and 2025 SPGI PSU and CARFAX PSU awards in the event such awards are not assumed upon a change-in-control or a named executive officer incurs a qualifying termination of employment following a change-in-control. This amount also includes full vesting of time-based RSU awards, in the event such awards are not assumed or a named executive officer incurs a qualifying termination of employment following a change-in-control.

(10)

For each of the named executive officers, the treatment for their long-term incentive awards reflects the standard termination treatment provided for under their award agreements and as described in footnotes (7) through (8), except with respect to their legacy IHS Markit awards, which vest in full upon a termination due to death, disability or Retirement and are forfeited upon an involuntary termination without cause.

Other Benefits

In addition to the amounts described above, as of December 31, 2025, our named executive officers were entitled to receive payments related to their non-qualified deferred compensation accounts described above under the “Nonqualified Deferred Compensation” table in the event of a termination of employment. Our NEOs are not entitled to enhanced deferred compensation benefits in the event of a termination of employment. As of December 31, 2025, each of our NEOs was also eligible for benefits under S&P Global’s Management Supplemental Death & Disability Benefits Plan. Pursuant to the executive life insurance policy provided under the plan, in the event of a named executive officer’s death prior to retirement, such named executive officer’s beneficiary would receive a fully-insured lump sum amount equal to 200% of his base salary in effect at the time of his death, up to a maximum benefit of $2 million. The Management Supplemental Death & Disability Benefits Plan also provides a monthly supplemental long-term disability benefit equal to approximately 50% of base salary and prior year earned bonus (divided by 12), subject to certain offsets and caps set forth in the plan.

The Incentive Plan

Overview

In connection with the Separation, the Board adopted the Incentive Plan. In designing the Incentive Plan, our Board carefully considered our anticipated future equity needs, the historical equity compensation practices of S&P Global in granting awards to employees of Mobility Global and the advice of Pay Governance. The aggregate number of shares initially available for new awards (excluding Converted Awards) granted under the Incentive Plan is 41,274,984.

As of September 30, 2026, outstanding awards under the Incentive Plan included restricted stock units (including Converted Mobility Global RSUs) covering 3,488,533 shares of Mobility Global common stock.

Summary of the Incentive Plan

The following is a summary of the principal features of the Incentive Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the Incentive Plan.

Purpose. The purpose of the Incentive Plan is to enable the Company to offer its employees and other individual service providers long-term incentives in the Company, thereby attracting, retaining and rewarding such individuals, and strengthening the mutuality of interests between such individuals and the Company’s shareholders.

Eligibility. Our employees, independent directors, individual consultants, advisors and other service providers are eligible to receive awards under the Incentive Plan based on the Nominating and Compensation Committee’s determination, in its sole discretion, that an award to such individual will further the Incentive Plan’s stated purpose (as described above). As of September 30, 2026, approximately 203 employees and 7 non-employee directors held awards under the Incentive Plan.

Authorized Shares. Subject to adjustment (as described below), (i) the number of common shares that may be subject to awards granted under the Incentive Plan is equal to 41,274,984 shares, and (ii) the number of common shares that may be subject to incentive stock options granted under the Incentive Plan is equal to 41,274,984 shares. If an award expires or is canceled or forfeited, or is otherwise settled without the issuance of shares, the shares covered by the award will again be available for issuance under the Incentive Plan. Shares (i) tendered or withheld in payment of an exercise or purchase price or (ii) surrendered or withheld in payment of taxes related to an award will also again be available for issuance under the Incentive Plan. Shares underlying replacement awards (i.e., awards granted as replacements for awards granted by a company that we acquire or with which we combine) and Converted Mobility Global RSUs (which were issued under the Incentive Plan) do not reduce the number of shares available for issuance under the Incentive Plan.

Administration. The Incentive Plan is administered by the Nominating and Compensation Committee, but the Board may, in its sole discretion, administer or grant awards pursuant to the Incentive Plan from time to time.

The Nominating and Compensation Committee has authority under the Incentive Plan to:

●	designate participants;
●	determine the types of awards to grant, the number of shares to be covered by awards, the terms and conditions of awards, whether awards may be settled or exercised in cash, shares, other awards, other property or net settlement, the circumstances under which awards may be canceled, repurchased, forfeited or suspended, and whether awards may be deferred automatically, or at the election of the holder or the Nominating and Compensation Committee;
●	amend the terms of any outstanding awards;
●	correct any defect, supply any omission or reconcile any inconsistency in the Incentive Plan or any award agreement, in the manner and to the extent it shall deem desirable to carry the Incentive Plan into effect;
●	interpret and administer the Incentive Plan and any instrument or agreement relating to, or award made under, the Incentive Plan; and
●	make any other determination and take any other action that it deems necessary or desirable to administer the Incentive Plan, in each case, as it deems appropriate for the proper administration of the Incentive Plan and compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

The Nominating and Compensation Committee may delegate the authority to grant awards under the Incentive Plan, to the extent permitted by applicable law, to (i) one or more officers of the Company (except that such delegation will not be applicable to any award for a person then covered by Section 16 of the Exchange Act and (ii) one or more members of the Nominating and Compensation Committee.

Types of Awards. The Incentive Plan provides for grants of restricted stock units, performance stock units, stock options (both nonqualified and incentive stock options), SARs, restricted stock, deferred awards and other stock-based and cash-based awards. Any award may be granted alone or in tandem with other awards, and may be granted in addition to, or in substitution for, other types of awards.

Restricted Stock Units. A restricted stock unit represents a contractual right of the grantee to receive the value of one share upon the satisfaction of service-based vesting conditions. A restricted stock unit may be settled in either cash or shares, as indicated in the award agreement governing such restricted stock unit.

Performance Stock Units. A performance stock unit represents a contractual right of the grantee to receive the value of one share whose vesting is dependent, in whole or in part, on the achievement of certain performance goals. At the end of the relevant performance period, the Nominating and Compensation Committee will determine the extent to which the applicable performance goals were achieved and the award will be settled with respect to a corresponding number of shares of common stock. A performance stock unit may be settled in either cash or shares, as indicated in the award agreement governing such performance stock unit.

Stock Options. A stock option is a contractual right to purchase shares at a future date at a specified exercise price. The per share exercise price of a stock option will be determined by the Nominating and Compensation Committee and may not be less than the fair market value of a share of the Company’s common stock on the grant date. The Nominating and Compensation Committee will determine the date after which each stock option may be exercised, the method and form by which each option is to be exercised, and the expiration date of each option. Options intended to be incentive stock options under Section 422 of the Code may not be granted to any person who is not an employee of us or any parent or subsidiary, as defined in Section 424 of the Code.

SARs. SARs represent a contractual right to receive, in cash or shares, an amount equal to the appreciation of one share from the grant date. The terms and conditions applicable to stock options also apply to SARs.

Restricted Stock. Restricted Stock is an award of shares that are subject to restrictions on transfer and may be forfeited in the event that certain occurrences, such as a termination of employment, occur prior to the end of the applicable restriction period.

Deferred Awards. A deferred award represents a contractual right of the grantee to receive an amount based on the value of a number of shares, cash or other property in consideration thereof due upon settlement of such award (or portion thereof).

Other Stock-Based Awards. The Nominating and Compensation Committee is authorized to grant other stock-based awards that are payable in cash or the Company’s common stock and are valued in whole or in part by reference to such stock, including restricted stock units, phantom stock and similar units.

Other Cash-Based Awards. The Nominating and Compensation Committee is authorized to grant awards payable in cash, including cash awarded as a bonus or upon the attainment of specified service and/or performance criteria.

Adjustments. In the event the Nominating and Compensation Committee determines that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution), merger, reorganization, consolidation, separation, rights offering, recapitalization, stock split, split-up, spin-off, combination, repurchase or exchange of shares of the Company’s common stock or other securities of the Company, or other corporate transaction or event or change in corporate structure affecting the Company’s common stock, an adjustment is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan, the Nominating and Compensation Committee will adjust equitably any or all of: (i) the number and type of shares or other securities that thereafter may be made the subject of awards, including the aggregate limit under the Incentive Plan; (ii) the number and type of shares or other securities subject to outstanding awards; and (iii) the grant, purchase, exercise or hurdle price for any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award.

Change-in-Control. In the event of a change-in-control, awards may be treated as follows, except as otherwise determined by the Nominating and Compensation Committee or provided in the applicable award documentation:

●	continuation or assumption of awards;
●	substitution or replacement of awards with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving entity (or a parent or subsidiary thereof), with substantially the same terms and value as such awards;
●	acceleration of the vesting of awards and the lapse of any restrictions thereon;
●	in the case of performance-based awards, determination of the level of attainment of the applicable performance condition(s); and
●	cancellation of awards in consideration of a payment, with the form, amount and timing of such payment determined by the Nominating and Compensation Committee in its sole discretion, subject to certain requirements.

A change-in-control generally means (i) the acquisition of 50% or more of the Company’s common stock or combined voting power of voting securities; (ii) a change in the composition of the Board such that the incumbent directors cease to constitute a majority of the Board; (iii) a reorganization, merger or consolidation or a disposition of all or substantially all of the Company’s assets; or (iv) a complete liquidation or dissolution of the Company.

Amendment and Termination. Our Board may amend, alter, suspend, discontinue or terminate the Incentive Plan, subject to approval of our shareholders if required by the rules of the stock exchange on which our shares are principally traded. The Nominating and Compensation Committee may amend any outstanding award. However, no such board or committee action that would materially adversely affect the rights of a holder of an outstanding award may be taken without the holder’s consent, except to the extent that such action is taken to cause the Incentive Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

Cancellation or “Clawback” of Awards. The Nominating and Compensation Committee may, to the extent permitted by applicable law and stock exchange rules or by any of our policies (including our recoupment policy adopted in connection with the Separation as required under stock exchange listing rules), cancel or require reimbursement of any awards granted, shares issued or cash received upon the vesting, exercise or settlement of any awards granted under the Incentive Plan or the sale of shares underlying such awards.

Term. The Incentive Plan may be terminated by the Board at any time. At such time of any such termination, no further grants of awards may be made under the Incentive Plan; however, awards that have been granted prior to such termination will remain outstanding in accordance with their terms and will not be impacted by any such termination.

Certain Relationships and Related Party Transactions

We describe below transactions and series of similar transactions, that have been entered into since January 1, 2023 or are currently proposed, to which we were a party or will be a party, in which:

●	The amounts involved exceeded or will exceed $120,000; and
●	Any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting these criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Management — Board Structure,” “Management — Compensation of Directors” and “Compensation Discussion and Analysis.”

Related Party Transactions

Separation-Related Agreements

In connection with the Separation from S&P Global on July 1, 2026, the Company entered into a Separation and Distribution Agreement and certain other agreements with S&P Global, including a Transition Services Agreement, Employee Matters Agreement and Tax Matters Agreement. These agreements govern the allocation of assets, liabilities and obligations between the parties and provide a framework for the relationship between the parties following the Separation.

Separation and Distribution Agreement

The Separation and Distribution Agreement sets forth the principal actions required to effect the Separation and Distribution and governs certain aspects of the ongoing relationship between the Company and S&P Global following the Separation. The agreement provides for, among other matters, the allocation and transfer of assets, liabilities and equity interests associated with the Mobility business, the treatment of intercompany accounts, shared contracts, guarantees and other corporate matters. The agreement also contains provisions relating to access to information, records retention, confidentiality, intellectual property licensing, trademark transition matters, insurance matters, litigation cooperation, indemnification and other matters intended to govern the relationship between the parties following the Distribution.

Transition Services Agreement

The Transition Services Agreement provides a framework under which the Company and S&P Global may provide specified transition services to one another following the Separation. Such services include information technology, finance, accounting, tax, treasury, human resources, payroll, facilities and other administrative support services generally for a period of up to 18 months following the Distribution. Mobility Global is charged fees for the transition services that are based on costs and expenses S&P Global actually incurs in connection with providing the transition services (including a reasonable allocation of overhead). Mobility Global may, subject to certain conditions, terminate any or all of the transition services.

Tax Matters Agreement

The Tax Matters Agreement governs the respective rights, responsibilities and obligations of the Company and S&P Global with respect to tax matters following the Separation. The agreement addresses, among other matters, the allocation of tax liabilities and tax attributes, responsibility for the preparation and filing of tax returns, tax audits and other tax proceedings, information sharing and cooperation obligations, and tax-related indemnification obligations. The agreement also includes provisions intended to preserve the intended tax-free treatment of the Separation and related transactions for U.S. federal income tax purposes.

Employee Matters Agreement

The Employee Matters Agreement governs the respective rights, responsibilities and obligations of the Company and S&P Global with respect to current and former employees, directors and consultants. The Employee Matters Agreement sets forth general principles relating to employee matters in connection with the Separation, such as the assignment of employees, the assumption and retention of liabilities and related assets, expense reimbursements, workers’ compensation, leaves of absence, the provision of comparable benefits, employee service credit, the sharing of employee information and duplication or acceleration of benefits.

Employment Arrangements

Michael Eager, the brother of William W. Eager, our Chief Executive Officer, was employed by us as the Chief Revenue Officer of automotiveMastermind in the years ended December 31, 2025, 2024 and 2023. He received cash compensation of $646,596, $619,189 and $481,997 for each of 2025, 2024 and 2023, respectively, in addition to equity compensation with an aggregate grant date fair value of $124,361, $99,101 and $99,645 for the respective periods. In connection with the appointment of William W. Eager as President, S&P Global Mobility and our Chief Executive Officer, the decision was made to transition Michael Eager’s duties. In connection with such transition, Michael Eager received cash payments in 2026 totaling $500,000 in the aggregate related to, and contingent on, the successful transition of his duties.

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors has adopted a written policy for the review, approval, or ratification of any transactions in which we are a participant, in which the amount involved exceeds $120,000 in any fiscal year, and in which any of our directors, nominees for director, executive officers, or beneficial holders of more than 5% of any class of our capital stock, or any of their immediate family members, have a direct or indirect material interest. The Audit Committee or the independent members of the Board of Directors are required to review the relevant facts and circumstances of each such transaction, including whether, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders. We have developed and implemented processes and controls to obtain information from the directors and executive officers about related person transactions, and for determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in any such transaction. Transactions that are determined to be directly or indirectly material to a related person will be disclosed by us as and to the extent required. Pursuant to these processes, our directors and executive officers annually complete, sign and submit a Director and Executive Officer Questionnaire designed to assist in identifying related person transactions and both actual and potential conflicts of interest.

Ownership of Common Stock by Certain Beneficial Owners and Management

The following tables provide information with respect to the beneficial ownership of Mobility Global common stock by (1) each person who is a beneficial owner of more than 5% of Mobility Global outstanding common stock as of November 9, 2026, (2) each identified director of Mobility Global, (3) each named executive officer and (4) all identified Mobility Global executive officers and directors as a group. We based the share amounts on each person’s beneficial ownership of S&P Global common stock as of the close of business on November 9, 2026, unless we indicate some other date or basis for the share amounts in the applicable footnotes.

Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. Mobility Global has outstanding an aggregate of approximately 295,077,160 shares of common stock as of November 9, 2026.

The number of shares beneficially owned by each stockholder, director or officer is determined according to the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding each stockholder who beneficially owns more than 5% of our common stock:

	Total Number of Shares	Percent of Common
Name of Beneficial Owner	Beneficially Owned	Stock
BlackRock, Inc.(1)	33,551,758	11.30%
Vanguard Portfolio Management LLC(2)	17,040,616	5.77%
Vanguard Capital Management LLC(3)	16,081,024	5.45%
(1)

On August 6, 2026, BlackRock, Inc. (“BlackRock”) filed a Schedule 13G with the SEC disclosing its beneficial ownership of Mobility Global common stock. BlackRock has certified in its Schedule 13G filing that Mobility Global common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of Mobility Global. The Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership. BlackRock’s address is 50 Hudson Yards, New York, New York 10001.

(2)

On October 30, 2026, Vanguard Portfolio Management LLC (“Vanguard Portfolio”) filed a Schedule 13G with the SEC disclosing its beneficial ownership of Mobility Global common stock. Vanguard Portfolio has certified in its Schedule 13G filing that Mobility Global common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of Mobility Global. The Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership. Vanguard Portfolio’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)

On October 30, 2026, Vanguard Capital Management LLC (“Vanguard Capital”) filed a Schedule 13G with the SEC disclosing its beneficial ownership of Mobility Global common stock. Vanguard Capital has certified in its Schedule 13G filing that Mobility Global common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of Mobility Global. The Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership. Vanguard Capital’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of our common stock beneficially owned, based on the presentation previously described, as of November 9, 2026 by each of the identified directors of Mobility Global, our named executive officers and all identified Mobility Global executive officers and directors as a group.

For purposes of this table, shares are considered to be “beneficially” owned if the person, directly or indirectly, has sole or shared voting or investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of November 9, 2026. No executive officer or director holds any class of equity securities other than Mobility Global common stock or Mobility Global equity awards that may give them the right to acquire beneficial ownership of Mobility Global common stock.

	Number of Shares of Common	Percent of
Name	Stock Beneficially Owned	Common Stock
William W. Eager	*	*
Scott Fredericks	*	*
Joseph S. LaFeir	*	*
Eric W. Aboaf	*	*
Joseph R. Hinrichs	—	—
Heather Lavallee	*	*
Monique F. Leroux	*	*
Mark S. Peek	—	—
Alexander Taussig	—	—
Shilpa Ranganathan	—	—
All executive officers and directors (12 persons)	*	*
*	Less than 1%

Description of the Exchange Notes

A description of the specific terms of each series of the Exchange Notes is set forth below. The description is qualified in its entirety by reference to the base indenture, dated as of May 29, 2026, as supplemented by the first supplemental indenture, dated as of May 29, 2026 (together, the “Indenture”), between the Company, as issuer and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), under which the Exchange Notes will be, and the Original Notes were, issued. The following Description of the Exchange Notes is only a summary of the material terms and does not purport to be complete. The Company urges you to read the Indenture in its entirety because it, and not this description, will define your rights as a beneficial holder of the Exchange Notes. Copies of the Indenture will be made available to holders of the Notes upon request.

The Exchange Notes of each series will be treated as a single class with any Original Notes of such series that remain outstanding after the completion of the Exchange Offers. If the Exchange Offers are consummated, holders of Original Notes who do not exchange their Original Notes for Exchange Notes will vote together with the holders of the applicable series of Exchange Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders under the Indenture (including acceleration after an event of default) must be taken, and certain rights must be exercised, by holders of specified minimum percentages of the aggregate principal amount of all outstanding Notes of the applicable series issued under the Indenture. In determining whether holders of the requisite percentage of aggregate principal amount of a series of the Notes have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Original Notes of such series that remain outstanding after the exchange offer will be aggregated with the Exchange Notes of such series, and the holders of these Original Notes and Exchange Notes will vote together as a single series for all such purposes. Accordingly, all references in this Description of the Exchange Notes to specified percentages in aggregate principal amount of a series of the outstanding Notes mean, at any time after the exchange offer for the Original Notes is consummated, such percentage in aggregate principal amount of such Original Notes and the Exchange Notes of the applicable series then outstanding.

As used in this section “Description of the Exchange Notes,” the terms “Company,” “we,” “us” and “our” refer to Mobility Global Inc. and not to any of the Company’s other subsidiaries.

Background

On May 29, 2026, the Company issued the Original Notes in private placements to qualified institutional buyers in accordance with Rule 144A under the Securities Act and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act (the “Offering”) in connection with the Separation. The proceeds of the Original Notes were held in escrow pending completion of our Separation, and such proceeds were released from escrow on June 30, 2026 in connection with the Separation.

In connection with the Offering, we entered into a Registration Rights Agreement, dated as of May 29, 2026, with the representatives of the several initial purchasers of the Offering, in which we agreed, among other things, to deliver this prospectus to you and to use commercially reasonable efforts to complete an exchange offer for the Original Notes.

General

In the Exchange Offers, we will issue up to (i) $650,000,000 aggregate principal amount of 2029 Exchange Notes, (ii) $650,000,000 aggregate principal amount of 2031 Exchange Notes, and (iii) $700,000,000 aggregate principal amount of 2036 Exchange Notes under the Indenture. The 2029 Exchange Notes, together with the 2029 Original Notes, are hereinafter referred to as the 2029 Notes. The 2031 Exchange Notes, together with the 2031 Original Notes, are hereinafter referred to as the 2031 Notes. The 2036 Exchange Notes, together with the 2036 Original Notes, are hereinafter referred to as the 2036 Notes. The 2029 Notes will mature on June 15, 2029, the 2031 Notes will mature on June 15, 2031, and the 2036 Notes will mature on June 15, 2036.

Principal and Interest

We will pay interest on the 2029 Notes at the rate of 5.050% per year. We will pay interest on the 2031 Notes at the rate of 5.450% per year. We will pay interest on the 2036 Notes at the rate of 6.050% per year.

We will pay interest on the 2029 Notes semi-annually in arrears on June 15 and December 15 to holders of record on the preceding June 1 and December 1, respectively. We will pay interest on the 2031 Notes semi-annually in arrears on June 15 and December 15 to holders of record on the preceding June 1 and December 1, respectively. We will pay interest on the 2036 Notes semi-annually in arrears on June 15 and December 15 to holders of record on the preceding June 1 and December 1, respectively.

If interest or principal on the Notes is payable on a day that is not a business day in the City of New York, we will make the payment on the next business day, and no interest will accrue as a result of the delay in payment. The first interest payment date on the 2029 Exchange Notes is June 15, 2027. The first interest payment date on the 2031 Exchange Notes is June 15, 2027. The first interest payment date on the 2036 Exchange Notes is June 15, 2027. Interest on the Exchange Notes will accrue from the most recent date to which interest on the Original Notes has been paid (December 15, 2026) and will be payable semiannually on the interest payment dates described for each year. Interest will accrue on the basis of a 360-day year consisting of twelve 30-day months.

For purposes hereof, the term “business day” is defined in the Indenture for the Notes as each day which is not a day on which Federal or State banking institutions in the Borough of Manhattan, The City of New York are authorized or obligated by law, executive order or regulation to close.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the Notes, increase the principal amount of the Notes of any series under the Indenture and issue such increased principal amount (or any portion thereof), in which case any additional Notes of such series so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the Notes of such series previously issued, and such additional notes will form a single series with the Exchange Notes of such series offered hereby and the Original Notes remaining outstanding after the Exchange Offers; provided that if such additional Notes of such series are not fungible for U.S. federal income tax purposes, such additional Notes will have a separate CUSIP number.

Guarantees

Payment of the principal of (and premium, if any, on) and interest on each series of the Notes, and all other amounts due under the Indenture, will not be guaranteed by any of the subsidiaries of the Company.

Ranking

Each series of Original Notes is, and each series of the Exchange Notes will be, senior unsecured obligations of the Company. The Notes will rank equally with or senior to all indebtedness of the Company and will be effectively junior to all of the secured debt of the Company and its subsidiaries, if any, to the extent of the value of the assets securing such debt, and will be structurally subordinated to all liabilities of the Company’s subsidiaries.

As of September 30, 2026, on an actual basis, we had $2 billion of indebtedness and $500 million of availability under the revolving portion of our Credit Facility.

Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem all of the Notes of a series as described below under “—Optional Redemption,” holders of such series of the Notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased, to, but excluding, the date of repurchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event, we will be required to deliver a notice to holders of Notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Notes and described in such notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event.

To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Indenture by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
(3)	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

The paying agent will promptly mail to each holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the Notes of a series upon a Change of Control Triggering Event if a third party makes such an offer with respect to such series in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes of such series properly tendered and not withdrawn under its offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the applicable series of the Notes is rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the applicable series of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee or us in writing at its or our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event). The Trustee has no obligation to monitor or determine if any such event has occurred.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Mobility Global Inc. and its subsidiaries taken as a whole to any person (as defined in the Indenture, and in addition as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act) or group of related persons for purposes of Section 13(d) of the Exchange Act other than Mobility Global Inc. or one of its subsidiaries;
(2)	the approval by the holders of Mobility Global Inc.’s common stock of any plan or proposal for the liquidation or dissolution of Mobility Global Inc. (whether or not otherwise in compliance with the provisions of the Indenture); or
(3)	the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of Mobility Global Inc.’s voting stock.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings Ltd, and its successors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and equal to or higher than BBB- (or the equivalent) by Fitch (or, in each case, the equivalent investment grade credit rating from any Rating Agency).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) Moody’s and Fitch; (2) if Moody’s or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or Fitch; and (3) at our option, any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) to rate the Notes.

Optional Redemption

Prior to May 15, 2029 (one month prior to the applicable maturity date), in the case of the 2029 Notes, prior to May 15, 2031 (one month prior to the applicable maturity date), in the case of the 2031 Notes, and prior to March 15, 2036 (three months prior to the applicable maturity date), in the case of the 2036 Notes (each such date, a “par call date”), we will have the right, at our option, to redeem the applicable series of the Notes, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)	(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes of such series to be redeemed discounted to the redemption date (assuming the Notes of such series matured on the applicable par call date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, in the case of the 2029 Notes, plus 20 basis points, in the case of the 2031 Notes, and plus 25 basis points, in the case of the 2036 Notes, less (b) interest accrued to the date of redemption, and
(2)	100% of the principal amount of the Notes of such series to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable par call date, we will have the right, at our option, to redeem the applicable series of the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes of such series being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we will select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable par call date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the applicable par call date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If, on the third business day preceding the redemption date, H.15 TCM is no longer published, we will calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable par call date, as applicable. If there is no United States Treasury security maturing on the applicable par call date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable par call date, one with a maturity date preceding the applicable par call date and one with a maturity date following the applicable par call date, we will select the United States Treasury security with a maturity date preceding the applicable par call date. If there are two or more United States Treasury securities maturing on the applicable par call date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we will select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall not be obligated to calculate or verify any redemption price.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of each series of the Notes to be redeemed, with notice to the Trustee of such redemption at least 3 days prior to when notice is delivered to holders of the series of the Notes to be redeemed (or such shorter time as the Trustee may agree).

In the case of a partial redemption, selection of the Notes of such series for redemption will be made in accordance with the procedures of DTC (or by lot or pro rata if such Notes are then in certificated form). If any Notes of a series are to be redeemed in part only, the notice of redemption that relates to such Notes will state the portion of the principal amount of such Notes to be redeemed. A new note of such series in a principal amount equal to the unredeemed portion of the note of such series will be issued in the name of the holder of the note of such series upon surrender for cancellation of the original of such note. For so long as the Notes are held by DTC (or another depositary), the redemption of any series of the Notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Any notice of redemption may, in our discretion be subject to the satisfaction or waiver of one or more conditions precedent, including, but not limited to, completion of an equity offering, a financing, or other corporate transaction; provided that if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be postponed until such time (including more than 60 days following the date the notice of redemption was sent) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date (including as it may be postponed).

Certain Covenants

The Indenture contains the following covenants in respect of the Notes offered hereby.

Limitation on Liens

We and our subsidiaries will not create, assume, incur or guarantee any indebtedness for borrowed money (“Debt”) secured by a lien on any of our properties or assets without providing that the Notes will be secured equally and ratably with such Debt for so long as such Debt will be so secured, unless the aggregate principal amount of such secured Debt then outstanding, together with the Company’s and its subsidiaries’ Attributable Debt in respect of sale and leaseback transactions entered into after the closing date of the offering of the Notes pursuant to the covenant described under “—Limitation on Sale Leasebacks” (the sum of the foregoing, the “Aggregate Debt”), does not exceed an amount equal to 7.5% of our total consolidated assets as of the end of the most recent quarter, as set forth on our most recently filed quarterly report on Form 10-Q or annual report on Form 10-K.

The restrictions do not apply to Debt that is secured by:

●	liens existing, in the case of any Notes, on the date such Notes are issued;
●	liens on any property or any indebtedness of a person existing at the time the person becomes a subsidiary (whether by acquisition, merger or consolidation);
●	certain liens in favor of or required by contracts with governmental entities;
●	liens in favor of us or our subsidiaries;
●	liens existing at the time of acquisition of the assets secured thereby and purchase money liens;
●	liens on any property to secure all or part of the cost of improvements or construction thereon or indebtedness incurred to provide funds for such purpose in a principal amount not exceeding 110% of the cost of such improvements or constructions;
●	liens on shares of stock, indebtedness or other securities of a person that is not a subsidiary of ours; and
●	extensions, renewals or replacements of any of the foregoing types of liens.

Limitation on Sale Leasebacks

We will not, and we will not permit any of our subsidiaries to, enter into any sale and leaseback transaction for the sale and leasing back of any real or personal property, whether now owned or hereafter acquired, unless:

●	such transaction was entered into prior to the closing date of the offering of the Notes or any extension, renewal, refinancing, replacement, amendment, amendment and restatement or modification of such transaction so long as the affected real or personal property is substantially the same as or similar in nature to the real or personal property subject to the sale and leaseback transaction extended, renewed, refinanced, replaced, amended, amended and restated or modified;
●	such transaction was for the sale and leasing back to the Company or any of its subsidiaries of any real or personal property by one of the Company’s wholly owned subsidiaries;
●	such transaction involves a lease for not more than three years (or which may be terminated by the Company or its subsidiary within a period of not more than three years);
●	the Company would be entitled to incur Debt secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the Notes pursuant to the covenant described under “–Limitation on Liens”; or
●	the Company or any of its subsidiaries applies an amount equal to the net proceeds from the sale of such real or personal property to the purchase of other property or assets used or useful in the Company’s business (including the purchase or development of other real or personal property) or to the retirement of Debt that is pari passu with the Notes (including the Notes) or Debt of one or more of the Company’s subsidiaries within 365 days before or after the effective date of any such sale and leaseback transaction; provided that, in lieu of applying such amount to the retirement of pari passu Debt or Debt of the Company’s subsidiary, the Company may deliver Notes to the Trustee for cancellation, such Notes to be credited at the cost thereof.

Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto, the Aggregate Debt does not exceed an amount equal to 7.5% of our total consolidated assets as of the end of the most recent quarter, as set forth on our most recently filed quarterly report on Form 10-Q or annual report on Form 10-K.

“Attributable Debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the fair market value of such real or personal property as determined in good faith by the board of directors and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments)

of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“GAAP” means generally accepted accounting principles as such principles are in effect in the United States as of the date of the Indenture.

Limitation on Consolidation, Merger, Conveyance or Transfer on Certain Terms

We shall not consolidate with or merge into any other person or convey or transfer all or substantially all of our properties and assets to any person, unless:

(1)	any successor or purchaser is a corporation, partnership or trust organized under the laws of the United States of America, any State or the District of Columbia;
(2)	the person formed by such consolidation or into which we are merged or the person which acquires by conveyance or transfer our properties and assets substantially as an entirety shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance of every covenant of the Indenture (as supplemented from time to time) on our part to be performed or observed;
(3)	immediately after giving effect to such transaction, no event of default, and no event that, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing; and
(4)	we have delivered to the Trustee an officer’s certificate and an opinion of counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with this paragraph and that all conditions precedent provided for relating to such transaction have been complied with.

Upon any consolidation or merger, or any conveyance or transfer of all or substantially all of our properties and assets, as set forth above, the successor person formed by such consolidation or into which we are merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power we have under the Indenture with the same effect as if such successor had been named, in the Indenture. In the event of any such conveyance or transfer, we as the predecessor shall be discharged from all obligations and covenants under the Indenture and the Notes and may be dissolved, wound up or liquidated at any time thereafter.

Subject to the foregoing, the Indenture and the Notes do not contain any covenants or other provisions designed to afford holders of Notes protection in the event of a recapitalization or highly leveraged transaction involving us.

Reports

Unless we have filed the information referred to in clauses (i) and (ii) below with the Commission, we shall post on our public website within the time periods specified in the SEC’s rules and regulations for non-accelerated filers (which period shall be extended by the period of any extension permitted by the SEC) (and shall make available to the Trustee for distribution to a holder upon any such holder’s written request, without cost to any holder, the following reports within 15 days of the date we post such reports on our public website):

(i) audited financial statements of the Company and its subsidiaries, together with the related report of the Company’s independent auditors thereon, prepared in accordance with the requirements that would have been applicable to such audited financial statements if appearing in an Annual Report on Form 10-K, or any successor or comparable form, under the Exchange Act filed by the Company, subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act; and

(ii) unaudited interim financial statements of the Company and its subsidiaries, prepared in accordance with the requirements that would have been applicable to such unaudited interim financial statements if appearing in a Quarterly Report on Form 10-Q, or any successor or comparable form, under the Exchange Act filed by the Company, subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

At any time the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, the Company shall file with the Trustee and make available to holders (without exhibits), without cost to any holder, all documents the Company files with, or furnishes to, the Commission under the Exchange Act, within 15 days after it files them with, or furnishes such documents to the Commission. Any such documents that are publicly available through the EDGAR system of the Commission (or any successor system) shall be deemed to have been filed with the Trustee and made available to holders in accordance with the Company’s obligations hereunder.

If at any time that the Company is not subject to Section 13 or Section 15(d) of the Exchange Act, and to the extent not satisfied by the first or second paragraph above, the Company shall furnish to the holders of the Notes, securities analysts, prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Company shall furnish annually to the Trustee statements as to the Company’s compliance with all conditions and covenants under the Indenture, or if there has been a default in the fulfillment of any such obligation, covenant or condition, specifying each such default known to him and the nature and the status thereof.

Delivery of any information, documents and reports to the Trustee pursuant to the first four paragraphs of this covenant is for informational purposes only and the Trustee’s receipt of such items shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on officers’ certificates).

In addition, unless it is then subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will, upon request, furnish to any prospective purchaser of the Notes or beneficial owner of the Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, so long as any Notes remain outstanding and constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the TIA, then the body performing such duties at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

Events of Default

The Indenture provides that, if an event of default specified therein with respect to any series of the Notes issued thereunder shall have occurred and be continuing, either the Trustee thereunder or the holders of 25% in aggregate principal amount of the outstanding Notes of such series (or 25% in aggregate principal amount of all outstanding debt securities under the Indenture, in the case of certain events of default affecting all series of debt securities under the Indenture) may declare the principal of all the Notes of such series to be due and payable.

Events of default in respect of any series of the Notes are defined in the Indenture as being:

●	default for 30 days in payment of any interest installment with respect to such series of the Notes;
●	default in payment of principal of, or premium, if any, on, or any sinking fund or analogous obligation with respect to, the Notes of such series when due at their stated maturity, by declaration or acceleration, when called for redemption or otherwise;
●	default for 90 days after written notice to us by the Trustee thereunder or by holders of 25% in aggregate principal amount of the outstanding Notes of such series (excluding any subordinated indebtedness) in the performance, or breach, of any covenant pertaining to the Notes of such series;
●	(i) a failure to make any payment when due, including any applicable grace period or waiver or extension granted thereunder, on any of the Company or any Significant Subsidiary’s Debt in an amount in excess of $200 million or (ii) a breach or default on any of the Company or any Significant Subsidiary’s Debt, which default results in the acceleration of Debt in an amount in excess of $200 million without such Debt having been discharged or the acceleration having been cured, waived, rescinded or annulled, for a period of, in the case of clause (i) or (ii), 30 days after written notice to us by the Trustee thereunder or by holders of 25% in aggregate principal amount of the outstanding Notes of such series, provided, however, that if the failure, default or acceleration referred to in clause (i) or (ii) above shall cease or be cured, waived, rescinded or annulled, then the Event of Default shall be deemed cured; and
●	certain events of bankruptcy, insolvency and reorganization with respect to us, our Significant Subsidiaries or the entry of an order ordering the winding up or liquidation of our or our Significant Subsidiaries’ affairs.

The Indenture provides that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to the Notes of any series, give to the holders of the Notes of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on any of the Notes of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Notes of such series. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default with respect to Notes of such series.

The Indenture contains provisions entitling the Trustee, subject to the duty of the Trustee during an event of default to act with the required standard of care, to be indemnified to its reasonable satisfaction by the holders of the Notes before proceeding to exercise any right or power under the Indenture at the request of holders of the Notes.

The Indenture provides that the holders of a majority in aggregate principal amount of the outstanding Notes of any series may direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee in respect of such series of the Notes, subject to certain conditions.

In certain cases, the holders of a majority in principal amount of the outstanding Notes of any series may waive, on behalf of the holders of all Notes of such series, any past default or event of default with respect to the Notes of such series except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, if any, on any of the Notes of such series or payment of any sinking or purchase fund or analogous obligations with respect to such Notes.

The Indenture includes a covenant that we will file annually with the Trustee a certificate of no default or specifying any default that exists.

“Subsidiary” means, with respect to any person, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the Company in the Company’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the Company or one or more subsidiaries of the Company or by the Company and one or more subsidiaries of the Company.

“Significant Subsidiary” means each Subsidiary of the Company that is a “significant subsidiary” as defined in Regulation § 230.405 promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

Modification and Waiver

We and the Trustee may, without the consent of the holders of the Notes, enter into indentures supplemental to the Indenture with respect to a series of the Notes for, among others, one or more of the following purposes:

●	to evidence the succession of another person to us, and the assumption by such successor of the Company’s obligations under the Indenture and the Notes of such series relating thereto;
●	to add to our covenants or to surrender any of our rights or powers for the benefit of the holders of Notes of such series, unless to do so would adversely affect the rights of the holders of Notes of such series in any material respect;

●	to cure any ambiguity, or correct any inconsistency in the Indenture; or to make any other provisions with respect to matters or questions arising under the Indenture unless to do so would adversely affect the rights of the holders of Notes of such series in any material respect;
●	to add to the Indenture any provisions that may be expressly permitted by the Trust Indenture Act of 1939, as amended (the “TIA”), excluding the provisions referred to in Section 316(a)(2) of the TIA or any corresponding provision in any similar federal statute hereafter enacted;
●	to establish the form or terms of such series of the Notes, to provide for the issuance of such series of Notes and/or to add to the rights of the holders of such Notes;
●	to evidence and provide for the acceptance of any successor Trustee with respect to such series of the Notes or to add or change any of the provisions of the Indenture as shall be necessary to facilitate the administration of the trusts thereunder by one or more Trustees in accordance with the Indenture;
●	to provide any additional events of default unless to do so would adversely affect the rights of the holders of such series of the Notes in any material respect;
●	to provide for uncertificated securities in addition to or in place of certificated securities; provided that the uncertificated securities are issued in registered form for certain U.S. federal tax purposes;
●	to add one or more guarantees for the benefit of holders of any series of the Notes;
●	to conform the Notes to the description thereof in the offering memorandum or prospectus under which they were originally offered;
●	to secure any series of debt securities pursuant to the Indenture’s limitation on liens; and
●	to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the Indenture or any supplemental indenture under the TIA.

The Indenture contains provisions permitting us and the Trustee, with the consent of the holders of a majority in principal amount of the outstanding Notes of such series to be affected voting as a single class, to execute a supplemental indenture for the purpose of adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of the Notes of such series to be affected, except that no such supplemental indenture may, without the consent of the holders of the Notes of such series to be affected, among other things:

●	change the fixed maturity of the Notes; or
●	reduce the principal amount thereof; or
●	reduce the rate or extend the time of payment of interest thereon; or
●	impair the right of a holder to institute suit for payment on any Notes.

Satisfaction, Discharge and Covenant Defeasance

The Indenture provides that we at our option,

●	will be discharged from any and all obligations in respect of any series of the Notes (except in each case for certain obligations to register the transfer or exchange of Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold moneys for payment in trust) or
●	need not comply with the covenants contained in the Indenture and certain events of default (other than those arising out of the failure to pay interest or principal on the Notes of a particular series and certain events of bankruptcy, insolvency and reorganization) will no longer constitute events of default with respect to such series of the Notes, in each case if we deposit with the Trustee, in trust, money or the equivalent in securities of the government which issued the currency in which the Notes are denominated or government agencies backed by the full faith and credit of such government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, such series of the Notes on the dates such payments are due in accordance with the terms of such series of the Notes.

To exercise any such option, we are required, among other things, to deliver to the Trustee an opinion of counsel to the effect that:

●	the deposit and related defeasance would not cause the beneficial owners of such series of the Notes to recognize income, gain or loss for U.S. federal income tax purposes, and, in the case of the first option above, such opinion is accompanied by a ruling to such effect received from or published by the U.S. Internal Revenue Service or, since the date of this offering, there has been a change in the applicable U.S. federal income tax law, and
●	the creation of the defeasance trust will not violate the Investment Company Act of 1940, as amended.

In addition, we are required to deliver to the Trustee an officers’ certificate stating that such deposit was not made by us with the intent of preferring the holders over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding our creditors or others.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Indenture and is also the registrar and paying agent of the Notes. The rights and duties of the Trustee shall be as provided by the TIA, and as set forth in the Indenture.

The Trustee is permitted to become the owner or pledgee of Notes and may otherwise deal with us and our affiliates.

Governing Law

The laws of the State of New York shall govern the Indenture and the Notes, without regard to conflicts of law principles thereof.

Certain U.S. Federal Income Tax Considerations

The exchange of Original Notes for Exchange Notes in the Exchange Offers will not result in any United States federal income tax consequences to holders. The tax consequences of holding the Exchange Notes are identical to those of holding the Original Notes. Accordingly, when a holder exchanges an Original Note for an Exchange Note in the Exchange Offers, the holder will have the same adjusted basis and holding period in the Exchange Note as in the Original Note immediately before the exchange, and the Exchange Note will have the same adjusted issue price as the adjusted issue price of the Original Note immediately before the exchange.

Plan of Distribution

If you want to participate in the Exchange Offers, you must represent, among other things, that you:

●	are not a broker-dealer tendering Original Notes that you acquired directly from us for your own account;
●	are acquiring the Exchange Notes in the ordinary course of your business;
●	have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes; and
●	are not an “affiliate” as defined under Rule 405 of the Securities Act.

If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the no-action letters referred to above under “Summary – The Exchange Offers – Resale of Exchange Notes” and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offers will be deemed to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker- dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. Mobility Global has agreed that, for a period of 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

Mobility Global will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offers and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the Expiration Date, Mobility Global will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the Exchange Offers other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

The Exchange Agent

The Bank of New York Mellon Trust Company, N.A. will be appointed as the Exchange Agent for the Exchange Offers. All correspondence in connection with the Exchange Offers should be sent or delivered by each holder of Original Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the Exchange Agent at the address and telephone number set forth on the back cover of this prospectus.

Questions concerning tender procedures and requests for additional copies of this prospectus should be directed to the Exchange Agent at the address and telephone numbers listed below. Holders of Original Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the Exchange Offers.

We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

The address for The Bank of New York Mellon Trust Company, N.A. is:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent

Corporate Trust Operations-Reorganization Unit

500 Ross Street, Suite 625

Pittsburgh, PA 15262

Attention: (Raman) Uthandaraman K

Telephone: (615) 381-1464

E-mail: CT_REORG_UNIT_INQUIRIES@bny.com

Questions and requests for assistance related to the Exchange Offers or for additional copies of this prospectus may be directed to the Exchange Agent at the telephone number and address listed above.

TRANSMISSION OF INSTRUCTIONS TO AN ADDRESS OR FACSIMILE NUMBER OTHER THAN THAT OF THE EXCHANGE AGENT AS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS DOES NOT CONSTITUTE VALID DELIVERY.

Validity of Securities

The validity of the Exchange Notes will be passed on for us by Davis Polk & Wardwell LLP.

Experts

The combined financial statements of S&P Mobility Global Business of S&P Global Inc. for the years ended December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025, appearing in this Registration Statement (Form S-4) and related Prospectus of Mobility Global Inc. have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Index to Condensed Financial Statements and Combined FINANCIAL Statements

MOBILITY GLOBAL INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share amounts)	2026	2025	2026	2025
Revenue	$478	$445	$1,401	$1,304
Expenses:
Operating-related expenses	105	129	375	388
Selling and general expenses	203	135	538	400
Depreciation	4	3	11	10
Amortization of intangibles	74	74	222	222
Total expenses	386	341	1,146	1,020
Operating profit	92	104	255	284
Interest expense and other, net	26	4	36	11
Income before provision for income taxes	66	100	219	273
Provision for income taxes	24	29	69	79
Net income	$42	$71	$150	$194
Net income per common share
Basic	$0.14	$0.24	$0.51	$0.66
Diluted	$0.14	$0.24	$0.51	$0.66

See accompanying Notes to the Unaudited Condensed Financial Statements

MOBILITY GLOBAL INC.

UNAUDITED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2026	2025	2026	2025
Net income	$42	$71	$150	$194
Other comprehensive income (loss):
Foreign currency translation adjustments	(1)	4	5	(4)
Comprehensive income	$41	$75	$155	$190

See accompanying Notes to the Unaudited Condensed Financial Statements

MOBILITY GLOBAL INC.

UNAUDITED CONDENSED BALANCE SHEETS

	September 30,	December 31,
(in millions, except share and per share amounts)	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$351	$38
Accounts receivable, net of allowance for doubtful accounts	226	211
Prepaid and other current assets	44	32
Total current assets	621	281
Property and equipment, net of accumulated depreciation	25	19
Right of use assets	75	16
Goodwill	8,845	8,845
Other intangible assets, net	3,566	3,789
Other non-current assets	65	45
Total assets	$13,197	$12,995
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$73	$56
Due to related parties – current	—	19
Accrued compensation	56	64
Unearned revenue	87	78
Other current liabilities	106	45
Total current liabilities	322	262
Long-term debt	1,981	—
Operating lease liabilities	73	11
Deferred tax liability, net	989	1,006
Due to related parties – non-current	—	230
Other non-current liabilities	5	1
Total liabilities	3,370	1,510
Commitments and Contingencies (Note 10)
Equity:
Common stock - $0.01 par value - Authorized 1,000,000,000 shares; 294,840,885 and no shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively.	3	—
Additional paid-in capital	9,777	—
Retained earnings	24	—
Former Parent investment	—	11,489
Accumulated other comprehensive income (loss)	23	(4)
Total equity	9,827	11,485
Total liabilities and equity	$13,197	$12,995

See accompanying Notes to the Unaudited Condensed Financial Statements

MOBILITY GLOBAL INC.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
(in millions)	2026	2025
Operating Activities:
Net income	$150	$194
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	11	10
Amortization of intangibles	222	222
Deferred income taxes	(63)	(67)
Stock-based compensation	18	16
Other	4	4
Changes in operating assets and liabilities, net:
Accounts receivable	(19)	5
Prepaid and other current assets	(11)	(4)
Accounts payable and accrued expenses	4	(6)
Due to related parties	(19)	7
Unearned revenue	9	6
Other current liabilities	75	(1)
Net change in other assets and liabilities	13	(9)
Cash provided by operating activities	394	377
Investing Activities:
Capital expenditures	(31)	(16)
Purchases of equity investments	(3)	(3)
Cash used for investing activities	(34)	(19)
Financing Activities:
Proceeds from issuance of Senior Notes	1,986	—
Payment of deferred financing costs	(8)	—
Payment of dividends	(18)	—
Net transfers to Former Parent	(2,006)	(328)
Payments related to loan from related parties	—	(18)
Contingent consideration payments	—	(2)
Cash used for financing activities	(46)	(348)
Effect of exchange rate changes on cash	(1)	2
Net change in cash and cash equivalents	313	12
Cash and cash equivalents at beginning of period	38	27
Cash and cash equivalents at end of period	$351	$39
Supplemental non-cash disclosures:
Consolidation of Canada Carfax Loan	$230	$—

See accompanying Notes to the Unaudited Condensed Financial Statements

MOBILITY GLOBAL INC.

UNAUDITED CONDENSED STATEMENTS OF EQUITY

						Accumulated
						Other
	Common Stock		Additional Paid-	Retained	Former Parent	Comprehensive	Total
(in millions, except per share amounts)	Shares	Amount	in Capital	Earnings	Investment	Income (Loss)	Equity
Balance as of December 31, 2025	—	$—	$—	$—	$11,489	$(4)	$11,485
Comprehensive income, net of tax	—	—	—	—	55	1	56
Net increase in Former Parent Investment	—	—	—	—	42	—	42
Balance as of March 31, 2026	—	$—	$—	$—	$11,586	$(3)	$11,583
Comprehensive income, net of tax	—	—	—	—	53	5	58
Net decrease in Former Parent Investment	—	—	—	—	(1,806)	—	(1,806)
Balance as of June 30, 2026	—	$—	$—	$—	$9,833	$2	$9,835
Net income	—	—	—	42	—	—	42
Comprehensive loss, net of tax	—	—	—	—	—	(1)	(1)
Net transfers from Former Parent, including Separation adjustments	—	—	—	—	(62)	22	(40)
Issuance of common stock in connection with the Separation and reclassification of Former Parent Investment	295	3	9,768	—	(9,771)	—	—
Dividends to common stockholders ($0.06 per share)	—	—	—	(18)	—	—	(18)
Stock-based compensation	—	—	9	—	—	—	9
Balance as of September 30, 2026	295	$3	$9,777	$24	$—	$23	$9,827

See accompanying Notes to the Unaudited Condensed Financial Statements

MOBILITY GLOBAL INC.

UNAUDITED CONDENSED STATEMENTS OF EQUITY (Continued)

						Accumulated
						Other
	Common Stock		Additional Paid-	Retained	Former Parent	Comprehensive	Total
(in millions, except per share amounts)	Shares	Amount	in Capital	Earnings	Investment	Income (Loss)	Equity
Balance as of December 31, 2024	—	$—	$—	$—	$11,680	$3	$11,683
Comprehensive income (loss), net of tax	—	—	—	—	58	(1)	57
Net decrease in Former Parent Investment	—	—	—	—	(44)	—	(44)
Balance as of March 31, 2025	—	$—	$—	$—	$11,694	$2	$11,696
Comprehensive income, net of tax	—	—	—	—	65	(7)	58
Net decrease in Former Parent Investment	—	—	—	—	(137)	—	(137)
Balance as of June 30, 2025	—	$—	$—	$—	$11,622	$(5)	$11,617
Comprehensive income, net of tax	—	—	—	—	71	4	75
Net decrease in Former Parent Investment	—	—	—	—	(132)	—	(132)
Balance as of September 30, 2025	—	$—	$—	$—	$11,561	$(1)	$11,560

See accompanying Notes to the Unaudited Condensed Financial Statements

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.	Overview

Mobility Global is a leading global provider of automotive data, insights, and technology solutions, serving a diverse client base across the entire automotive value chain. Our offerings are designed to empower Original Equipment Manufacturers (“OEMs”), suppliers, dealerships, finance and insurance (“F&I”) firms, consumers, and aftermarket businesses with critical data, solutions, and insights to anticipate market changes, optimize operations, and make informed decisions across the entire vehicle and consumer lifecycles.

The Company operates through two reportable segments: CARFAX and Business-to-Business (“B2B”).

●	CARFAX — provides consumers, dealers, car service providers, and F&I firms with trusted vehicle history, valuations, listings, and service reminders — using a vast proprietary data estate and brand to help consumers buy the right car at the right price, sell confidently, and maintain their vehicles, while helping dealers build shopper confidence, convert more leads and drive service loyalty; and
●	B2B — delivers mission-critical data, forecasts, and sales & marketing solutions to OEMs, suppliers, dealers, and F&I firms, powering product planning, supply-chain and technology decisions, market analytics, pricing and incentives, and targeted customer activation.

Separation From S&P Global

On June 26, 2026, in anticipation of the Separation, the Company completed the Restructuring Transactions through a legal entity reorganization. As a result of this reorganization, all the operating entities comprising the historical Mobility business of S&P Global were included in Mobility Global as of and for the period ended June 30, 2026.

On July 1, 2026, S&P Global completed the Separation of Mobility Global by means of a tax-free, pro-rata distribution of 100% of common stock of Mobility Global to S&P Global’s existing shareholders and the transfer of certain assets and liabilities of the Spin Business to Mobility Global. Effective July 1, 2026, Mobility Global became an independent, publicly traded company listed under the stock symbol “MBGL” on the New York Stock Exchange.

In connection with the Separation, Mobility Global and S&P Global entered into a Separation and Distribution Agreement and several other agreements to effect the Separation and provide a framework for Mobility Global’s relationship with S&P Global after the Separation. These agreements provided for the allocation between Mobility Global and S&P Global of the assets, liabilities and obligations of S&P Global and its subsidiaries, and govern the relationship between Mobility Global and S&P Global after the Separation. In addition to the Separation and Distribution Agreement, the other agreements that were entered into with S&P Global include the Tax Matters Agreement, Transition Services Agreement, and Employee Matters Agreement. Following the Separation, the Company relies on S&P Global for certain transitional services under the Transition Services Agreement, including for information technology, finance, and human resources. Costs associated with these services will be incurred on a different basis than historical allocations, and are expected to decline as processes are transitioned to Mobility Global. In addition, the Company expects to incur incremental stand-alone public company and corporate costs. As a result, historical results are not necessarily indicative of future operating results.

2.	Summary of Significant Accounting Policies

Basis of Presentation

Prior to the Separation, Mobility Global operated as part of S&P Global and not as a stand-alone company. Accordingly, for periods prior to the Separation, the financial statements were prepared on a carve-out basis and derived from the consolidated financial statements and accounting records of S&P Global. The financial statements for such periods reflect the Company’s financial position, results of operations and cash flows as we were historically managed. Accordingly, periods prior to the Separation are presented on a combined basis, and the periods subsequent to the Separation are presented on a consolidated basis. Unless otherwise indicated, the consolidated and combined financial statements are referred to herein as the “unaudited condensed financial statements”.

Following the Separation, the unaudited condensed financial statements include the consolidated accounts of the Company and its wholly-owned subsidiaries and no longer include allocations from S&P Global. The Company believes the unaudited condensed financial statements reflect all adjustments, including normal recurring adjustments, that are necessary for a fair statement of financial position, results of operations and cash flows for the interim periods shown. The results for the interim periods are not necessarily indicative of results for the full year. The following information is relevant to the unaudited condensed financial statements:

●	The unaudited condensed statements of operations and statements of comprehensive income for the three and nine months ended September 30, 2026 consist of the Company’s consolidated results for the three months ended September 30, 2026 and the combined results of the Company’s businesses for the six months ended June 30, 2026. The unaudited condensed statements of operations and statements of comprehensive income for the three and nine months ended September 30, 2025 consist of the combined results of the Company’s businesses.
●	The unaudited condensed balance sheet as of September 30, 2026 consists of the Company’s consolidated balances, while the unaudited condensed balance sheet as of December 31, 2025 consists of the combined balances of the Company’s businesses.
●	The unaudited condensed statements of equity for the three and nine months ended September 30, 2026 consist of the Company’s consolidated activity for the three months ended September 30, 2026 and the combined activity of the Company’s businesses for the six months ended June 30, 2026. The unaudited condensed statements of equity for the three and nine months ended September 30, 2025 consist of the combined activity of the Company’s businesses.
●	The unaudited condensed statement of cash flows for the nine months ended September 30, 2026 consists of the Company’s consolidated results for the three months ended September 30, 2026 and the combined results of the Company’s businesses for the six months ended June 30, 2026. The unaudited condensed statement of cash flows for the nine months ended September 30, 2025 consists of the combined results of the Company’s businesses.

For periods prior to the Separation, all revenues and costs, as well as assets and liabilities, directly associated with the business activity of the Company were recorded in the unaudited condensed financial statements. For such periods, the unaudited condensed financial statements included certain assets and liabilities that had historically been held at the S&P Global corporate level but were specifically identifiable or otherwise attributable to the Company. Such unaudited condensed financial statements also included allocations of certain expenses from S&P Global’s corporate functions to the Company. The allocations were recorded on the basis of direct usage when identifiable, with the remainder allocated on a pro-rata basis of combined revenue, headcount, or other measures of the Company or S&P Global. Management believes the assumptions underlying the unaudited condensed financial statements for periods prior to the Separation, including the assumptions regarding allocating general corporate expenses, were reasonable; however, the amounts are not necessarily representative of the amounts that would have been reflected in the unaudited condensed financial statements had the Company operated independently of S&P Global during such periods. Following the Separation, the Company no longer receives allocations of expenses from S&P Global. See Note 11 — Related Party Transactions and Former Parent Investment.

For periods prior to the Separation, S&P Global’s net investment in the Company was presented as a component of equity in the unaudited condensed financial statements. Distributions made by S&P Global to the Company or to S&P Global from the Company were recorded as transfers from and to S&P Global, and the net amount was presented on the unaudited condensed statements of cash flows as Net transfers to Former Parent. In connection with the Separation, on July 1, 2026, Former Parent Investment was reclassified into Common stock and Additional paid-in capital based on the outstanding shares of Mobility Global’s common stock on July 1, 2026. Net transfers from Former Parent, including Separation adjustments on the unaudited condensed statements of equity include adjustments to deferred tax liabilities transferred from the Former Parent and corrections to certain foreign currency translation adjustments related to the Separation.

For periods prior to the Separation, cash balances legally owned by Mobility Global were reflected in the unaudited condensed financial statements. S&P Global had historically used a centralized approach to cash management and financing of its operations. These arrangements were not reflective of the manner in which the Company would have financed its operations had it been a stand-alone business separate from S&P Global during the periods for which the cash pooling arrangements were in place. During the first quarter of 2026, the Company ceased its participation in S&P Global’s cash pooling arrangements. Cash related to cash pooling arrangements was not included in the unaudited condensed financial statements for periods prior to the Separation. These amounts had instead been reported as a component of Former Parent Investment. Following the Separation, the Company maintains its own centralized cash management arrangements independent of S&P Global.

The accompanying unaudited condensed financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). All significant intercompany transactions within Mobility Global have been eliminated. As a result of the Restructuring Transactions, and in anticipation of the Separation, all balances with S&P Global were settled, with the exception of receivables from Mobility Global customers remitted to S&P Global that are owed to Mobility Global which are reflected in Accounts receivable, net of allowance for doubtful accounts on the unaudited condensed balance sheets as of September 30, 2026. The total net effect of the settlement of these transactions is reflected in the unaudited condensed statements of cash flows in Net transfers to Former Parent as a financing activity and in the unaudited condensed balance sheets as Former Parent Investment. Certain other historical intercompany transactions between S&P Global and the Company have been classified as related party transactions, rather than Former Parent Investment, as they were historically settled in cash.

For periods prior to the Separation, the unaudited condensed financial statements may not be indicative of future performance and do not necessarily reflect what the unaudited condensed statements of operations, balance sheets and statements of cash flows would have been had the Company operated as a stand-alone business during the periods presented. Actual costs that would have been incurred if the Company had operated as a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. The Company is unable to quantify the amounts that it would have recorded during the historical periods on a stand-alone basis as it is not practicable to do so. The accompanying unaudited condensed financial statements and the related notes should be read in conjunction with the Company’s audited combined financial statements and related notes included within the Company’s Registration Statement on Form 10 filed with the SEC on May 27, 2026, as amended (the “Registration Statement”).

Unearned Revenue and Remaining Performance Obligations

We record unearned revenue when cash payments are received in advance of our performance. The increase in the unearned revenue balance at September 30, 2026 compared to December 31, 2025 is primarily driven by cash payments received in advance of satisfying our performance obligations, offset by $76 million of revenues recognized that were included in the unearned revenue balance at the beginning of the period.

Remaining performance obligations represent the transaction price of contracts for work that has not yet been performed. As of September 30, 2026, the aggregate amount of the transaction price allocated to remaining performance obligations was $87 million. We expect to recognize the majority of revenue on the remaining performance obligations over the next 12 months.

Derivative Instruments

The Company enters into foreign currency forward contracts to manage exposure to changes in exchange rates related to certain intercompany financing arrangements denominated in currencies other than the functional currency of the Company, which is the United States dollar. During the three months ended September 30, 2026, the Company used foreign currency forward contracts to economically offset foreign currency remeasurement gains and losses associated with a certain intercompany loan. The contracts are not designated as hedging instruments for accounting purposes under Accounting Standards Codification (“ASC”) Topic 815, Derivatives and Hedging. Accordingly, changes in the fair value of the contracts are recognized in earnings within Interest expense and other, net in the unaudited condensed statements of operations.

Recently Issued or Adopted Accounting Pronouncements

In September of 2025, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2025-06, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40), which removes references to prescriptive software development stages and includes an updated framework for capitalizing internal software costs. This guidance is effective for annual reporting periods beginning after December 15, 2027, and interim reporting periods within those annual reporting periods, and early adoption is permitted. The Company is currently evaluating the impact of adopting this guidance on its unaudited condensed financial statements.

In July of 2025, the FASB issued ASU 2025-05, Financial Instruments – Credit Losses (Topic 326), which provides an optional practical expedient for estimating future credit losses based on current conditions as of the balance sheet date and assuming those conditions do not change over the remaining life of the accounts receivable. This guidance is effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods, with early adoption permitted. The adoption of this guidance did not have a significant impact on the Company’s unaudited condensed financial statements.

In November of 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income – Express Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires that an entity disclose, in the notes to financial statements, additional information about specific expense categories. The amendments in this update are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting this guidance on its disclosures.

3.	Earnings Per Share

Basic earnings per common share (“EPS”) is computed by dividing net income attributable to the common shareholders of the Company by the weighted-average number of common shares outstanding. Diluted EPS is computed in the same manner as basic EPS, except that the calculation includes the dilutive effect of the assumed vesting of outstanding restricted stock units (“RSUs”) under the treasury stock method, except where the inclusion of such shares would have an antidilutive impact. There were no antidilutive RSUs excluded from the diluted EPS calculation for the three and nine months ended September 30, 2026. Prior to the Separation on July 1, 2026, employee equity awards represented potential shares of S&P Global common stock rather than the Company’s common stock and were not included in the Company’s diluted EPS calculation.

The calculation of basic and diluted EPS is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except share and per share data)	2026	2025	2026	2025
Net income attributable to common shareholders	$42	$71	$150	$194

Weighted-average shares outstanding - basic (1)	294,830,037	294,821,318	294,824,224	294,821,318
Effect of dilutive securities - RSUs	1,310,624	—	436,875	—
Weighted-average shares outstanding - diluted	296,140,661	294,821,318	295,261,099	294,821,318

Income per share:
Basic	0.14	0.24	0.51	0.66
Diluted	0.14	0.24	0.51	0.66
(1)	Shares outstanding as of June 30, 2026 were 294,821,318, which was used to calculate both basic and diluted earnings per share for the three and nine months ended September 30, 2025.

4.	Debt

The Company’s outstanding debt obligations consisted of the following:

	September 30,	December 31,
(in millions)	2026	2025
5.050% Senior notes due 2029	$650	$—
5.450% Senior notes due 2031	650	—
6.050% Senior notes due 2036	700	—
Less: Unamortized debt issuance costs and discount on debt	(19)	—
Total debt	$1,981	$—

Senior Notes

On May 29, 2026, the Company issued $2.0 billion aggregate principal amount of senior notes, consisting of $650 million aggregate principal amount of 5.050% senior notes due 2029 (the “2029 Notes”), $650 million aggregate principal amount of 5.450% senior notes due 2031 (the “2031 Notes”), and $700 million aggregate principal amount of 6.050% senior notes due 2036 (the “2036 Notes” and, together with the 2029 Notes and the 2031 Notes, the “Senior Notes”). The Senior Notes were sold in private placements to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The proceeds of the Senior Notes were held in escrow pending completion of the Separation, and such proceeds were released from escrow on June 30, 2026 in connection with the Separation.

Interest on the Senior Notes is payable semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2026. The Senior Notes were issued at a discount and are recorded at amortized cost, net of unamortized original issue discount and debt issuance costs. Approximately $16 million of debt issuance costs, consisting primarily of underwriting, legal, rating agency, and accounting fees, were incurred in connection with the issuance of the Senior Notes. These costs, together with the original issue discount, are recorded as a reduction of the carrying amount of the Senior Notes and are amortized using the effective interest method over the respective terms of the Senior Notes. As of September 30, 2026, Accrued interest payable was $37 million and was included in Other current liabilities on the unaudited condensed balance sheets. As of September 30, 2026, the fair value of the Senior Notes totaled $1.9 billion, consisting of $637 million for the 2029 Notes, $632 million for the 2031 Notes, and $662 million for the 2036 Notes, which were measured using Level II inputs. See Note 5 — Fair Value Measurements.

The Senior Notes are redeemable at the Company’s option, in whole or in part, at any time prior to the applicable par call date at a redemption price equal to the greater of: (i) 100% of the principal amount of the Senior Notes plus accrued and unpaid interest to the redemption date, or (ii) the present value of the remaining scheduled payments of principal and interest, discounted at the Treasury rate plus a specified spread, less interest accrued to the date of redemption. On or after the applicable par call date, the Senior Notes are redeemable at 100% of the principal amount plus accrued and unpaid interest.

Upon the occurrence of a change of control triggering event, the Company is required to offer to repurchase the Senior Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest. A change of control triggering event requires both (i) a change of control and (ii) a downgrade of the Senior Notes below investment grade by Moody’s or Fitch within a specified time period.

The indenture governing the Senior Notes includes customary covenants, including limitations on liens, sale-leaseback transactions, and mergers. As of September 30, 2026, the Company was in compliance with all covenants under the indenture governing the Senior Notes.

During the second quarter of 2026, the Company used the net proceeds from the Senior Notes, after deducting discounts and commissions to the initial purchasers, to pay a $2.0 billion dividend to S&P Global as consideration for the transfer of certain assets, liabilities and entities to Mobility Global in connection with the Separation. The payment was reflected as a cash outflow in financing activities in the statement of cash flows for the nine months ended September 30, 2026.

Revolving Credit Facility

On May 6, 2026, in connection with the Separation, the Company entered into a $500 million revolving credit facility (the “Credit Facility”). The Credit Facility was available on July 1, 2026 for general corporate purposes following the Separation and matures on July 1, 2031. The Company has the option to increase the capacity under the Credit Facility by up to $250 million above the current committed amount, subject to lender participation and customary closing conditions.

Under the Credit Facility (i) U.S. dollar borrowings will be subject to an interest rate, at our election, of either (a) U.S. dollar base rate or (b) a term SOFR-based rate, (ii) Euro borrowings will be subject to an interest rate based on EURIBOR and (iii) Pounds Sterling borrowings will be subject to an interest rate based on the Sterling Overnight Index Average, in each case, plus an applicable margin that is determined from time to time based on the credit ratings assigned to us by Moody’s Ratings (“Moody’s”) or Fitch Ratings (“Fitch”).

The applicable interest rate margins for the Credit Facility will fluctuate between 1.0% and 1.625% per annum (for term rate loans) and between 0% and 0.625% per annum (for base rate loans), in each case based upon the credit ratings assigned by Moody’s or Fitch as set forth in the credit agreement. Accordingly, the interest rates for the Credit Facility will vary during the term of the credit agreement based on changes in the applicable base rates, applicable term rates or future changes to our credit rating.

The credit agreement also requires that the Company pay certain facility fees on the aggregate unused commitments under the Credit Facility and certain letter of credit issuance and fronting fees. Letters of credit will be available for issuance under the Credit Facility and will reduce availability under the Credit Facility.

We are permitted to voluntarily reduce the unutilized portion of the revolving commitments and repay outstanding loans under the Credit Facility at any time without premium or penalty, subject to customary breakage costs. We may request a one-year extension of the maturity date of the Credit Facility (not more than two times during the life of the Credit Facility) under certain conditions customary for financings of this type.

The credit agreement contains certain affirmative and negative covenants that, among other things, limit our and our subsidiaries’ ability to merge and/or dispose of all, substantially all or a substantial portion of our assets, incur additional subsidiary indebtedness, and incur certain liens. In addition, the credit agreement requires that we maintain a total net leverage ratio of not greater than 3.50 to 1.00 with, at our election and subject to certain customary conditions, a step-up to 4.00 to 1.00 for the four fiscal quarters ending immediately following a qualifying material acquisition (including the fiscal quarter that such qualifying material acquisition was consummated). The credit agreement also contains certain customary events of default, subject to certain thresholds and grace periods, including but not limited to payment default, material inaccuracy of a material representation, breach of covenants, cross-acceleration to material debt and change of control. If an event of default, as specified in the credit agreement, shall occur and be continuing, we may be required to repay all amounts outstanding under the Credit Facility. As of September 30, 2026, the Company was in compliance with all covenants under the credit agreement.

The Company incurred financing costs in connection with the Credit Facility, which are recorded as deferred financing costs within other assets and are amortized over the term of the facility. Commitment fees are recognized as interest expense as incurred. As of September 30, 2026, there were no outstanding borrowings under the Credit Facility.

5.	Fair Value Measurements

Financial instruments measured at fair value are classified and disclosed based on the observability of inputs used in the determination of fair values, as follows:

●	Level I: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets.
●	Level II: Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
●	Level III: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Company maintains a non-qualified deferred compensation plan for certain employees. As of September 30, 2026, the related liability was approximately $7 million, which is measured at fair value on a recurring basis using Level II inputs based on the value of the underlying investment options.

The carrying values of financial instruments, including cash and cash equivalents, trade receivables and accounts payable, approximate their fair values due to their short-term maturities. The estimated fair values may not represent actual values of the financial instruments that could be realized as of the balance sheet date or that will be realized in the future.

6.	Income Taxes

The effective income tax rate was 36.4% and 31.5% for the three and nine months ended September 30, 2026, respectively, and 29.0% and 28.9% for the three and nine months ended September 30, 2025, respectively. The effective tax rate for the three and nine months ended September 30, 2026 primarily comprised the U.S. federal statutory rate of 21.0%, state and local income taxes, non-deductible compensation, and the impact of valuation allowance against foreign net operating losses. The effective tax rate for the three and nine months ended September 30, 2025 primarily comprised the U.S. federal statutory rate of 21.0%, state and local income taxes, and income in foreign jurisdictions taxed at higher statutory tax rates.

At the end of each interim period, the Company estimates the annual effective tax rate and applies that rate to its ordinary quarterly earnings. The tax expense or benefit related to significant unusual or infrequently occurring items that will be separately reported or reported net of their related tax effect, and are individually computed, is recognized in the interim period in which those items occur. In addition, the effect of changes in enacted tax laws or rates or tax status is recognized in the interim period in which the change occurs.

For periods prior to the Separation, the Company’s income tax provision was prepared following the separate return method. The separate return method applies ASC Topic 740, Income Taxes, to the stand-alone financial statements of each member of the consolidated group as if the group members were separate taxpayers. The calculation of the Company’s income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. As a result, the income taxes of the Company as presented in the accompanying unaudited condensed financial statements may not be indicative of the income taxes that the Company will generate in the future. Furthermore, current obligations for taxes where the Company’s operations were included in tax returns with the activities of S&P Global are deemed settled with S&P Global as a component of Former Parent Investment for purposes of the accompanying unaudited condensed financial statements.

Following the Separation, the Company’s income tax provision is prepared on a stand-alone basis including the Company and its wholly-owned subsidiaries based on and reflective of the expected income tax return filing obligations required by U.S. federal, state, and non-U.S. taxing authorities. As of September 30, 2026, accrued income taxes payable was $38 million and was included in Other current liabilities on the unaudited condensed balance sheets.

On January 5, 2026, the Organisation for Economic Co-operation and Development (“OECD”) issued administrative guidance outlining a framework under which U.S.-parented groups may be excluded from the application of the OECD’s global minimum tax rules. Each member jurisdiction will need to adopt and enact this guidance into local law, and the timing and manner of adoption may vary. We are continuing to monitor developments related to this guidance and will evaluate the impact on our financial statements as additional information becomes available.

7.	Equity

Stock-based Compensation

In connection with the Separation, the Company adopted the 2026 Long Term Incentive Plan (the “Stock Plan”). Outstanding S&P Global equity awards held by individuals employed by or providing services to Mobility Global, or whose employment transferred to Mobility Global in connection with and prior to the Separation, were converted into Mobility Global equity awards under the Stock Plan in a manner that preserved intrinsic value based on the relative value of S&P Global common stock before the Distribution and Mobility Global’s common stock after the Distribution. The terms of the converted equity awards, including the grant period and vesting schedule, generally remained unchanged.

Stock-based compensation expense incurred by the Company was $9 million and $18 million for the three and nine months ended September 30, 2026, respectively, and $7 million and $16 million for the three and nine months ended September 30, 2025, respectively.

Dividends

In August 2026, the Company’s Board of Directors declared a quarterly dividend of $0.06 per share of common stock to common stockholders of record at the close of business on August 27, 2026, which was paid on September 10, 2026. The declaration and payment of dividends to holders of the Company’s common stock is at the sole discretion of the Company’s Board of Directors and subject to adjustment by amounts determined by the Board of Directors to be necessary or appropriate to provide for the Company’s business needs and to comply with applicable law. The Company’s dividend policy may be changed at any time.

8.	Employee Benefits

Defined Contribution Plans

Prior to the Separation, the majority of employees of Mobility Global participated in a voluntary 401(k) plan sponsored by S&P Global under which S&P Global may match employee contributions up to certain levels of compensation. In connection with the Separation, defined contribution plan liabilities representing obligations associated with Mobility Global employees were transferred to a Mobility Global defined contribution plan effective in July 2026. Expenses related to this plan for Mobility Global employees included in the unaudited condensed statements of operations were $4 million and $6 million for the three months ended September 30, 2026 and 2025, respectively, and $17 million and $18 million for the nine months ended September 30, 2026 and 2025, respectively. Expense associated with the allocation of defined contribution expense for S&P Global corporate employees is included in the unaudited condensed statements of operations through corporate allocations. See Note 11 — Related Party Transactions and Former Parent Investment.

The Company also sponsors a nonqualified deferred compensation plan that permits certain employees to defer compensation in excess of limits applicable to qualified retirement plans. Participant account balances are credited with earnings based on investment alternatives designated under the plan. As of September 30, 2026, liabilities related to the plan were approximately $7 million and were included in Other current liabilities in the unaudited condensed balance sheets.

9.	Segment and Geographic Information

The Company has two reportable segments: CARFAX and B2B. In addition, the Company has a Corporate category, which includes costs for corporate functions, that is included in selling and general expenses and not allocated to the reportable segments.

The Chief Operating Decision Maker (“CODM”) is the Chief Executive Officer, who was previously the President of S&P Global Mobility prior to the Separation.

Beginning in the second quarter of 2026, the Company changed its segment profitability measure from segment operating profit to Adjusted EBITDA and recast prior period amounts accordingly, as the CODM evaluates performance of the segments and allocates resources (including employees, property, and financial or capital resources) based primarily on Adjusted EBITDA. There were no other changes to the Company’s segment reporting during 2026.

The Company defines Adjusted EBITDA as Net income adjusted to exclude (1) interest expense and other, net, (2) provisions for income taxes, (3) depreciation and amortization, (4) stock-based compensation, (5) transaction costs related to the stand-up of the Spin Business in connection with the Separation, and (6) employee severance charges and other costs that are not representative of the underlying economics of the periods presented.

The tables below present summarized financial information for each of the Company’s reportable segments, as well as for the Corporate category and total company.

	Three months ended September 30, 2026				Three months ended September 30, 2025
(in millions)	CARFAX	B2B	Corporate	Total(2)	CARFAX	B2B	Corporate	Total(2)
Revenue	$313	$164	$—	$478	$291	$154	$—	$445
Less: segment expenses(1)	160	119	4	283	145	102	7	254
Adjusted EBITDA	$153	$45	$(4)	$195	$146	$52	$(7)	$191

	Nine months ended September 30, 2026				Nine months ended September 30, 2025
(in millions)	CARFAX	B2B	Corporate	Total(2)	CARFAX	B2B	Corporate	Total(2)
Revenue	$923	$477	$—	$1,401	$855	$449	$—	$1,304
Less: segment expenses(1)	477	330	13	820	437	304	15	756
Adjusted EBITDA	$446	$147	$(13)	$581	$418	$145	$(15)	$548
(1)	The segment expenses excluding any adjustments listed above in the Adjusted EBITDA description primarily include an aggregation of compensation costs, advertising and promotion costs, technology costs and strategic investments.
(2)	Total column may not foot due to rounding.

The table below presents a reconciliation of GAAP Net income to Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2026	2025	2026	2025
Net income	$42	$71	$150	$194
Interest expense and other, net	26	4	36	11
Provision for taxes on income	24	29	69	79
Depreciation and amortization	78	77	233	232
Stock-based compensation	9	7	18	16
Transaction costs	16	3	73	5
Employee severance charges and other	—	—	2	11
Adjusted EBITDA	$195	$191	$581	$548

The Company’s revenue disaggregated by revenue type is as follows:

	Three Months Ended September 30, 2026			Three Months Ended September 30, 2025
(in millions)	CARFAX	B2B	Total(1)	CARFAX	B2B	Total(1)
Subscription	$252	$137	$389	$235	$127	$362
Non-subscription	61	27	89	56	27	83
Total revenue	$313	$164	$478	$291	$154	$445
Timing of revenue recognition
Services transferred at a point in time	$61	$27	$89	$56	$27	$83
Services transferred over time	252	137	389	235	127	362
Total revenue	$313	$164	$478	$291	$154	$445

	Nine Months Ended September 30, 2026			Nine Months Ended September 30, 2025
(in millions)	CARFAX	B2B	Total(1)	CARFAX	B2B	Total(1)
Subscription	$746	$398	$1,144	$694	$369	$1,063
Non-subscription	177	79	257	161	80	241
Total revenue	$923	$477	$1,401	$855	$449	$1,304
Timing of revenue recognition
Services transferred at a point in time	$177	$79	$257	$161	$80	$241
Services transferred over time	746	398	1,144	694	369	1,063
Total revenue	$923	$477	$1,401	$855	$449	$1,304

(1)	Total column may not foot due to rounding.

The Company’s revenue by geographic region is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2026	2025	2026	2025
U.S.	$397	$368	$1,162	$1,083
International	81	77	239	221
Total	$478	$445	$1,401	$1,304

Asset information by segment is not disclosed because this information is not used by the CODM to make resource allocation decisions or evaluate the performance of the Company’s segments.

10.	Commitments and Contingencies

Legal and Regulatory Matters

In the normal course of business both in the United States and abroad, the Company and its subsidiaries are defendants in legal proceedings and are subject to government and regulatory proceedings, investigations and inquiries. The Company is involved in various pending legal proceedings arising out of the ordinary course of the Company’s business. None of these legal proceedings is expected to have a material adverse effect on the financial condition, results of operations or cash flow of the Company. With respect to these proceedings, management of the Company believes that it will either prevail, has adequate insurance coverage or has established appropriate accruals to cover potential liabilities. Legal costs related to proceedings or claims are recorded when incurred. Other costs that management estimates may be paid related to the claims are accrued when the liability is considered probable and the amount can be reasonably estimated. There can be no assurance, however, as to the ultimate outcome of any of these matters, and if all or substantially all of these legal proceedings were to be determined adverse to the Company, there could be a material adverse effect on the financial condition, results of operations or cash flow of the Company.

11.	Related Party Transactions and Former Parent Investment

Separation-Related Agreements

In connection with the Separation from S&P Global on July 1, 2026, the Company entered into a Separation and Distribution Agreement and certain other agreements with S&P Global, including a Transition Services Agreement, Employee Matters Agreement and Tax Matters Agreement. These agreements govern the allocation of assets, liabilities and obligations between the parties and provide a framework for the relationship between the parties following the Separation.

Separation and Distribution Agreement

The Separation and Distribution Agreement sets forth the principal actions required to effect the Separation and Distribution and governs certain aspects of the ongoing relationship between the Company and S&P Global following the Separation. The agreement provides for, among other matters, the allocation and transfer of assets, liabilities and equity interests associated with the Mobility business, the treatment of intercompany accounts, shared contracts, guarantees and other corporate matters. The agreement also contains provisions relating to access to information, records retention, confidentiality, intellectual property licensing, trademark transition matters, insurance matters, litigation cooperation, indemnification and other matters intended to govern the relationship between the parties following the Distribution.

Transition Services Agreement

The Transition Services Agreement provides a framework under which S&P Global may provide specified transition services to Mobility Global following the Separation. Such services include information technology, finance, accounting, tax, treasury, human resources, payroll, facilities and other administrative support services generally for a period of up to 18 months following the Distribution. Mobility Global is charged fees for the transition services that are based on costs and expenses S&P Global actually incurs in connection with providing the transition services (including a reasonable allocation of overhead). Mobility Global may, subject to certain conditions, terminate any or all of the transition services.

Tax Matters Agreement

The Tax Matters Agreement governs the respective rights, responsibilities and obligations of the Company and S&P Global with respect to tax matters following the Separation. The agreement addresses, among other matters, the allocation of tax liabilities and tax attributes, responsibility for the preparation and filing of tax returns, tax audits and other tax proceedings, information sharing and cooperation obligations, and tax-related indemnification obligations. The agreement also includes provisions intended to preserve the intended tax-free treatment of the Separation and related transactions for U.S. federal income tax purposes.

Employee Matters Agreement

The Employee Matters Agreement governs the respective rights, responsibilities and obligations of the Company and S&P Global with respect to current and former employees, directors and consultants. The Employee Matters Agreement sets forth general principles relating to employee matters in connection with the Separation, such as the assignment of employees, the assumption and retention of liabilities and related assets, expense reimbursements, workers’ compensation, leaves of absence, the provision of comparable benefits, employee service credit, the sharing of employee information and duplication or acceleration of benefits.

Corporate Allocations

Prior to the Separation, the Company historically operated as part of S&P Global and not as a stand-alone company. Certain shared costs were allocated to the Company by S&P Global and were reflected as expenses in these unaudited condensed financial statements. The unaudited condensed statements of operations of the Company reflected allocations of general corporate expenses from S&P Global, certain of which were not historically allocated to the Company, including, but not limited to, executive management, finance, legal, information technology, human resources, corporate initiatives, and other shared services. Allocations made for such shared services were based on direct usage when identifiable, and otherwise on a pro-rata basis of combined revenue or headcount and other measures. Total allocations were $64 million and $46 million for the six months ended June 30, 2026 and 2025, respectively, and were recorded in Selling and general expenses in the unaudited condensed statements of operations. Included within the six months ended June 30, 2026 were $22 million of transaction costs and $2 million of severance and other employee-related costs. Management considered these allocations to be a reasonable representation of the utilization of services by or the benefits provided to the Company. No corporate allocations from S&P Global were recorded for the three months ended September 30, 2026 following the Separation.

Historically, a portion of these allocated corporate expenses between S&P Global and the Company was settled in cash through transfer pricing arrangements. For any balances that were historically cash-settled, the balances were reflected as Due from related parties, current and Due to related parties, current in the unaudited condensed balance sheets, while any balances that were historically not settled in cash were reflected as a component of Former Parent Investment in the unaudited condensed balance sheets.

During the six months ended June 30, 2026, Mobility Global recorded $57 million of transaction costs related to the stand-up of Mobility Global as a stand-alone entity, of which $22 million was allocated to the Company from S&P Global for costs incurred prior to the Separation. During the six months ended June 30, 2025, Mobility Global recorded $2 million of transaction costs related to the stand-up of Mobility Global as a stand-alone entity incurred prior to the Separation, which was allocated to the Company from S&P Global. These allocated transaction costs correspond to costs incurred by S&P Global that are directly attributable to Mobility Global, such as employee retention-related costs and costs to establish certain stand-alone functions.

Canada Carfax Loan

On October 1, 2018, Carfax Canada ULC (“Carfax Canada”), a subsidiary of the Company, entered into a loan agreement with IHS Canada Market ULC (“IHS Canada”), a subsidiary of S&P Global, under which IHS Canada granted Carfax Canada a loan bearing interest at a rate of 6.0% per annum with a principal amount of CAD$403 million (“Canada Carfax Loan”). The Canada Carfax Loan matures on October 5, 2027, and is payable in full with accrued interest at maturity. As of December 31, 2025, the Company had an outstanding loan balance payable to S&P Global of $230 million, inclusive of accrued interest, which was reflected in Due to related parties — non-current in the unaudited condensed balance sheets. In connection with the Restructuring Transactions, and in anticipation of the Separation, on June 25, 2026 IHS Canada contributed the Canada Carfax Loan to a subsidiary of the Company, and as a result the Company eliminated the Canada Carfax Loan and related accrued interest balances from the balance sheet as of June 30, 2026 in consolidation.

Former Parent Investment

Certain significant balances and transactions between the Company and S&P Global and its subsidiaries, which included allocations of corporate general and administrative expenses, share-based compensation and other historical intercompany activities, were recorded as components of Former Parent Investment, except for the transactions noted above related to historically cash-settled arrangements between the Company and S&P Global. The changes in Former Parent Investment also included financing activities for capital transfers, cash sweeps, and other treasury services as described above, which were presented as Net transfers to Former Parent on the unaudited condensed statements of cash flows.

12. Subsequent Events

Dividend

In October 2026, the Company’s Board of Directors declared a quarterly dividend of $0.06 per share of common stock to common stockholders of record at the close of business on November 30, 2026, payable on December 14, 2026.

Share Repurchase Program

In October 2026, the Board of Directors authorized and approved a share repurchase program to repurchase up to $800 million in shares of the Company’s common stock, par value $0.01 per share, from time to time on the open market, in privately negotiated transactions, or as may otherwise be determined by the Company’s management in its discretion. No repurchases of the Company’s common stock have been made through the share repurchase program since inception. The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions, applicable legal requirements and other factors. There is no term associated with the repurchase authorization.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of S&P Global Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of S&P Global Mobility Business of S&P Global Inc. (the Company), as of December 31, 2025 and 2024, the related combined statements of income, comprehensive income, cash flows and equity for each of the three years in the period ended December 31, 2025, and the related notes and financial statement schedule listed in the Index at Item 15(a) (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Goodwill impairment assessment
Description of the Matter

The Company’s goodwill balance was $8,845 million for the year ended December 31, 2025. As discussed in Note 1 to the combined financial statements, the Company performs goodwill impairment testing at least annually.

Auditing the Company’s annual goodwill impairment test involved complex auditor judgment due to the subjectivity in assumptions that were used by management to estimate the fair value of its reporting segments using the income approach. In particular, significant assumptions used in the Company’s fair value estimate included future cash flows, growth rate and discount rate.

How We Addressed the Matter in Our Audit

With the support of our valuation specialists, we performed audit procedures to test the estimated fair value of the reporting units that included, among others, evaluating the Company’s valuation methodology used, the significant assumptions discussed above and the underlying data used by the Company in its analysis. For example, we compared the significant assumptions used by management to an independently developed range of observable market data points. To evaluate the Company’s estimated future cash flows we compared projections to historical operating results, agreed inputs to source documents, and tested the mathematical accuracy of calculations underlying the assumptions.

/s/ ERNST & YOUNG LLP

We have served as the Company’s auditor since 2025.

New York, New York

March 25, 2026

MOBILITY BUSINESS OF S&P GLOBAL

COMBINED STATEMENTS OF INCOME

	Year Ended December 31,
(in millions)	2025	2024	2023
Revenue	$1,750	$1,613	$1,485
Expenses:
Operating-related expenses	516	475	448
Selling and general expenses	585	531	491
Depreciation	14	13	12
Amortization of intangibles	296	296	295
Total expenses	1,411	1,315	1,246
Operating profit	339	298	239
Other income, net	—	(1)	(2)
Interest expense, net	13	15	17
Income before taxes on income	326	284	224
Provision for taxes on income	106	76	61
Net income	$220	$208	$163

See accompanying Notes to the Combined Financial Statements

MOBILITY BUSINESS OF S&P GLOBAL

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
(in millions)	2025	2024	2023
Net income	$220	$208	$163
Other comprehensive income (loss):
Foreign currency translation adjustments	(7)	18	(6)
Comprehensive income	$213	$226	$157

See accompanying Notes to the Combined Financial Statements

MOBILITY BUSINESS OF S&P GLOBAL

COMBINED BALANCE SHEETS

	December 31,
(in millions)	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$38	$27
Due from related parties, current	8	4
Accounts receivable, net of allowance for doubtful accounts: 2025 – $2; 2024 – $3	203	195
Prepaid and other current assets	32	24
Total current assets	281	250
Property and equipment:
Buildings and leasehold improvements	25	23
Equipment and furniture	75	80
Total property and equipment	100	103
Less: accumulated depreciation	(81)	(83)
Property and equipment, net	19	20
Right of use assets	16	20
Goodwill	8,845	8,845
Other intangible assets – net	3,789	4,085
Due from related parties – non-current	—	4
Other non-current assets	45	31
Total assets	$12,995	$13,255
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$56	$38
Due to related parties – current	19	12
Accrued compensation and contributions to retirement plans	64	56
Unearned revenue	78	75
Other current liabilities	45	40
Total current liabilities	262	221
Lease liabilities – non-current	11	16
Deferred tax liability – non-current	1,006	1,096
Due to related parties – non-current	230	236
Other non-current liabilities	1	3
Total liabilities	1,510	1,572
Commitments and contingencies (Note 9)
Equity:
Parent company investment	11,489	11,680
Accumulated other comprehensive (loss) income	(4)	3
Total equity	11,485	11,683
Total liabilities and equity	$12,995	$13,255

See accompanying Notes to the Combined Financial Statements

MOBILITY BUSINESS OF S&P GLOBAL

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(in millions)	2025	2024	2023
Operating Activities:
Net income	$220	$208	$163
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	14	13	12
Amortization of intangibles	296	296	295
Provision for losses on accounts receivable	4	4	4
Deferred income taxes	(90)	(102)	(95)
Stock-based compensation	22	28	20
Restructuring and other	12	5	7
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable	(11)	(12)	(34)
Due from related parties	(5)	11	(7)
Prepaid and other current assets	(7)	(6)	—
Accounts payable and accrued expenses	25	—	7
Due to related parties	19	(16)	24
Unearned revenue	4	7	5
Other current liabilities	(5)	3	(5)
Net change in prepaid/accrued income taxes	—	(3)	5
Net change in other assets and liabilities	(13)	(9)	(8)
Cash provided by operating activities	485	427	393
Investing Activities:
Capital expenditures	(24)	(15)	(18)
Acquisitions, net of cash acquired	(4)	(6)	(214)
Proceeds from loan to related parties	5	—	—
Proceeds from dispositions	—	—	2
Cash used for investing activities	(23)	(21)	(230)
Financing Activities:
Net transfers to Parent	(433)	(373)	(158)
Payments related to loan from related parties	(18)	(45)	—
Contingent consideration payments	(2)	(5)	(2)
Cash used for financing activities	(453)	(423)	(160)
Effect of exchange rate changes on cash	2	(3)	2
Net change in cash, cash equivalents, and restricted cash	11	(20)	5
Cash, cash equivalents, and restricted cash at beginning of year	27	47	42
Cash, cash equivalents, and restricted cash at end of year	$38	$27	$47
Cash paid during the year for:
Interest	$14	$17	$18
Income taxes	$26	$29	$15

See accompanying Notes to the Combined Financial Statements

MOBILITY BUSINESS OF S&P GLOBAL

COMBINED STATEMENTS OF EQUITY

		Accumulated
		Other
	Parent Company	Comprehensive
(in millions)	Investment	Income (Loss)	Total Equity
Balance as of January 1, 2023	$11,791	$(9)	$11,782
Comprehensive income, net of tax	163	(6)	157
Net decrease in Parent company investment	(137)	—	(137)
Balance as of December 31, 2023	$11,817	$(15)	$11,802
Comprehensive income, net of tax	208	18	226
Net decrease in Parent company investment	(345)	—	(345)
Balance as of December 31, 2024	$11,680	$3	$11,683
Comprehensive income, net of tax	220	(7)	213
Net decrease in Parent company investment	(411)	—	(411)
Balance as of December 31, 2025	$11,489	$(4)	$11,485

See accompanying Notes to the Combined Financial Statements

Notes to the Combined Financial Statements

1.	Basis of Presentation and Significant Accounting Policies

Proposed separation from S&P Global and nature of operations

On April 29, 2025, S&P Global Inc. (“S&P Global” or the “Parent”) announced a plan to pursue a separation of its Mobility business (“Mobility”, the “Company”, “we”, “us”, or “our”) creating a new publicly traded company (the “Separation”). The transaction is expected to be executed by means of a pro- rata distribution of Mobility stock to S&P Global’s existing shareholders and is intended to qualify as a tax-free transaction for U.S. federal tax purposes to S&P Global shareholders (together, the “Distribution”). The Separation is subject to the satisfaction of certain conditions, including obtaining final approval from S&P Global’s Board of Directors, receipt of tax opinions and receipt of other regulatory approvals.

Mobility is wholly owned by S&P Global, and primarily represents the Mobility segment of S&P Global. Mobility was acquired as part of the IHS Markit Ltd (“IHS Markit”) merger with S&P Global in February 2022. Mobility is a provider of data, insights and solutions for the automotive sector. We provide mission-critical data, insights, and solutions that span the entire vehicle and consumer lifecycles, enabling our customers to anticipate change and make informed decisions in a large, complex, and dynamic industry.

The Company operates through two reportable segments: CARFAX and Business-to-Business (“B2B”).

●	CARFAX — provides consumers, dealers, car service providers, and financial & insurance firms with trusted vehicle history, valuations, listings, and service reminders — using a vast proprietary data estate and brand to help consumers buy the right car at the right price, sell confidently, and maintain their vehicles, while helping dealers build shopper confidence, convert more leads and drive service loyalty; and
●	B2B — delivers mission-critical data, forecasts, and sales & marketing solutions to Original Equipment Manufacturers (“OEMs”), suppliers, dealers, and financial & insurance firms — powering product planning, supply-chain and technology decisions, market analytics, pricing and incentives, and targeted customer activation.

Basis of Presentation

Throughout the periods included in these combined financial statements, Mobility operated as part of S&P Global and separate financial statements have not historically been prepared for Mobility. These combined financial statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of S&P Global. The combined financial statements reflect our financial position, results of operations and cash flows as we were historically managed, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). All revenues and costs, as well as assets and liabilities, directly associated with the business activity of the Company are recorded in these financial statements. The combined financial statements include certain assets and liabilities that have historically been held at the S&P Global corporate level but are specifically identifiable or otherwise attributable to us. The financial statements also include allocations of certain expenses from S&P Global’s corporate functions to the Company. The allocations were recorded on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenue, headcount or other measures of the Company or S&P Global. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses, are reasonable; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company historically operated independently of S&P Global. Related party transactions are discussed further in Note 10 — Related Party Transactions and Parent Company Investment.

S&P Global’s net investment in the Company has been presented as a component of equity in the combined financial statements. Distributions made by S&P Global to the Company or to S&P Global from the Company are recorded as transfers to and from S&P Global, and the net amount is presented on the combined statements of cash flows as “Net transfers to Parent”.

Cash balances legally owned by Mobility are reflected in the combined financial statements. The Parent uses a centralized approach to cash management and financing of its operations. These arrangements are not reflective of the manner in which the Company would have financed its operations had it been a stand- alone business separate from the Parent during the periods presented. Cash related to cash pooling arrangements has not been included in the combined financial statements. These amounts have instead been reported as a component of “Parent company investment”.

All significant intracompany transactions within Mobility have been eliminated. Certain historical intercompany transactions between the Company and S&P Global have been included in these combined financial statements. These transactions are considered to be effectively settled in the combined financial statements at the time the transaction is recorded and were not historically settled in cash. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flow as a financing activity and in the combined balance sheets as “Parent company investment”. Certain other historical intercompany transactions between S&P Global and the Company have been classified as related party, rather than Parent company investment, in the combined financial statements as they were historically settled in cash.

Net earnings per share data has not been presented in the combined financial statements because Mobility did not operate as a separate legal entity with its own capital structure during the periods presented.

The combined financial statements may not be indicative of future performance and do not necessarily reflect what the combined statements of income, balance sheets and statements of cash flows would have been had the Company operated as a separate business during the periods presented. Actual costs that would have been incurred if the Company had operated on a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. The Company is unable to quantify the amounts that it would have recorded during the historical periods on a stand-alone basis as it is not practicable to do so.

Revenue Recognition

Under Accounting Standards Codification (“ASC”) 606, Revenue from contracts with customers, revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration the entity expects to receive in exchange for those goods or services.

Subscription revenue

Subscription revenue is primarily derived from products that provide data and insight on future vehicles sales and production, including detailed forecasts on technology and vehicle components; supply car makers and dealers with market reporting products, predictive analytics and marketing automation software; and support dealers with vehicle history reports, used car listings and service retention solutions. Subscription revenue also includes a range of services to financial institutions, to support their marketing, insurance underwriting and claims management activities. For subscription products and services, we generally provide continuous access to dynamic data sets and analytics for a defined period, with revenue recognized ratably as our performance obligation to provide access to our data and analytics is progressively fulfilled over the stated term of the contract.

Non-subscription revenue

Non-subscription revenue includes transactional sales of data that are non-cyclical in nature — and that are usually tied to underlying business metrics such as vehicle manufacturers marketing spend or safety recall activity — as well as consulting and advisory services. Non-subscription revenue is recognized at the point in time when our performance obligation is satisfied.

Arrangements with Multiple Performance Obligations

Our contracts with customers may include multiple performance obligations. Revenue relating to agreements that provide for more than one performance obligation is recognized based upon the relative fair value to the customer of each service component as each component is earned. The fair value of the service components is determined using an analysis that considers cash consideration that would be received for instances when the service components are sold separately. If the fair value to the customer for each service is not objectively determinable, we make our best estimate of the service’s stand-alone selling price and record revenue as it is earned over the service period.

Receivables

We record a receivable when a customer is billed or when revenue is recognized prior to billing a customer. For multi-year agreements, we generally invoice customers annually at the beginning of each annual period.

Unearned Revenue

We record unearned revenue when cash payments are received in advance of our performance. The increase in the unearned revenue balance for the year ended December 31, 2025 is primarily driven by cash payments received in advance of satisfying our performance obligations, offset by $73 million of revenues recognized that were included in the unearned revenue balance at the beginning of the period.

Remaining Performance Obligations

Remaining performance obligations represent the transaction price of contracts for work that has not yet been performed. As of December 31, 2025, the aggregate amount of the transaction price allocated to remaining performance obligations was $78 million. We expect to recognize the majority of revenue on the remaining performance obligations over the next 12 months.

Costs to Obtain a Contract

We expense sales commissions when incurred if the amortization period would have been one year or less. These costs are recorded within selling and general expenses. We recognize an asset for the incremental costs of obtaining a contract with a customer if we expect the benefit of those costs to be longer than one year.

Other Income, net

Other income, net for the years ended December 31, 2024 and 2023 primarily includes related party dividend income and unrealized losses on the Company’s equity investments. See Note 10 — Related Party Transactions and Parent Company Investment for additional information on related party dividend income. Other income, net for the year ended December 31, 2023 also includes a loss on the disposition of Catalyst for Aftersales, our focused automotive aftersales business. See Note 2 — Acquisitions and Divestitures for additional information.

Principles of Combination

The combined financial statements include our net assets and results of our operations as described above. All significant intracompany transactions and balances between and among the Company have been eliminated in combination.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include ordinary bank deposits and highly liquid investments with original maturities of three months or less that consist primarily of money market funds with unrestricted daily liquidity and fixed term time deposits. Such investments and bank deposits are stated at cost, which approximates market value, and were $38 million and $27 million as of December 31, 2025 and 2024, respectively.

Restricted cash

Cash that is subject to legal restrictions or is unavailable for general operating purposes is classified as restricted cash. We had no restricted cash included in our combined balance sheets as of December 31, 2025 and 2024.

Accounts receivable

Credit is extended to customers based upon an evaluation of the customer’s financial condition. Accounts receivable, which include billings consistent with terms of contractual arrangements, are presented net of allowance for doubtful accounts.

Allowance for doubtful accounts

The allowance for doubtful accounts reserve methodology is based on historical analysis, a review of outstanding balances and current conditions, and by incorporating data points that provide indicators of future economic conditions including forecasted industry default rates and industry index benchmarks. In determining these reserves, we consider, amongst other factors, the financial condition and risk profile of our customers, areas of specific or concentrated risk as well as applicable industry trends or market indicators.

Concentration of Credit Risk

As of December 31, 2025 and 2024, no single customer accounted for 10% or more of gross accounts receivable and for the years ended December 31, 2025, 2024 and 2023, no single customer accounted for more than 10% of our revenue.

Capitalized technology costs

We capitalize certain software development and website implementation costs. Capitalized costs only include incremental, direct costs of materials and services incurred to develop the software after the preliminary project stage is completed, funding has been committed and it is probable that the project will be completed and used to perform the function intended. Incremental costs are expenditures that are out-of-pocket to us and are not part of an allocation or existing expense base. Software development and website implementation costs are expensed as incurred during the preliminary project stage. Capitalized costs are amortized from the year the software is ready for its intended use over its estimated useful life, three to seven years, using the straight-line method. Periodically, we evaluate the amortization methods, remaining lives and recoverability of such costs. Capitalized software development and website implementation costs are included in other non-current assets in the combined balance sheets and are presented net of accumulated amortization. Gross capitalized technology costs were $40 million and $24 million in our combined balance sheets as of December 31, 2025 and 2024, respectively. Accumulated amortization of capitalized technology costs was $11 million and $5 million as of December 31, 2025 and 2024, respectively.

Fair Value

Certain assets and liabilities are required to be recorded at fair value and classified within a fair value hierarchy based on inputs used when measuring fair value.

Other financial instruments, including cash and cash equivalents, are recorded at cost, which approximates fair value because of the short-term maturity and highly liquid nature of these instruments.

Accounting for the impairment of long-lived assets (including other intangible assets)

We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Upon such an occurrence, recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to current forecasts of undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. For long-lived assets held for sale, assets are written down to fair value, less cost to sell. Fair value is determined based on market evidence, discounted cash flows, appraised values or management’s estimates, depending upon the nature of the assets.

Leases

We determine whether an arrangement meets the criteria for an operating lease or a finance lease at the inception of the arrangement. We have operating leases for office space and equipment. Our leases have remaining lease terms of 1 year to 12 years, some of which include options to extend the leases for up to 10 years, and some of which include options to terminate the leases early. We consider these options in determining the lease term used to establish our right-of use (“ROU”) assets and associated lease liabilities.

Leases with an initial term of 12 months or less are not recorded on the balance sheet; we recognize lease expenses for these leases on a straight line-basis over the lease term in operating-related expenses and selling and general expenses.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of future minimum lease payments over the lease term at commencement date. Our future minimum based payments used to determine our lease liabilities include minimum based rent payments and escalations. As most of our leases do not provide an implicit rate, we use our estimated incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

Goodwill

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Goodwill is not amortized, but instead is tested for impairment annually during the fourth quarter each year, or more frequently if events or changes in circumstances indicate that the asset might be impaired. We have three reporting units with goodwill that are evaluated for impairment.

We initially perform a qualitative analysis evaluating whether any events and circumstances occurred or exist that provide evidence that it is more likely than not that the fair value of any of our reporting units is less than its carrying amount. If, based on our evaluation we do not believe that it is more likely than not that the fair value of any of our reporting units is less than its carrying amount, no quantitative impairment test is performed. Conversely, if the results of our qualitative assessment determine that it is more likely than not that the fair value of any of our reporting units is less than their respective carrying amounts, we perform a quantitative impairment test.

We may choose to bypass the qualitative assessment for any reporting unit and proceed directly to performing the quantitative assessment.

When conducting our impairment test to evaluate the recoverability of goodwill at the reporting unit level, the estimated fair value of the reporting unit is compared to its carrying value including goodwill. Fair value of the reporting units are estimated using the income approach, which incorporates the use of the discounted free cash flow (“DCF”) analysis. The DCF analyses are based on the current operating budgets and estimated growth projections for each reporting unit. Future cash flows are discounted based on a market comparable weighted average cost of capital rate, adjusted for market and other risks where appropriate. If the fair value of the reporting unit is less than the carrying value, the difference is recognized as an impairment charge.

Significant judgments inherent in this analysis include estimating the amount and timing of future cash flows and the selection of appropriate discount rates and growth rate assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit and could result in an impairment charge, which could be material to our financial position and results of operations.

We performed our impairment assessment of goodwill and concluded that no impairment existed for the years ended December 31, 2025, 2024 and 2023.

Equity Investments

Equity investments for which we exercise significant influence, but do not have control over the investee, are accounted for using the equity method of accounting. Unrealized gains and losses are included in Other income, net. Our equity investments are included in Other non-current assets in our combined balance sheets. Our share of earnings or losses are recognized in Other income, net in our combined statements of income. We periodically evaluate all our equity investments for impairment.

Foreign currency translation

We have operations in many foreign countries. For most international operations, the local currency is the functional currency. For international operations that are determined to be extensions of the parent company, the United States (“U.S.”) dollar is the functional currency. For local currency operations, assets and liabilities are translated into U.S. dollars using end of period exchange rates, and revenue and expenses are translated into U.S. dollars using weighted-average exchange rates. Foreign currency translation adjustments are accumulated in a separate component of equity.

Depreciation

The costs of property and equipment are depreciated using the straight-line method based upon the following estimated useful lives: buildings and improvements from 15 to 40 years and equipment and furniture from 2 to 10 years. The costs of leasehold improvements are amortized over the lesser of the useful lives or the terms of the respective leases.

Advertising expense

The cost of advertising is expensed as incurred. We incurred $176 million, $152 million and $134 million in advertising costs for the years ended December 31, 2025, 2024 and 2023, respectively.

Stock-based compensation

Stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized over the requisite service period, which typically is the vesting period. Stock-based compensation is classified as both operating-related expense and selling and general expense in the combined statements of income.

Income taxes

The Company’s income tax provision was prepared following the separate return method. The separate return method applies ASC 740, Income Taxes to the stand-alone financial statements of each member of the consolidated group as if the group members were a separate taxpayer. The calculation of the Company’s income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. Furthermore, the tax treatment of certain items reflected in the accompanying combined financial statements of the Company may not be reflected in the consolidated financial statements and tax returns of the Parent. Such items as net operating losses, credit carry-forwards and valuation allowances may exist in the accompanying combined financial statements that may or may not exist in the Parent’s consolidated financial statements. As a result, the income taxes of the Company as presented in the accompanying combined financial statements may not be indicative of the income taxes that the Company will generate in the future. Furthermore, current obligations for taxes where the Company’s operations were included in tax returns with the activities of the Parent are deemed settled with the Parent as a component of Parent company investment for purposes of the accompanying combined financial statements.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company did not operate historically as a stand-alone business, and accordingly, the deferred taxes reflected in the combined financial statements may be different upon legal separation of the business.

We recognize liabilities for uncertain tax positions taken or expected to be taken in income tax returns. Accrued interest and penalties related to unrecognized tax benefits are recognized in interest expense and operating-related expense, respectively.

Judgment is required in determining our provision for income taxes, deferred tax assets and liabilities and unrecognized tax benefits. In determining the need for a valuation allowance, the historical and projected financial performance of the operation that is recording a net deferred tax asset is considered along with any other pertinent information.

We file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions, and we are routinely under audit by many different tax authorities. We believe that our accrual for tax liabilities is adequate for all open audit years based on an assessment of many factors including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events.

As of December 31, 2025, none of the undistributed earnings of our foreign subsidiaries is indefinitely reinvested in our foreign operations. It was determined that there are no deferred taxes related to these undistributed earnings as of December 31, 2025.

Contingencies

We accrue for loss contingencies when both (a) information available prior to issuance of the combined financial statements indicates that it is probable that a liability had been incurred at the date of the financial statements and (b) the amount of loss can reasonably be estimated. We continually assess the likelihood of any adverse judgments or outcomes to our contingencies, as well as potential amounts or ranges of probable losses, and recognize a liability, if any, for these contingencies based on an analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Because many of these matters are resolved over long periods of time, our estimate of liabilities may change due to new developments, changes in assumptions or changes in our strategy related to the matter. When we accrue for loss contingencies and the reasonable estimate of the loss is within a range, we record our best estimate within the range. We disclose an estimated possible loss or a range of loss when it is at least reasonably possible that a loss may be incurred.

Recently Issued or Adopted Accounting Standards

In September of 2025, the Financial Accounting Standards Board (“FASB”) issued accounting guidance which removes references to prescriptive software development stages and includes an updated framework for capitalizing internal software costs. This guidance is effective for annual reporting periods beginning after December 15, 2027, and interim reporting periods within those annual reporting periods, and early adoption is permitted. We do not expect this guidance to have a significant impact on our combined financial statements.

In July of 2025, the FASB issued accounting guidance that provides an optional practical expedient for estimating future credit losses based on current conditions as of the balance sheet date and assuming those conditions do not change over the remaining life of the accounts receivable. This guidance is effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods, and early adoption is permitted. We do not expect this guidance to have a significant impact on our combined financial statements.

In May of 2025, the FASB issued accounting guidance to improve the requirements for identifying the accounting acquirer in ASC 805, Business Combinations. The amendments in this update revise current guidance for determining the accounting acquirer for a transaction effected primarily by exchanging equity interests in which the legal acquiree is a variable interest entity that meets the definition of a business. This guidance is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods, and early adoption is permitted as of the beginning of an interim or annual reporting period. This guidance is required to be applied prospectively to any acquisition transaction that occurs after the initial application date. We do not expect this guidance to have a significant impact on our combined financial statements.

In November of 2024, the FASB issued accounting guidance which requires that an entity disclose, in the notes to financial statements, additional information about specific expense categories. The amendments in this update are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. We are currently evaluating the impact of this guidance on the Company’s disclosures.

In December of 2023, the FASB issued Accounting Standards Update No. 2023-09, Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 amends ASC 740, Income Taxes to expand income tax disclosures and requires that the Company disclose (i) the income tax rate reconciliation using both percentages and reporting currency amounts; (ii) specific categories within the income tax rate reconciliation; (iii) additional information for reconciling items that meet a quantitative threshold; (iv) the composition of state and local income taxes by jurisdiction; and (v) the amount of income taxes paid disaggregated by jurisdiction. The Company adopted ASU 2023-09 for the year ended December 31, 2025 on a prospective basis. See Note 4 — Taxes on Income for additional information.

Reclassifications

Certain prior year amounts have been reclassified for comparability purposes, including the realignment of certain allocations in segment financial results. For additional information on the realignment of certain allocations in segment financial results, see Note 8 — Segment and Geographic Information.

2.	Acquisitions and Divestitures

Acquisitions

In 2025 and 2024, we did not make any material acquisitions.

On February 16, 2023, we completed the acquisition of Market Scan Information Systems, Inc. (“Market Scan”), a leading provider of automotive pricing and incentive intelligence, including Automotive Payments as a ServiceTM and its powerful payment calculation engine. The addition of Market Scan enabled the integration of detailed transaction intelligence in areas that are complementary to existing services for dealers, OEMs, lenders, and other market participants.

The total purchase consideration for the acquisition of $223 million consisted of $214 million of cash consideration and a contingent consideration liability (which is recorded at fair value) of $9 million, presented within Other non-current liabilities in the table below.

Allocation of Purchase Price

Our acquisition of Market Scan was accounted for using the purchase method. Under the purchase method, the excess of the purchase price over the fair value of the net assets acquired is allocated to goodwill and other intangibles. The goodwill recognized on our acquisition is largely attributable to anticipated operational synergies and growth opportunities as a result of the acquisition.

The following table presents the final allocation of the purchase price to the assets and liabilities of Market Scan as result of the acquisition.

(in millions)
Assets acquired
Current assets	$4
Property and equipment	1
Right of use assets	1
Goodwill	150
Other intangible assets	97
Total assets acquired	$253
Liabilities assumed
Accounts payable	$2
Unearned revenue	2
Lease liabilities – non-current	1
Deferred tax liability – non-current	25
Other non-current liabilities	9
Total liabilities assumed	$39
Net assets acquired	$214

Acquired Identifiable Intangible Assets

The following table sets forth the fair values of the components of the identifiable intangible assets acquired and their useful lives:

		Weighted
		Average
(in millions)	Fair Value	Useful Lives
Databases and software	$10	8 years
Customer relationships	81	20 years
Trade names	6	7 years
Total Identifiable Intangible Assets	$97	18 years

Acquisition-Related Expenses

During the years ended December 31, 2024 and 2023, the Company incurred approximately $2 million and $3 million of acquisition-related costs related to the acquisition of Market Scan which are classified as selling and general expenses within the combined statements of income.

The revenue and pre-tax income attributable to Market Scan since the acquisition was $25 million and $2 million, respectively, for the year ended December 31, 2023. Pro forma results of operations for this acquisition have not been presented as it is not material to the combined results of operations given the acquisition closed on February 16, 2023.

Divestitures

In 2025 and 2024, we did not make any dispositions.

In 2023, we completed the disposition of Catalyst for Aftersales, our focused automotive aftersales business, and recorded a loss on the disposition of less than $1 million which is included in Other income, net in our combined statement of income. This disposition was not material to our combined financial statements.

3.	Goodwill and Other Intangible Assets

Goodwill

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired.

During the year ended December 31, 2025, the Company realigned its segment structure as it is transitioning into an independent, publicly traded company. See Note 8 — Segment and Geographic Information for additional information. The Company recast the carrying amount of goodwill for all periods for comparative purposes. This had no impact on the Combined Statements of Income or Combined Balance Sheets.

The change in the carrying amount of goodwill by segment is shown below:

(in millions)	CARFAX	B2B	Total
Balance as of December 31, 2023	$5,912	$2,933	$8,845
Balance as of December 31, 2024	$5,912	$2,933	$8,845
Balance as of December 31, 2025	$5,912	$2,933	$8,845

Other Intangible Assets

Other intangible assets include only definite-lived assets, primarily databases and software, customer relationships and trade names, and are summarized on the following table:

	Databases and	Customer	Trade
(in millions)	software	relationships	names	Total
Cost
Balance as of December 31, 2023	$1,077	$2,753	$1,087	$4,917
Balance as of December 31, 2024	1,077	2,753	1,087	4,917
Balance as of December 31, 2025	$1,077	$2,753	$1,087	$4,917
Accumulated amortization
Balance as of December 31, 2023	$181	$199	$156	$536
Current year amortization	99	111	86	296
Balance as of December 31, 2024	280	310	242	832
Current year amortization	99	111	86	296
Balance as of December 31, 2025	$379	$421	$328	$1,128
Net definite-lived intangibles:
December 31, 2024	$797	$2,443	$845	$4,085
December 31, 2025	$698	$2,332	$759	$3,789

Definite-lived intangible assets are being amortized on a straight-line basis over periods of up to 25 years. The weighted-average life of the intangible assets as of December 31, 2025 is approximately 15 years.

Amortization expense was $296 million, $296 million, and $295 million for years ended December 31, 2025, December 31, 2024, and December 31, 2023, respectively. Expected amortization expense for intangible assets over the next five years for the years ended December 31, assuming no further acquisitions or dispositions, is as follows:

(in millions)	2026	2027	2028	2029	2030
Amortization expense	$296	$296	$296	$296	$293

4.	Taxes on Income

Income before taxes on income resulting from domestic and foreign operations is as follows:

	Year Ended December 31,
(in millions)	2025	2024	2023
Domestic operations	$276	$225	$184
Foreign operations	50	59	40
Total income before taxes	$326	$284	$224

The provision for taxes on income consists of the following:

	Year Ended December 31,
(in millions)	2025	2024	2023
Federal:
Current	$110	$103	$90
Deferred	(62)	(64)	(59)
Total federal	48	39	31
Foreign:
Current	30	24	21
Deferred	(12)	(9)	(10)
Total foreign	18	15	11
State and local:
Current	56	51	45
Deferred	(16)	(29)	(26)
Total state and local	40	22	19
Total provision for taxes	$106	$76	$61

The Company has elected to prospectively adopt the guidance in ASU No. 2023-09. Refer to Note 1 — Basis of Presentation and Significant Accounting Policies for additional information.

A reconciliation of the U.S. federal statutory income tax amount and rate to our effective income tax amount and rate for financial reporting purposes for the year ended December 31, 2025 is as follows:

	Year Ended
	December 31,
	2025
(in millions)	Amount	Percent
U.S. federal statutory tax rate	$68	21.0%
State & local income taxes, net of federal income tax(1)	31	9.6
Foreign tax effects
Canada
Local Taxes	4	1.1
Other	(2)	(0.6)
United Kingdom
Changes in valuation allowance	5	1.5
Other	(1)	(0.2)
Other foreign jurisdictions	2	0.7
Effect of cross-border tax laws	—	(0.1)
Tax credits	(3)	(0.9)
Nontaxable or nondeductible items	1	0.2
Changes in unrecognized tax benefits	1	0.2
Effective income tax rate	$106	32.5%
(1)	State and local taxes in New York, California and Virginia make up the majority of the tax effect in this category.

We have elected to recognize the tax on Global Intangible Low Taxed Income (“GILTI”) as a period expense in the year the tax is incurred.

A reconciliation of the U.S. federal statutory income tax rate to our effective income tax rate for financial reporting purposes for the year ended December 31, 2024 and 2023, in accordance with the guidance prior to the adoption of ASU 2023-09, is as follows:

	Year Ended December 31,
	2024	2023
U.S. federal statutory income tax rate	21.0%	21.0%
State and local income taxes	6.0	6.3
Foreign operations	2.4	2.7
Stock-based compensation	(0.6)	(0.2)
Tax credits and incentives	(2.7)	(3.4)
Other, net	0.7	0.9
Effective income tax rate	26.8%	27.3%

We made net income tax payments totaling $26 million in 2025, $29 million in 2024, and $15 million in 2023, respectively.

Net income tax payments for the year ended December 31, 2025 consisted of the following:

Year ended
December 31,
(in millions)	2025
Federal	$—
State
Pennsylvania	2
Other	5
Foreign
Australia	3
Canada	15
Other	1
Total	$26

Significant components of the Company’s deferred tax assets and liabilities consisted of the following:

	December 31,
(in millions)	2025	2024
Deferred tax assets:
Accrued expenses	$15	$14
Losses and other carryforwards	5	—
Research & Development expenditures	46	34
Other	12	12
Total deferred tax assets	78	60
Deferred tax liabilities:
Goodwill and intangible assets	(1,066)	(1,141)
Other	(13)	(15)
Total deferred tax liabilities	(1,079)	(1,156)
Net deferred income tax asset before valuation allowance	(1,001)	(1,096)
Valuation allowance	(5)	—
Net deferred income tax liability	$(1,006)	$(1,096)
Reported as:
Non-current deferred tax assets	$—	$—
Non-current deferred tax liabilities	(1,006)	(1,096)
Net deferred income tax liability	$(1,006)	$(1,096)

We record valuation allowances against deferred income tax assets when we determine that it is more likely than not that such deferred income tax assets will not be realized based upon all the available evidence. The valuation allowance is primarily related to operating losses and other carryforwards.

As of December 31, 2025, none of the undistributed earnings of our foreign subsidiaries is indefinitely reinvested indefinitely in our foreign operations. It was determined that there is no deferred taxes related to these undistributed earnings as of December 31, 2025.

As of December 31, 2025, we had gross interest carryforward of $20 million and foreign net operating loss carryforwards of $1 million, of which a significant portion has an unlimited carryover period under current law.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year Ended December 31,
(in millions)	2025	2024	2023
Balance at beginning of year	$5	$4	$3
Additions based on tax positions related to the current year	—	1	1
Reduction for settlements	(3)	—	—
Balance at end of year	$2	$5	$4

The aggregated amount of federal, state and local, and foreign unrecognized tax benefits as of December 31, 2025, 2024 and 2023 was $2 million, $5 million and $4 million, respectively, exclusive of interest and penalties.

We recognize accrued interest and penalties related to unrecognized tax benefits in interest expense and operating-related expense, respectively. In addition to the unrecognized tax benefits, the accrued interest and penalties associated with unrecognized tax benefits was insignificant as of December 31, 2025, 2024 and 2023.

The U.S. federal income tax audits for 2018 through 2024 are in process. During 2025, we completed state and foreign tax audits and, with few exceptions, we are no longer subject to federal, state, or foreign income tax examinations by tax authorities for the years before 2016. The impact to tax expense in 2025, 2024 and 2023 was not material.

We file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions, and we are routinely under audit by many different tax authorities. We believe that our accrual for tax liabilities is adequate for all open audit years based on an assessment of many factors including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. It is possible that tax examinations will be settled prior to December 31, 2026. If any of these tax audit settlements do occur within that period, we would make any necessary adjustments to the accrual for unrecognized tax benefits.

The Organization for Economic Co-operation and Development (“OECD”) introduced an international tax framework under Pillar Two that provides for a global minimum tax of 15%, which is implemented through local legislation in participating jurisdictions. The effects of Pillar Two taxes enacted in jurisdictions in which we operate have been reflected in our results and did not have a material impact on our combined financial statements.

On January 5, 2026, the OECD issued administrative guidance outlining a framework under which U.S.- parented groups may be excluded from the application of the OECD’s global minimum tax rules. Each member jurisdiction will need to adopt this guidance into local law, and the timing and manner of adoption may vary. We are continuing to monitor developments related to this guidance and will evaluate the impact on our financial statements as additional information becomes available.

5.	Employee Benefits

Defined Contribution Plan

The majority of employees of Mobility participate in voluntary 401(k) plan sponsored by S&P Global under which S&P Global may match employee contributions up to certain levels of compensation. For the years ended December 31, 2025, 2024 and 2023, expenses related to this plan for Mobility employees included in the combined statements of income were $22 million, $20 million and $18 million, respectively. Expense associated with the allocation of defined contribution expense for S&P Global corporate employees is included in the combined statements of income through corporate allocations. Refer to Note 10 — Related Party Transactions and Parent Company Investment for further details regarding the corporate allocations recorded in the combined financial statements.

6.	Stock-Based Compensation

S&P Global sponsors the following stock plans in which certain employees of Mobility participate. The expense associated with these Mobility employees is included in the combined statements of income. Expense associated with the allocation of stock-based compensation expense for S&P Global corporate employees is included in the combined statements of income through corporate allocations. Refer to Note 10 — Related Party Transactions and Parent Company Investment for further details regarding the corporate allocations recorded in the combined financial statements.

●	2019 Employee Stock Incentive Plan (the “2019 Plan”) — The 2019 Plan permits the granting of stock options, stock appreciation rights, restricted stock awards, performance awards, and other stock- based awards.
●	Director Deferred Stock Ownership Plan (the “Director Plan”) — Under the Director Plan, common stock reserved may be credited to deferred stock accounts for eligible non-employee members of the Board of Directors. In general, the plan requires that 50% of eligible Directors’ annual compensation and dividend equivalents be credited to deferred stock accounts. Each Director may also elect to defer all or a portion of the remaining compensation and have an equivalent number of shares credited to their deferred stock account. Recipients under this plan are not required to provide consideration to us other than rendering service. Shares will be delivered as of the date a recipient ceases to be a member of the Board of Directors or within five years thereafter, if so elected. The plan will remain in effect until terminated by the Board of Directors or until no shares of stock remain available under the plan.
●	2014 Equity Incentive Award Plan and the Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan (the “IHS Markit’s equity plans”) — In connection with S&P Global’s merger with IHS Markit on February 28, 2022, S&P Global assumed the outstanding restricted stock units, performance-based restricted stock units, deferred stock units, and stock options granted under IHS Markit’s equity plans, converted using the 0.2838 merger exchange ratio. From the merger date, no additional awards under these plans may be granted; however, the outstanding awards that were converted at the merger date continue to vest in accordance with the terms of the merger agreement.

Stock-based compensation expense and the corresponding tax benefit for the dedicated Mobility employees included in the combined statements of income are as follows:

	Year ended December 31,
(in millions)	2025	2024	2023
Restricted stock and other stock-based awards expense	$22	$28	$20
Tax benefit	$5	$8	$6

Restricted Stock and Other Stock-Based Awards

Restricted stock and other stock-based awards (performance and non-performance) have been granted under the 2019 Plan. Performance unit awards only vest if we achieve certain financial goals over the performance period. Restricted stock non-performance awards have various vesting periods (generally three years). Recipients of restricted stock and unit awards are not required to provide consideration to us other than rendering service.

The stock-based compensation expense for restricted stock and other stock-based awards is determined based on the market price of S&P Global’s stock at the grant date of the award applied to the total number of awards that are anticipated to fully vest. For performance awards, adjustments are made to expense consistent with the expected percent achievement of the performance goals.

Restricted stock and other stock-based award activity for the dedicated Mobility employees is as follows:

		Weighted-
		average grant-
(in thousands, except per award amounts)	Shares	date fair value
Balance as of December 31, 2024	107	$385.68
Granted	50	$509.03
Vested	(52)	$387.65
Forfeited/cancelled	(36)	$414.51
Employee transfers and other, net	21	$306.15
Balance as of December 31, 2025	90	$458.11
Total unrecognized compensation expense related to restricted awards (in millions)	$18
Weighted-average years to be recognized over	1.12

	Year ended December 31,
(in millions, except per award amounts)	2025	2024	2023
Weighted-average grant-date fair value per award	$509.03	$419.95	$337.63
Total fair value of restricted stock and other stock-based awards vested	$27	$31	$27
Tax benefit relating to restricted award activity	$7	$8	$7

7.	Restructuring

We continuously evaluate our cost structure to identify cost savings associated with streamlining our management structure. Our 2025 and 2024 restructuring plans consisted of Mobility workforce reductions of approximately 60 and 40 positions, respectively. The charges for each restructuring plan are classified as selling and general expenses within the combined statements of income and the reserves are included in other current liabilities in the combined balance sheets. Charges associated with the allocation of expense for S&P Global corporate employees are included as part of corporate allocations within the combined statements of income and as a component of Parent company investment in the combined balance sheets.

In certain circumstances, reserves are no longer needed because employees previously identified for separation resigned from the Company and did not receive severance or were reassigned due to circumstances not foreseen when the original plans were initiated. In these cases, we reverse reserves through the combined statements of income during the period when it is determined they are no longer needed.

The initial restructuring charge recorded and the ending reserve balance as of December 31, 2025 by segment is as follows:

	2025 Restructuring Plan		2024 Restructuring Plan
	Initial Charge	Ending Reserve	Initial Charge	Ending Reserve
(in millions)	Recorded	Balance	Recorded	Balance
CARFAX	$1	$—	$—	$—
B2B	14	11	6	1
Total	$15	$11	$6	$1

For the year ended December 31, 2025, we recorded a pre-tax restructuring charge primarily related to Mobility employee severance charges for the 2025 restructuring plan of $15 million and reduced the reserve by $4 million. For the years ended December 31, 2025 and 2024, we have reduced the reserve for the 2024 restructuring plan by $5 million and less than $1 million, respectively. The reductions primarily related to cash payments for employee severance charges.

8.	Segment and Geographic Information

As discussed in Note 1 — Basis of Presentation and Significant Accounting Policies, we have two reportable segments: CARFAX and B2B.

The Company has historically operated as part of S&P Global and historically the Chief Operating Decision Maker (“CODM”) was the President of S&P Global Mobility, who is also the Chief Executive Officer designate following the Separation. As the Company is transitioning into an independent, publicly traded company, the Company evaluated how to view and measure performance. This evaluation necessitated a realignment of the Company’s historical segment structure during the year ended

December 31, 2025 and the Company determined it is organized into two operating segments, which are also its reportable segments. This realignment is consistent with how the Company: (i) assesses operating performance on a regular basis, (ii) makes resource allocation decisions and (iii) designates responsibilities of the CODM’s direct reports. Pursuant to these changes, effective in 2025, the Company operates in two reportable segments. Prior period presentations conform to the current segment reporting structure.

Our CODM evaluates performance of our segments and allocates resources (including employees, property, and financial or capital resources) based primarily on operating profit for each segment. Segment operating profit does not include Corporate Unallocated expense, Other income, net, or Interest expense, net as these are amounts that do not affect the operating results of our reportable segments. We use the same accounting policies for our segments as those described in Note 1 — Basis of Presentation and Significant Accounting Policies. In 2025, the Company refined its segment cost allocation methodologies to align with the segment financial results as currently reviewed by the CODM. Accordingly, the Company has presented its segment disclosures to reflect the updated presentation in all prior periods. The Company’s combined results of operations did not change as a result of this change in allocation methodology.

Operating results for the years ended December 31, 2025, 2024 and 2023 is as follows:

	CARFAX	B2B	Total

(in millions)	2025
Revenue	$1,142	$608	$1,750
Less: segment expenses(1)	629	424	1,053
Less: other segment items(2)	191	122	313
Segment operating profit	$322	$62	$384
Corporate Unallocated expense(3)			45
Operating profit			339
Other income, net			—
Interest expense, net			13
Income before taxes on income			$326

	CARFAX	B2B	Total

(in millions)	2024
Revenue	$1,039	$574	$1,613
Less: segment expenses(1)	590	385	975
Less: other segment items(2)	190	120	310
Segment operating profit	$259	$69	$328
Corporate Unallocated expense(3)			30
Operating profit			298
Other income, net			(1)
Interest expense, net			15
Income before taxes on income			$284

	CARFAX	B2B	Total

(in millions)	2023
Revenue	$928	$557	$1,485
Less: segment expenses(1)	527	376	903
Less: other segment items(2)	191	120	311
Segment operating profit	$210	$61	$271
Corporate Unallocated expense(3)			32
Operating profit			239
Other income, net			(2)
Interest expense, net			17
Income before taxes on income			$224
(1)	The segment expense category for CARFAX and B2B for the years ended December 31, 2025, 2024 and 2023 primarily include an aggregation of compensation costs, advertising and promotion costs, technology costs and strategic investments. The CODM considers actual-to-actual and budget-to- actual variances when making decisions about allocating personnel and capital to the segments, however, the CODM does not receive the individual expense items underlying the overall segment expenses. Variance explanations include segment expenses including compensation costs, advertising and promotion costs, technology costs and strategic investments, but the CODM is otherwise not provided, and cannot easily calculate, lower-level expense information.
(2)	Other segment items for the years ended December 31, 2025, 2024 and 2023 for each reportable segment primarily include amortization of intangibles from acquisitions and certain items primarily including acquisition integration costs, employee severance charges and acquisition and disposition related costs. Other segment items for the year ended December 31, 2025 also includes transaction costs related to the stand-up of Mobility as a standalone entity incurred prior to the Separation.
(3)	Corporate Unallocated expense includes costs for corporate functions, select initiatives and unoccupied office space, included in selling and general expenses.

The following table presents our revenue disaggregated by revenue type for the years ended December 31:

	CARFAX	B2B	Total

(in millions)	2025
Subscription	$927	$499	$1,426
Non-subscription	215	109	324
Total revenue	$1,142	$608	$1,750
Timing of revenue recognition
Services transferred at a point in time	$215	$109	$324
Services transferred over time	927	499	1,426
Total revenue	$1,142	$608	$1,750

	CARFAX	B2B	Total

(in millions)	2024
Subscription	$843	$460	$1,303
Non-subscription	196	114	310
Total revenue	$1,039	$574	$1,613
Timing of revenue recognition
Services transferred at a point in time	$196	$114	$310
Services transferred over time	843	460	1,303
Total revenue	$1,039	$574	$1,613

	CARFAX	B2B	Total

(in millions)	2023
Subscription	$748	$422	$1,170
Non-subscription	180	135	315
Total revenue	$928	$557	$1,485
Timing of revenue recognition
Services transferred at a point in time	$180	$135	$315
Services transferred over time	748	422	1,170
Total revenue	$928	$557	$1,485

Segment information for the years ended December 31 is as follows:

	Depreciation & Amortization			Capital Expenditures
(in millions)	2025	2024	2023	2025	2024	2023
CARFAX	$198	$198	$197	$15	$10	$9
B2B	112	111	110	9	5	9
Total reportable segments	310	309	307	24	15	18
Corporate	—	—	—	—	—	—
Total	$310	$309	$307	$24	$15	$18

	Total Assets
(in millions)	2025	2024
CARFAX	$8,577	$8,754
B2B	4,417	4,501
Total reportable segments	12,994	13,255
Corporate	1	—
Total	$12,995	$13,255

We do not have operations in any foreign country that represent more than 10% of our consolidated revenue.

The following provides revenue and long-lived assets by geographic region. Long-lived assets include property and equipment, net and right of use assets:

	Revenue			Long-lived Assets
(in millions)	2025	2024	2023	2025	2024
U.S.	$1,454	$1,329	$1,224	$24	$29
International	296	284	261	11	11
Total	$1,750	$1,613	$1,485	$35	$40

See Note 2 — Acquisitions and Divestitures and Note 7 — Restructuring, for actions that impacted the segment operating results.

9.	Commitments and Contingencies

Leases

We determine whether an arrangement meets the criteria for an operating lease or a finance lease at the inception of the arrangement. We have operating leases for office space and equipment. Our leases have remaining lease terms of 1 year to 12 years, some of which include options to extend the leases for up to 10 years, and some of which include options to terminate the leases early.

Leases with an initial term of 12 months or less are not recorded on the balance sheet; we recognize lease expenses for these leases on a straight line-basis over the lease term in operating-related expenses and selling and general expenses.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of future minimum lease payments over the lease term at commencement date. Our future minimum based payments used to determine our lease liabilities include minimum based rent payments and escalations. As most of our leases do not provide an implicit rate, we use our estimated incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

The following table provides information on the location and amounts of our leases on our combined balance sheets as of December 31, 2025 and 2024:

(in millions)		2025	2024
Balance Sheet Location
Assets
Right of use assets	Lease right-of-use assets	$16	$20
Liabilities
Other current liabilities	Current lease liabilities	7	7
Lease liabilities – non-current	Non-current lease liabilities	11	16

Lease expense for our operating leases was $6 million for the years ended December 31, 2025, 2024 and 2023, respectively.

Supplemental information related to leases for the years ended December 31 is as follows:

(in millions)	2025	2024	2023
Cash paid for amounts included in the measurement for operating lease liabilities
Operating cash flows for operating leases	$8	$7	$7
Right of use assets obtained in exchange for lease obligations
Operating leases	—	2	—

Weighted-average remaining lease term and discount rate for our operating leases as of December 31 are as follows:

	2025	2024
Weighted-average remaining lease term (years)	4.7	4.1
Weighted-average discount rate	2.79%	2.78%

Maturities of lease liabilities for our operating leases are as follows:

(in millions)
2026	$7
2027	2
2028	2
2029	2
2030	2
2031 and beyond	4
Total undiscounted lease payments	19
Less: Imputed interest	1
Present value of lease liabilities	$18

As of December 31, 2025, the Company has certain lease agreements that have not yet commenced with total estimated future lease payments of $63 million which have been excluded from the table above. These leases are expected to begin in 2026 and continue through 2037, with lease terms ranging from 1 to 12 years.

Legal & Regulatory Matters

In the normal course of business both in the United States and abroad, the Company and its subsidiaries are defendants in legal proceedings and are subjected to government and regulatory proceedings, investigations and inquiries.

In view of the uncertainty inherent in litigation and government and regulatory enforcement matters, we cannot predict the eventual outcome of such matters or the timing of their resolution, or in most cases reasonably estimate what the eventual judgments, damages, fines, penalties or impact of activity (if any) restrictions may be. As a result, we cannot provide assurance that such outcomes will not have a material adverse effect on our combined financial condition, cash flows, business or competitive position. As litigation or the process to resolve pending matters progresses, as the case may be, we will continue to review the latest information available and assess our ability to predict the outcome of such matters and the effects, if any, on our combined financial condition, cash flows, business or competitive position, which may require that we record liabilities in the combined financial statements in future periods.

10.	Related Party Transactions and Parent Company Investment

Historically, the Company engaged in several transactions with S&P Global. The following table summarizes the composition and amounts of the Company’s transactions with S&P Global. The significant components of these amounts are discussed below. These amounts are reflected in Revenue, Operating- related expenses, Selling and general expenses, Other income, net and Interest expense, net in the combined statements of income for the years ended December 31, 2025, 2024 and 2023:

	Years Ended December 31,
(in millions)	2025	2024	2023
Data sharing revenues	$3	$3	$3
Expenses
Data sharing expenses(1)	1	1	1
Corporate allocations from Parent(2)	112	90	89
Total expenses	113	91	90
Related party dividend income(3)	—	(1)	(3)
Related party loan interest expense, net	14	17	18
(1)	Data sharing expenses are included in Operating-related expenses within the combined statements of income.
(2)	Corporate allocations are included in Selling and general expenses within the combined statements of income.
(3)	Related party dividend income is included in Other income, net, within the combined statements of income.

Data Sharing Revenue and Expenses

The Company participates in data sharing arrangements with S&P Global, in which customer data is collected, synthesized and distributed throughout the S&P Global organization. Historically, the Company has recorded revenue and expenses related to these arrangements that were eliminated in consolidation by S&P Global, as such transactions were intercompany in nature. Such amounts have been reinstated for purposes of the combined financial statements and treated as related-party in nature.

Corporate Allocations

The Company has historically operated as part of S&P Global and not as a stand-alone company. Certain shared costs have been allocated to the Company by S&P Global and are reflected as expenses in these financial statements. The combined statements of income of the Company reflect allocations of general corporate expenses from S&P Global, certain of which were not historically allocated to the Company, including, but not limited to, executive management, finance, legal, information technology, human resources, corporate initiatives, and other shared services. Allocations made based on direct usage when identifiable, and otherwise on a pro rata basis of combined revenue or headcount and other measures, were $112 million, $90 million and $89 million for such shared services for the years ended December 31, 2025, 2024 and 2023, respectively, within Selling and general expenses in the combined statements of income. Management considers these allocations to be a reasonable representation of the utilization of services by or the benefits provided to the Company.

Historically, a portion of these allocated corporate expenses between S&P Global and the Company was settled in cash through transfer pricing arrangements. For any balances that were historically cash- settled, the balances are reflected as Due from related parties, current and Due to related parties, current in the combined balance sheets, while any balances that were historically not settled in cash are reflected as a component of Parent company investment in the combined balance sheets.

During the year ended December 31, 2025, Mobility recorded $21 million of transaction costs related to the stand-up of Mobility as a standalone entity incurred prior to the Separation, of which approximately $12 million was allocated to the Company from Parent. These transaction costs correspond to costs incurred by S&P Global that are directly attributable to Mobility, such as employee retention-related costs and costs to establish certain standalone functions.

Related Party Dividend Income

Historically the Company held a 1.4% equity interest in IHS Markit Global, LLC (“IHS Markit US”), a subsidiary of S&P Global. The Company historically received intercompany cash dividends from IHS Markit US of $1 million and $3 million for the years ended December 31, 2024 and 2023, respectively, which is reflected in Other income, net in the combined statements of income. No intercompany cash dividends were received for the year ended December 31, 2025.

Canada Carfax Loan

On October 1, 2018, Carfax Canada ULC (“Carfax Canada”), a subsidiary of the Company, entered into a loan agreement with IHS Canada Market ULC (“IHS Canada”), a subsidiary of S&P Global, under which IHS Canada granted Carfax Canada a loan bearing interest at a rate of 6.0% per annum with a principal amount of CAD$403 million (“Canada Carfax Loan”). Canada Carfax Loan matures on October 5, 2027, and is payable in full with accrued interest at maturity. As of December 31, 2025 and 2024, the Company had an outstanding loan balance payable to S&P Global of $230 million and $236 million, respectively, inclusive of accrued interest, which is reflected in Due to related parties — non-current in the combined balance sheets. The Company recorded related party interest expense of $14 million, $17 million and $18 million related to the Canada Carfax Loan for the year ended December 31, 2025, 2024 and 2023, respectively. During the year ended December 31, 2025 and 2024, the Company made voluntary prepayments on the principal balance of the Canada Carfax Loan of $18 million and $45 million, respectively, and during the year ended December 31, 2025, 2024 and 2023, made payments of interest of $14 million, $17 million and $18 million, respectively. The cash flows related to the principal balance of this loan are reflected as financing activities on the combined statement of cash flows.

Europe Carfax Loan

On February 21, 2021, Carfax Europe GmbH (“Carfax Germany”), a subsidiary of the Company, entered into a loan agreement with IHS Group Holdings Ltd. (“IHS Holdings”), a subsidiary of S&P Global, under which Carfax Germany granted the IHS Holdings a credit facility of up to a maximum aggregate principal amount of EUR 10 million (“Europe Carfax Loan”). The Europe Carfax Loan matured on February 14, 2026, and any drawings made under the Europe Carfax Loan were payable in full at maturity. Drawings under the Europe Carfax Loan accrued interest at a rate of six-month LIBOR plus 0.5% per annum and were payable semi-annually on May 31 and November 30 of each year. As of December 31, 2024, the Company had an outstanding loan receivable from S&P Global of $4 million, inclusive of accrued interest, which is reflected in Due from related parties — non-current in the combined balance sheets. On November 30, 2025, the Company received the full outstanding principal and interest amount of the Europe Carfax Loan. The related party interest income was not material to our combined financial statements. During the year ended December 31, 2025, there was $5 million of cash received related to the principal and interest associated with this loan agreement. The cash flows related to the principal balance of this loan are reflected as investing activities on the combined statement of cash flows. There was no cash received during the year ended December 31, 2024.

Cash Management

The Parent has a centralized approach to cash management and financing of operations. Historically, the Company’s cash was regularly ‘swept.’ Cash and cash equivalents were attributed to the Company for each of the periods presented for cash that was held in accounts legally owned by the Company. Amounts contributed to/from the cash sweeps are not expected to be remitted to the Company upon Separation and were included as components of Parent company investment.

Parent Company Investment

Certain significant balances and transactions between the Company and S&P Global and its subsidiaries, which include allocations of corporate general and administrative expenses, share-based compensation and other historical intercompany activities, are recorded as components of Parent company investment, except for the transactions noted above related to historically cash-settled arrangements between the Company and S&P Global. The changes in Parent company investment also includes financing activities for capital transfers, cash sweeps, and other treasury services as described above. The components of Parent company investment for the years ended December 31, 2025, 2024 and 2023 are as follows:

	Years Ended December 31,
(in millions)	2025	2024	2023
Cash pooling and general financing activities	$(738)	$(637)	$(599)
Cash contributions from S&P Global used to fund acquisitions	—	6	214
Unbilled corporate allocations	109	77	77
Stock-based compensation	22	28	20
Assumed income tax payments	196	181	151
Net decrease in Parent company investment	$(411)	$(345)	$(137)

11.	Subsequent Events

The Company evaluated subsequent events through March 25, 2026, the date the combined financial statements were available for issuance, for potential recognition or disclosure in the combined financial statements. No significant subsequent events were noted.

Mobility Business of S&P Global

Schedule II — Valuation and Qualifying Accounts

(in millions)

	Balance at
	beginning of	Net charges	Deductions	Balance at end
Additions/(deductions)	year	to income	and other(1)	of year
Year ended December 31, 2025
Allowance for doubtful accounts	$3	$4	$(5)	$2
Year ended December 31, 2024
Allowance for doubtful accounts	$4	$4	$(5)	$3
Year ended December 31, 2023
Allowance for doubtful accounts	$2	$4	$(2)	$4

(1)	Primarily includes uncollectible accounts written off, net of recoveries and adjustments for foreign currency translation. Valuation allowances related to deferred tax assets were $5 million for the year ended December 31, 2025 and immaterial for the years ended December 31, 2024 and 2023.

S-1

OFFERS TO EXCHANGE

PROSPECTUS

The Exchange Agent for the Exchange Offers is:

The Bank of New York Mellon Trust Company, N.A.

By Mail or Hand:

c/o BNY Mellon

Corporate Trust Operations-Reorganization Unit

500 Ross Street, Suite 625

Pittsburgh, PA 15262

Attention: (Raman) Uthandaraman K

Telephone: (615) 381-1464

E-mail: CT_REORG_UNIT_INQUIRIES@bny.com

Requests for additional copies of this prospectus may be directed to the Exchange Agent at the address or telephone number set forth above. Beneficial owners may also contact their custodian for assistance concerning the Exchange Offers.

Until                 , 2026, all dealers that effect transactions in the Exchange Notes, whether or not participating in the Exchange Offers, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that no director or officer will be personally liable to us or our stockholders for monetary damages for breach of any duty as a director or officer, except for the following:

•	Any breach of the director or officer’s duty of loyalty to our company or our stockholders;
•	Any act or omission not in good faith or which involved intentional misconduct of a knowing violation of law;
•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of Delaware law; and
•	Any transaction from which the director or officer derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, including through stockholders’ derivative suits on our behalf, to recover monetary damages against a director or officer for breach of any duty as a director or officer, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our amended and restated bylaws provide that, to the fullest extent permitted by Delaware law, we will indemnify any of our officers and directors in connection with any threatened, pending or completed action, suit or proceeding to which such person is, or is threatened to be made, a party, whether civil, criminal, administrative or investigative, arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director or officer.

We maintain insurance for our directors and officers against certain liabilities, including liabilities under the Securities Act, under insurance policies, the premiums of which will be paid by us. The effect of these will be to indemnify any of our directors or officers against expenses, judgments, attorneys’ fees and other amounts paid in settlements incurred by a director or officer arising from claims against such persons for conduct in their capacities as directors or officers of Mobility.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, the indemnification provisions may adversely affect your investment to the extent that, in a class action or direct suit, we are required to pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any Mobility Global directors, officers or employees for which indemnification is sought.

Item 21. Exhibits and Financial Statement Schedule

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Document
2.1+	Separation and Distribution Agreement between S&P Global Inc. and Mobility Global Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on July 1, 2026).
3.1

Amended and Restated Articles of Incorporation of Mobility Global Inc., adopted as of July 1, 2026 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 1, 2026).

3.2	Amended and Restated Bylaws of Mobility Global Inc., adopted as of July 1, 2026 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on July 1, 2026).
5.1*	Opinion of Davis Polk & Wardwell LLP.
10.1+	Transition Services Agreement between S&P Global Inc. and Mobility Global Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 1, 2026).
10.2+	Tax Matters Agreement between S&P Global Inc. and Mobility Global Inc. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on July 1, 2026).
10.3†	Employee Matters Agreement between S&P Global Inc. and Mobility Global Inc. (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on July 1, 2026).
10.4†+	Offer Letter of William W. Eager dated July 28, 2025 (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2026).
10.5†+	Offer Letter of Matthew A. Calderone dated December 2, 2025 (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2026).
10.6†+	Offer Letter of Scott Fredericks dated November 17, 2025 (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2026).
10.7†+	Offer Letter of Joseph S. LaFeir dated November 10, 2025 (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2026).
10.8†+	Offer Letter of Tasha Matharu dated January 21, 2026 (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2026).
10.9†	Mobility Global Inc. 2026 Long Term Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 filed on July 1, 2026).
10.10	Form of Indemnification Agreement for Non-Employee Directors (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2026).
10.11†	Retention Letter of Joseph S. LaFeir dated May 6, 2025 (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2026).
10.12†	Retention Letter of Tasha Matharu dated August 7, 2025 (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2026).
10.13

Revolving Credit Agreement by and among Mobility Global Inc. and the Lenders named therein dated May 6, 2026 (incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form 10 filed on May 27, 2026).

10.14

Indenture by and among Mobility Global Inc. and The Bank of New York Mellon Trust Company, N.A. (incorporated by reference to Exhibit 10.14 to the Registrant’s Quarterly Report on Form 10-Q filed on August 7, 2026).

10.15

First Supplemental Indenture by and among Mobility Global Inc. and The Bank of New York Mellon Trust Company, N.A. (incorporated by reference to Exhibit 10.15 to the Registrant’s Quarterly Report on Form 10-Q filed on August 7, 2026).

10.16

Registration Rights Agreement by and among Mobility Global Inc. and the Initial Purchasers named therein (incorporated by reference to Exhibit 10.16 to the Registrant’s Quarterly Report on Form 10-Q filed on August 7, 2026).

10.17†	Mobility Global Inc. Annual Incentive Plan, adopted as of June 24, 2026 (incorporated by reference to Exhibit 10.17 to the Registrant’s Quarterly Report on Form 10-Q filed on August 7, 2026).
10.18†	Mobility Global Inc. Executive Severance Plan, effective as of July 1, 2026 (incorporated by reference to Exhibit 10.18 to the Registrant’s Quarterly Report on Form 10-Q filed on August 7, 2026).
10.19†	Mobility Global Inc. Legacy 401(k) Savings and Profit Sharing Plan Supplement (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on November 12, 2026).
10.20†

Form of Restricted Stock Unit Award Agreement under the Mobility Global Inc. 2026 Long Term Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on November 12, 2026).

Exhibit No.	Document
10.21†

Form of Non-Employee Director Restricted Stock Unit Award Agreement under the Mobility Global Inc. 2026 Long Term Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on November 12, 2026).

10.22†

Form of Special Non-Employee Director Restricted Stock Unit Award Agreement under the Mobility Global Inc. 2026 Long Term Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed on November 12, 2026).

23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature pages hereof).
25.1*	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon Trust Company, N.A., as Trustee under the Indenture, dated as of November 12, 2026.
107*	Calculation of Filing Fee Table.
*	Filed herewith.

Item 22. Undertakings

(a)	The undersigned registrants hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
●	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
●	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
●	Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
●	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

●	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
●	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
●	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
●	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)

The undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)

The undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)

The undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES AND POWER OF ATTORNEY FOR MOBILITY GLOBAL INC.

Pursuant to the requirements of the Securities Act of 1933, as amended, Mobility Global Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Centreville, Virginia, on November 12, 2026.

MOBILITY GLOBAL INC.

By:	/s/ William W. Eager
	Name:	William W. Eager
	Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Taptesh (Tasha) K. Matharu, Rebekah T. Richards and Diana Fang, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William W. Eager	Chief Executive Officer and Director	November 12, 2026
William W. Eager	(Principal Executive Officer)

/s/ Matthew A. Calderone	Chief Financial Officer	November 12, 2026
Matthew A. Calderone	(Principal Financial Officer)

/s/ Renato Negro	Chief Accounting Officer	November 12, 2026
Renato Negro	(Principal Accounting Officer)

/s/ Joseph R. Hinrichs	Chairman and Director	November 12, 2026
Joseph R. Hinrichs

/s/ Eric W. Aboaf	Director	November 12, 2026
Eric W. Aboaf

/s/ Heather Lavallee	Director	November 12, 2026
Heather Lavallee

/s/ Monique F. Leroux	Director	November 12, 2026
Monique F. Leroux

/s/ Mark S. Peek	Director	November 12, 2026
Mark S. Peek

/s/ Shilpa Ranganathan	Director	November 12, 2026
Shilpa Ranganathan

/s/ Alexander Taussig	Director	November 12, 2026
Alexander Taussig